Form 10KSB40, Exhibit 13
period 1996-12-31
NORTH BANCSHARES INC
filed 1997-03-28
CIK 912623

      ___________________________________________________________________

                               1996 ANNUAL REPORT

      ___________________________________________________________________





                                                                NORTH
                                BANCSHARES, INC.

TABLE OF CONTENTS
----------------------------------------------------------------------
 CHAIRMAN'S                                                                                1
 MESSAGE...................................................................
 SELECTED CONSOLIDATED FINANCIAL INFORMATION..........................                     2
 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
   CONDITION AND RESULTS OF OPERATIONS.....................................                4
 INDEPENDENT AUDITORS' REPORT....................................................         17
 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION.....................                      18
 CONSOLIDATED STATEMENTS OF OPERATIONS...................................                 20
 CONSOLIDATED STATEMENTS OF CHANGES IN
   STOCKHOLDERS'                                                                          21
 EQUITY................................................................
 CONSOLIDATED STATEMENTS OF CASH FLOWS..................................                  22
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS...........................                    24
 STOCKHOLDER AND CORPORATE INFORMATION...................................                 47


LOGO

100 West North Avenue at Clark -- Chicago, Illinois 60610-1399 -- (312)
664-4320

                                 March 13, 1997

To Our Shareholders:

     We are pleased to present the 1996 Annual Report of North Bancshares, Inc. The information in this Annual Report is designed to provide a detailed financial review of 1996 and our outlook for the future. Last year we set some aggressive but realistic goals and targets for the future. We have made good progress in reaching those goals and have updated our plan and set our sights even higher. We are committed to improving shareholder value by continuing to develop niche markets for mortgage lending, developing new deposit and loan products and services, expanding our electronic banking network, and initiating new relationships with residential and commercial loan originators and brokers. A detailed summary of the targets and goals are outlined in the Management's Discussion and Analysis section of the report.

     On January 21st of this year we announced a 20% increase in the regular quarterly dividend from $.10 per share to $.12 per share, our seventh stock repurchase program which will amount to approximately 9.5% of the outstanding shares, and that our 1996 fourth quarter net income increased 73% over the same period in 1995. The market reacted positively to these events, resulting in our stock now trading at an all time high. We will continue to focus on all the elements of our strategic plan in order to continue to improve the value of the franchise.

     The FDIC SAIF Special Assessment is finally behind us. The Director of the Office of Thrift Supervision, Nicolas Retsinas, is quoted as saying, "I believe it is a clear indication of the underlying strength of the thrift industry that it was able to absorb the one-time assessment in a single quarter. The important fact is that the one-time charge is history, and with the SAIF fully capitalized, the insurance premium for thrifts is more in line
with what banks pay."   Although it meant a pre-tax charge of $486,000 to 1996
earnings, it will mean approximately $125,000 in additional pre-tax earnings during 1997 and in subsequent years.

     We closed a record number of loans during 1996, with $26.8 million in originations and participations purchased. We introduced a "Free Checking Account" and a small business checking account this past year, and as a result the number of checking accounts increased by 37% during 1996. We introduced "Easy Retrieve", our telephone banking system. We have established our presence on the internet with a Web page at http://www.northfederal.com. We installed a local area network bank management system that will provide efficiencies for all departments and more convenience for our customers.

     We will continue to work hard to position the Company for future earnings growth and to be a competitive force in our marketplace.

                                                            Sincerely,

                                                            /s/ Mary Ann Hass
                                                            Mary Ann Hass
                                                            Chairman and
                                                         Chief Executive Officer

Set forth below is selected financial data of the Company. This financial data is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements and the Notes thereto of the Company.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                             DECEMBER 31,
                                                       ----------------------------------------------------------------------

                                                          1992          1993           1994          1995          1996

                                                       ----------------------------------------------------------------------

                                                                            (IN THOUSANDS)


SELECTED FINANCIAL CONDITION DATA:
----------------------------------

Total assets                                             $89,997       $102,189       $106,959        $111,668     $117,473
Loans receivable, net                                     38,609         29,712         45,288          56,161       73,378
Mortgage backed securities-held to maturity               20,988         21,379         17,015           9,419        7,465
Mortgage backed securities-available for sale                ---            ---            ---           6,927          ---
Investment securities-held to maturity                     2,994          2,999          3,493             498          ---
Investment securities-available for sale                     ---         15,802         24,695          27,882       24,426
Investment securities-held for sale                       10,391            ---            ---             ---          ---
Investment in mutual funds                                 9,386         10,602          7,796             ---          ---
Deposit accounts                                          78,265         74,708         70,178          75,169       73,611
Borrowed funds                                               ---            ---         12,976          11,750       24,100
Stockholders' equity                                       9,868         22,889         21,602          21,028       17,823


                                                                         YEAR ENDED DECEMBER 31,
                                                         -------------------------------------------------------------------
SELECTED OPERATING DATA:                                  1992             1993           1994            1995         1996
------------------------                                 -------------------------------------------------------------------
Total interest income                                     $7,369         $6,446         $6,310          $7,525       $8,468
Total interest expense                                     3,909          3,160          2,880           4,144        4,640
                                                          ------------------------------------------------------------------
Net interest income before
  provision for loan losses                                3,460          3,286          3,430           3,381        3,828
Provision for loan losses                                     12             72             54              40            8
                                                          ------------------------------------------------------------------
Net interest income after provision
  for loan losses                                          3,448          3,214          3,376           3,341        3,820
Non-interest income (loss):
  Fees & service charges                                     141            127            105             120          190
  Gain on sale of investment
    securities and mutual funds                              118            ---            216             245           88
  Decline in value of mutual funds                           ---            ---           (612)             ---          ---
  Other non-interest income (expense)                        (69)           118             41              19           23
                                                          ------------------------------------------------------------------
Total non-interest income (loss)                             190            245           (250)            384          301
Non-interest expense                                       2,151          2,312          2,728           2,776        3,464
                                                          ------------------------------------------------------------------
Income before taxes and cumulative effect of
  change in accounting principle                           1,487          1,147            398             949          657
Income tax expense                                           499            429            353             253          165
                                                          -----------------------------------------------------------------
Income before cumulative effect
  of change in accounting principle                          988            718             45             696          492
Cumulative effect of change in
  accounting for income taxes                                ---             96            ---             ---          ---
NET INCOME                                                ------------------------------------------------------------------
                                                             $988           $622            $45            $696         $492
                                                          ==================================================================


                                                                             YEAR ENDED DECEMBER 31,
                                                        -------------------------------------------------------------------
                                                         1992            1993           1994            1995        1996
                                                        -------------------------------------------------------------------
SELECTED FINANCIAL RATIOS AND OTHER DATA:
-----------------------------------------
PERFORMANCE RATIOS:
 Return on assets (ratio of net income to
  average total assets)                                   1.10%          0.69%          0.04%           0.64%       0.42%(1)
 Interest rate spread information:
   Average during year                                    3.34           3.17           2.67            2.15        2.53
   End of year                                            3.12           2.33           2.23            2.24        2.57
 Net interest margin                                      3.93           3.72           3.54            3.19        3.36
 Ratio of operating expenses to average
   total assets                                           2.39           2.56           2.75            2.57        2.98 (1)
 Ratio of average interest-earning assets to
   average interest-bearing liabilities                 113.44         115.31         129.40          126.61      120.61



ASSET QUALITY RATIOS:
  Non-performing assets to total assets at end
of period                                                 0.03           0.04           0.03            0.02        N/A (2)

  Allowance for loan losses to non-performing
   loans                                                109.68         271.79         500.00          833.33        N/A (2)

  Allowance for loan losses to loans
   receivable (net)                                       0.09           0.36           0.35            0.36       0.28


CAPITAL RATIOS:
  Stockholders' equity to total assets                   10.96          22.40          20.20          18.83       15.12
  Average stockholders' equity to average                10.48          11.86          22.52          19.71       16.32
assets
  Return on stockholders' equity (ratio of net
   income to average equity)                             10.49           5.81            .20           3.27        2.59 (1)

NUMBER OF FULL SERVICE OFFICES                               2              2              2              2           2


(1) Return on assets without FDIC SAIF Special Assessment                                                          .67
    Ratio of operating expenses to average total assets without FDIC SAIF Special Assessment                      2.56
    Return on stockholders' equity without FDIC SAIF Special Assessment                                           4.09
(2) Not applicable because the Company had no non-performing assets as of December 31, 1996.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

GENERAL

     North Bancshares, Inc. (the "Company") was organized on September 23, 1993 under Delaware law as the holding company for North Federal Savings Bank (the "Bank"). In connection with the Bank's conversion from a federally chartered mutual savings bank to a stock savings bank, the Bank issued all of its common stock to the Company for approximately 50% of the net proceeds of the
conversion.   The Company sold 1,388,625 shares of common stock at $10.00 on
December 21, 1993, thereby completing the conversion. At December 31, 1996 there were 1,057,950 outstanding shares of common stock. The Company's common stock trades on The Nasdaq Stock Market under the symbol: "NBSI."

     The primary business of the Company is that of an independent community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves. The Company attracts deposits from the general public, borrows funds, or enters into reverse repurchase agreements and uses such funds to originate or acquire one- to four-family residential mortgages, or loans secured by small to mid-size apartment buildings or mixed use properties. To a lesser extent, the Company purchases participating interests in multi-family apartment building loans, originates consumer loans in its primary market area and has established a commercial line of credit with a manufactured housing developer. The Company also invests in federal agency mortgage-backed securities, U. S. Government and agency securities, investment grade securities, common stock of other financial institutions and money market accounts.

     The Company's consolidated results of operations are primarily dependent on net interest income, which is the difference between the interest earned on interest-earning assets and the interest paid on deposits and borrowings and, to a lesser degree on non-interest income and non-interest expense. The Company's operating expenses consist principally of employee compensation, occupancy expenses, federal insurance premiums and other general and administrative expenses. The Company's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.


MANAGEMENT STRATEGY

     The Company's financial goals are to: (1) achieve a 7.5% to 10% return on equity (ROE) by the end of fiscal year 1999; (2) achieve a .85% to 1.00% return on assets (ROA) by the end of fiscal year 1999; (3) increase interest-earning assets by approximately 5% to 7% per year; (4) maintain the Company's record of high asset quality; (5) improve the loan to assets ratio to between 70% to 75%, of which 10% to 15% would be consumer, multi-family and commercial loans; (6) increase non-interest income by approximately 10% to 15% annually; (7) develop new residential and commercial loan broker relationships; (8) develop relationships with other financial institutions for the purchase of loans within the Bank's market area; (9) conduct leveraged transactions using Federal Home Loan Bank ("FHLB") advances or other borrowings at a minimum spread of 1%; (10) review quarterly the payment of a regular dividend; (11) continue to evaluate stock repurchase programs in light of current book value and the effect on earnings per share; and (12) keep operating expenses under control.

     During 1996, the Company's return on equity decreased from 3.27% to 2.59%. Return on assets decreased from .64% to .42%. Return on equity without the FDIC SAIF special assessment increased from 3.27% to 4.09% and return on assets increased from .64% to .67%. Interest earning assets increased by 6.1% from $109.0 million to $115.6 million. The loan to assets ratio increased from 50.3% to 62.5%. Non-interest income, without securities gains, increased by 53% from $139,000 to $213,000. The Bank entered into a participation agreement with a local financial institution to purchase interests in multi-family apartment building loans, located in the community, and funded $1.5 million of these loans during 1996. The Company conducted $10.0 million in leveraged securities transactions at an average spread of 1.65%.

     The Company has reviewed this strategy with investment bankers and outside counsel and determined that in order to consistently improve shareholder value and maintain its status as an independent community financial institution, a growth strategy that encompasses the above goals must be implemented and carried forward. The Board of Directors (the "Board") has been reviewing the progress management has made in the implementation of this strategy on a quarterly basis. The revised goals, which included an increase from 7% to 7.5% for return on equity and from .80% to .85% for return on assets, outlined above have been incorporated into the Company's three year business plan. Each quarter the Asset Liability-Risk Management Committee will report to the Board on the progress of the plan and the Board will make changes or adjust the plan's goals and targets as appropriate.

     In order to achieve these goals the Bank: (1) will continue to develop relationships with residential and commercial mortgage loan brokers and financial institutions; (2) will continue to develop new niche market loan products for conforming and non- conforming mortgage loans on both owner-occupied and non-owner occupied properties; (3) will continue to develop and introduce new products and services such as "Free Checking", "Easy Retrieve", the Bank's conversant voice response banking system, the North Federal Banking Card, small business checking, and a home equity line of credit; (4) will continue to focus on shifting liabilities from higher cost certificates of deposit to lower cost, fee generating transaction accounts;
(5) will continue to develop relationships with local high volume customer businesses in order to place off premises ATM terminals; (6) will continue to evaluate deposit acquisitions and new branch locations; (7) will continue to develop relationships with other financial institutions in order to participate in multi-family apartment lending; and (8) will expand our marketing efforts to include a "New Mover" program, which involves a cooperative effort with the Chamber of Commerce and a local magazine to promote products to individuals and families who move into the area, and the promotion of our products and services on the Bank's internet Web page.

    The Company continues to believe that maintaining loan delinquencies at the lowest possible level is imperative to achieving adequate profitability, and will continue its policy of underwriting loans that it originates and purchases in a consistent and conservative manner. The result of this consistent policy is that only $84,000 in loans were sixty days or more delinquent at December 31, 1996.

     Management believes that the Company is less vulnerable to adverse changes in interest rates as a result of the reallocation of its assets into shorter term and adjustable-rate mortgages. The Company's one year cumulative interest rate sensitivity gap as a percentage of interest-earning assets at December 31, 1996 was a positive 1.23%. See "Asset/Liability Management" for the Bank's current interest rate sensitivity ratios.


ASSET/LIABILITY MANAGEMENT

     A key component of successful asset/liability management is the monitoring and management of interest rate risk sensitivity, which includes the repricing and maturity of interest-earning assets and interest-bearing liabilities. The Bank has an Asset Liability-Risk Management Committee that is composed of the Bank's Chairman, President, Executive Vice President, and Vice President/Treasurer. The committee meets on a regular basis to review the business plan and assess the Bank's investment portfolio and deposit pricing, and meets quarterly to assess economic conditions and consider methods of managing the Bank's asset and liability mix and overall sensitivity to interest rates.

     A financial institution with a positive interest rate sensitivity gap for a given period means that the amount of its interest- earnings assets maturing or otherwise repricing within such period exceeds the amount of its interest-bearing liabilities maturing or otherwise repricing within the same period. Accordingly, in an increasing interest rate environment, financial institutions with a positive interest rate sensitivity gap generally will experience greater increases in the yield of their interest-earnings assets than the cost of their interest-bearing liabilities. Conversely, in an environment of decreasing interest rates the yield on their interest-earning assets generally will decrease more quickly than the cost of their interest-bearing liabilities. Changes in interest rates generally will have the opposite effect on financial institutions with a negative interest rate sensitivity gap. At December 31, 1996, based on management assumptions for loans, mortgage-backed securities, investment securities and other interest-earning assets, total interest-earning assets maturing or repricing within one year exceeded total interest-bearing liabilities maturing or repricing in the same period by $1.4 million, representing a cumulative one year gap as a percentage of interest-earning assets of a positive 1.23%.

     The following table sets forth the repricing dates of the Company's interest-earning assets and interest-bearing liabilities at December 31, 1996 and the Company's interest rate sensitivity gap percentages at the dates indicated. The interest rate sensitivity gap is defined as the amount by which assets repricing within the respective periods exceed liabilities repricing within such periods. One- to four-family fixed-rate mortgage loans with a contractual maturity of less than five years are assumed to prepay at an annual rate of 14.2% and such loans with a contractual maturity in excess of five years are assumed to prepay at an annual rate of 11.7% per year. Consumer loans with contractual maturities of less than five years are assumed to prepay at an annual rate of 14.2% and such loans with contractual maturities of more than five years are assumed to prepay at an annual rate of 11.7%. Mortgage-backed securities with contractual maturities of less than five years are assumed to prepay at an annual rate of 14.2% and those with maturities of more than five years are assumed to prepay at an annual rate of 11.7%, depending on the stated interest rate. Passbook accounts are assumed to be withdrawn at annual rates of 17.0%, 17.0%, 17.0%, 16.0% and 33.0%, respectively, during the periods shown. Money market deposit accounts are assumed to be withdrawn at annual rates of 79.0% in the first six months and 21.0% during the subsequent periods. Finally, transaction accounts are assumed to be withdrawn at annual rates of 37.0% during the first year, 32.0% between one and three years, 17.0% between three and five years and 14.0% for over five years. All prepayment and liability repricing assumptions are those selected by management for the purpose of assessing the interest rate sensitivity.

     The effect of these assumptions is to quantify the dollar amount of items that are interest-sensitive and can be repriced within each of the periods specified. Such repricing can occur in one of three ways: (1) the rate of interest to be paid on an asset or liability may adjust periodically on the basis of an index; (2) an asset or liability such as a mortgage loan may amortize, permitting reinvestment of cash flows at the then prevailing interest rates; or (3) an asset or liability may mature, at which time the proceeds can be reinvested at current market rates.

     For purposes of this gap analysis loans are reduced by loans in process, but are not reduced by deferred loan fees or allowance for loan losses. Investment securities and mortgage-backed securities are shown at amortized cost.

                                                                     DECEMBER 31, 1996
                                          -----------------------------------------------------------------------------
                                                         Over 6
                                          6 Months      to  Over 1-3   Over 3-5                    Over
                                           or less       One Year       Years                    5 Years         Total
                                          -----------------------------------------------------------------------------
                                            Amount        Amount        Amount        Amount       Amount        Amount
                                          -----------------------------------------------------------------------------
                                                                    (Dollars in thousands)
Fixed rate one-to-four family and           $3,401        $3,325       $13,732      $13,444       $20,635       $54,537
  multi-family real estate loans
Consumer and commercial loans                  807            20           122           24            56         1,029
Mortgage-backed securities                   1,660         1,122         2,015          653         2,015         7,465
Adjustable rate one-to-four family
  and multi-family real estate  loans          881         1,100         4,924       11,157           ---        18,062
Investment securities and other(1)          28,196         3,241         2,000        1,000           100        34,537
  Total interest-earning assets            -----------------------------------------------------------------------------
                                            34,945         8,808        22,793       26,278        22,806       115,630
                                           -----------------------------------------------------------------------------

Passbook accounts                           $1,385        $1,268        $4,245       $2,768        $6,633       $16,299
NOW accounts                                 1,676         1,366         3,234          865         1,917         9,058
Money market deposit accounts                2,462           396         1,269          792         1,314         6,233
Certificate accounts                        17,592         6,186        11,437        6,588            82        41,885
Borrowed funds                               5,000         5,000         6,000        7,350           750        24,100
                                            -----------------------------------------------------------------------------
  Total interest-bearing                    28,115        14,216        26,185       18,363        10,696        97,575
                                            ----------------------------------------------------------------------------
  liabilities
Interest-earning assets less
  interest-bearing liabilities              $6,830      ($5,408)      ($3,392)       $7,915       $12,110       $18,055
                                            --------------------------------------------------------------      =======
Cumulative interest rate
  sensitivity gap                           $6,830        $1,422      ($1,970)       $5,945       $18,055
                                            =============================================================


Cumulative interest rate gap as a
  percentage of total assets                 5.81%         1.21%        -1.68%        5.06%        15.37%
                                             ============================================================
Cumulative interest rate gap as a
  percentage of interest-earning             5.91%         1.23%        -1.70%        5.14%        15.61%
                                             =============================================================

  assets

_______________________________________________________________________________
(1) Includes investment securities available for sale, FHLB stock and other interest-earning assets.



  Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans (ARMs), have features which restrict changes in interest rates on a short term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

ANALYSIS OF NET INTEREST INCOME

     Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

     The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances.

                             --------------------------------------------------------------------------------------------
                                             1994                          1995                           1996
                             --------------------------------------------------------------------------------------------
                               Average     Interest            Average    Interest            Average    Interest
                             Outstanding    Earned\   Yield\  Outstanding  Earned\   Yield\  Outstanding  Earned\   Yield\
                               Balance       Paid      Rate    Balance      Paid      Rate     Balance     Paid      Rate
                             --------------------------------------------------------------------------------------------
                                                               (Dollars in thousands)
INTEREST-EARNING ASSETS:
  Loans receivable (1)           $35,010    $2,923    8.35%   $51,412      $4,184     8.14%   $65,030    $5,168     7.95%
  Investment securities (2)       34,731     1,790      5.15   30,773       1,817      5.90    33,125     2,324      7.02
  Mortgage-backed securities      18,942     1,315      6.94   17,089       1,157      6.77     9,956       659      6.62
  Federal funds sold               4,610       167      3.62    3,769         233      6.18     3,087       165      5.34
  Other                            3,641       115      3.16    2,983         134      4.49     2,535       152      6.00
   Total interest-earning     --------------------------------------------------------------------------------------------
    assets                        96,934     6,310      6.51  106,026       7,525      7.10   113,733     8,468      7.45
                              --------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES:
  MMDA & NOW accounts             15,408       358      2.32   12,409       310        2.50    13,775       336      2.44
  Passbook accounts               20,437       561      2.75   17,862       492        2.75    16,790       459      2.73
  Certificate accounts            36,840     1,830      4.97   42,344     2,513        5.93    43,954     2,490      5.67
  Borrowed funds                   2,225       131      5.89   11,127       829        7.45    19,776     1,355      6.86
   Total interest-bearing     --------------------------------------------------------------------------------------------
    liabilities                   74,910     2,880      3.84   83,742     4,144        4.95    94,295     4,640      4.92
                              --------------------------------------------------------------------------------------------
Net interest income                         $3,430                       $3,381                          $3,828
                                            ------                       ------                          ------
Net interest rate spread                                2.67%                          2.15%                         2.53%
                                                        ----                           ----                          ----
Net earning assets               $22,024                      $22,284                         $19,438
                                 -------                      -------                         -------

Net yield on average                                   3.54%                           3.19%                         3.36%
interest-earning assets                                ----                            ----                          ----

                                            129.40%                      126.61%                        120.61%
Average interest-earning assets             ------                       ------                         ------
 to average interest-bearing
liabilities

__________________

(1) Calculated net of deferred loan fees, loan discounts, loans in process and allowance for loan losses.
(2) Includes mutual funds for 1994.

WEIGHTED AVERAGE YIELD ANALYSIS

     The following table presents the yields received on loans, mortgage-backed securities, investment securities, federal funds and other and the rates paid on deposits and borrowed funds and the resultant interest rate spreads at the dates indicated.





                                                                                          At December 31,
                                                                             ------------------------------------------
                                                                                1994             1995             1996
                                                                             ------------------------------------------
                WEIGHTED AVERAGE YIELD ON:
                  Loans receivable                                              7.92%            7.90%            7.81%
                  Investment securities (1)                                     5.37             6.50             6.76
                  Mortgage-backed securities (2)                                6.88             6.87             7.15
                  Federal funds                                                 6.00             5.63             6.25
                  Other                                                         6.05             5.66             6.09
                   Combined weighted average yield                           ------------------------------------------
                   on interest-earning assets                                   6.75             7.22             7.44
                                                                             ------------------------------------------
                WEIGHTED AVERAGE RATE PAID ON:
                  Passbook accounts                                             2.75             2.75             2.75
                  MMDA & NOW accounts                                           2.66             2.58             2.54
                  Certificate accounts                                          5.23             5.88             5.62
                  Borrowed funds                                                7.17             7.44             6.49
                   Combined weighted average rate paid
                   on interest-bearing liabilities                              4.52             4.98             4.87
                                                                             ------------------------------------------
                SPREAD                                                          2.23%            2.24%            2.57%
                                                                             ==========================================

         _________________________
         (1) Includes mutual funds for 1994.
         (2) Mortgage-backed securities are net of premiums and discounts

RATE AND VOLUME ANALYSIS

      The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the increase related to changes in outstanding balances (volume) and that due to changes in interest rates (rates). For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by current rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). Changes attributable to both rate and volume which cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.

                                                               YEAR ENDED DECEMBER 31,
                              ----------------------------------------------------------------------------------------
                                       1993 vs 1994                 1994 vs 1995                  1995 vs 1996
                              -----------------------------------------------------------------------------------------
                              Increase (Decrease)   Total   Increase (Decrease)   Total   Increase (Decrease)   Total
                                     Due to                       Due to                        Due to
                              ----------------------------------------------------------------------------------------
                               Volume     Rate    Increase   Volume     Rate    Increase    Volume     Rate    Increase
                                                 (Decrease)                    (Decrease)                     (Decrease)
                               ----------------------------------------------------------------------------------------
                                                                  (In Thousands)
INTEREST-EARNING ASSETS:
  Loans receivable (1)               $43    $(272)   $(229)    $1,335     $(74)    $1,261    $1,082     $(98)      $984
  Investment securities (2)          353     (131)      222     (234)       261        27       165       342       507
  Mortgage-backed securities (3)    (101)     (139)    (240)     (125)      (33)     (158)     (472)      (26)     (498)
  Federal funds sold                  54       (3)      51       (52)       118        66      (36)       (32)      (68)
  Other                               39        21      60       (29)        48        19      (27)        45        18
                                    ------------------------------------------------------------------------------------
    TOTAL INTEREST-EARNING           388     (524)    (136)      895        320     1,215       712       231       943
    ASSETS                          ------------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES:
  MMDA & NOW accounts                 25      (30)      (5)       (75)       27       (48)       33       (7)       26
  Passbook accounts                 (34)      (44)     (78)       (71)        2       (69)      (29)      (4)      (33)
  Certificate accounts             (186)     (142)    (328)       327       356       683        91     (114)      (23)
  Borrowed funds                     131       ---      131       663        35       698       592      (66)       528
                                   ------------------------------------------------------------------------------------
    TOTAL INTEREST-BEARING         $(64)    $(216)   $(280)      $844      $420    $1,264      $687    $(191)      $496
                                   ------------------------------------------------------------------------------------
    LIABILITIES

CHANGE IN NET INTEREST INCOME                         $144                           $(49)                         $447
                                                      ====                           =====                         ====

________________________________________________________________________________
(1) Calculated net of deferred loan fees, loan discounts, loans in process and allowance for loan losses.
(2) Includes investments classified as available for sale and held to maturity.
(3) Includes mortgage-backed securities classified as available for sale and held to maturity.

FORWARD-LOOKING STATEMENTS

     When used in this Annual Report, and in future filings by the Company with the SEC, in the Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties - including, changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

     The Company does not undertake -- and specifically disclaims any obligation -- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


FINANCIAL CONDITION

     Total assets increased $5.8 million or 5.2% from $111.7 million on December 31, 1995 to $117.5 million on December 31, 1996. The increase was primarily attributable to a $17.2 million increase in net loans receivable partially offset by a $8.9 million decrease in mortgage-backed securities and a $4.0 million decrease in investment securities.

     Net loans receivable increased by $17.2 million or 30.6% from $56.2 million on December 31, 1995 to $73.4 million on December 31, 1996. The increase was attributable to expanded mortgage broker activity, two multi-family apartment building loan participations, and continued marketing of a mini-jumbo loan product designed for one- to four-family properties. Management believes that because of intense competition it will be more difficult to retain higher yielding quality mortgage loans in 1997 even with an aggressive marketing and mortgage broker program.

     Deposit accounts decreased by $1.6 million or 2.1% from $75.2 million at December 31, 1995 to $73.6 million at December 31, 1996. The decrease was primarily attributable to the maturity and withdrawal of $2.6 million out of $5.2 million in 18 month Anniversary certificates of deposit that were issued with a bonus rate of interest in February 1995. The total number of checking accounts increased 37% during 1996 with checking account balances increasing $2.5 million or 34%. The increase was attributable to the introduction of a "Free Checking" account product, the modification of the terms of a small business checking account product and the closing of two competitor Bank's branch offices in the area. Passbook savings, money market and checking accounts account for 43.1% of total deposits as of December 31, 1996, compared with 40.2% at December 31, 1995.

     Borrowed funds increased by $12.3 million or 104.2% from $11.8 million at December 31,1995 to $24.1 million at December 31, 1996. The increase in borrowed funds was used to fund new loan originations, loan participations, and leveraged securities transactions. The Company conducted $10.0 million in leveraged securities transactions during 1996 at an average spread of 1.65%.

     Stockholders' equity decreased $3.2 million or 15.2% from $21.0 million on December 31, 1995 to $17.8 million at December 31, 1996. The decrease was primarily attributable to a $2.7 million increase in treasury stock as a result of stock repurchase programs conducted during 1996 and dividend payments of $453,000.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

     GENERAL. Net income for the year ended December 31, 1996 amounted to $492,000 compared with $696,000 for the year ended December 31, 1995. This represented a decrease of $204,000 or 29.3%. The decrease was primarily attributable to a $285,000 after- tax charge for the FDIC SAIF Special Assessment. Without the FDIC SAIF Special Assessment, net income would have increased by $81,000 or 11.6% from $696,000 for the year ended December 31, 1995 to $777,000 for the year ended December 31, 1996.

     Primary and fully diluted earnings per share for the year ended December 31, 1996 amounted to $.44 per share, a decrease of $.12 compared with $.56 for the year ended December 31, 1995. The decrease was due primarily to the FDIC SAIF Special Assessment. Without the FDIC SAIF Special Assessment per share earnings for the year ended December 31, 1996 would have increased by $.14 per share or 25.0% from $.56 per share for the year ended December 31, 1995 to $.70 per share for the year ended December 31, 1996.

     INTEREST INCOME. Interest income for the year ended December 31, 1996 increased by $1.0 million or 13.3% from $7.5 million for the year ended December 31, 1995 to $8.5 million for the year ended December 31, 1996. The increase was attributable to a $7.7 million increase in average interest earning assets from $106.0 million for the year ended December 31, 1995 to $113.7 million for the year ended December 31, 1996 accompanied by an increase in the overall yield on the Bank's interest-earning assets as a result of a reallocation of lower yielding shorter term investment securities into mortgage loans. The yield on average interest-earning assets increased from 7.10% for the year ended December 31, 1995 to 7.45% for the year ended December 31, 1996.

     INTEREST EXPENSE. Interest expense for the year ended December 31, 1996 increased by $496,000 or 12.1% from $4.1 million for the year ended December 31, 1995 to $4.6 million for the year ended December 31, 1996. The increase was attributable to a $10.6 million increase in average interest-bearing liabilities from $83.7 million for the year ended December 31, 1995 to $94.3 million for the year ended December 31, 1996. The increase in interest expense was partially offset by a slight decrease in the average cost of interest-bearing liabilities from 4.95% for the year ended December 31, 1995 to 4.92% for the year ended December 31, 1996.

     PROVISION FOR LOAN LOSSES. The Company allocated $8,000 to its provision for loan losses during 1996 compared with $40,000 for the year ended December 31, 1995, a decrease of $32,000. The total allowance for loan losses amounted to $208,000 on December 31, 1996 compared with $200,000 at December 31, 1995. The increase in the total allowance was attributable to the increase in net loans receivable. The allowance for loan losses, at December 31, 1996, represented .28% of the Company's net loans receivable. At that date the Company had no non-performing loans. Management continuously evaluates the adequacy of its allowance for loan losses, based on past loan experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of the underlying collateral, and current and prospective market conditions. Future additions to the Bank's allowance for loan losses are dependent upon the performance of the Bank's loan portfolio, the economy, changes in real estate values and interest rates, and the view of the regulatory authorities toward reserve levels and inflation.

     NON-INTEREST INCOME. Non-interest income decreased by $83,000 or 21.6% from $384,000 for the year ended December 31, 1995 to $301,000 for the year ended December 31, 1996. The decrease was primarily attributable to a $157,000 decrease in gains on the sales of securities from $245,000 for the year ended December 31, 1995 to $88,000 for the year ended December 31, 1996, due primarily to a one-time gain of $167,000 on the sale of mutual funds recorded during 1995. Fees and service charges and other non-interest income increased by $74,000 or 53.2% from $139,000 for the year ended December 31, 1995 to $213,000 for the year ended December 31, 1996. The increase was attributable to increased fees from checking accounts and interchange fees from foreign ATM transactions and MasterCard(C) Master Money(TM) transactions, resulting from a 37% increase in the number of checking accounts.

     NON-INTEREST EXPENSE. Non-interest expense increased by $688,000 or 24.6% from $2.8 million for the year ended December 31, 1995 to $3.5 million for the year ended December 31, 1996. The increase was primarily attributable to the FDIC SAIF Special Assessment which amounted to $486,000. In addition, advertising expenses increased by $54,000, which was related to the Bank's 110th Anniversary promotions and $126,000 was added to a specific reserve established for the Arlington Heights Credit Enhancement. See Notes 5 and 18 in the Notes to Consolidated Financial Statements.

     INCOME TAX EXPENSE. The allocation for federal and state income taxes decreased by $88,000 or 34.8% from $253,000 for the year ended December 31, 1995 to $165,000 for the year ended December 31, 1996. The effective tax rate decreased from 26.7% in 1995 to 25.1% in 1996. The reasons for the decrease in the effective tax rate is a decrease in net income before taxes related to the FDIC SAIF special assessment and capital gains generated during 1996 were offset against a capital loss carryforward recognized for tax purposes during 1995. A capital loss carryforward of approximately $356,000 is still available to be carried forward for an additional three years to offset future capital gains.


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1994

     GENERAL. Net income for the year ended December 31, 1995 amounted to $696,000 compared with $45,000 for the year ended December 31, 1994. This represented a increase of $651,000. The increase was primarily attributable to a $612,000 decline in value of mutual funds that was recorded during the fourth quarter of 1994.

     Primary and fully diluted earnings per share for the year ended December 31, 1995 amounted to $.56 per share, an increase of $.53 compared with $.03 for the year ended December 31, 1994. The increase was due to a $634,000 increase in non-interest income resulting primarily from a $612,000 recognition of an other than temporary decline in value of mutual funds recognized during the fourth quarter of 1994. In addition the average outstanding number of shares decreased during 1995 as a result of stock repurchase programs.

     INTEREST INCOME. Interest income for the year ended December 31, 1995 increased by $1.2 million or 19.3% from $6.3 million for the year ended December 31, 1994 to $7.5 million for the year ended December 31, 1995. The increase was attributable to a $9.1 million increase in average interest earning assets from $96.9 million for the year ended December 31, 1994 to $106.0 million for the year ended December 31, 1995 accompanied by an increase in the overall yield on the Bank's interest-earning assets as a result of a reallocation of lower yielding shorter term investment securities into mortgage loans. The yield on average interest-earning assets increased from 6.51% for the year ended December 31, 1994 to 7.10% for the year ended December 31, 1995.

     INTEREST EXPENSE. Interest expense for the year ended December 31, 1995 increased by $1.3 million or 43.9% from $2.9 million for the year ended December 31, 1994 to $4.1 million for the year ended December 31, 1995. The increase was attributable to a $8.8 million increase in average interest-bearing liabilities accompanied by an increase in the average cost of interest-bearing liabilities from 3.84% for the year ended December 31, 1994 to 4.95% for the year ended December 31, 1995.

     PROVISION FOR LOAN LOSSES. The Company allocated $40,000 to its provision for loan losses during 1995 compared with $54,000 for the year ended December 31, 1994, a decrease of $14,000 or 25.9%. The total allowance for loan losses amounted to $200,000 on December 31, 1995 compared with $160,000 at December 31, 1994. The increase in the total allowance was attributable to the increase in net loans receivable. The allowance for loan losses, at December 31, 1995, represents .36% of the Company's net loans receivable. Total non-performing loans represents .02% of total assets at December 31, 1995. The allowance for loan losses represents 833.33% of total non-performing loans. Management continuously evaluates the adequacy of its allowance for loan losses, based on past loan experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of the underlying collateral, and current and prospective market conditions. Future additions to the Bank's allowance for loan losses are dependent upon the performance of the Bank's loan portfolio, the economy, changes in real estate values and interest rates, the view of the regulatory authorities toward reserve levels and inflation.

     NON-INTEREST INCOME. Non-interest income increased by $634,000 from a loss of $250,000 for the year ended December 31, 1994 to $384,000 for the year ended December 31, 1995. The increase was primarily attributable to a $612,000 decline in value of mutual funds, available for sale recorded during 1994.

     NON-INTEREST EXPENSE. Non-interest expense increased by $48,000 or 1.8% from $2.7 million for the year ended December 31, 1994 to $2.8 million for the year ended December 31, 1995. The increase was attributable to a $58,000 or 4.3% increase in compensation and benefits expense.

     INCOME TAX EXPENSE. The allocation for federal and state income taxes decreased by $100,000 or 28.3% from $353,000 for the year ended December 31, 1994 to $253,000 for the year ended December 31, 1995. The effective tax rate decreased from 88.7% in 1994 to 26.7% in 1995. The primary reason for the decrease in the effective tax rate is that capital gains generated during 1995 were offset against a capital loss carryforward recognized for tax purposes during 1995. A capital loss carryforward of approximately $437,000 can be carried forward for up to five years to offset future capital gains.


LIQUIDITY AND CAPITAL RESOURCES

     The Bank's primary source of funds are deposits, borrowings from the FHLB of Chicago, the use of reverse repurchase agreements, amortization and prepayment of loans, mortgage-backed securities and sales and maturities of other investment securities. The Bank can also borrow from one of its correspondent banks, the Harris Bank, through the use of reverse federal funds. During 1996, the Bank borrowed an additional $12.3 million from the FHLB of Chicago. Advances from the FHLB of Chicago at December 31, 1996 totaled $24.1 million. At December 31, 1996, the Bank had the ability to borrow a total of $39 million from the FHLB of Chicago. Total deposits decreased by $1.6 million during 1996. The decrease was primarily attributable to the maturity and withdrawal of Anniversary Certificates of Deposit that were issued in 1995.
The Bank uses its liquid resources to fund loan commitments, meet operating expenses, to invest and to fund deposit withdrawals. Management believes that loan repayments and the other sources of funds will be adequate to meet the liquidity needs of the Bank.

     The OTS requires minimum levels of liquid assets. OTS regulations currently require the Bank to maintain an average daily balance of liquid assets equal to at least 5% of the sum of its average daily balance of net withdrawable accounts and borrowings payable in one year or less. At December 31, 1996 the Bank's liquidity ratio was 15.6% compared with 24.1% for the year ended December 31, 1995. The decrease in liquidity was the result of redeploying funds shorter term, lower yielding liquid assets into longer term, higher yielding mortgage loans. In addition, the Bank is required to maintain short term liquid assets equal to 1.0% of the average sum of net withdrawable deposits and other borrowings. The Bank's short term liquidity ratio was 12.4% on December 31, 1996 as compared with 12.1% at December 31, 1995.

     The primary investing activities of the Bank are lending on owner occupied and non-owner occupied single family, condominium and multi-family residential properties, and purchasing of mortgage backed securities and U.S. government agency securities. Management will continue to focus its lending efforts on these type of properties while expanding consumer lending by marketing a new equity line of credit product to its existing customer base and to the general market.

     During the year ended December 31, 1996, the Company originated and purchased $26.8 million in mortgage, consumer, and commercial loans compared with $18.7 million during 1995. The Company purchased $15.7 million of securities, and repurchased $2.7 million in Company stock.

     At December 31, 1996 the Company had $777,000 in outstanding loan commitments.

     Certificates of deposit scheduled to mature in one year or less at December 31, 1996, totaled approximately $23.8 million. Management believes, based on its ability to adjust rates on those accounts to market levels, that a significant portion of such deposits will remain with the Company. The Company will continue to focus on shifting its liability mix from higher cost certificates of deposit to low cost transaction accounts that produce fee income.

     The Company's liquidity, represented by cash and cash equivalents, is a combination of its operating, investing and financing activities. These activities are summarized in the Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1995 and 1996.


CAPITAL REQUIREMENTS

     Current regulatory standards impose the following capital requirements on the Bank and other thrifts: a risk-based capital standard expressed as a percentage of risk-adjusted assets, a leverage ratio of core capital to total adjusted assets, and a tangible capital ratio expressed as a percentage of total adjusted assets. As of December 31, 1996, the Bank exceeded its regulatory capital standards. At such date, the Bank's tangible capital, core capital and risk-based capital of $14.3 million, $14.3 million and $14.5 million, respectively, exceeded the applicable minimum requirements by $12.5 million or 10.6%, $10.8 million or 9.2%, and $10.9 million or 23.9%, respectively.


IMPACT OF INFLATION AND CHANGING PRICES

     The Consolidated Financial Statements and Notes thereto have been prepared in accordance with generally accepted accounting principles, which generally requires the measurement of financial position and operating results without considering the change in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, nearly all of the assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1996, FASB Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (Statement
125), was issued and is applicable to all entities, both public and non-public. Statement 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. Statement 125 provides standards to determine whether transfers of financial assets are to be accounted for as sales or secured borrowings. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." This statement is effective December 31, 1996 and amends FASB Statement No. 125 by delaying for one year the effective date for the following types of transfers of financial assets: secured borrowings and collateral, repurchase agreements, dollar-rolls and securities lending. The Company intends to adopt both Statements in 1997 and does not expect them to have a material effect on the Company's financial position or results of operations.

RECAPITALIZATION OF FDIC

    Legislation to recapitalize the Federal Deposit Insurance Corporation
(FDIC) Savings Association Insurance Fund (SAIF), that was signed into law on September 30, 1996, resulted in the recording of a charge to the Bank's earnings of $285,000, net of tax. The Bank's strong capital position was minimally affected by this one time charge and an anticipated reduction in the annual FDIC-SAIF premium assessment from $.23 to approximately $.065 per $100 of deposits will help to improve the Bank's short and long term earnings outlook and place the Bank in a more competitive position with commercial banks. In addition, other pending legislation includes a requirement that federally chartered thrifts convert to national banks or state chartered institutions. Management cannot predict or determine the ultimate form of any legislation or the impact such final legislation would have on the Company and its operations.

                          INDEPENDENT AUDITORS' REPORT


    The Board of Directors
    North Bancshares, Inc.
    Chicago, Illinois:


    We have audited the accompanying consolidated statements of financial condition of North Bancshares, Inc. and subsidiary (Company) as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Bancshares, Inc. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.



    KPMG Peat Marwick LLP

    Chicago, Illinois
    February 7, 1997

                 NORTH BANCSHARES,  INC.
                 AND SUBSIDIARY

                 Consolidated Statements of Financial Condition

                 December 31, 1995 and 1996

                       (in thousands, except share data)


                                                    ASSETS                                                  1995      1996
                                                                                                          -------    -------
                 Cash and due from banks                                                                  $   607        618

                 Interest-bearing deposits                                                                  2,634      2,644
                 Federal funds sold                                                                         3,925      4,800
                 Investment in dollar denominated mutual funds                                              1,127        547

                 Total cash and cash equivalents                                                            8,293      8,609

                 Investment securities available-for-sale, at fair value (note 2)                          27,882     24,426

                 Investment securities held-to-maturity, at amortized cost (note 3)                           498      -

                 Mortgage-backed securities available-for-sale, at fair value (note 4)                      6,927      -

                 Mortgage-backed securities held-to-maturity,
                    at amortized cost (note 5)                                                              9,419      7,465

                 Stock in Federal Home Loan Bank of Chicago, at cost                                          624      1,205

                 Loans receivable, net of allowance for loan losses of
                    $200 in 1995 and $208 in 1996 (note 6)                                                 56,161     73,378

                 Accrued interest receivable (note 7)                                                         959      1,025
                 Premises and equipment, net (note 8)                                                         834      1,061
                 Other assets                                                                                  71        304
                                                                                                        ---------    -------
                 Total assets                                                                           $ 111,668    117,473
                                                                                                        ---------    -------


          See accompanying notes to consolidated financial statements.

                 NORTH BANCSHARES, INC.
                 AND SUBSIDIARY

                 Consolidated Statements of Financial Condition

                 December 31, 1995 and 1996

                 (in thousands, except share data)


                                   LIABILITIES AND STOCKHOLDERS' EQUITY                                    1995      1996
               -----------------------------------------------------------------------------------------------------------
                 Deposit accounts (note 9)                                                             $  75,169    73,611
                 Borrowed funds (note 10)                                                                 11,750    24,100
                 Advance payments by borrowers for taxes and
                    insurance                                                                              1,079     1,203
                 Amounts due to broker for investments purchased                                           1,000       -
                 Accrued interest payable and other liabilities                                            1,642       736
                ----------------------------------------------------------------------------------------------------------
                 Total                                                                                    90,640    99,650
                ----------------------------------------------------------------------------------------------------------
                 Preferred stock, $.01 par value.  Authorized 500,000 shares;
                    none outstanding                                                                         -         -
                 Common stock, $.01 par value.  Authorized 3,500,000 shares;
                    issued 1,437,501 shares                                                                   14        14
                 Additional paid-in capital                                                               13,629    13,688
                 Retained earnings, substantially restricted                                              10,949    10,988
                 Treasury stock, at cost (205,023 and 379,551 shares in 1995 and 1996)                    (2,599)   (5,340)
                 Unrealized gain (loss) on securities available-for-sale, net
                    income taxes                                                                              90      (678)
                 Additional pension liability, net of tax                                                   (128)     (108)
                 Common stock acquired by Employee Stock Ownership
                    Plan (note 15)                                                                          (778)     (667)
                 Deferred compensation (note 16)                                                            (149)      (74)
                -----------------------------------------------------------------------------------------------------------
                 Total stockholders' equity                                                               21,028    17,823
                 Commitments and contingencies (note 18)
                -----------------------------------------------------------------------------------------------------------
                 Total liabilities and stockholders' equity                                            $ 111,668   117,473
                -----------------------------------------------------------------------------------------------------------

                     NORTH BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996

                       (IN THOUSANDS, EXCEPT SHARE DATA)

----------------------------------------------------------------------------------------------------
                                                                         1994       1995       1996
----------------------------------------------------------------------------------------------------
Interest income:
  Loans receivable                                                      $2,923     $4,184     $5,168
  Interest-bearing deposits and federal funds sold                         253        328        246
  Investment securities available-for-sale                               1,159      1,630      2,301
  Investment securities held-to-maturity                                   106         64       --
  Mortgage-backed securities available-for-sale                           --          479         77
  Mortgage-backed securities held-to-maturity                            1,315        678        582
  Investment in mutual funds                                               525        123         23
  Dividends on FHLB stock                                                   29         39         71
                                                                        ------     ------     ------
Total interest income                                                    6,310      7,525      8,468
                                                                        ------     ------     ------
Interest expense:
  Deposit accounts                                                       2,749      3,315      3,285
  Borrowed funds                                                           131        829      1,355
                                                                        ------     ------     ------
Total interest expense                                                   2,880      4,144      4,640
                                                                        ------     ------     ------
Net interest income before provision for loan losses                     3,430      3,381      3,828
Provision for loan losses (note 6)                                          54         40          8
                                                                        ------     ------     ------
Net interest income after provision for loan losses                      3,376      3,341      3,820
                                                                        ------     ------     ------
Noninterest income (loss):
  Gain on sale of investment securities and mutual funds                   216        245         88
  Decline in value of mutual funds                                        (612)      --         --
  Fees and service charges                                                 105        120        190
  Other                                                                     41         19         23
                                                                        ------     ------     ------
Total noninterest income (loss)                                           (250)       384        301
                                                                        ------     ------     ------
Noninterest expense:
  Compensation and benefits                                              1,360      1,418      1,438
  Occupancy expense                                                        385        429        424
  Professional fees                                                        234        158        166
  Data processing                                                           75         94        127
  Advertising and promotion                                                109        102        156
  Federal deposit insurance premium                                        206        199        200
  SAIF assessment                                                         --         --          486
  Recognition and retention plan (note 16)                                 126        116         75
  Other                                                                    233        260        392
                                                                        ------     ------     ------
Total noninterest expense                                                2,728      2,776      3,464
                                                                        ------     ------     ------
Income before income taxes                                                 398        949        657
Income tax expense (note 11)                                               353        253        165
                                                                        ------     ------     ------
Net income                                                              $   45     $  696     $  492
                                                                        ======     ======     ======
Earnings per share:
  Primary                                                               $  .03     $  .56     $  .44
  Fully diluted                                                            .03        .56        .44
                                                                        ======     ======     ======

See accompanying notes to consolidated financial statements.

                     NORTH BANCSHARES, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                       (IN THOUSANDS, EXCEPT SHARE DATA)

---------------------------------------------------------------------------------------------------------------------------------
                                                                          UNREALIZED                  COMMON
                                                                          GAIN (LOSS)                  STOCK
                                         ADDITIONAL                      ON SECURITIES  ADDITIONAL   ACQUIRED BY  DEFERRED
                                 COMMON   PAID-IN    RETAINED  TREASURY  AVAILABLE FOR   PENSION      EMPLOYEE    COMPEN-
                                 STOCK    CAPITAL    EARNINGS   STOCK      SALE, NET    LIABILITY      STOCK      SATION   TOTAL
                                                                                                      OWNERSHIP
                                                                                                     PLAN (ESOP)
---------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993....  $ 14     13,518     10,532     --            215        --            (999)      (391)   22,889
Net income......................  --        --            45     --         --            --           --          --          45
Change in unrealized loss on
  securities available for sale,
  net...........................  --        --         --        --           (707)       --           --          --        (707)
Payment on ESOP loan............  --        --         --        --         --            --             110       --         110
Market adjustment for common
  ESOP shares...................  --           16      --        --         --            --           --          --          16
Amortization of award of RRP
  Stock.........................  --        --         --        --         --            --           --           126       126
Purchase of treasury stock,
  76,785 shares.................  --        --         --         (950)     --            --           --          --        (950)
Over accrual of expenses related
  to stock conversion...........  --           73      --        --         --            --           --          --          73
                                   ---     ------     ------   -------       -----        -----        -----      -----    -------
BALANCE AT DECEMBER 31, 1994....    14     13,607     10,577      (950)       (492)       --            (889)      (265)   21,602
Net income......................  --        --           696     --         --            --           --          --         696
Change in unrealized loss on
  securities available for sale,
  net...........................  --        --         --        --            582        --           --          --         582
Payment on ESOP loan............  --        --         --        --         --            --             111       --         111
Market adjustment for common
  ESOP shares...................  --           22      --        --         --            --           --          --          22
Amortization of award of RRP
  Stock.........................  --        --         --        --         --            --           --           116       116
Purchase of treasury stock,
  128,418 shares................  --        --         --       (1,649)     --            --           --          --      (1,649)
Cash dividend ($0.25 per
  share)........................  --        --          (324)    --         --            --           --          --        (324)
Additional liability adjustment
  for employee pension plan,
  net...........................  --        --         --        --         --             (128)       --          --        (128)
                                   ---     ------     ------   -------       -----        -----        -----      -----    -------
BALANCE AT DECEMBER 31, 1995....    14     13,629     10,949    (2,599)         90         (128)        (778)      (149)   21,028
Net income......................  --        --           492     --         --            --           --          --         492
Change in unrealized loss on
  securities available for sale,
  net...........................  --        --         --        --           (768)       --           --          --        (768)
Payment on ESOP loan............  --        --         --        --         --            --             111       --         111
Market adjustment for common
  ESOP shares...................  --           62      --        --         --            --           --          --          62
Options exercised...............  --           (3)     --           18      --            --           --          --          15
Amortization of award of RRP
  Stock.........................  --        --         --        --         --            --           --            75        75
Purchase of treasury stock,
  175,916 shares................  --        --         --       (2,759)     --            --           --          --      (2,759)
Cash dividend ($0.40 per
  share)........................  --        --          (453)    --         --            --           --          --        (453)
Additional liability adjustment
  for employee pension plan,
  net...........................  --        --         --        --         --               20        --          --          20
                                   ---     ------     ------   -------       -----        -----        -----      -----    -------
BALANCE AT DECEMBER 31, 1996....  $ 14     13,688     10,988    (5,340)       (678)        (108)        (667)       (74)   17,823
                                   ===     ======     ======   =======       =====        =====        =====      =====    =======

See accompanying notes to consolidated financial statements.

                     NORTH BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                                   1994          1995         1996
----------------------------------------------------------------------------------------------------
                                                                           (in thousands)
----------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                     $      45     $    696     $    492
  Adjustments to reconcile net income to net cash provided by
     (used in) operating activities:
     Depreciation and amortization                                      50           57           63
     Provision for deferred income taxes                                98           76          125
     Provision for loan losses                                          54           40            8
     Decline in value of mutual funds                                  612        --           --
     Deferred loan fees, net of amortization                          (254)         (94)        (110)
     Amortization of premiums and discounts                            (10)         (76)        (100)
     Amortization of cost of stock benefit plans                       236          227          186
     Gain on sale of investment securities and mutual funds           (216)        (245)         (88)
     Federal Home Loan Bank of Chicago stock dividend               --               (8)       --
     Changes in assets and liabilities:
       Increases in accrued interest receivable                       (286)         (29)         (66)
       Increase in other assets                                         (8)         (21)        (233)
       Increase (decrease) in other liabilities, net                (2,062)       1,065         (418)
                                                                 ----------    --------     --------
Net cash provided by (used in) operating activities                 (1,741)       1,688         (141)
                                                                 ----------    --------     --------
Cash flows from investing activities:
  Purchase of mutual funds                                            (891)       --           --
  Proceeds from sales of mutual funds available-for-sale             3,075        7,963        --
  Maturities of investment securities available-for-sale             2,000       14,000        5,000
  Maturities of investment securities held-to-maturity               3,000        4,500          500
  Purchase of investment securities available-for-sale             (18,520)     (22,251)     (15,746)
  Purchase of investment securities held-to-maturity                (3,480)      (1,469)       --
  Proceeds from sales of investment securities
     available-for-sale                                              6,688        6,005       12,180
  Proceeds from sales of mortgage-backed securities
     available-for-sale                                             --            --           6,600
  Repayments of mortgage-backed securities available-for-sale       --            --             237
  Purchase of mortgage-backed securities held-to-maturity             (688)      (1,960)       --
  Repayments of mortgage-backed securities held-to-maturity          5,059        2,747        1,953
  Loan originations                                                (23,047)     (18,718)     (26,844)
  Loan repayments                                                    7,671        7,899        9,729
  Redemption (purchase) of Federal Home Loan Bank of Chicago
     stock                                                             229         (113)        (581)
  Purchase of premises and equipment                                   (12)         (87)        (290)
                                                                 ----------    --------     --------
Net cash used in investing activities                            $ (18,916)    $ (1,484)    $ (7,262)
                                                                 ----------    --------     --------

                     NORTH BANCSHARES, INC. AND SUBSIDIARY

                                                                      1994        1995        1996
                                                                     -------     -------     -------
                                                                             (IN THOUSANDS)
Cash flows from financing activities:
  Increase (decrease) in deposit accounts........................    $(4,530)    $ 4,991     $(1,558)
  Increase (decrease) in borrowed funds..........................     12,976      (1,226)     12,350
  Increase (decrease) in advance payments by borrowers for taxes
     and insurance...............................................        111         (88)        124
  Payment of cash dividend.......................................      --           (324)       (453)
  Proceeds from stock options exercised..........................      --          --             15
  Purchase of treasury stock.....................................       (950)     (1,649)     (2,759)
                                                                     -------     -------     -------
Net cash provided by financing activities........................      7,607       1,704       7,719
                                                                     -------     -------     -------
Net increase (decrease) in cash and cash equivalents.............    (13,050)      1,908         316
Cash and cash equivalents at beginning of year...................     19,435       6,385       8,293
                                                                     -------     -------     -------
Cash and cash equivalents at end of year.........................    $ 6,385     $ 8,293     $ 8,609
                                                                     =======     =======     =======
Supplemental disclosures of cash flow information:
  Cash payments during the year for:
     Interest....................................................    $ 2,768     $ 4,154     $ 4,586
     Income taxes................................................        155         175         136
  Noncash activities -- transfer of mortgage-backed securities held-to-maturity to mortgage-backed securities
     available-for-sale..........................................      --          6,834       --
                                                                     -------     -------     -------

See accompanying notes to consolidated financial statements.

NORTH BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 1994, 1995, AND 1996

________________________________________________________________________________

(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

       North Bancshares, Inc. (the Company) was incorporated in August 1993 as a holding company to purchase 100% of the common stock of North Federal Savings Bank (Savings Bank) and subsidiary. The Savings Bank converted from the mutual form to a stock form institution, and North Bancshares, Inc. completed its initial public offering on December 21, 1993 at which time it purchased all of the outstanding shares of the Savings Bank.
       The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practice within the thrift industry.

       The following is a description of the more significant of those policies which the Company follows in preparing and presenting its consolidated financial statements.

       (A)   PRINCIPLES OF CONSOLIDATION

       The consolidated financial statements include the accounts of the Company, the Savings Bank, and its wholly owned subsidiary, North Financial Corporation. All significant intercompany balances and transactions have been eliminated in consolidation.

       (B)   MANAGEMENT ESTIMATES

       In order to prepare the consolidated financial statements in conformity with generally accepted accounting principles, management is required to make certain estimates that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates may differ from actual results.

       (C)   INVESTMENT AND MORTGAGE-BACKED SECURITIES AVAILABLE-FOR-SALE

       Investment and mortgage-backed securities available-for-sale are securities which may be sold in the future and are recorded at estimated fair value. Unrealized gains and losses are included as a separate component of stockholders' equity, net of related tax effects. Other than temporary declines in the market value of investment securities available-for-sale are charged to operations. Gains and losses on the sale of such securities are determined using the specific identification method.

       (D)   INVESTMENT AND MORTGAGE-BACKED SECURITIES HELD-TO-MATURITY

       Investment and mortgage-backed securities held-to-maturity are carried at amortized cost, adjusted for amortization of premium or accretion of discount over the term of the security using the straight-line method. The Company has the positive intent and ability to hold such securities to maturity. Gains and losses on the sale of securities are determined using the specific identification method.

       (E)   INVESTMENT IN MUTUAL FUNDS

       The investment in mutual funds is carried at estimated market value. Market value is based on the month-end net asset value as provided by the fund. Other than temporary declines in the market value of mutual funds are charged to operations. Cost of securities sold is determined on the basis of average cost.





                                                                     (Continued)

NORTH BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

________________________________________________________________________________

       (F)   LOANS RECEIVABLE

       Loans receivable are stated at unpaid principal balances less net deferred loan origination fees, loans in process, and allowance for loan losses. Loan origination fees and certain direct costs associated with loan originations are deferred. The net amount deferred is accreted to income using the interest method over the contractual life of the loan.

       The allowance for losses on loans is increased by charges to operations and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrowers' ability to repay, estimated value of underlying collateral, and current and prospective market conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Savings Bank's allowance for losses on loans. Such agencies may require the Savings Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. In the opinion of management, the allowance, when taken as a whole, is adequate to absorb foreseeable losses. Interest income on loans is not recognized on loans which are 90 days or greater delinquent or on loans which management believes are uncollectible.

       The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition Disclosures," effective January 1, 1995. SFAS No. 114 requires that impaired loans be measured at the present value of expected future cash flows discounted at the loan's effective interest rate, or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Homogenous loans that are collectively evaluated for impairment, including one-to-four family mortgage loans and consumer loans, are excluded from the provisions of SFAS No. 114.

       (G)   PREMISES AND EQUIPMENT

       Depreciation of office property and equipment is accumulated primarily on the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the remaining term of the lease.

       (H)   INCOME TAXES

       Deferred tax assets and liabilities are recognized for future tax consequences attributable to the temporary differences existing between the financial statement carrying amounts of assets and liabilities and their respective tax bases, as well as operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as an increase or decrease in income tax expense in the period such change is enacted.





                                                                     (Continued)

NORTH BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

________________________________________________________________________________

       (I)   EARNINGS PER SHARE

       Earnings per share of common stock has been determined by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding for the year. Stock options are treated as common stock equivalents and are therefore considered in both primary and fully diluted earnings per share calculations. Common stock equivalents are computed using the treasury stock method. ESOP shares are considered outstanding for earnings per share calculations when they are committed to be released. The weighted average number of shares outstanding during the years ended December 31, 1994, 1995 and 1996 was 1,331,120, 1,233,150, and 1,109,833, respectively.

       (J)   CASH AND CASH EQUIVALENTS

       For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits, dollar denominated mutual funds, and federal funds sold.

       (K)   EMPLOYEE STOCK OWNERSHIP (ESOP)

       Compensation expense under the ESOP is equal to the fair value of common shares released or committed to be released annually to participants in the ESOP. Common stock purchased by the ESOP and not committed to be released to participants is included in the consolidated statements of financial condition at cost as a reduction of stockholders' equity.


(2)   INVESTMENT SECURITIES AVAILABLE-FOR-SALE

       The amortized cost and estimated fair value of investment securities available-for-sale as of December 31, 1995 and 1996 are summarized as follows:



                                                                                  Gross         Gross
                                                              Amortized         unrealized   unrealized      Estimated
                                                                cost              gains        losses       fair value
                                                           ----------------------------------------------------------
     December 31, 1995:
       U.S. Treasury notes                                  $   6,504               26            -             6,530
       U.S. Government agency securities                       20,979               68          (39)           21,008
       Equity securities                                          248                -           (4)              244

       Other                                                      100                -            -               100

                                                            -----------------------------------------------------------

                                                             $27,831                94          (43)           27,882





                                                                     (Continued)

NORTH BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                         -----------------------------------------------------------
                                                                              Gross          Gross
                                                          Amortized         unrealized     unrealized     Estimated
                                                             cost              gains         losses       fair value
                                                         -----------------------------------------------------------
       DECEMBER 31, 1996:
       U.S. TREASURY NOTES                                $     2,241              -             (4)          2,237
       U.S. Government agency securities                       23,000              -         (1,156)         21,844
       Equity securities                                          240              5             -              245
       Other                                                      100              -             -              100
                                                          ----------------------------------------------------------
                                                          $    25,581              5         (1,160)         24,426
                                                          ----------------------------------------------------------

       THE AMORTIZED COST AND ESTIMATED FAIR VALUE OF INVESTMENT SECURITIES AVAILABLE-FOR-SALE BY CONTRACTUAL MATURITY ARE SHOWN BELOW. ACTUAL MATURITIES MAY DIFFER FROM CONTRACTUAL MATURITIES BECAUSE THE BORROWERS MAY HAVE THE RIGHT TO CALL OR PREPAY OBLIGATIONS WITH OR WITHOUT PREPAYMENT PENALTIES.




                                                                        1995                         1996
                                                            --------------------------    ---------------------------
                                                            Amortized       Estimated      Amortized       Estimated
                                                               cost         fair value        cost         fair value
                                                            --------------------------    ---------------------------
       DUE IN LESS THAN ONE YEAR                           $   2,000           2,002          3,241           3,235
       DUE AFTER ONE THROUGH FIVE YEARS                       11,509          11,502          3,000           2,939
       Due after five years through ten years                  4,091           4,104          4,100           3,906
       Due after ten years                                     9,983          10,030         15,000          14,101
       No stated maturity                                        248             244            240             245
                                                           ---------------------------------------------------------
                                                           $  27,831          27,882         25,581          24,426
                                                           ---------------------------------------------------------

       PROCEEDS FROM SALES OF INVESTMENT SECURITIES AVAILABLE-FOR-SALE DURING 1994 WERE $6,688, WITH GROSS GAINS OF $191, AND GROSS LOSSES OF $4. PROCEEDS FROM SALES OF INVESTMENT SECURITIES AVAILABLE-FOR-SALE DURING 1995 WERE $6,005, WITH GROSS GAINS OF $74, AND GROSS LOSSES OF $1. PROCEEDS FROM SALES OF INVESTMENT SECURITIES AVAILABLE-FOR-SALE DURING 1996 WERE $12,180, WITH GROSS GAINS OF $97, AND GROSS LOSSES OF $9.





                                                                     (Continued)

NORTH BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

________________________________________________________________________________

(3)   INVESTMENT SECURITIES HELD-TO-MATURITY

       THE AMORTIZED COST AND ESTIMATED FAIR VALUE OF INVESTMENT SECURITIES HELD-TO-MATURITY ARE SUMMARIZED AS FOLLOWS AS OF DECEMBER 31, 1995:



                                                                            Gross          Gross
                                                           Amortized     unrealized     unrealized     Estimated
                                                             cost           gains          losses      fair value
                                                          -------------------------------------------------------
DECEMBER 31, 1995:
       Bankers acceptances                                $   498             -              -             498
                                                          -------------------------------------------------------
                                                          $   498             -              -             498
                                                          -------------------------------------------------------

       THE COMPANY DID NOT SELL ANY INVESTMENT SECURITIES HELD-TO-MATURITY DURING 1994, 1995, OR 1996.


(4)   MORTGAGE-BACKED SECURITIES AVAILABLE-FOR-SALE

       THE AMORTIZED COST AND ESTIMATED FAIR VALUE OF MORTGAGE-BACKED SECURITIES AVAILABLE-FOR-SALE ARE SUMMARIZED AS FOLLOWS AS OF DECEMBER 31, 1995:



                                                                            Gross          Gross
                                                           Amortized     unrealized     unrealized     Approximate
                                                             cost           gains          losses      fair value
                                                          -------------------------------------------------------

Government National Mortgage
       Association                                        $    355             23             -              378
       Federal Home Loan Mortgage
         Corporation                                         6,479            135           (65)           6,549
                                                          ------------------------------------------------------
                                                          $  6,834            158           (65)           6,927
                                                          ------------------------------------------------------

       THE FINANCIAL ACCOUNTING STANDARDS BOARD APPROVED A ONE TIME TRANSFER OF SECURITIES FROM HELD-TO-MATURITY TO THE AVAILABLE- FOR-SALE CLASSIFICATION DURING THE PERIOD FROM NOVEMBER 15, 1995 TO DECEMBER 31, 1995, WITH NO RECOGNITION OF ANY RELATED UNREALIZED GAIN OR LOSS IN CURRENT EARNINGS. ON DECEMBER 31, 1995, MORTGAGE-BACKED SECURITIES WITH AN AMORTIZED COST OF $6,834 WERE TRANSFERRED TO THE AVAILABLE-FOR-SALE CLASSIFICATION. THE UNREALIZED GAIN RELATED TO THE TRANSFERRED SECURITIES WAS $94 AND WAS RECOGNIZED AS A COMPONENT OF STOCKHOLDER'S EQUITY.

       PROCEEDS FROM THE SALES OF MORTGAGE-BACKED SECURITIES AVAILABLE-FOR-SALE DURING 1996 WERE $6,600, WITH GROSS GAINS OF $94 AND GROSS LOSSES OF $94. THERE WERE NO SALES DURING 1994 OR 1995.





                                                                     (Continued)

NORTH BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

________________________________________________________________________________

(5)   MORTGAGE-BACKED SECURITIES HELD-TO-MATURITY

       THE AMORTIZED COST AND ESTIMATED FAIR VALUE OF MORTGAGE-BACKED SECURITIES HELD-TO-MATURITY ARE SUMMARIZED AS FOLLOWS AS OF DECEMBER 31, 1995 AND 1996:


                                                                              GROSS           GROSS       APPROXIMATE
                                                            AMORTIZED       UNREALIZED      UNREALIZED        FAIR
                                                              cost           gains           losses         value
                                                          -----------------------------------------------------------
DECEMBER 31, 1995:
       GOVERNMENT NATIONAL MORTGAGE
            ASSOCIATION                                   $       273             12            -              285
       FEDERAL HOME LOAN MORTGAGE
            CORPORATION                                         7,718            161          (17)            7,862
       FEDERAL NATIONAL MORTGAGE

            Association                                         1,428              _          (16)             1,412
                                                           ----------------------------------------------------------
                                                            $   9,419            173           (33)            9,559
                                                           ---------------------------------------------------------

                                                                               GROSS           GROSS
                                                             AMORTIZED      UNREALIZED      UNREALIZED     ESTIMATED
                                                                cost          gains           losses       fair value

DECEMBER 31, 1996:
       GOVERNMENT NATIONAL MORTGAGE
            ASSOCIATION                                   $       229             12           (1)              240
       FEDERAL HOME LOAN MORTGAGE
            CORPORATION                                         6,114            125         (106)            6,133

            Association                                         1,122              5          (32)            1,095
                                                           ---------------------------------------------------------
                                                           $    7,465             142          (139)         7,468
                                                           ---------------------------------------------------------

       THE COMPANY DID NOT SELL ANY SECURITIES HELD-TO-MATURITY DURING 1994, 1995, OR 1996.

       THE SAVINGS BANK HAS PLEDGED CERTAIN SECURITIES WITH AN AMORTIZED COST OF APPROXIMATELY $1,505 AND $1,250 AT DECEMBER 31, 1995 AND 1996, RESPECTIVELY, AS COLLATERAL FOR CERTAIN MULTIFAMILY HOUSING REVENUE BONDS (NOTE 18).





                                                                     (Continued)

NORTH BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
_______________________________________________________________________

(6)   LOANS RECEIVABLE

  Loans receivable are summarized as follows as of December 31, 1995 and 1996:

                                                                                              ---------------------
                                                                                               1995           1996
                                                                                              ---------------------
       MORTGAGE LOANS:
            ONE- TO FOUR-FAMILY                                                               $  51,217      67,542

            Multifamily                                                                           5,012       5,057

       TOTAL MORTGAGE LOANS                                                                      56,229      72,599
       Commercial loans                                                                              -          790
       Consumer loans                                                                               284         239

       TOTAL LOANS RECEIVABLE                                                                    56,513      73,628
       LESS:
            DEFERRED LOAN FEES, NET                                                                 152          42
            Allowance for loan losses                                                               200         208
                                                                                              ----------------------
                                                                                              $  56,161      73,378
                                                                                              ----------------------
       Weighted average interest rate                                                              7.90%       7.81%
                                                                                              ----------------------

       ACTIVITY IN THE ALLOWANCE FOR LOAN LOSSES IS SUMMARIZED AS FOLLOWS:

                                                                                     --------------------------------
                                                                                       1994         1995       1996
                                                                                     ---------------------------------
       BALANCE AT BEGINNING OF YEAR                                                  $  106          160          200

       Provision for loan losses                                                         54           40            8
                                                                                      --------------------------------
       Balance at end of year                                                        $  160          200          208
                                                                                      --------------------------------



     LOANS RECEIVABLE DELINQUENT THREE MONTHS OR MORE AT DECEMBER 31 ARE AS
FOLLOWS:


                                                           Percentage
                      Number                                of total
                     of loans                  Amount        loans
                    -------------------------------------------------
1994                     2                  $   32            .07%
1995                     1                      24            .04
1996                     1                       1            .00
                    -------------------------------------------------


                                                              (Continued)

NORTH BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

________________________________________________________________________________
       AS DISCUSSED IN NOTE 1, THE COMPANY ADOPTED SFAS NOS. 114
       AND 118 ON JANUARY_1, 1995. THESE STATEMENTS ESTABLISH PROCEDURES FOR DETERMINING THE APPROPRIATE ALLOWANCE FOR LOAN LOSSES FOR LOANS DEEMED IMPAIRED. THE CALCULATION OF RESERVE LEVELS IS BASED UPON THE
       DISCOUNTED PRESENT VALUE OF EXPECTED CASH FLOWS RECEIVED FROM THE DEBTOR OR OTHER MEASURES OF VALUE SUCH AS MARKET PRICES OR COLLATERAL VALUES. THE COMPANY DID NOT IDENTIFY ANY LOANS CONSIDERED TO BE IMPAIRED DURING 1995 OR 1996.

       MORTGAGE LOANS SERVICED FOR OTHERS AMOUNTED TO APPROXIMATELY $149, $144, AND $137 AT DECEMBER 31, 1994, 1995, AND 1996, RESPECTIVELY.


(7)    ACCRUED INTEREST RECEIVABLE

       ACCRUED INTEREST RECEIVABLE IS SUMMARIZED AS FOLLOWS AS OF DECEMBER 31, 1995 AND 1996:




                                                                                                     1995        1996
                                                                                                   --------------------
       LOANS RECEIVABLE                                                                            $   402         440
       MORTGAGE-BACKED SECURITIES                                                                      180          86
       INVESTMENT SECURITIES                                                                           377         480
       Stock in Federal Home Loan Bank of Chicago                                                       _           19
                                                                                                   --------------------
                                                                                                   $   959       1,025
                                                                                                   --------------------


(8)    PREMISES AND EQUIPMENT

       THE COST OF PREMISES AND EQUIPMENT, LESS ACCUMULATED DEPRECIATION AND AMORTIZATION, IS SUMMARIZED AS FOLLOWS AS OF DECEMBER 31, 1995 AND 1996:




                                                                                                     1995        1996
                                                                                                   --------------------
       LAND                                                                                        $   280         280
       OFFICE BUILDING                                                                               1,134       1,134
       FURNITURE, FIXTURES, AND EQUIPMENT                                                              854       1,010
       Leasehold improvements                                                                           87          87
                                                                                                   --------------------
                                                                                                     2,355       2,511
       Less accumulated depreciation and amortization                                                1,521       1,450
                                                                                                   --------------------
                                                                                                   $   834       1,061
                                                                                                   --------------------

       INCLUDED IN OCCUPANCY EXPENSE IS DEPRECIATION AND AMORTIZATION OF PREMISES AND EQUIPMENT OF $50, $57, AND $73 FOR THE YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996, RESPECTIVELY.





                                                                     (Continued)

                      NORTH BANCSHARES INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

(9) DEPOSIT ACCOUNTS

     Deposit accounts are summarized as follows as of December 31, 1995 and 1996:

    ----------------------------------------------------------------------------------------------------------------
                                                      1995                                     1996
                                     --------------------------------------   --------------------------------------
                                        WEIGHTED                                 WEIGHTED
                                       AVERAGE OR                               AVERAGE OR
                                      STATED RATE       AMOUNT      PERCENT    STATED RATE       AMOUNT      PERCENT
    ----------------------------------------------------------------------------------------------------------------
    Passbook                                 2.75%      $17,380       23.1%           2.75%      $16,299       22.1%
    NOW accounts                             2.02         7,184        9.6            2.02         9,194       12.5
    Money market deposit accounts            3.30         5,637        7.5            3.30         6,233        8.5
                                                        -------      -----                       -------      -----
                                                         30,201       40.2                        31,726       43.1
                                                        -------      -----                       -------      -----
    Certificate accounts:
      Fixed rate                        5.75-8.11           460         .6       5.75-8.11           457         .6
      Money market certificates:
         Ninety-one day                      4.75           862        1.2            4.75           863        1.2
         Six month                           5.31         7,024        9.3            5.16         7,699       10.4
         One year                            5.87         9,851       13.1            5.24         9,750       13.2
         One and one-half year               6.15         7,420        9.9            5.84         4,312        5.9
         Two year                            5.25         2,881        3.8            5.74         2,785        3.8
         Two and one-half year               5.35         1,271        1.7            5.65         1,219        1.7
         Three, four, and five year          6.20        15,199       20.2            6.03        14,800       20.1
                                                        -------      -----                       -------      -----
                                                         44,968       59.8                        41,885       56.9
                                                        -------      -----                       -------      -----
    Total deposit accounts                              $75,169      100.0%                      $73,611      100.0%
                                                        =======      =====                       =======      =====
    Weighted average interest rate           4.59%                                    4.35%
                                         ========                                 ========
    Contractual maturity of
      certificate accounts:
      Under 12 months                                   $28,812       64.1%                      $23,778       56.8%
      12 to 36 months                                     7,862       17.5                        11,437       27.3
      Over 36 months                                      8,294       18.4                         6,670       15.9
                                                        -------      -----                       -------      -----
                                                        $44,968      100.0%                      $41,885      100.0%
                                                        =======      =====                       =======      =====

     Certificates of deposit of $100 or more totaled $3,486, $4,601, and $5,780 at December 31, 1994, 1995, and 1996, respectively.

NORTH BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

________________________________________________________________________________

       INTEREST EXPENSE FOR DEPOSIT ACCOUNTS IS SUMMARIZED AS FOLLOWS FOR THE YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996:




                                                                     1994        1995        1996
                                                                   -------       -----       -----
       PASSBOOK                                                    $   561         492         458
       NOW ACCOUNTS                                                    126         123         144
       MONEY MARKET DEPOSIT ACCOUNTS                                   232         187         192
       Certificate accounts                                          1,830       2,513       2,491
                                                                    -------       -----       -----
                                                                    $2,749       3,315       3,285
                                                                    ======       =====       =====


(10)   BORROWED FUNDS

       BORROWED FUNDS ARE SUMMARIZED AS FOLLOWS AS OF DECEMBER 31, 1995 AND
1996:



                                                                      1995                             1996
                                                         ----------------------------     --------------------------
                                                            Weighted                         Weighted
                                                         interest rate    Amount          interest rate       Amount
                                                         -------------   -------          -------------     --------
       SECURED ADVANCES FROM THE FHLB
            OF CHICAGO MATURING:
               1996                                          7.21%       $ 6,000              -  %          $   -
               1997                                          7.72          5,000             6.97            10,000
               1998                                           -              -               5.97             3,000
               1999                                           -              -               6.11             3,000
               2001                                           -              -               5.97             7,350
               2002                                          5.89            750             5.89               750
                                                             -----          ----             -----           ------
                                                             7.44%       $11,750            6.49%           $24,100
                                                             =====       =======            =====           =======

       THE SAVINGS BANK HAS ADOPTED A COLLATERAL PLEDGE AGREEMENT WHEREBY IT HAS AGREED TO AT ALL TIMES KEEP ON HAND, FREE OF ALL OTHER PLEDGES, LIENS, AND ENCUMBRANCES, FIRST MORTGAGES WITH UNPAID PRINCIPAL BALANCES AGGREGATING NO LESS THAN 167% OF THE OUTSTANDING SECURED ADVANCES FROM THE FEDERAL HOME LOAN BANK OF CHICAGO (FHLB OF CHICAGO). ALL STOCK IN THE FHLB OF CHICAGO IS PLEDGED AS ADDITIONAL COLLATERAL FOR THESE ADVANCES.





                                                                     (Continued)

NORTH BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

________________________________________________________________________________

(11)   INCOME TAXES

       INCOME TAX EXPENSE IS COMPRISED AS FOLLOWS FOR THE YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996:


                                                                                     ------------------------------
                                                                                       1994        1995        1996
                                                                                     ------------------------------
       Federal:
            Current tax expense                                                       $   255         228        91
            Deferred tax expense                                                           89          67       110
                                                                                     ------------------------------
                                                                                          344         295       201
                                                                                     ------------------------------
       State:
            Current tax benefit                                                            -          (51)      (51)
            Deferred tax expense                                                            9           9        15
                                                                                     ------------------------------
                                                                                            9         (42)      (36)
                                                                                     ------------------------------
                                                                                       $  353          253      165
                                                                                     ------------------------------

       INCOME TAX EXPENSE AMOUNTED TO $353, $253, AND $165 FOR THE YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996, RESPECTIVELY, FOR AN EFFECTIVE TAX RATE OF 88.7%, 26.7% AND 25.1%, RESPECTIVELY. THE REASONS FOR THE DIFFERENCE BETWEEN THE EFFECTIVE TAX RATE AND THE STATUTORY FEDERAL INCOME TAX RATE ARE SHOWN BELOW.

                                                                                         PERCENTAGE OF EARNINGS
                                                                                           BEFORE INCOME TAXES
                                                                                   ----------------------------------
                                                                                         YEARS ENDED DECEMBER 31,
                                                                                   ----------------------------------
                                                                                        1994         1995        1996
                                                                                   -----------------------------------
       FEDERAL INCOME TAX RATE                                                           34.0%        34.0       34.0
       ITEMS AFFECTING FEDERAL INCOME TAX RATE:
             STATE INCOME TAX, NET OF FEDERAL BENEFIT                                      .8         (3.3)      (7.8)
             CHANGE IN VALUE OF MUTUAL FUNDS                                             52.3         (5.9)      (4.2)
             Other, net                                                                   1.6          1.9        3.1

       Effective income tax rate                                                         88.7%        26.7       25.1





                                                                     (Continued)

NORTH BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

________________________________________________________________________________


       THE TAX EFFECTS OF EXISTING TEMPORARY DIFFERENCES THAT GIVE RISE TO SIGNIFICANT PORTIONS OF THE DEFERRED TAX LIABILITIES AND DEFERRED TAX ASSETS AT DECEMBER 31 ARE:




                                                                                          1995           1996
                                                                                         -----           ----
       DEFERRED TAX LIABILITIES:
            UNREALIZED GAIN ON SECURITIES AVAILABLE-FOR-SALE                             $  54             -
            DIVIDENDS RECEIVED IN STOCK, NOT RECOGNIZED FOR TAX PURPOSES                    33             33
            TAX DEPRECIATION IN EXCESS OF BOOK DEPRECIATION                                 29             38
            EXCESS OF TAX BAD DEBT RESERVE OVER BASE YEAR                                  131            156
            Management Recognition and Retention Plan Section 83(b) election                34             17
            Deferred loan fees                                                              -              56
            Pension expense                                                                 -              43
                                                                                          ----           -----
       Gross deferred tax liabilities                                                      281            343
                                                                                          ----           -----

       DEFERRED TAX ASSETS:
            STATE NET OPERATING LOSS CARRYFORWARDS                                          36            113
            DECLINE IN VALUE OF MUTUAL FUNDS                                               173            141
            UNREALIZED LOSS ON SECURITIES AVAILABLE-FOR-SALE                                -             449
            DEFERRED LOAN FEES                                                              24             -
            PENSION EXPENSE                                                                 69             -
            General allowance for losses on loans                                           77             81
            Other                                                                           -               3
                                                                                           ----          -----

            GROSS DEFERRED TAX ASSETS                                                       379           787
            Less valuation allowance                                                       (173)         (141)
                                                                                           -----         -----

            Net deferred tax assets                                                         206           646
                                                                                           -----         -----
       Net deferred tax liability (asset)                                                  $ 75          (303)
                                                                                           -----         -----

       THE COMPANY BELIEVES, EXCEPT AS STATED BELOW, THAT IT IS MORE LIKELY THAN NOT THAT THE NET DEFERRED TAX ASSETS WILL BE REALIZED BASED ON HISTORICAL TAXABLE INCOME LEVELS AND ANTICIPATED FUTURE EARNINGS AND TAXABLE INCOME LEVELS. THE COMPANY ESTABLISHED A VALUATION ALLOWANCE OF $252 AT DECEMBER_31, 1994 DUE TO UNCERTAINTY REGARDING REALIZATION OF THE DEFERRED TAX ASSET ON THE DECLINE IN VALUE OF MUTUAL FUNDS. THE VALUATION ALLOWANCE WAS REDUCED IN 1995 AND 1996 FOR THE EFFECTS OF APPRECIATION IN MUTUAL FUNDS SOLD.

       RETAINED EARNINGS AT DECEMBER 31, 1996 INCLUDES $4,435 FOR WHICH NO PROVISION FOR FEDERAL INCOME TAX HAS BEEN MADE. THIS AMOUNT REPRESENTS ALLOCATIONS OF INCOME TO BAD DEBT DEDUCTIONS FOR TAX PURPOSES ONLY. REDUCTION OF AMOUNTS SO ALLOCATED FOR PURPOSES OTHER THAN TAX BAD DEBT LOSSES WILL CREATE INCOME FOR TAX PURPOSES ONLY, WHICH WILL BE SUBJECT TO THE THEN CURRENT CORPORATE INCOME TAX RATE.

       THE COMPANY HAS A CAPITAL LOSS CARRYFORWARD OF $356 WHICH WILL EXPIRE IN THE YEAR 2000, AND NET OPERATING LOSS CARRYFORWARDS FOR STATE INCOME TAX PURPOSES OF APPROXIMATELY $800 WHICH WILL EXPIRE IN THE YEAR 2010.





                                                                     (Continued)

NORTH BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

________________________________________________________________________________

(12)   CONVERSION TO STOCK FORM OF OWNERSHIP

       ON DECEMBER 21, 1993, THE COMPANY ISSUED 1,388,625 SHARES OF $.01 PAR VALUE COMMON STOCK AT $10 SHARE, AND BECAME THE PARENT COMPANY OF THE SAVINGS BANK. NET PROCEEDS, AFTER DEDUCTING CONVERSION EXPENSES OF $842, WERE $13,044. DURING 1994, THE COMPANY CREDITED ADDITIONAL PAID-IN CAPITAL FOR THE OVERACCRUAL OF EXPENSES RELATED TO THE STOCK CONVERSION IN THE AMOUNT OF $73. AS PART OF THE CONVERSION, THE ESOP PURCHASED 111,090 SHARES OF COMMON STOCK WITH THE USE OF A LOAN FROM THE COMPANY IN THE AMOUNT OF $1,111.

       AS PART OF THE CONVERSION, THE COMPANY ESTABLISHED A LIQUIDATION ACCOUNT FOR THE BENEFIT OF ELIGIBLE DEPOSITORS AS OF SEPTEMBER 30, 1992, THE ELIGIBILITY DATE, WHO CONTINUE TO MAINTAIN DEPOSITS IN THE SAVINGS BANK FOLLOWING THE CONVERSION. THE INITIAL BALANCE OF THE LIQUIDATION ACCOUNT WAS EQUAL TO THE RETAINED EARNINGS OF THE SAVINGS BANK AS OF JUNE 30, 1993, WHICH WAS $10,312. THE BALANCE IN THIS ACCOUNT DECREASES EACH YEAR IN WHICH DEPOSIT BALANCES OF ELIGIBLE ACCOUNT HOLDERS DECLINE. IN THE UNLIKELY EVENT OF A COMPLETE LIQUIDATION OF THE SAVINGS BANK, EACH ELIGIBLE DEPOSITOR WHO HAS CONTINUED TO MAINTAIN DEPOSITS IN THE SAVINGS BANK FOLLOWING THE CONVERSION WILL BE ENTITLED TO RECEIVE A LIQUIDATION DISTRIBUTION FROM THE LIQUIDATION ACCOUNT, BASED ON THEIR PROPORTIONATE SHARE OF THE THEN TOTAL REMAINING QUALIFYING DEPOSITS, PRIOR TO ANY DISTRIBUTION TO THE COMPANY AS THE SOLE SHAREHOLDER OF THE SAVINGS BANK. DIVIDENDS CANNOT BE PAID FROM RETAINED EARNINGS ALLOCATED TO THE LIQUIDATION ACCOUNT.


(13)   PENSION PLAN

       THE COMPANY HAS A QUALIFIED NONCONTRIBUTORY PENSION PLAN COVERING SUBSTANTIALLY ALL FULL-TIME EMPLOYEES EMPLOYED MORE THAN SIX MONTHS AND OVER 20-1/2 YEARS OF AGE, INCLUDING PART-TIME EMPLOYEES WORKING OVER 1,000 HOURS PER YEAR. THE SAVINGS BANK'S FUNDING POLICY PROVIDES THAT PAYMENTS TO THE PLAN SHALL BE CONSISTENT WITH THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 USING THE FROZEN ENTRY AGE ACTUARIAL COST METHOD.





                                                                     (Continued)

NORTH BANCSHARES, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements

-----------------------------------------------------------------------------



       THE COMPANY'S PENSION PLAN DATA FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996 IS SHOWN BELOW.




                                                                                                    1995      1996
                                                                                                 --------------------
       ACTUARIAL PRESENT VALUE OF BENEFIT OBLIGATIONS - ACCUMULATED BENEFIT
            OBLIGATION, INCLUDING VESTED BENEFITS OF $2,534 AND $2,135 AT
            December 31, 1995 and 1996, respectively                                             $   2,568      2,685
                                                                                                 --------------------
       PLAN ASSETS AT FAIR VALUE                                                                     2,315      2,524
       LESS PROJECTED BENEFIT OBLIGATION FOR SERVICES
            rendered to date                                                                         2,831      2,856
                                                                                                  --------------------
       PROJECTED BENEFIT OBLIGATION IN EXCESS OF PLAN ASSETS                                          (516)      (332)

       UNRECOGNIZED PRIOR SERVICE COST                                                                 (13)       (12)
       UNRECOGNIZED NET LOSS FROM PAST EXPERIENCE DIFFERENT FROM THAT ASSUMED                          518        389

       Unrecognized net transition asset being recognized over 13 years                                (28)       (24)
                                                                                                  --------------------
       PREPAID (ACCRUED) PENSION COST                                                                  (39)        21
       Additional liability                                                                           (214)      (182)
                                                                                                  ---------------------
       Accrued pension cost                                                                       $   (253)      (161)
                                                                                                  ---------------------

       NET PENSION COST FOR THE YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996 INCLUDES THE FOLLOWING COMPONENTS:




                                                                                            1994      1995      1996
                                                                                         ----------------------------
       SERVICE COST BENEFITS EARNED DURING THE YEAR                                       $   50        48         74
       INTEREST COST ON PROJECTED BENEFIT OBLIGATION                                         168       197        208
       ACTUAL RETURN ON PLAN ASSETS                                                         (163)     (172)      (181)
       Net amortization and deferral                                                         (11)      (26)       (13)
                                                                                          ----------------------------
                                                                                          $   44        47         88
                                                                                          ----------------------------

       THE PROJECTED BENEFIT OBLIGATION WAS DETERMINED USING AN ASSUMED WEIGHTED AVERAGE DISCOUNT RATE OF 8.5%, 7.5% AND 8.0% IN 1994, 1995, AND 1996, RESPECTIVELY, AND AN ASSUMED COMPENSATION INCREASE OF 5% IN 1994 AND 1995 AND 4% IN 1996. THE ASSUMED WEIGHTED AVERAGE LONG-TERM RATE OF RETURN ON PLAN ASSETS WAS ASSUMED TO BE 9% IN 1994, 1995, AND 1996, RESPECTIVELY.





                                                                     (Continued)

NORTH BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

________________________________________________________________________________

(14)   STOCK OPTION PLAN

       IN 1993, THE COMPANY ADOPTED A STOCK OPTION PLAN (THE "PLAN") PURSUANT TO WHICH THE COMPANY'S BOARD OF DIRECTORS MAY GRANT STOCK OPTIONS TO DIRECTORS, OFFICERS AND EMPLOYEES OF THE COMPANY AND THE SAVINGS BANK. THE NUMBER OF COMMON SHARES AUTHORIZED UNDER THE PLAN IS 138,862, EQUAL TO 10% OF THE TOTAL NUMBER OF SHARES ISSUED IN THE INITIAL STOCK OFFERING AND ARE 100% VESTED UPON DATE OF GRANT. THE EXERCISE PRICE IS EQUAL TO THE FAIR VALUE OF THE COMMON STOCK AT THE DATE OF GRANT. THE OPTION TERM CANNOT EXCEED 10 YEARS FROM THE COMMENCEMENT DATE OF THE PLAN OF DECEMBER 21, 1993. AT DECEMBER 31, 1996, THERE WERE 21,108 ADDITIONAL SHARES AVAILABLE FOR GRANT UNDER THE PLAN.

       AS OF DECEMBER 31, 1996, THE COMPANY ADOPTED THE DISCLOSURE PROVISIONS OF FINANCIAL ACCOUNTING STANDARDS BOARD STATEMENT NO. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION" (SFAS NO. 123). THE PER SHARE WEIGHTED-AVERAGE FAIR VALUE OF STOCK OPTIONS GRANTED DURING 1995 WAS $3.17 ON THE DATE OF GRANT USING THE BLACK SCHOLES OPTION PRICING MODEL WITH THE FOLLOWING WEIGHTED-AVERAGE ASSUMPTIONS: AN EXPECTED DIVIDEND YIELD OF 2.5%, EXPECTED VOLATILITY OF .05%, RISK-FREE INTEREST RATE OF 7.2% AND AN EXPECTED LIFE OF 8.8 YEARS. THERE WERE NO STOCK OPTIONS GRANTED IN 1994 OR 1996.

       UNDER SFAS NO. 123, THE COMPANY IS REQUIRED TO DISCLOSE PRO FORMA NET INCOME AND EARNINGS PER SHARE BOTH FOR 1995 AND 1996 AS IF COMPENSATION EXPENSE RELATIVE TO THE FAIR VALUE OF OPTIONS GRANTED HAD BEEN INCLUDED IN EARNINGS. HAD THE COMPANY DETERMINED COMPENSATION COST BASED ON THE FAIR VALUE AT THE GRANT DATE FOR ITS STOCK OPTIONS UNDER SFAS NO. 123, THE COMPANY'S NET INCOME WOULD HAVE BEEN REDUCED TO THE PRO FORMA AMOUNTS INDICATED BELOW:




                                                                                                     1995       1996
                                                                                                  --------    -------
       NET INCOME:
            AS REPORTED                                                                          $    696        492
            PRO FORMA                                                                                 674        492

       EARNINGS PER SHARE:
            PRIMARY:
              AS REPORTED                                                                             .56        .44
              PRO FORMA                                                                               .55        .44

            FULLY DILUTED:
              AS REPORTED                                                                             .56        .44

              Pro forma                                                                               .55        .44





                                                                     (Continued)

NORTH BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

________________________________________________________________________________

       A SUMMARY OF THE STATUS OF THE COMPANY'S STOCK OPTION TRANSACTIONS UNDER THE PLAN FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996 IS PRESENTED
       BELOW:



                                                                             1995                         1996
                                                                    -----------------------     -----------------------
                                                                                  Weighted-                   Weighted-
                                                                                   average                     average
                                                                                   exercise                   exercise
Options                                                                Shares       price         Shares       price
         Outstanding at Beginning of Year                              108,308   $    10.00       117,754   $   10.13
       Granted                                                           9,446        11.63           -          -
       Exercised                                                           -           -            1,388       10.00
       Outstanding at end of year                                      117,754        10.13       116,366       10.13
                                                                     -------------------------------------------------
       Exercisable at year end                                         117,754                    116,366
                                                                     -------------------------------------------------
       Weighted-Average Grant-Date
       Fair Value of Options
       granted during the year                                                   $  30,000                  $   -

       AT DECEMBER 31, 1996, THE RANGE OF EXERCISE PRICES AND WEIGHTED-AVERAGE REMAINING CONTRACTUAL LIFE OF OUTSTANDING OPTIONS WAS $10.00 TO $11.63 AND 7 YEARS, RESPECTIVELY.

       AT DECEMBER 31, 1994, 1995 AND 1996, THE NUMBER OF OPTIONS EXERCISABLE WAS 108,308, 117,754 AND 116,366, RESPECTIVELY. THE WEIGHTED-AVERAGE EXERCISE PRICE WAS $10.00 AT DECEMBER 31, 1994 AND $10.13 AT DECEMBER 31, 1995 AND 1996.


(15)   EMPLOYEE STOCK OWNERSHIP PLAN

       IN CONJUNCTION WITH THE SAVINGS BANK'S CONVERSION, THE COMPANY FORMED AN EMPLOYEE STOCK OWNERSHIP PLAN (ESOP). THE ESOP COVERS SUBSTANTIALLY ALL EMPLOYEES WITH MORE THAN SIX MONTHS OF EMPLOYMENT WHO HAVE ATTAINED THE AGE OF 20-1/2. THE PLAN WAS FUNDED BY A LOAN IN THE AMOUNT OF $1,111 FROM NORTH BANCSHARES, INC. TO THE ESOP TRUST AT A RATE OF 8% WITH PRINCIPAL AND INTEREST PAYMENTS DUE QUARTERLY MATURING ON DECEMBER 31, 2002. THE LOAN IS SECURED BY THE SHARES OF NORTH BANCSHARES, INC. PURCHASED WITH THE LOAN PROCEEDS. THE SAVINGS BANK HAS COMMITTED TO MAKE CONTRIBUTIONS TO THE ESOP SUFFICIENT TO ALLOW THE ESOP TO FUND ITS DEBT SERVICE REQUIREMENTS ON THE LOAN. THE ESOP PURCHASED 111,090 COMMON SHARES OF NORTH BANCSHARES, INC. IN THE CONVERSION WITH THE LOAN PROCEEDS. IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, THE BALANCE OF THE ESOP LOAN HAS BEEN REPORTED AS A REDUCTION OF STOCKHOLDERS' EQUITY ON THE COMPANY'S CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION IN THE AMOUNTS OF $778 AND $667 AT DECEMBER 31, 1995 AND 1996, RESPECTIVELY. IN 1995 AND 1996, RESPECTIVELY, CONTRIBUTIONS TO THE ESOP WHICH WERE USED TO FUND PRINCIPAL AND INTEREST PAYMENTS ON THE ESOP DEBT, TOTALED $187 AND $170.





                                                                     (Continued)

NORTH BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

________________________________________________________________________________

(16)   RECOGNITION AND RETENTION PLAN

       IN CONJUNCTION WITH THE SAVINGS BANK'S CONVERSION, THE COMPANY FORMED A RECOGNITION AND RETENTION PLAN (RRP). PURSUANT TO THE RRP, RESTRICTED STOCK AWARDS REPRESENTING UP TO 4% OF THE SHARES OF COMMON STOCK THAT WOULD BE OUTSTANDING UPON COMPLETION OF THE CONVERSION (55,545 SHARES) MAY BE GRANTED TO DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY. RESTRICTED STOCK AWARDS FOR 48,876 SHARES WERE DISTRIBUTED FROM AUTHORIZED BUT UNISSUED SHARES. THE AWARDS VEST AT A RATE OF 20% PER YEAR, BEGINNING DECEMBER 31, 1993. THE COST OF COMMON SHARES AWARDED IS AMORTIZED TO COMPENSATION EXPENSE AS THE PARTICIPANTS VEST IN THE SHARES AND THE UNAMORTIZED COST IS REFLECTED AS A REDUCTION OF STOCKHOLDERS' EQUITY AS DEFERRED COMPENSATION. AT DECEMBER 31, 1995 AND 1996, RESPECTIVELY, 29,325 AND 39,100 SHARES HAVE VESTED. THE COMPANY RECORDED COMPENSATION EXPENSE IN 1994, 1995, AND 1996 OF $126, $116, AND $75, RESPECTIVELY.


(17)   REGULATION AND SUPERVISION

       THE SAVING BANK IS SUBJECT TO VARIOUS REGULATORY CAPITAL REQUIREMENTS ADMINISTERED BY THE FEDERAL BANKING AGENCIES. FAILURE TO MEET MINIMUM CAPITAL REQUIREMENTS CAN INITIATE CERTAIN MANDATORY - AND POSSIBLY ADDITIONAL DISCRETIONARY - ACTIONS BY REGULATORS THAT, IF UNDERTAKEN, COULD HAVE A DIRECT MATERIAL EFFECT ON THE SAVINGS BANK'S FINANCIAL STATEMENTS. UNDER CAPITAL ADEQUACY GUIDELINES AND THE REGULATORY FRAMEWORK FOR PROMPT CORRECTIVE ACTION, THE SAVINGS BANK MUST MEET SPECIFIC CAPITAL GUIDELINES THAT INVOLVE QUANTITATIVE MEASURES OF THE SAVINGS BANK ASSETS, LIABILITIES, AND CERTAIN OFF-BALANCE-SHEET ITEMS AS CALCULATED UNDER REGULATORY ACCOUNTING PRACTICES. THE SAVINGS BANK CAPITAL AMOUNTS AND CLASSIFICATION ARE ALSO SUBJECT TO QUALITATIVE JUDGMENTS BY THE REGULATORS ABOUT COMPONENTS, RISK WEIGHTINGS, AND OTHER FACTORS.

       QUANTITATIVE MEASURES ESTABLISHED BY REGULATION TO ENSURE CAPITAL ADEQUACY REQUIRE THE SAVINGS BANK TO MAINTAIN MINIMUM AMOUNTS AND RATIOS (SET FORTH IN THE TABLE BELOW) OF TOTAL AND TIER I CAPITAL (AS DEFINED) TO RISK-WEIGHTED ASSETS (AS DEFINED), TIER I CAPITAL (AS DEFINED) TO AVERAGE ASSETS (AS DEFINED) AND TANGIBLE CAPITAL (AS DEFINED). MANAGEMENT BELIEVES, AS OF DECEMBER 31, 1996, THAT THE SAVINGS BANK MEETS ALL CAPITAL ADEQUACY REQUIREMENTS TO WHICH THEY ARE SUBJECT.

       AS OF DECEMBER 31, 1996, THE MOST RECENT NOTIFICATION FROM THE OFFICE OF THE THRIFT SUPERVISION CATEGORIZED THE SAVINGS BANK AS ADEQUATELY CAPITALIZED UNDER THE REGULATORY FRAMEWORK FOR PROMPT CORRECTIVE ACTION. TO BE CATEGORIZED AS ADEQUATELY CAPITALIZED THE SAVINGS BANK MUST MAINTAIN MINIMUM TOTAL RISK-BASED, TIER I RISK-BASED, TIER I LEVERAGE, AND TANGIBLE CAPITAL RATIOS AS SET FORTH IN THE TABLE. THERE ARE NO CONDITIONS OR EVENTS SINCE THAT NOTIFICATION THAT MANAGEMENT BELIEVES HAVE CHANGED THE INSTITUTION'S CATEGORY.





                                                                     (Continued)

NORTH BANCSHARES, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements

-------------------------------------------------------------------------------


       THE ACTUAL AND MINIMUM CAPITAL AMOUNTS AND RATIOS OF THE SAVINGS BANK AS OF DECEMBER 31, 1996 ARE PRESENTED IN THE TABLE BELOW.

                                                                                                    FOR CAPITAL
                                                                            ACTUAL               ADEQUACY PURPOSES
                                                                      --------------------       -----------------
                                                                      Amount      Ratio           Amount       Ratio

       AS OF DECEMBER 31, 1996:
           TOTAL CAPITAL (TO RISK WEIGHTED ASSETS)                   $14,469      31.98%           3,620       8.0%
           TIER I CAPITAL (TO RISK WEIGHTED ASSETS)                   14,261      31.52              N/A        N/A
           Tier I capital ( to average assets)                        14,261      12.43            3,443        3.0

           Tangible capital (to average assets)                       14,261      12.43            1,721        1.5

(18)   COMMITMENTS AND CONTINGENCIES AND FINANCIAL
             INSTRUMENTS WITH OFF-BALANCE SHEET RISK

       THE COMPANY IS A PARTY TO FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK IN THE NORMAL COURSE OF ITS BUSINESS. THESE INSTRUMENTS INCLUDE COMMITMENTS TO ORIGINATE LOANS. THESE INSTRUMENTS INVOLVE CREDIT AND INTEREST RATE RISK IN EXCESS OF THE AMOUNT RECOGNIZED IN THE CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION. THE COMPANY EVALUATES EACH CUSTOMER'S CREDITWORTHINESS ON A CASE-BY-CASE BASIS.

       COMMITMENTS TO ORIGINATE LOANS AT DECEMBER 31, 1995 AND 1996 OF $608 AND $777, RESPECTIVELY, REPRESENT AMOUNTS WHICH THE COMPANY PLANS TO FUND WITHIN THE NORMAL COMMITMENT PERIOD OF 60 TO 90 DAYS. THE COMMITMENTS TO ORIGINATE LOANS AT DECEMBER 31, 1996 REPRESENT COMMITMENTS FOR FIXED RATE LOANS WITH AN AVERAGE INTEREST RATE OF 8.31%. BECAUSE THE CREDITWORTHINESS OF EACH CUSTOMER IS REVIEWED PRIOR TO THE EXTENSION OF THE COMMITMENT, THE COMPANY ADEQUATELY CONTROLS CREDIT RISK ON THESE COMMITMENTS, AS IT DOES FOR LOANS RECORDED ON THE CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION. THE COMPANY CONDUCTS SUBSTANTIALLY ALL OF ITS LENDING ACTIVITIES IN THE CHICAGOLAND AREA IN WHICH IT SERVES.

       AS DISCUSSED IN NOTE 5, THE COMPANY HAS PLEDGED CERTAIN  SECURITIES AS
       A CREDIT ENHANCEMENT FOR CERTAIN MULTIFAMILY HOUSING REVENUE BONDS. SIX OTHER SAVINGS INSTITUTIONS PARTICIPATE IN THIS CREDIT ENHANCEMENT. THE BONDS HAVE A TOTAL PRINCIPAL BALANCE OF $17,000 OF WHICH THE COMPANY HAS AGREED TO COLLATERALIZE $1,000. THE OFFICE OF THRIFT SUPERVISION HAS CLASSIFIED THE UNDERLYING COLLATERAL, A MULTIFAMILY HOUSING PROJECT LOCATED IN ARLINGTON HEIGHTS, ILLINOIS, AS SUBSTANDARD. THE COMPANY HAS ESTABLISHED A POSSIBLE LOSS RESERVE IN OTHER LIABILITIES FOR THIS CREDIT ENHANCEMENT OF $126 AT DECEMBER 31, 1996.

                                                                     (Continued)

NORTH BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

________________________________________________________________________________


(19)   DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INVESTMENTS

       STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 107, "DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS" (STATEMENT 107), REQUIRES THE DISCLOSURE OF ESTIMATED FAIR VALUES OF ALL ASSET, LIABILITY, AND OFF-BALANCE SHEET FINANCIAL INSTRUMENTS. THE ESTIMATED FAIR VALUE AMOUNTS UNDER STATEMENT 107 HAVE BEEN DETERMINED AS OF A SPECIFIC POINT IN TIME UTILIZING VARIOUS AVAILABLE MARKET INFORMATION, ASSUMPTIONS, AND APPROPRIATE VALUATION METHODOLOGIES. ACCORDINGLY, THE ESTIMATED FAIR VALUES PRESENTED HEREIN ARE NOT NECESSARILY REPRESENTATIVE OF THE UNDERLYING VALUE OF THE COMPANY. RATHER THE DISCLOSURES ARE LIMITED TO REASONABLE ESTIMATES OF THE FAIR VALUE OF ONLY THE COMPANY'S FINANCIAL INSTRUMENTS. THE USE OF ASSUMPTIONS AND VARIOUS VALUATION TECHNIQUES, AS WELL AS THE ABSENCE OF SECONDARY ASSETS FOR CERTAIN FINANCIAL INSTRUMENTS, WILL LIKELY REDUCE THE COMPARABILITY OF FAIR VALUE DISCLOSURES BETWEEN FINANCIAL INSTITUTIONS. THE COMPANY DOES NOT PLAN TO SELL MOST OF ITS ASSETS OR SETTLE MOST OF ITS LIABILITIES AT THESE FAIR VALUES. THE ESTIMATED FAIR VALUES OF THE COMPANY'S FINANCIAL INSTRUMENTS AS OF DECEMBER 31 ARE SET FORTH IN THE FOLLOWING TABLE.



                                                                  December 31, 1995                   December 31, 1996
                                                                  -----------------                   -----------------
                                                                  Carrying       Fair            Carrying         Fair
                                                                   amount        value            amount          value
                                                                  --------       -------         --------         -------
       FINANCIAL ASSETS:
            CASH AND DUE FROM BANKS                               $    607           607              618             618
            INTEREST-BEARING DEPOSITS                                2,634         2,634            2,644           2,644
            FEDERAL FUNDS SOLD                                       3,925         3,925            4,800           4,800
            INVESTMENT IN DOLLAR DENOMINATED MUTUAL FUNDS            1,127         1,127              547             547
            INVESTMENT SECURITIES AVAILABLE-FOR-SALE                27,882        27,882           24,426          24,426
            INVESTMENT SECURITIES HELD-TO-MATURITY                     498           498             -               -
            MORTGAGE-BACKED SECURITIES AVAILABLE-FOR-SALE            6,927         6,927             -               -
            MORTGAGE-BACKED SECURITIES HELD-TO-MATURITY              9,419         9,559            7,465           7,468
            Loans, net                                              56,161        56,586           73,378          73,858
            Accrued interest receivable                                959           959            1,025           1,025
                                                                  --------       -------          -------         -------
                                                                  $110,139       110,704          114,903         115,386
                                                                  --------       -------          -------         -------

       FINANCIAL LIABILITIES:
            DEPOSIT ACCOUNTS                                        75,169        75,421           73,611          74,431
            BORROWED FUNDS                                          11,750        12,039           24,100          23,993
            Accrued interest payable                                   157           157              212             212
                                                                  --------       -------          -------         -------
                                                                  $ 87,076        87,617           97,923          98,636
                                                                  --------       -------          -------         -------





                                                                     (Continued)

NORTH BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

________________________________________________________________________________


       THE FOLLOWING METHODS AND ASSUMPTIONS WERE USED BY THE COMPANY TO ESTIMATE THE FAIR VALUE OF ITS FINANCIAL INSTRUMENTS.

       (A) CASH AND DUE FROM BANKS, INTEREST-BEARING DEPOSITS, AND FEDERAL FUNDS SOLD

       FOR THESE SHORT-TERM INSTRUMENTS, THE CARRYING AMOUNT IS A REASONABLE ESTIMATE OF FAIR VALUE.

       (B)   INVESTMENT IN DOLLAR DENOMINATED MUTUAL FUNDS

       THE FAIR VALUE OF INVESTMENT IN DOLLAR DENOMINATED MUTUAL FUNDS IS BASED ON QUOTED MARKET PRICE.

       (C)   INVESTMENT AND MORTGAGE-BACKED SECURITIES

       THE FAIR VALUE OF INVESTMENT AND MORTGAGE-BACKED SECURITIES IS THE QUOTED MARKET PRICE, IF AVAILABLE. IF A QUOTED MARKET PRICE IS NOT AVAILABLE, FAIR VALUE IS ESTIMATED USING QUOTED MARKET PRICES FOR SIMILAR SECURITIES.

       (D)   LOANS

       FAIR VALUES ARE ESTIMATED FOR PORTFOLIOS OF PERFORMING LOANS WITH SIMILAR FINANCIAL CHARACTERISTICS. FOR CERTAIN HOMOGENEOUS CATEGORIES OF LOANS, SUCH AS SOME RESIDENTIAL REAL ESTATE MORTGAGES, FAIR VALUE IS ESTIMATED USING QUOTED MARKET PRICES. IF NO QUOTED MARKET PRICE EXISTS FOR A CATEGORY OF LOANS, FAIR VALUE IS ESTIMATED BASED ON CURRENT PRICES OFFERED BY THE BANK FOR SIMILAR LOANS. FOR LOANS THAT REPRICE FREQUENTLY AT MARKET RATES, THE CARRYING AMOUNT IS A REASONABLE ESTIMATE OF FAIR VALUE, PROVIDED THERE IS NO SIGNIFICANT CHANGE IN THE CREDIT RISK OF THOSE LOANS.

       (E)   ACCRUED INTEREST RECEIVABLE AND PAYABLE

       THE CARRYING VALUE OF ACCRUED INTEREST RECEIVABLE AND PAYABLE APPROXIMATES FAIR VALUE DUE TO THE RELATIVELY SHORT PERIOD OF TIME BETWEEN ACCRUAL AND EXPECTED REALIZATION.

       (F)   DEPOSIT ACCOUNTS

       THE FAIR VALUE OF DEPOSITS WITH NO STATED MATURITY, SUCH AS PASSBOOK, NOW ACCOUNTS AND MONEY MARKET DEPOSIT ACCOUNTS IS EQUAL TO THE AMOUNT PAYABLE ON DEMAND. THE FAIR VALUE OF FIXED MATURITY TIME DEPOSITS IS BASED ON THE DISCOUNTED VALUE OF CONTRACTUAL CASH FLOWS USING THE RATES OFFERED BY THE BANK FOR DEPOSITS OF SIMILAR REMAINING MATURITIES AT DECEMBER 31.

       (G)   BORROWED FUNDS

       THE FAIR VALUE OF SHORTER TERM BORROWINGS, WHICH INCLUDES VARIABLE RATE BORROWINGS, APPROXIMATES CARRYING VALUE DUE TO THE RELATIVELY SHORT PERIODS OF TIME BETWEEN THE ORIGINATION OF THE INSTRUMENTS AND EITHER THEIR EXPECTED PAYMENT DATE OR VARIABLE RATE REPRICING DATE.

       THE FAIR VALUE OF FIXED RATE BORROWINGS IS THE PRESENT VALUE OF THE CONTRACTUAL CASH FLOWS, DISCOUNTED BY THE CURRENT RATE OFFERED FOR SIMILAR REMAINING MATURITIES.





                                                                     (Continued)

NORTH BANCSHARES, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------




(20)   PARENT COMPANY ONLY FINANCIAL INFORMATION

       THE CONDENSED STATEMENTS OF FINANCIAL CONDITION AS OF DECEMBER 31, 1995 AND 1996 AND THE CONDENSED STATEMENTS OF OPERATIONS AND CASH FLOWS FOR EACH OF THE YEARS IN THE THREE-YEAR PERIOD ENDED DECEMBER 31, 1996 FOR THE PARENT COMPANY ONLY IS PRESENTED BELOW AND SHOULD BE READ IN CONJUNCTION WITH OTHER NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS.




            STATEMENTS OF FINANCIAL CONDITION (PARENT COMPANY ONLY)

                                                                                       -------------------------------------
                                                                                          1995                       1996
                                                                                       --------------------------------------
       ASSETS:
            CASH HELD AT SAVINGS BANK                                                   $     200                        586
            INTEREST-BEARING DEPOSITS                                                         110                        130
            INVESTMENT IN DOLLAR DENOMINATED MUTUAL FUNDS                                     555                         83
            INVESTMENT SECURITIES AVAILABLE-FOR-SALE                                        2,848                        345
            ACCRUED INTEREST RECEIVABLE                                                        70                          7
            OTHER ASSETS                                                                        1                      3,026
            Investment in Savings Bank                                                     17,221                     13,581
                                                                                        ------------------------------------
       Total assets                                                                        21,005                     17,758
                                                                                        ------------------------------------
       Liabilities   other liabilities                                                        (23)                        (3)
                                                                                        ------------------------------------
       STOCKHOLDERS' EQUITY:
            COMMON STOCK                                                                       14                         14
            ADDITIONAL PAID-IN CAPITAL                                                     13,629                     13,626
            RETAINED EARNINGS                                                              10,949                     10,988
            TREASURY STOCK, AT COST                                                        (2,599)                    (5,340)
            UNREALIZED GAIN (LOSS) ON SECURITIES AVAILABLE-FOR-SALE,
               NET OF INCOME TAXES                                                             90                       (678)
            ADDITIONAL PENSION LIABILITY, NET OF TAX                                         (128)                      (108)
            COMMON STOCK ACQUIRED BY EMPLOYEE STOCK OWNERSHIP PLAN                           (778)                      (667)
            Deferred compensation                                                            (149)                       (74)
                                                                                         ------------------------------------
       Total stockholders  equity                                                          21,028                      17,761
                                                                                         ------------------------------------
       Total liabilities and stockholders  equity                                        $  21,005                     17,758
                                                                                         ------------------------------------





                                                                     (Continued)

NORTH BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

----------------------------------------------------------------------------
                 STATEMENTS OF OPERATIONS (PARENT COMPANY ONLY)

                                                                                         1994        1995         1996
       Equity in earnings of the Savings Bank                                           $     23       640         439
       Interest income                                                                       269       296         157
       Gain on sale of investment securities available-for-sale                                -         5          81
       Other income                                                                            -         2           4
       Noninterest expense                                                                  (245)     (229)       (203)
       Income before income taxes                                                             47       714         478
       Income tax benefit (expense)                                                           (2)      (18)         14
       Net income                                                                       $     45       696         492


                 STATEMENTS OF CASH FLOWS (PARENT COMPANY ONLY)

                                                                                   1994            1995       1996
       CASH FLOWS FROM OPERATING ACTIVITIES:
            NET INCOME                                                             $  45           696          492
            ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
               FROM OPERATING ACTIVITIES:
               AMORTIZATION OF PREMIUMS AND DISCOUNTS                                 (2)           (3)            1
               AMORTIZATION OF COST OF STOCK BENEFIT PLANS                           236           227           186
               DECREASE (INCREASE) IN ACCRUED INTEREST                               (73)            3            63
               INCREASE (DECREASE) IN OTHER LIABILITIES                              (12)          (47)           20
               INCREASE IN OTHER ASSETS                                                -            (1)       (3,025)
               Gain on sale of investment securities
                 available-for-sale                                                    -              -          (81)
               Equity in earnings of the Savings Bank                                 (23)         (640)        (439)
                                                                                     ____           ____      ______
       Net cash provided by (used in) operating activities                            171           235       (2,783)

       CASH FLOWS FROM INVESTING ACTIVITIES:
            PURCHASE OF MUTUAL FUNDS AVAILABLE-FOR-SALE                               (891)           -            -
            PROCEEDS FROM SALE OF MUTUAL FUNDS AVAILABLE-FOR-SALE                        -          891            -
            PURCHASE OF INVESTMENT SECURITIES AVAILABLE-FOR-SALE                    (4,990)      (1,098)           -
            MATURITIES OF INVESTMENT SECURITIES AVAILABLE-FOR-SALE                   1,000        2,500        1,000
            Proceeds from sale of investment securities
               available-for-sale                                                        -            -        2,207
            Purchase of equity securities available-for-sale                             -         (247)        (625)
                                                                                    _____        ______       ______
        Net cash provided by (used in) investing activities                        $(4,881)       2,046        2,582

                                       45

NORTH BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
________________________________________________________________________

                                                                                         1994       1995       1996
       CASH FLOWS FROM FINANCING ACTIVITIES:
           CASH DIVIDEND FROM SAVINGS BANK                                           $      -        347       3,332
            PAYMENT OF CASH DIVIDENDS                                                       -       (324)       (453)
            Proceeds from stock options exercised                                           -          -          15
            Purchase of treasury stock                                                    (950)   (1,649)     (2,759)
                                                                                     _________    ______      ______
       Net cash provided by (used in) financing activities                                (950)   (1,626)        135
                                                                                     _________    ______      ______

       NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                             (5,660)      655         (66)
       Cash and cash equivalents at beginning of year                                    5,870       210         865
                                                                                     _________    ______      ______
       Cash and cash equivalents at end of year                                      $     210       865         799
                                                                                     _________    ______      ______


(21)   Quarterly Results of Operations (Unaudited)

       THE FOLLOWING TABLE SETS FORTH CERTAIN UNAUDITED INCOME AND EXPENSE AND PER SHARE DATA ON A QUARTERLY BASIS FOR THE THREE MONTH PERIODS
       INDICATED:

                                                                                 YEAR ENDED DECEMBER 31, 1996
                                                                        ---------------------------------------------
                                                                         1st Qtr      2nd Qtr     3rd Qtr     4th Qtr
                                                                                          (IN THOUSANDS)
       INTEREST INCOME                                                   $ 1,991       2,110        2,201       2,166
       Interest expense                                                    1,091       1,190        1,194       1,165

       NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES                  900         920        1,007       1,001

       Provision for loan losses                                               8           -            -           -

       NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                   892         920        1,007       1,001
       FEES AND SERVICE CHARGES                                               45          42           46          50
       GAIN (LOSS) ON SALE OF INVESTMENT SECURITIES
             AND MUTUAL FUNDS                                                 (1)          9           (1)         81
       OTHER NONINTEREST INCOME                                                6           6           18          -
       Noninterest expense                                                   666         768        1,206         824
                                                                         _________     ______       ______        ____

       INCOME (LOSS) BEFORE INCOME TAX EXPENSE                               276         209         (136)        308
       Income tax expense (benefit)                                           89          76          (68)         68
                                                                         _________     ______       ______        ____
       Net income (loss)                                                 $   187         133          (68)        240
                                                                         _________     ______       ______        ____
       Earnings (loss) per share                                         $   .16         .12         (.06)        .23
                                                                         _________     ______       ______        ____
       Cash dividends declared per share                                 $   .10         .10          .10         .10
                                                                         _________     ______       ______        ____

                               BOARD OF DIRECTORS

Mary Ann Hass                              Elmer L. Hass                             Paul E. Rose
CHAIRMAN OF THE BOARD                      RETIRED-CRAGIN METALS, INC.               RETIRED
CHIEF EXECUTIVE OFFICER                                                              GRASER LUMBER SALES CO.

James L. Ferstel                           Michael J. Perri                          Robert H. Rusher
ATTORNEY AT LAW                            RETIRED-SENIOR VICE PRESIDENT             RETIRED-PRESIDENT AND
                                           NORTH FEDERAL SAVINGS BANK                CHIEF OPERATING OFFICER
Joseph A. Graber
PRESIDENT AND
CHIEF OPERATING OFFICER

                                CURRENT OFFICERS

Mary Ann Hass                              Joseph A. Graber                          Victor E. Caputo
CHIEF EXECUTIVE OFFICER                    PRESIDENT AND                             EXECUTIVE VICE PRESIDENT
                                           CHIEF OPERATING OFFICER                   SECRETARY

Martin W. Trofimuk                         Karla A. Lauer                            John K. Taylor
VICE PRESIDENT AND                         VICE PRESIDENT-SERVICES                   VICE PRESIDENT-LOANS
TREASURER                                  NORTH FEDERAL SAVINGS BANK                NORTH FEDERAL SAVINGS BANK

Emilie V. Reiter
ASSISTANT SECRETARY


CORPORATE INFORMATION

Stock Price Information
THE COMPANY'S COMMON STOCK TRADES ON THE NASDAQ STOCK MARKET UNDER THE SYMBOL:
NBSI. THE TABLE BELOW SHOWS THE HIGH AND LOW SALES PRICES OF THE COMMON STOCK DURING THE PERIODS INDICATED IN FISCAL 1996 AND 1995. THE COMMON STOCK BEGAN TRADING ON DECEMBER 21, 1993. ON MARCH 3, 1997, NORTH BANCSHARES, INC. HAD APPROXIMATELY 220 SHAREHOLDERS OF RECORD AND 450 BENEFICIAL SHAREHOLDERS.
AS OF SUCH DATE, THERE WERE 1,050,950 SHARES OF COMMON STOCK ISSUED AND OUTSTANDING.

                                  1996                              1995

-----------------------------------------------------------------------------------
                          High             Low               High              Low
-----------------------------------------------------------------------------------
FIRST QUARTER             16.250           13.375           12.750           11.000
SECOND QUARTER            16.250           15.250           13.250           11.500
THIRD QUARTER             16.250           15.250           14.000           13.000
FOURTH QUARTER            16.500           15.750           14.250           13.250



                                                                     (Continued)

Investors Information
A COPY OF NORTH BANCSHARES, INC.'S ANNUAL REPORT ON FORM 10-KSB, TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE WITHOUT CHARGE BY WRITING OUR CORPORATE OFFICE:

Victor E. Caputo, Secretary
NORTH BANCSHARES, INC.
100 WEST NORTH AVENUE
CHICAGO, ILLINOIS 60610-1399
(312) 664-4320  E-MAIL: NORTHFEDL@AOL.COM  HTTP://WWW.NORTHFEDERAL.COM

SHAREHOLDERS, INVESTORS AND ANALYSTS INTERESTED IN ADDITIONAL INFORMATION MAY CONTACT THE ABOVE.

Annual Meeting of Shareholders
THE ANNUAL MEETING OF THE SHAREHOLDERS OF NORTH BANCSHARES, INC. WILL BE HELD AT 10:00 A.M., APRIL 23, 1997, AT THE MAIN OFFICE AND ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND:

NORTH FEDERAL SAVINGS BANK
100 WEST NORTH AVENUE
CHICAGO, IL 60610-1399

Stock Transfer Agent and Registrar
INQUIRIES REGARDING STOCK TRANSFER, REGISTRATION, LOST CERTIFICATE OR CHANGES IN NAME AND ADDRESS SHOULD BE DIRECTED TO THE STOCK TRANSFER AGENT AND REGISTRAR BY WRITING:

Harris Trust and Savings Bank
POST OFFICE BOX 755
CHICAGO, IL 60690
ATTN: SHAREHOLDER SERVICES
Corporate Counsel/Washington,D.C.
SILVER, FREEDMAN & TAFF, L.L.P.
1100 NEW YORK AVENUE, N.W.
WASHINGTON, D.C.  20005-3934

Corporate Counsel/Chicago, IL
JOHN P. KOCH
100 WEST NORTH AVENUE
CHICAGO, IL 60610-1399

Independent Auditors
KPMG PEAT MARWICK LLP
PEAT MARWICK PLAZA
303 EAST WACKER DRIVE
CHICAGO, IL 60601-5255