Form 10KSB, Exhibit 13
period 1997-12-31
NORTH BANCSHARES INC
filed 1998-03-31
CIK 912623

-----------------------------------------------------------------------
                           1997 ANNUAL REPORT
-----------------------------------------------------------------------

LOGO:
NORTH BANCSHARES, INC.

TABLE OF CONTENTS



CHAIRMAN'S MESSAGE....................................  1
SELECTED CONSOLIDATED FINANCIAL INFORMATION...........  2
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.................  4
INDEPENDENT AUDITORS' REPORT.......................... 17
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION........ 18
CONSOLIDATED STATEMENTS OF OPERATIONS................. 20
CONSOLIDATED STATEMENTS OF CHANGES IN
  STOCKHOLDERS' EQUITY................................ 21
CONSOLIDATED STATEMENTS OF CASH FLOWS................. 22
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS............ 24
STOCKHOLDER AND CORPORATE INFORMATION................. 46

LOGO:
NORTH BANCSHARES, INC.

100 West North Avenue at Clark, Chicago, Illinois 60610-1399, (312) 664-4320


                                                                 March 17, 1998

To Our Shareholders:

         We are pleased to present the 1997 Annual Report of North Bancshares, Inc. The information in this Annual Report is designed to provide a detailed financial review of 1997 and our outlook for the future. We continue to make progress in reaching our goals that are detailed in the report and we remain committed to improving shareholder value by positioning the Company for future earnings growth. A detailed summary of the targets and goals are outlined in the "Management's Discussion and Analysis" section of the report.

         On December 29, 1997, the Company's stock was split three-for-two. The Board decided a stock split was in the best interests of the shareholders after reviewing the increase in the price of the stock during 1997 and new Nasdaq listing requirements. This split provided enough public float to allow the Company to continue trading on the Nasdaq National Market system and has provided more liquidity and value to our shareholders.

         On January 22nd of this year we announced a $.10 per share quarterly dividend which amounted to a 25% increase in the regular quarterly dividend paid during 1997. We have recently completed our ninth stock repurchase program and begun the tenth. We opened for business six days a week at our Chicago office in July 1997 and we expanded the hours of operation at our branch in Wilmette. We introduced a home equity line of credit account during 1997, and installed a new ATM at the Gold Coast Multi-Plex on North Clark street. Our "Easy Retrieve" telephone banking system is now answering approximately 1,500 calls per month and we are looking into expanding the service to include a bill payment service.

         The market has continued to react positively to these events, resulting in a compounded annual rate of return to shareholders, from the date of the conversion to December 31, 1997, of approximately 28%. We will continue to focus on all the elements of our strategic plan in order to continue to improve the value of the franchise


                                   Sincerely,

                                   /s/ Mary Ann Hass
                                   Mary Ann Hass
                                   Chairman of the Board

Set forth below is selected financial data of the Company. This financial data is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements and the Notes thereto of the Company.

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                                                                     DECEMBER 31,
                                                  -------------------------------------------------------------------------------
                                                              1993            1994           1995             1996          1997
                                                  -------------------------------------------------------------------------------
                                                                                   (IN THOUSANDS)
=================================================================================================================================


SELECTED FINANCIAL CONDITION DATA:


Total assets                                              $102,189        $106,959       $111,668         $117,473      $123,078
Loans receivable, net                                       29,712          45,288         56,161           73,378        79,031
Mortgage backed securities held                             21,379          17,015          9,419            7,465         5,841
to maturity
Mortgage backed securities                                     ---             ---          6,927              ---           ---
available for sale
Investment securities held to                                2,999           3,493            498              ---           ---
maturity
Investment securities available                             15,802          24,695         27,882           24,426        23,250
for sale
Investment in mutual funds                                  10,602           7,796            ---              ---           ---
Deposit accounts                                            74,708          70,178         75,169           73,611        75,041
Borrowed funds                                                 ---          12,976         11,750           24,100        29,100
Stockholders' equity                                        22,889          21,602         21,028           17,823        16,448



                                                                             YEAR ENDED DECEMBER 31,
                                                 -------------------------------------------------------------------------------
SELECTED OPERATING DATA:                                      1993            1994           1995             1996          1997
                                                 -------------------------------------------------------------------------------

Total interest income                                       $6,446          $6,310         $7,525           $8,468        $8,751
Total interest expense                                       3,160           2,880          4,144            4,640         4,973
                                                 -------------------------------------------------------------------------------
Net interest income before
  provision for loan losses                                  3,286           3,430          3,381            3,828         3,778
Provision for loan losses                                       72              54             40                8           ---
                                                 -------------------------------------------------------------------------------
Net interest income after
provision                                                    3,214           3,376          3,341            3,820         3,778
  for loan losses
                                                 -------------------------------------------------------------------------------
Non-interest income (loss):
  Fees & service charges                                       127             105            120              190           211
  Gain on sale of investment
    securities and mutual funds,                               ---             216            245               88            60
net
  Decline in value of mutual                                   ---            (612)           ---              ---           ---
funds
  Other non-interest income                                    118              41             19               23            20
                                                 -------------------------------------------------------------------------------
Total non-interest income (loss)                               245            (250)           384              301           291
Non-interest expense                                         2,312           2,728          2,776            3,464         3,070
                                                 -------------------------------------------------------------------------------
Income before taxes and
cumulative effect of                                         1,147             398            949              657           999
  change in accounting principle
Income tax expense                                             429             353            253              165           363
                                                 -------------------------------------------------------------------------------
Income before cumulative effect
  of change in accounting                                      718              45            696              492           636
principle
Cumulative effect of change in
  accounting for income taxes                                   96             ---            ---              ---           ---
                                                 -------------------------------------------------------------------------------
NET INCOME                                                    $622             $45           $696             $492          $636
                                                 ===============================================================================

                                                                          YEAR ENDED DECEMBER 31,

                                                 --------------------------------------------------------------------------
                                                       1993             1994           1995            1996         1997
                                                 --------------------------------------------------------------------------

SELECTED FINANCIAL RATIOS AND OTHER DATA:
PERFORMANCE RATIOS:
 Return on assets (ratio of net
income to                                              0.69%            0.04%         0.64%            0.42%        0.53%
  average total assets)
 Interest rate spread
information:
   Average during year                                 3.17             2.67          2.15             2.53         2.41
   End of year                                         2.33             2.23          2.24             2.57         2.51
 Net interest margin                                   3.72             3.54          3.19             3.36         3.19
 Ratio of operating expenses to
average                                                2.56             2.75          2.57             2.98         2.54
   total assets
 Ratio of average
interest-earning assets to                           115.31           129.40        126.61           120.61       118.65
   average interest-bearing
liabilities


ASSET QUALITY RATIOS:
  Non-performing assets to total
assets at end of period                                0.04             0.03          0.02           N/A(1)       N/A(1)
  Allowance for loan losses to
non-performing loans                                 271.79           500.00        833.33           N/A(1)       N/A(1)
  Allowance for loan losses to
loans                                                  0.36             0.35          0.36             0.28         0.26
   receivable

CAPITAL RATIOS:
  Stockholders' equity to total                       22.40            20.20         18.83            15.17        13.36
assets
  Average stockholders' equity                        11.86            22.52         19.71            16.32        14.03
to average assets
  Return on stockholders' equity
(ratio of net                                          5.81              .20          3.27             2.59         3.75
   income to average equity)

NUMBER OF FULL SERVICE OFFICES                         2                2             2                2            2


(1) Not applicable because the Company had no non-performing assets as of December 31, 1996 and December 31, 1997.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

GENERAL

         North Bancshares, Inc. (the "Company") was organized on September 23, 1993 under Delaware law as the holding company for North Federal Savings Bank (the "Bank"). In connection with the Bank's conversion from a federally chartered mutual savings bank to a stock savings bank, the Bank issued all of its common stock to the Company for approximately 50% of the net proceeds of the conversion. The Company sold 1,388,625 shares of common stock at $10.00 on December 21, 1993, thereby completing the conversion. On December 29, 1997, the Company split the stock three-for-two. At December 31, 1997, there were 1,429,812 outstanding shares of common stock. The Company's common stock trades on The Nasdaq Stock Market under the symbol: "NBSI."

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


FORWARD-LOOKING STATEMENTS

         When used in this Annual Report, in future filings by the Company with the SEC, in the Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including, changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

         The Company does not undertake -- and specifically disclaims any obligation -- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

MANAGEMENT STRATEGY

         The Company's three year financial goals are to: (1) achieve a 7.5% to 10% return on equity (ROE) by the end of fiscal year 2000; (2) achieve a .85% to 1.00% return on assets (ROA) by the end of fiscal year 2000; (3) increase interest-earning assets by approximately 5% to 7% per year; (4) maintain the Company's record of high asset quality; (5) improve the loan to assets ratio to between 70% to 75%, of which 10% to 15% would be consumer, multi-family and commercial loans; (6) increase non-interest income by approximately 10% to 15% annually; (7) develop new residential and commercial loan broker relationships;
(8) develop relationships with other financial institutions for the purchase of loans within the Bank's market area; (9) conduct leveraged transactions using Federal Home Loan Bank ("FHLB") advances or other borrowings at a minimum spread of 1%; (10) review quarterly the payment of a regular dividend; (11) continue to evaluate stock repurchase programs in light of current book value and the effect on earnings per share; and (12) keep operating expenses under control.

         During 1997: (1) return on equity increased from 2.59% to 3.75%; (2) return on assets increased from .42% to .53%; (3) interest-earning assets increased by approximately 5.0% from $114.5 million to $120.2 million; (4) there were no loans delinquent 60 days or more at December 31, 1997; (5) the loan to assets ratio increased from 62.5% to 64.2%, with multi-family, consumer and commercial loans increasing from 8.3% to 9.5% of the total portfolio; (6) non-interest income , without the effect of securities gains, increased by 8.5% from $213,000 to $231,000; (7) mortgage loan broker relationships are being maintained with five companies although no new loan broker relationships were established during 1997; (8) relationships with three local financial institutions are being maintained for the purpose of purchasing whole loans or participations within the community; (9) $8.3 million in leveraged securities transactions were conducted during 1997 at an average spread of 1.80%; (10) the quarterly dividend for 1997 was increased from $.06 per share in 1996 to $.08 per share for 1997; (11) two stock repurchase programs were initiated and one was completed during 1997; and (12) operating expenses decreased by 11.4% from $3.5 million for 1996 to $3.1 million for 1997, primarily due to the absence of the SAIF special assessment.

          Also during 1997, $158,000 in additional ESOP expense was recorded as a result of an increase in the market price of the Company's stock that was allocated under the Employer Stock Ownership Plan. This non-tax deductible expense was added back to additional paid in capital and therefore stockholders' equity was unaffected by the transaction.

          In order to achieve these goals the Bank: (1) will expand consumer lending to include manufactured housing loans and a broader based marketing of home equity loans, accompanied by appropriate reserves for loan losses; (2) will continue to develop new niche market loan products for conforming and non-conforming mortgage loans on both owner-occupied and non-owner occupied properties; (3) will continue to develop and introduce new products and services such as "Free Checking", "Easy Retrieve", the Bank's conversant voice response banking system, the North Federal Banking Card, small business checking, and a home equity line of credit; (4) will continue to focus on shifting liabilities from higher cost certificates of deposit to lower cost, fee generating transaction accounts; (5) will continue to develop relationships with local high transaction volume customer businesses in order to place additional ATM terminals off premises; (6) will continue to evaluate deposit acquisitions and new branch locations; (7) will continue to develop relationships with other financial institutions in order to participate in multi-family apartment lending; (8) will enter the secondary lending market by participating with the Federal Home Loan Bank of Chicago in their Home Loan Program; (9) will expand our marketing efforts in order to promote products to individuals and families who move into the area, and will continue to promote our products and services on the Bank's Internet Web page; (10) will continue a review of employee benefit plans in order to achieve cost savings while providing more flexible and attractive benefit programs; and (11) will proceed with a review of development alternatives for the Bank's parking lot.

         Management believes that although the Company is less vulnerable to adverse changes in interest rates as a result of the reallocation of its assets into shorter term and adjustable-rate mortgages, it may experience a decrease in its net interest margin due to historically low interest rates and an accompanying surge in refinancing activity that began in the fourth quarter of 1997 and continues into 1998. See "Asset/Liability Management" for the Bank's interest rate sensitivity ratios at December 31, 1997.

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

         A financial institution with a positive interest rate sensitivity gap for a given period means that the amount of its interest-earnings assets maturing or otherwise repricing within such period exceeds the amount of its interest-bearing liabilities maturing or otherwise repricing within the same period. Accordingly, in an increasing interest rate environment, financial institutions with a positive interest rate sensitivity gap generally will experience greater increases in the yield of their interest-earnings assets than the cost of their interest-bearing liabilities. Conversely, in an environment of decreasing interest rates the yield on their interest-earning assets generally will decrease more quickly than the cost of their interest-bearing liabilities. Changes in interest rates generally will have the opposite effect on financial institutions with a negative interest rate sensitivity gap. At December 31, 1997, based on management assumptions for loans, mortgage-backed securities, investment securities and other interest-earning assets, total interest-earning assets maturing or repricing within one year exceeded total interest-bearing liabilities maturing or repricing in the same period by $6.0 million, representing a cumulative one year gap as a percentage of interest-earning assets of a positive 4.94%.

         The following table sets forth the repricing dates of the Company's interest-earning assets and interest-bearing liabilities at December 31, 1997 and the Company's interest rate sensitivity gap percentages at the dates indicated. The interest rate sensitivity gap is defined as the amount by which assets repricing within the respective periods exceed liabilities repricing within such periods. One- to four-family fixed-rate mortgage loans with a contractual maturity of less than five years are assumed to prepay at an annual rate of 13.9% and such loans with a contractual maturity in excess of five years are assumed to prepay at an annual rate of 11.1% per year. Consumer loans with contractual maturities of less than five years are assumed to prepay at an annual rate of 13.9% and such loans with contractual maturities of more than five years are assumed to prepay at an annual rate of 11.1%. Mortgage-backed securities with contractual maturities of less than five years are assumed to prepay at an annual rate of 13.9% and those with maturities of more than five years are assumed to prepay at an annual rate of 11.1%, depending on the stated interest rate. Passbook accounts are assumed to be withdrawn at annual rates of 17.0%, 17.0%, 17.0%, 16.0% and 33.0%, respectively, during the periods shown. Money market deposit accounts are assumed to be withdrawn at annual rates of 79.0% in the first six months and 21.0% during the subsequent periods. Finally, transaction accounts are assumed to be withdrawn at annual rates of 37.0% during the first year, 32.0% between one and three years, 17.0% between three and five years and 14.0% for over five years. All prepayment and liability repricing assumptions are those selected by management for the purpose of assessing the interest rate sensitivity.

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

                                                                        DECEMBER 31, 1997
                                      -------------------------------------------------------------------------------------
                                                        Over 6
                                        6 Months     Months to      Over 1-3       Over 3-5         Over
                                         or less      One Year         Years          Years       5 Years         Total
                                      -------------------------------------------------------------------------------------
                                          Amount        Amount        Amount         Amount        Amount        Amount
                                      -------------------------------------------------------------------------------------
                                                                     (Dollars in thousands)
                                      -------------------------------------------------------------------------------------
Fixed rate one-to-four family and
  multi-family real estate loans       $3,515        $3,135        $13,470       $12,068       $24,969       $57,157
Consumer and commercial loans             889            16             93            62            28         1,088
Mortgage-backed securities              1,352         1,708            601           694         1,486         5,841
Adjustable rate one-to-four family
  and multi-family real estate loans    1,117         1,344          7,455        11,146           ---        21,062
Investment securities and other(1)     31,243         3,097          1,000           100           ---        35,440
                                      ------------------------------------------------------------------------------
  Total interest-earning assets        38,116         9,300         22,619        24,070        26,483       120,588
                                      ------------------------------------------------------------------------------
Passbook accounts                      $1,299        $1,189         $3,980        $2,595        $6,219       $15,282
NOW accounts                            1,559         1,271          3,010           805         1,784         8,429
Money market deposit accounts           2,190           352          1,129           704         1,169         5,544
Certificate accounts                   19,761         5,804         14,948         4,019            10        44,578
Borrowed funds                          5,000         3,000          3,000        18,100           ---        29,100
                                      ------------------------------------------------------------------------------
  Total interest-bearing liabilities   29,809        11,652         26,067        26,223         9,182       102,933
                                      ------------------------------------------------------------------------------
Interest-earning assets less
 interest-bearing liabilities          $8,307       ($2,352)       ($3,448)      ($2,153)       $17,301       $17,655
                                      -------------------------------------------------------------------============
Cumulative interest
 rate sensitivity gap                  $8,307        $5,955         $2,507          $354        $17,655
                                      =================================================================
Cumulative interest rate gap as a
 percentage of total assets              6.75%         4.84%         2.04%          0.29%        14.34%
                                      =================================================================
Cumulative interest
 rate gap as a percentage of             6.89%         4.94%         2.08%          0.29%        14.64%
 interest-earning assets
                                      =================================================================



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

                                       7


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

                                            1995                           1996                           1997
                               ---------------------------------------------------------------------------------------------
                                  Average   Interest              Average Interest                Average Interest
                              Outstanding    Earned\  Yield\  Outstanding  Earned\    Yield\  Outstanding   Earned\   Yield\
                                  Balance       Paid    Rate      Balance     Paid      Rate      Balance      Paid     Rate
                               ---------------------------------------------------------------------------------------------
                                                                  (Dollars in thousands)
                               ---------------------------------------------------------------------------------------------


INTEREST-EARNING
ASSETS:
  Loans receivable (1)            $51,412     $4,184    8.14%     $65,030   $5,168      7.95%     $76,376    $5,968     7.81%
  Investment                       30,773      1,817    5.90       33,125    2,324      7.02       27,558     1,933     7.02
securities
  Mortgage-backed                  17,089      1,157    6.77        9,956      659      6.62        6,737       470     6.98
securities
  Federal funds sold                3,769        233    6.18        3,087      165      5.34        3,627       207     5.71
  Other                             2,983        134    4.49        2,535      152      6.00        3,989       173     4.34
                               ---------------------------------------------------------------------------------------------
   Total interest-earning assets  106,026      7,525    7.10      113,733    8,468      7.45      118,287     8,751     7.40
                               ---------------------------------------------------------------------------------------------

INTEREST-BEARING
LIABILITIES:
  MMDA & NOW accounts              12,409        310    2.50       13,775      336      2.44       13,928       372     2.67
  Passbook accounts                17,862        492    2.75       16,790      459      2.73       15,495       426     2.75
  Certificate accounts             42,344      2,513    5.93       43,954    2,490      5.67       42,082     2,403     5.71
  Borrowed funds                   11,127        829    7.45       19,776    1,355      6.86       28,192     1,772     6.29
                               ---------------------------------------------------------------------------------------------
   Total interest-bearing          83,742      4,144    4.95       94,295    4,640      4.92       99,697     4,973     4.99
     liabilities
                               ---------------------------------------------------------------------------------------------

Net interest income                           $3,381                        $3,828                           $3,778
                                         -----------                    ----------                       ----------

Net interest rate spread                                2.15%                           2.53%                           2.41%
                                                    ----------                    -----------                     ----------

Net earning assets                $22,284                        $19,438                        $18,590
                               ----------                     ----------                     ----------


Net yield on average
 interest-earning assets
                                                        3.19%                           3.36%                           3.19%
                                                    ----------                    -----------                     ----------
Average interest-earning assets
 to average interest-bearing liabilities      126.61%                       120.61%                          118.65%
                                         -----------                    ----------                       ----------



(1) Calculated net of deferred loan fees, loan discounts, loans in process and allowance for loan losses.

WEIGHTED AVERAGE YIELD ANALYSIS

         The following table presents the yields received on loans, mortgage-backed securities, investment securities, federal funds and other and the rates paid on deposits and borrowed funds and the resultant interest rate spreads at the dates indicated.


                                                                        At December 31,
                                                            1995              1996              1997
                                                     ------------------------------------------------------
WEIGHTED AVERAGE YIELD ON:
  Loans receivable                                          7.90%             7.81%             7.78%
  Investment securities                                     6.50              6.76              6.90
  Mortgage-backed securities                                6.87              7.15              7.18
(1)
  Federal funds                                             5.63              6.25              5.92
  Other                                                     5.66              6.09              5.80
                                                     ------------------------------------------------------
   Combined weighted average
yield                                                       7.22              7.44              7.42
   on interest-earning assets
                                                     ------------------------------------------------------

WEIGHTED AVERAGE RATE PAID ON:
  Passbook accounts                                         2.75              2.75              2.75
  MMDA & NOW accounts                                       2.58              2.54              2.55
  Certificate accounts                                      5.88              5.62              5.80
  Borrowed funds                                            7.44              6.49              5.82
                                                     ------------------------------------------------------
   Combined weighted average rate paid
     on interest-bearing liabilities                        4.98              4.87              4.91
                                                     ------------------------------------------------------
SPREAD                                                      2.24%             2.57%             2.51%
                                                     ======================================================

(1) Mortgage-backed securities are net of premiums and discounts

                                        9

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



                                                                  YEAR ENDED DECEMBER 31,
                                          1994 vs 1995                    1995 vs 1996                1996 vs 1997
                               ---------------------------------------------------------------------------------------------
                                        Increase                         Increase                      Increase
                                       (Decrease)                       (Decrease)                    (Decrease)
                                         Due to            Total          Due to          Total         Due to         Total
                               ---------------------------------------------------------------------------------------------
                                                        Increase                       Increase                     Increase
                                   Volume       Rate   (Decrease)     Volume    Rate  (Decrease)   Volume      Rate(Decrease)
                               ---------------------------------------------------------------------------------------------
                                                                      (In Thousands)
                               ---------------------------------------------------------------------------------------------
INTEREST-EARNING
ASSETS:
  Loans receivable (1)             $1,335       $(74)     $1,261     $1,082     $(98)      $984      $887      $(87)    $800
  Investment                         (234)       261          27        165      342        507      (391)      ---     (391)
securities (2)
  Mortgage-backed                    (125)       (33)       (158)      (472)     (26)      (498)     (225)       36     (189)
securities (3)
  Federal funds sold                  (52)       118          66       (36)      (32)       (68)       31        11       42
  Other                               (29)        48          19       (27)       45         18        63       (42)      21
                               ---------------------------------------------------------------------------------------------
    TOTAL                              895       320       1,215        712      231        943       365       (82)     283
INTEREST-EARNING ASSETS
                               ---------------------------------------------------------------------------------------------

INTEREST-BEARING
LIABILITIES:
  MMDA & NOW accounts                 (75)        27         (48)        33       (7)        26         4        32       36
  Passbook accounts                   (71)         2         (69)       (29)      (4)       (33)      (36)        3      (33)
  Certificate accounts                327        356         683         91     (114)       (23)     (106)       19      (87)
  Borrowed funds                      663         35         698        592      (66)       526       529      (112)     417
                               ---------------------------------------------------------------------------------------------
    TOTAL                            $844       $420      $1,264       $687    $(191)      $496      $391      $(58)    $333
INTEREST-BEARING LIABILITIES
                               ---------------------------------------------------------------------------------------------

CHANGE IN NET INTEREST INCOME                               $(49)                          $447                         $(50)
                                                       ==========                     ==========                     ==========



(1) Calculated net of deferred loan fees, loan discounts, loans in process and allowance for loan losses. (2) Includes investments classified as available for sale and held to maturity. (3) Includes mortgage-backed securities classified as available for sale and held to maturity.

YEAR 2000 COMPLIANCE

         The Company utilizes and is dependent upon data processing systems and software to conduct its business. The data processing systems and software include those developed and maintained by the Company's third-party data processor and other software purchased which is operated on in-house personal computers and a local area network. During 1997, the Company initiated a review and formed a committee to conduct an assessment of all hardware and software systems to confirm they will function properly in the year 2000. To date, we have not found anything material that would affect the operations of the Company and the vendors who have been contacted have indicated that their hardware and software is or will be Year 2000 compliant during the time frames established by our regulators. The costs associated with the compliance efforts have yet to be determined but are not expected to have a significant impact on the Company's ongoing results of operations.



FINANCIAL CONDITION

         Total assets increased $5.6 million or 4.8% from $117.5 million on December 31, 1996 to $123.1 million on December 31, 1997. The increase was primarily attributable to a $5.6 million or 7.6% increase in net loans receivable from $73.4 million on December 31, 1996 to $79.0 million on December 31, 1997 attributable to the marketing of one- to four-family investor property loans through the bank's mortgage broker network.

         Deposit accounts increased by $1.4 million or 1.9% from $73.6 million at December 31, 1996 to $75.0 million at December 31, 1997. The increase was primarily attributable to a certificate of deposit promotion during the second and third quarters. Although the Bank promoted a "Bonus Certificate" for a short time during the year it is still focusing its efforts on attracting non-interest bearing checking and other low cost deposit accounts. The Bank will continue to promote its "Free Checking" account and a small business checking account product during 1998. In addition, the Bank is planning to introduce an enhanced version of its Money Market Deposit Account during 1998.

         Borrowed funds increased by $5.0 million or 20.7% from $24.1 million at December 31, 1996 to $29.1 million at December 31, 1997. The increase in borrowed funds was used to fund new loan originations and loan participations. The Company anticipates a reduction in the average cost of borrowed funds during 1998 as a result of refinancing a $5.0 million FHLB advance in November 1997 at a lower rate, the anticipated refinance, at lower rates, of $8.0 million in FHLB advances during 1998, and lower borrowing costs in general due to the decline in interest rates.

         Stockholders' equity decreased $1.4 million or 7.9% from $17.8 million on December 31, 1996 to $16.4 million at December 31, 1997. The decrease was primarily attributable to a $2.4 million increase in treasury stock as a result of $2.8 million in stock repurchased offset by $437,000 in stock options exercised. In addition, there was a $622,000 decrease in unrealized losses on securities available-for-sale, a $112,000 decrease in common stock acquired for the ESOP resulting from the 1997 allocation, and $485,000 in dividend payments. These decreases were partially offset by $636,000 in net income. Book value per share increased from $11.23 at December 31,1996 to $11.50 at December 31, 1997.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996

         GENERAL. Net income for the year ended December 31, 1997 increased by $144,000 or 29.3% from $492,000 for the year ended December 31, 1996 to $636,000 for the year ended December 31, 1997. Basic earnings per share, after adjusting for the three-for-two stock split, increased by $.14 from $.31 per share for the year ended December 31, 1996 to $.45 per share for the year ended December 31, 1997.

         INTEREST INCOME. Interest income for the year ended December 31, 1997 increased by $284,000 or 3.4% from $8.5 million for the year ended December 31, 1996 to $8.8 million for the year ended December 31, 1997. The increase was attributable to a $4.6 million increase in average interest- earning assets from $113.7 million for the year ended December 31, 1996 to $118.3 million for the year ended December 31, 1997. The yield on average interest-earning assets decreased from 7.45% for the year ended December 31, 1996 to 7.40% for the year ended December 31, 1997. Management believes that the yield on average interest-earning assets will continue to decline during 1998, if the decline in long term interest rates that has spurred a large number of mortgage refinancings continues .

         INTEREST EXPENSE. Interest expense for the year ended December 31, 1997 increased by $333,000 or 7.2% from $4.6 million for the year ended December 31, 1996 to $5.0 million for the year ended December 31, 1997. The increase was attributable to a $5.4 million increase in average interest-bearing liabilities from $94.3 million for the year ended December 31, 1996 to $99.7 million for the year ended December 31, 1997. In addition, there was an increase in the average cost of interest-bearing liabilities from 4.92% for the year ended December 31, 1996 to 4.99% for the year ended December 31, 1997. Management believes that the average cost of interest-bearing liabilities will decline during 1998 as certificate of deposit accounts renew at lower rates and due to the anticipated refinance of $8.0 million in FHLBB advances.

         PROVISION FOR LOAN LOSSES. The Company did not make an allocation to its provision for loan losses during 1997 compared with $8,000 for the year ended December 31, 1996. The total allowance for loan losses amounted to $208,000 at December 31, 1997 and at December 31, 1996. The allowance for loan losses, at December 31, 1997, represented .26% of the Company's net loans receivable. At that date the Company had no non-performing loans. Management continuously evaluates the adequacy of its allowance for loan losses, based on past loan experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of the underlying collateral, and current and prospective market conditions. Future additions to the Bank's allowance for loan losses are dependent upon the performance and composition of the Bank's loan portfolio, the economy, changes in real estate values and interest rates, and the view of the regulatory authorities toward reserve levels and inflation.

         NON-INTEREST INCOME. Non-interest income decreased by $10,000 or 3.3% from $301,000 for the year ended December 31, 1996 to $291,000 for the year ended December 31, 1997. The decrease was attributable to a $28,000 decrease in gains on the sale of securities offset by a $18,000 increase in fees, service charges and other non-interest income. The increase in fees and services charges was attributable to an increase in the total number of transaction accounts that produce fee income, interchange fees from foreign ATM transactions and MasterCard(C) Master Money(TM) transactions and increased safe deposit vault rentals.

         NON-INTEREST EXPENSE. Non-interest expense decreased by $393,000 or 11.4% from $3.5 million for the year ended December 31, 1996 to $3.1 million for the year ended December 31, 1997. The decrease was primarily attributable to the absence of the $486,000 SAIF special assessment recorded during 1996 partially offset by a $164,000 increase in compensation expense which was primarily related to the increase in the market price of the Company's stock that was allocated under the Employee Stock Ownership Plan, and to increases in staff as a result of the Bank's expanded hours of operation. For 1997, the Company recorded $158,000 in additional ESOP expense due to the increase in the market price of the Company's stock during the year, compared with $62,000 for 1996. An offsetting entry to additional paid in capital is recorded on the consolidated statements of financial condition and therefore stockholders' equity is unaffected.

         INCOME TAX EXPENSE. The allocation for federal and state income taxes increased by $198,000 or 120.0% from $165,000 for the year ended December 31, 1996 to $363,000 for the year ended December 31, 1997. The effective tax rate increased from 25.1% in 1996 to 36.3% in 1997. The reasons for the increase in the effective tax rate are an increase in net income before taxes and a decrease in capital gains generated during 1997, which are offset against a capital loss carryforward recognized for tax purposes during 1995. A capital loss carryforward of approximately $297,000 remains available, as of December 31, 1997 to offset future capital gains and will expire in the year 2000.


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

         GENERAL. Net income for the year ended December 31, 1996 amounted to $492,000 compared with $696,000 for the year ended December 31, 1995. This represented a decrease of $204,000 or 29.3%. The decrease was primarily attributable to a $285,000 after-tax charge for the FDIC SAIF Special Assessment. Without the FDIC SAIF Special Assessment, net income would have increased by $81,000 or 11.6% from $696,000 for the year ended December 31, 1995 to $777,000 for the year ended December 31, 1996.

         Basic earnings per share for the year ended December 31, 1996, after adjusting for the stock split, amounted to $.31 per share, a decrease of $.07 compared with $.38 for the year ended December 31, 1995. The decrease was due primarily to the SAIF Special Assessment. Without the SAIF Special Assessment per share earnings for the year ended December 31, 1996 would have increased by $.10 per share or 26.3% from $.38 per share for the year ended December 31, 1995 to $.48 per share for the year ended December 31, 1996.

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

         INCOME TAX EXPENSE. The allocation for federal and state income taxes decreased by $88,000 or 34.8% from $253,000 for the year ended December 31, 1995 to $165,000 for the year ended December 31, 1996. The effective tax rate decreased from 26.7% in 1995 to 25.1% in 1996. The reasons for the decrease in the effective tax rate were a decrease in net income before taxes related to the FDIC SAIF special assessment and capital gains generated during 1996 were offset against a capital loss carryforward recognized for tax purposes during 1995. A capital loss carryforward of approximately $356,000 was still available as of December 31, 1996 to be carried forward for an additional three years to offset future capital gains.


LIQUIDITY AND CAPITAL RESOURCES

         The Bank's primary source of funds are deposits, borrowings from the FHLB of Chicago, amortization and prepayment of loans, mortgage-backed securities and sales, maturities of other investment securities, and occasionally the use of reverse repurchase agreements. The Bank can also borrow from its correspondent banks through the use of reverse federal funds. During 1997, the Bank borrowed an additional $5.0 million from the FHLB of Chicago. Advances from the FHLB of Chicago at December 31, 1997 totaled $29.1 million. Total deposits increased by $1.4 million during 1997. The Bank uses its liquid resources to fund loan commitments, meet operating expenses, to invest and to fund deposit withdrawals. Management believes that loan repayments and the other sources of funds will be adequate to meet the liquidity needs of the Bank.

         The OTS requires minimum levels of liquid assets. OTS regulations currently require the Bank to maintain an average daily balance of liquid assets equal to at least 4% of the sum of its average daily balance of net withdrawable accounts and borrowings payable in one year or less. At December 31, 1997, the Bank's liquidity ratio was 15.0% compared with 15.6% for the year ended December 31, 1996. The decrease in liquidity was the result of the redeployment of shorter term, lower yielding liquid assets into longer term, higher yielding mortgage loans.

         The primary investing activities of the Bank are lending on owner occupied and non-owner occupied single family, condominium and multi-family residential properties, and purchasing of U.S. government agency securities and mortgage-backed securities. Management intends to continue to focus its lending efforts on these type of properties, while expanding its consumer lending with a home equity line of credit product and manufactured housing loans.

         During the year ended December 31, 1997, the Company originated and purchased $18.1 million in mortgage, consumer, and commercial loans compared with $26.8 million during 1996. The Company also purchased $11.7 million of securities, and repurchased $2.8 million in Company stock during 1997.

         At December 31, 1997, the Company had $1.1 million in outstanding loan commitments and unused lines of credit.

         Certificates of deposit scheduled to mature in one year or less at December 31, 1997, totaled approximately $25.6 million. Management believes, based on its ability to adjust rates on those accounts to market levels, that a significant portion of such deposits will remain with the Company. The Company will continue to focus on shifting its liability mix from higher cost certificates of deposit to lower cost transaction accounts that produce fee income.

         The Company's liquidity, represented by cash and cash equivalents, is a combination of its operating, investing and financing activities. These activities are summarized in the Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1996 and 1997.


CAPITAL REQUIREMENTS

         Current regulatory standards impose the following capital requirements on the Bank and other thrifts: a risk-based capital standard expressed as a percentage of risk-adjusted assets, a leverage ratio of core capital to total adjusted assets, and a tangible capital ratio expressed as a percentage of total adjusted assets. As of December 31, 1997, the Bank exceeded its regulatory capital standards. At such date, the Bank's tangible capital, core capital and risk-based capital of $11.5 million, $11.5 million and $11.7 million, respectively, exceeded the applicable minimum requirements by $9.7 million or 7.9%, $7.9 million or 6.5%, and $8.0 million or 17.6%, respectively.

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

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

         In June 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income", which is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company does not expect the adoption of this statement to have a material effect on the Company's financial statements.

         In June 1997, FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company does not expect the adoption of this statement to have a material effect on the Company's financial statements.

PROPOSED LEGISLATION

         Legislation has been introduced in Congress that would eliminate the federal thrift charter by requiring each federal thrift to convert to a national bank or a state bank or thrift. The pending legislation would allow savings and loan holding companies, such as the Company, to continue to engage in any activity they are currently allowed, provided they remain "qualified bank holding companies." A thrift institution which is a subsidiary of a qualified bank holding company must continue to satisfy the qualified thrift lender test and comply with certain investment limitations. If a savings and loan holding company failed to meet these tests it would become subject to certain restrictions applicable to bank holding companies. In addition, Congress is also considering expanding the authority of bank holding companies to engage in securities and insurance activities. Management cannot predict or determine the ultimate form of this legislation or the impact such final legislation would have on the operations of the Company or the Bank.

                          INDEPENDENT AUDITORS' REPORT


     The Board of Directors
     North Bancshares, Inc.
     Chicago, Illinois:


     We have audited the accompanying consolidated statements of financial condition of North Bancshares, Inc. and subsidiary (Company) as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Bancshares, Inc. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.





     February 13, 1998

NORTH BANCSHARES, INC.
AND SUBSIDIARY

Consolidated Statements of Financial Condition
December 31, 1996 and 1997
(In thousands, except share data)


-------------------------------------------------------------------------------------------------------------------
                                       Assets                                                1996              1997
-------------------------------------------------------------------------------------------------------------------


Cash and due from banks                                                                $      618       $      727
Interest-bearing deposits                                                                   2,644            2,937
Federal funds sold                                                                          4,800            5,976
Investment in dollar denominated mutual funds                                                 547            1,477
------------------------------------------------------------------------------------------------------------------
Total cash and cash equivalents                                                             8,609           11,117
Investment securities available for sale, at fair value (note 2)                           24,426           23,250
Mortgage-backed securities held to maturity, at amortized cost (note 3)                     7,465            5,841
Stock in Federal Home Loan Bank of Chicago, at cost (note 8)                                1,205            1,705
Loans receivable, net of allowance for loan losses of $208 (note 4)                        73,378           79,031
Accrued interest receivable (note 5)                                                        1,025            1,060
Premises and equipment, net (note 6)                                                        1,061            1,043
Other assets                                                                                  304               31
------------------------------------------------------------------------------------------------------------------
Total assets                                                                           $  117,473       $  123,078
==================================================================================================================

See accompanying notes to consolidated financial statements.

NORTH BANCSHARES, INC.
AND SUBSIDIARY

Consolidated Statements of Financial Condition
December 31, 1996 and 1997
(In thousands, except share data)


-------------------------------------------------------------------------------------------------------------------
                        Liabilities and Stockholders Equity                                1996          1997
-------------------------------------------------------------------------------------------------------------------


Deposit accounts (note 7)                                                              $      73,611        75,041
Borrowed funds (note 8)                                                                       24,100        29,100
Advance payments by borrowers for taxes and
    insurance                                                                                  1,203         1,239
Accrued interest payable and other liabilities                                                   736         1,250
-------------------------------------------------------------------------------------------------------------------

Total liabilities                                                                             99,650       106,630
-------------------------------------------------------------------------------------------------------------------

Preferred stock, $.01 par value.  Authorized 500,000 shares;
    none outstanding                                                                             --           --
Common stock, $.01 par value.  Authorized 3,500,000 shares;
    issued 1,914,105 shares                                                                       14            19
Additional paid-in capital                                                                    13,688        13,767
Retained earnings, substantially restricted                                                   10,988        11,139
Treasury stock, at cost (379,551 and 484,293 shares in 1996 and 1997)                         (5,340)       (7,706)
Unrealized loss on securities available for sale, net of
    income taxes                                                                                (678)          (56)
Additional pension liability, net of tax                                                        (108)         (160)
Common stock acquired by Employee Stock Ownership
    Plan (note 13)                                                                              (667)         (555)
Deferred compensation (note 14)                                                                  (74)          --
-------------------------------------------------------------------------------------------------------------------

Total stockholders equity                                                                     17,823        16,448

Commitments and contingencies (notes 3, 8 and 16)
-------------------------------------------------------------------------------------------------------------------

Total liabilities and stockholders equity                                              $     117,473       123,078
-------------------------------------------------------------------------------------------------------------------


NORTH BANCSHARES, INC.
AND SUBSIDIARY

Consolidated Statements of Operations
Years ended December 31, 1995, 1996, and 1997
(In thousands, except share data)


----------------------------------------------------------------------------------------------------------------

                                                                              1995         1996          1997
----------------------------------------------------------------------------------------------------------------


Interest income:
    Loans receivable                                                      $    4,184         5,168        5,968
    Interest-bearing deposits and federal funds sold                             328           246          280
    Investment securities available for sale                                   1,630         2,301        1,832
    Investment securities held to maturity                                        64           --           --
    Mortgage-backed securities available for sale                                479            77          --
    Mortgage-backed securities held to maturity                                  678           582          470
    Investment in mutual funds                                                   123            23          101
    Dividends on FHLB stock                                                       39            71          100
----------------------------------------------------------------------------------------------------------------

Total interest income                                                          7,525         8,468        8,751
----------------------------------------------------------------------------------------------------------------

Interest expense:
    Deposit accounts                                                           3,315         3,285        3,201
    Borrowed funds                                                               829         1,355        1,772
----------------------------------------------------------------------------------------------------------------

Total interest expense                                                         4,144         4,640        4,973
----------------------------------------------------------------------------------------------------------------

Net interest income before provision for loan losses                           3,381         3,828        3,778
Provision for loan losses (note 4)                                                40             8
----------------------------------------------------------------------------------------------------------------

Net interest income after provision for loan losses                            3,341         3,820        3,778
----------------------------------------------------------------------------------------------------------------

Noninterest income:
    Gain on sale of investment securities available for sale
       and mutual funds, net                                                     245            88           60
    Fees and service charges                                                     120           190          211
    Other                                                                         19            23           20
----------------------------------------------------------------------------------------------------------------

Total noninterest income                                                         384           301          291
----------------------------------------------------------------------------------------------------------------

Noninterest expense:
    Compensation and benefits (notes 11, 12 and 13)                            1,418         1,438        1,602
    Occupancy expense                                                            429           424          474
    Professional fees                                                            158           166          149
    Data processing                                                               94           127          169
    Advertising and promotion                                                    102           156          133
    Federal deposit insurance premium                                            199           200           47
    SAIF assessment                                                              --            486           --
    Recognition and retention plan (note 14)                                     116            75           74
    Other                                                                        260           392          422
----------------------------------------------------------------------------------------------------------------

Total noninterest expense                                                      2,776         3,464        3,070
----------------------------------------------------------------------------------------------------------------

Income before income taxes                                                       949           657          999
Income tax expense (note 9)                                                      253           165          363
----------------------------------------------------------------------------------------------------------------

Net income                                                                $      696           492          636
----------------------------------------------------------------------------------------------------------------

Earnings per share:
    Basic                                                                 $   .38           .31          .45
    Diluted                                                                   .38           .30          .42
----------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

NORTH BANCSHARES, INC.
AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders Equity
Years ended December 31, 1995, 1996, and 1997
(In thousands, except share data)


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Unrealized
                                                                                                                      gain (loss)
                                                                                  Additional                          on securities
                                                                        Common    paid-in    Retained    Treasury     available
                                                                        stock      capital    earnings     stock      for sale, net
-----------------------------------------------------------------------------------------------------------------------------------


Balance at December 31, 1994                                       $       14        13,607      10,577        (950)    (492)

Net income                                                                  --          --          696         --          --
Change in unrealized loss on securities available for sale, net             --          --          --          --         582
Payment on ESOP loan                                                        --          --          --          --          --
Market adjustment for common ESOP shares                                    --          22          --          --          --
Amortization of award of RRP Stock                                          --          --          --          --          --
Purchase of treasury stock, 128,148 shares                                  --          --          --        (1,649)       --
Cash dividend ($0.17 per share)                                             --          --         (324)        --          --
Additional liability adjustment for employee pension plan, net              --          --          --          --          --
------------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1995                                                14        13,629     10,949      (2,599)        90

Net income                                                                  --          --         492          --          --
Change in unrealized loss on securities available for sale, net             --          --          --          --        (768)
Payment on ESOP loan                                                        --          --          --          --          --
Market adjustment for common ESOP shares                                    --          62          --          --          --
Options exercised                                                           --          (3)         --          18          --
Amortization of award of RRP Stock                                          --          --          --          --          --
Purchase of treasury stock, 175,916 shares                                  --          --          --        (2,759)       --
Cash dividend ($.27 per share)                                              --          --        (453)         --          --
Additional liability adjustment for employee pension plan, net              --          --          --          --          --
----------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1996                                               14        13,688      10,988      (5,340)      (678)

Net income                                                                  --          --          636         --          --
Change in unrealized loss on securities available for sale, net             --          --          --          --         622
Payment on ESOP loan                                                        --          --          --          --          --
Market adjustment for common ESOP shares                                    --         158          --          --          --
Options exercised                                                           --         (74)         --          437         --
Amortization of award of RRP Stock                                          --          --          --          --          --
Purchase of treasury stock, 134,350 shares                                  --          --          --       (2,803)        --
Cash dividend ($.32 per share)                                              --          --         (485)        --          --
Additional liability adjustment for employee pension plan, net              --          --          --          --          --
3 for 2 stock split effected in the form of a stock dividend                5           (5)         --          --          --
---------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1997                                       $       19        13,767      11,139      (7,706)     (56)
---------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------
                                                                                      Common
                                                                    Additional        stock            Deferred
                                                                    pension          acquired by        compen-
                                                                    liability          ESOP            sation          Total
---------------------------------------------------------------------------------------------------------------------------------



Balance at December 31, 1994                                            --             (889)           (265)           21,602

Net income                                                                               --              --               696
Change in unrealized loss on securities available for sale, net         --               --              --               582
Payment on ESOP loan                                                    --              111              --               111
Market adjustment for common ESOP shares                                --               --              --                22
Amortization of award of RRP Stock                                      --               --             116               116
Purchase of treasury stock, 128,148 shares                              --               --              --            (1,649)
Cash dividend ($0.17 per share)                                         --               --              --              (324)
Additional liability adjustment for employee pension plan, net       (128)               --              --              (128)
-------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1995                                         (128)              (778)           (149)           21,028

Net income                                                              --                --              --               492
Change in unrealized loss on securities available for sale, net         --                --              --              (768)
Payment on ESOP loan                                                    --                111             --               111
Market adjustment for common ESOP shares                                --                --              --                62
Options exercised                                                       --                --              --                15
Amortization of award of RRP Stock                                      --                --              75                75
Purchase of treasury stock, 175,916 shares                              --                --              --            (2,759)
Cash dividend ($.27 per share)                                          --                --              --              (453)
Additional liability adjustment for employee pension plan, net         20                 --              --                20
-------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1996                                         (108)              (667)            (74)           17,823

Net income                                                             --                 --              --               636
Change in unrealized loss on securities available for sale, net        --                 --              --               622
Payment on ESOP loan                                                   --                 112             --               112
Market adjustment for common ESOP shares                               --                 --              --               158
Options exercised                                                      --                 --              --               363
Amortization of award of RRP Stock                                     --                 --              74                74
Purchase of treasury stock, 134,350 shares                             --                 --              --            (2,803)
Cash dividend ($.32 per share)                                         --                 --              --              (485)
Additional liability adjustment for employee pension plan, net        (52)                --              --               (52)
3 for 2 stock split effected in the form of a stock dividend           --                 --              --                --
-------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1997                                         (160)              (555)             --            16,448
------------------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

 NORTH BANCSHARES, INC.
 AND SUBSIDIARY

 Consolidated Statements of Cash Flows
 Years ended December 31, 1995, 1996, and 1997
 (In thousands)


----------------------------------------------------------------------------------------------------------------------------

                                                                                         1995         1996         1997
----------------------------------------------------------------------------------------------------------------------------


Cash flows from operating activities:
    Net income                                                                      $        696           492          636
    Adjustments to reconcile net income to net cash
       provided by (used in) operating activities:
         Depreciation and amortization                                                        57            63           96
         Provision for deferred income taxes                                                  76           125           43
         Provision for loan losses                                                            40             8           --
         Deferred loan fees, net of amortization                                             (94)         (110)          36
         Amortization of premiums and discounts                                              (76)         (100)         (43)
         ESOP and RRP compensation expense                                                   227           186          344
         Gain on sale of investment securities available for sale
            and mutual funds, net                                                           (245)          (88)         (60)
         Federal Home Loan Bank of Chicago
            stock dividend                                                                    (8)           --           --
         Changes in assets and liabilities:
            Increase in accrued interest receivable                                          (29)          (66)         (35)
            (Increase) decrease in other assets                                              (21)         (233)         273
            Increase (decrease) in other liabilities, net                                  1,065          (418)          47
----------------------------------------------------------------------------------------------------------------------------

Net cash provided by (used in) operating activities                                        1,688          (141)       1,337
----------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
    Proceeds from sales of mutual funds available for sale                                 7,963           --          --
    Maturities of investment securities available for sale                                14,000         5,000        5,250
    Maturities of investment securities held to maturity                                   4,500           500         --
    Purchase of investment securities available for sale                                 (22,251)      (15,746)     (11,694)
    Purchase of investment securities held to maturity                                    (1,469)          --          --
    Proceeds from sales of investment securities available for sale                        6,005        12,180        8,780
    Proceeds from sales of mortgage-backed securities
       available for sale                                                                   --           6,600         --
    Repayments of mortgage-backed securities
       available for sale                                                                   --             237         --
    Purchase of mortgage-backed securities held to maturity                               (1,960)           --         --
    Repayments of mortgage-backed securities held to maturity                              2,747         1,953        1,628
    Loan originations                                                                    (18,718)      (26,844)     (18,093)
    Loan repayments                                                                        7,899         9,729       12,404
    Purchase of Federal Home Loan Bank of
       Chicago stock                                                                        (113)         (581)        (500)
    Purchase of premises and equipment                                                       (87)         (290)         (78)
----------------------------------------------------------------------------------------------------------------------------

Net cash used in investing activities                                               $     (1,484)       (7,262)      (2,303)
----------------------------------------------------------------------------------------------------------------------------

                                       22



NORTH BANCSHARES, INC.
AND SUBSIDIARY
Consolidated Statements of Cash Flows, Continued
(in thousands)
----------------------------------------------------------------------------------------------------------------------------

                                                                                         1995         1996         1997
----------------------------------------------------------------------------------------------------------------------------


Cash flows from financing activities:
    Increase (decrease) in deposit accounts                                         $      4,991        (1,558)       1,430
    (Decrease) increase in borrowed funds                                                 (1,226)       12,350        5,000
    (Decrease) increase in advance payments by
       borrowers for taxes and insurance                                                     (88)          124           36
    Payment of cash dividend                                                                (324)         (453)        (485)
    Proceeds from stock options exercised                                                     --            15          296
    Purchase of treasury stock                                                            (1,649)       (2,759)      (2,803)
----------------------------------------------------------------------------------------------------------------------------

Net cash provided by financing activities                                                  1,704         7,719        3,474
----------------------------------------------------------------------------------------------------------------------------

Net increase in cash and cash equivalents                                                  1,908           316        2,508

Cash and cash equivalents at beginning of year                                             6,385         8,293        8,609
----------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents at end of year                                            $      8,293         8,609       11,117
----------------------------------------------------------------------------------------------------------------------------

Supplemental disclosures of cash flow information:
    Cash payments during the year for:
       Interest                                                                     $      4,154         4,586        4,949
       Income taxes                                                                          175           136          --
    Noncash activities  transfer of mortgage-backed
       securities held to maturity to mortgage-backed
       securities available for sale                                                       6,834            --          --
----------------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

NORTH BANCSHARES, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements
December 31, 1995, 1996, and 1997
------------------------------------------------------------------------------

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

        (C)   INVESTMENT AND MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

        Investment and mortgage-backed securities available for sale are securities which may be sold in the future and are recorded at estimated fair value. Unrealized gains and losses are included as a separate component of stockholders' equity, net of related tax effects. Other than temporary declines in the market value of securities available for sale are charged to operations. Gains and losses on the sale of securities are determined using the specific identification method.

        (D)   INVESTMENT AND MORTGAGE-BACKED SECURITIES HELD TO MATURITY

        Investment and mortgage-backed securities held to maturity are carried at amortized cost, adjusted for amortization of premium or accretion of discount over the term of the security using the straight-line method. Other than temporary declines in the market value of securities held to maturity are charged to operations. The Company has the positive intent and ability to hold such securities to maturity.

        (E)   INVESTMENT IN MUTUAL FUNDS

        The investment in mutual funds is carried at estimated market value. Market value is based on the month-end net asset value as provided by the funds. Other than temporary declines in the market value of mutual funds are charged to operations. Cost of securities sold is determined on the basis of average cost.

        (F)   LOANS RECEIVABLE

        Loans receivable are stated at unpaid principal balances less net deferred loan origination fees and allowance for loan losses. Loan origination fees and certain direct costs associated with loan originations are deferred. The net amount deferred is accreted to interest income using the interest method over the contractual life of the loan.

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

        Impaired loans are measured at the present value of expected future cash flows discounted at the loan's effective interest rate, or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Impaired loans exclude homogenous loans that are collectively evaluated for impairment, including one-to-four family mortgage loans and consumer loans.

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

        (I)   EARNINGS PER SHARE

        In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share," which replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share is calculated by dividing income available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings per share is calculated by dividing net income by the weighted average number of shares adjusted for the dilutive effect of outstanding stock options.

        The Company adopted SFAS 128 at December 31, 1997. All earnings per share amounts for prior years have been restated under the provisions of SFAS 128. The following table sets forth the computation of basic and diluted earnings per share for the periods indicated:

---------------------------------------------------------------------------------------------------------------------------
                                                                                  FOR THE YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------------
        (In thousands, except share data)                                   1995                1996              1997
---------------------------------------------------------------------------------------------------------------------------


        Numerator:
             Net income                                               $          696                 492              636
        Denominator:
             Basic earnings per share-weighted average
                shares outstanding                                         1,811,996           1,603,879        1,424,476
             Effect of dilutive stock options outstanding                     37,699              61,158           77,084
             Diluted earnings per share-adjusted weighted
                average shares outstanding                                 1,849,695           1,665,037        1,501,560
        Basic earnings per share                                                 .38                .31               .45
        Diluted earnings per share                                               .38                .30               .42
---------------------------------------------------------------------------------------------------------------------------

        (J)   STOCK SPLIT

        The Company declared a 3 for 2 common stock split on November 11, 1997, effected in the form of a stock dividend payable December 29, 1997 to stockholders of record on December 8, 1997. All references in the consolidated financial statements and notes thereto as to the number of shares, per share amounts and market prices of the Company's common stock, excluding treasury stock, have been restated giving retroactive recognition to the stock split.

        (K)   CASH AND CASH EQUIVALENTS

        For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits, dollar denominated mutual funds, and federal funds sold.

        (L)   EMPLOYEE STOCK OWNERSHIP (ESOP)

        Compensation expense under the ESOP is equal to the fair value of common shares released or committed to be released annually to participants in the ESOP. Common stock purchased by the ESOP and not committed to be released to participants is included in the consolidated statements of financial condition at cost as a reduction of stockholders' equity.

        (M)   RECLASSIFICATION

        Certain reclassifications of prior years' amounts have been made to conform with the current year presentation.



 (2)    INVESTMENT SECURITIES AVAILABLE FOR SALE

        The amortized cost and estimated fair value of investment securities available for sale as of December 31, 1996 and 1997 are summarized as follows:

---------------------------------------------------------------------------------------------------------------------------
                                                                                   Gross         Gross
---------------------------------------------------------------------------------------------------------------------------
                                                                 Amortized      unrealized    unrealized        Estimated
                                                                   cost            gains        losses         fair value


        December 31, 1996:
           U.S. Treasury notes                                 $    2,241            -                (4)         2,237
           U.S. Government agency securities                       23,000            -            (1,156)        21,844
---------------------------------------------------------------------------------------------------------------------------
           Equity securities                                          240             5               -             245
---------------------------------------------------------------------------------------------------------------------------
           Other                                                      100            -                -             100

                                                               $   25,581             5           (1,160)        24,426
---------------------------------------------------------------------------------------------------------------------------

                                                                                   Gross         Gross
---------------------------------------------------------------------------------------------------------------------------


                                                                 Amortized      unrealized    unrealized        Estimated
                                                                   cost            gains        losses         fair value


        December 31, 1997:
           U.S. Government agency securities                   $   22,727             6             (103)        22,630
---------------------------------------------------------------------------------------------------------------------------
           Equity securities                                          418             5               (3)           420
---------------------------------------------------------------------------------------------------------------------------
           Other                                                      200            -                -             200

                                                               $   23,345            11             (106)        23,250
---------------------------------------------------------------------------------------------------------------------------

        The amortized cost and estimated fair value of investment securities available for sale by contractual maturity at December 31 are shown below. Actual maturities may differ from contractual maturities because the borrowers may have the right to call or prepay obligations with or without prepayment penalties.

---------------------------------------------------------------------------------------------------------------------------

                                                                           1996                          1997
                                                              ---------------------------     ---------------------------
                                                               Amortized        Estimated      Amortized        Estimated
                                                                 cost          fair value        cost          fair value


        Due in less than one year                             $    3,241          3,235           1,000             995
        Due after one through five years                           3,000          2,939           4,000           3,996
        Due after five years through ten years                     4,100          3,906           4,196           4,191
---------------------------------------------------------------------------------------------------------------------------
        Due after ten years                                       15,000         14,101          13,731          13,648
---------------------------------------------------------------------------------------------------------------------------
        No stated maturity - equity securities                       240            245             418             420
---------------------------------------------------------------------------------------------------------------------------
                                                              $   25,581         24,426          23,345          23,250
---------------------------------------------------------------------------------------------------------------------------

        Proceeds from sales of investment securities available for sale during 1995 were $6,005, with gross gains of $74, and gross losses of $1. Proceeds from sales of investment securities available for sale during 1996 were $12,180, with gross gains of $97, and gross losses of $9. Proceeds from sales of investment securities available for sale during 1997 were $8,780, with gross gains of $217, and gross losses of $157.


 (3)    MORTGAGE-BACKED SECURITIES HELD TO MATURITY

        The  amortized  cost  and  estimated   fair  value  of   mortgage-backed
        securities held to maturity are summarized as follows as of December 31, 1996 and 1997:

---------------------------------------------------------------------------------------------------------------------------

                                                                                   Gross          Gross         Estimated
                                                                 Amortized      unrealized     unrealized         fair
                                                                   cost            gains         losses           value
---------------------------------------------------------------------------------------------------------------------------


        December 31, 1996:
           Government National Mortgage
               Association                                     $      229            12              (1)            240
           Federal Home Loan Mortgage
               Corporation                                          6,114           125            (106)          6,133
           Federal National Mortgage
---------------------------------------------------------------------------------------------------------------------------
               Association                                          1,122             5             (32)          1,095

                                                               $    7,465           142            (139)          7,468
---------------------------------------------------------------------------------------------------------------------------

        December 31, 1997:
           Government National Mortgage
               Association                                      $     182             9              -              191
           Federal Home Loan Mortgage
               Corporation                                          4,696           155             (57)          4,794
           Federal National Mortgage
---------------------------------------------------------------------------------------------------------------------------
               Association                                            963            14             (26)            951
---------------------------------------------------------------------------------------------------------------------------

                                                                $   5,841           178             (83)          5,936
---------------------------------------------------------------------------------------------------------------------------

        There were no sales of mortgage-backed securities held to maturity during 1995, 1996, or 1997.

        At  December   31,   1996,   the  Savings   Bank  had  pledged   certain
        mortgage-backed securities with an amortized cost of approximately $1,250 as collateral for certain multifamily housing revenue bonds. This commitment was settled during 1997, and there are no pledged securities at December 31, 1997 for these revenue bonds.


 (4)    LOANS RECEIVABLE

        Loans  receivable  are summarized as follows as of December 31, 1996 and 1997:

---------------------------------------------------------------------------------------------------------------------------
                                                                                                       1996          1997
---------------------------------------------------------------------------------------------------------------------------


        Mortgage loans:
            One- to four-family                                                                   $   67,542        71,770
            Multifamily                                                                                5,057         6,459
---------------------------------------------------------------------------------------------------------------------------

        Total mortgage loans                                                                          72,599        78,229

---------------------------------------------------------------------------------------------------------------------------
        Commercial loans                                                                                 790           806
---------------------------------------------------------------------------------------------------------------------------
        Consumer loans                                                                                   239           282

        Total loans receivable                                                                        73,628        79,317
            Less:
                Deferred loan fees, net                                                                   42            78
                Allowance for loan losses                                                                208           208
---------------------------------------------------------------------------------------------------------------------------

                                                                                                  $   73,378        79,031
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
        Weighted average interest rate                                                                7.81%         7.78%
---------------------------------------------------------------------------------------------------------------------------


        Activity in the allowance for loan losses is summarized as follows:
---------------------------------------------------------------------------------------------------------------------------
                                                                                           1995         1996         1997
---------------------------------------------------------------------------------------------------------------------------


        Balance at beginning of year                                                    $   160          200          208
        Provision for loan losses                                                            40            8           -
---------------------------------------------------------------------------------------------------------------------------

        Balance at end of year                                                          $   200          208          208
---------------------------------------------------------------------------------------------------------------------------

        Loans receivable  delinquent three months or more at December 31, are as follows:
---------------------------------------------------------------------------------------------------------------------------


                                                                                                               Percentage
                                                                                 Number                         of total
                                                                                of loans       Amount             loans
---------------------------------------------------------------------------------------------------------------------------


        1995                                                                       1         $   24               .04%
        1996                                                                       1              1               .00
        1997                                                                       -              -               .00


        The Company did not identify any loans considered to be impaired during 1995, 1996 or 1997.

        Mortgage loans serviced for others amounted to approximately $144, $137, and $129 at December 31, 1995, 1996, and 1997, respectively.


 (5)    ACCRUED INTEREST RECEIVABLE

        Accrued interest receivable is summarized as follows as of December 31, 1996 and 1997:

---------------------------------------------------------------------------------------------------------------------------
                                                                                                          1996        1997
---------------------------------------------------------------------------------------------------------------------------


        Loans receivable                                                                              $    440         488
        Mortgage-backed securities                                                                          86          68
        Investment securities                                                                              480         504
        Stock in Federal Home Loan Bank of Chicago                                                          19          -
---------------------------------------------------------------------------------------------------------------------------

                                                                                                      $  1,025       1,060
---------------------------------------------------------------------------------------------------------------------------


 (6)    PREMISES AND EQUIPMENT

        The cost of premises and equipment, less accumulated depreciation and amortization, is summarized as follows as of December 31, 1996 and 1997:

---------------------------------------------------------------------------------------------------------------------------
                                                                                                         1996         1997
---------------------------------------------------------------------------------------------------------------------------


        Land                                                                                          $    280         280
        Office building                                                                                  1,134       1,134
        Furniture, fixtures, and equipment                                                               1,010       1,088
        Leasehold improvements                                                                              87          87
---------------------------------------------------------------------------------------------------------------------------

                                                                                                         2,511       2,589
        Less accumulated depreciation and amortization                                                   1,450       1,546
---------------------------------------------------------------------------------------------------------------------------
                                                                                                      $  1,061       1,043
---------------------------------------------------------------------------------------------------------------------------

        Included in occupancy expense is depreciation and amortization of premises and equipment of $57, $63, and $96 for the years ended December 31, 1995, 1996, and 1997, respectively.


NORTH BANCSHARES INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements

----------------------------------------------------------------------------------------------------------------------------

(7)      Deposit Accounts
         Deposit accounts are summarized as follows as of December 31, 1996 and 1997:
----------------------------------------------------------------------------------------------------------------------------

                                                                 1996                                 1997
                                                -----------------------------------   -----------------------------------
                                                     Weighted                              Weighted
                                                     average                              average
                                                    or stated                             or stated
                                                       rate        Amount    Percent         rate       Amount    Percent
----------------------------------------------------------------------------------------------------------------------------


         Passbook                                        2.75%  $   16,197      22.0%         2.75%  $  15,282        20.4%
         Non-interest bearing demand accounts            --            998       1.3          --         1,208         1.6
         NOW accounts                                    2.02        8,298      11.3          2.02       8,429        11.2
         Money market deposit accounts                   3.30        6,233       8.5          3.35       5,544         7.4
----------------------------------------------------------------------------------------------------------------------------

                                                                    31,726      43.1                    30,463        40.6
----------------------------------------------------------------------------------------------------------------------------

         Certificate accounts:
            Fixed rate                              5.75-8.11          457        .6     5.75-8.11         447          .6
            Money market certificates:
               91 day                                    4.75          863       1.2          4.90         736         1.0
               Six month                                 5.16        7,699      10.4          5.43       7,423         9.9
               One year                                  5.24        9,750      13.2          5.61       9,491        12.6
               One and one-half year                     5.84        4,312       5.9          5.85       8,002        10.7
               Two year                                  5.74        2,785       3.8          5.55       2,722         3.6
               Two and one-half year                     5.65        1,219       1.7          5.74       1,093         1.5
               Three, four, and five year                6.03       14,800      20.1          6.14      14,664        19.5
----------------------------------------------------------------------------------------------------------------------------

                                                                    41,885      56.9                    44,578        59.4
----------------------------------------------------------------------------------------------------------------------------

         Total deposit accounts                                 $   73,611     100.%                 $  75,041       100.%
----------------------------------------------------------------------------------------------------------------------------

         Weighted average interest rate                  4.35%                                4.51%
----------------------------------------------------------------------------------------------------------------------------

         Contractual maturity of
            certificate accounts:
               Under 12 months                                  $   23,778      56.8%                $  25,601        57.5%
               12 to 36 months                                      11,437      27.3                    14,948        33.5
               Over 36 months                                        6,670      15.9                     4,029         9.0
----------------------------------------------------------------------------------------------------------------------------

                                                                $   41,885     100.0%                $  44,578       100.0%
----------------------------------------------------------------------------------------------------------------------------


 Certificates of deposit of $100 or more totaled $4,601, $5,780, and $6,137 at December 31, 1995, 1996, and 1997, respectively.


        Interest expense for deposit accounts is summarized as follows for the years ended December 31, 1995, 1996, and 1997:

---------------------------------------------------------------------------------------------------------------------------
                                                                                             1995        1996        1997
---------------------------------------------------------------------------------------------------------------------------


        Passbook                                                                        $     492         458         426
        NOW Accounts                                                                          123         144         158
        Money market deposit accounts                                                         187         192         214
        Certificate accounts                                                                2,513       2,491       2,403
---------------------------------------------------------------------------------------------------------------------------

                                                                                        $   3,315       3,285       3,201
---------------------------------------------------------------------------------------------------------------------------

 (8)    BORROWED FUNDS

        Borrowed  funds are  summarized  as follows as of December  31, 1996 and 1997:
---------------------------------------------------------------------------------------------------------------------------
                                                                         1996                              1997
                                                            ----------------------------      ----------------------------
                                                            Weighted                          Weighted
                                                            interest rate        Amount       interest rate         Amount


        Secured advances from
      the FHLB of Chicago maturing:
                1997                                            6.97%        $    10,000            - %        $        -
                1998                                            5.97               3,000          6.17               8,000
                1999                                            6.11               3,000          6.11               3,000
                2001                                            5.89               7,350          5.89               7,350
                2002                                            5.89                 750          5.43              10,750
---------------------------------------------------------------------------------------------------------------------------

                                                                6.49%        $    24,100          5.82%        $    29,100
---------------------------------------------------------------------------------------------------------------------------

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


 (9)    INCOME TAXES

        Income tax expense (benefit) is comprised as follows for the years ended
        December 31, 1995, 1996, and 1997:

---------------------------------------------------------------------------------------------------------------------------
                                                                                             1995        1996        1997
---------------------------------------------------------------------------------------------------------------------------


        Federal:
            Current                                                                      $    228          91         336
            Deferred                                                                           67         110          46
---------------------------------------------------------------------------------------------------------------------------

                                                                                              295         201         382
---------------------------------------------------------------------------------------------------------------------------

        State:
            Current                                                                           (51)        (51)        (16)
            Deferred                                                                            9          15          (3)
---------------------------------------------------------------------------------------------------------------------------

                                                                                              (42)        (36)        (19)
---------------------------------------------------------------------------------------------------------------------------
                                                                                         $    253         165         363
---------------------------------------------------------------------------------------------------------------------------

        Income tax expense resulted in an effective tax rate of 26.7%, 25.1% and
        36.4%,   for  the  years  ended  December  31,  1995,  1996,  and  1997, respectively.  The reasons for the difference  between the effective tax rate and the statutory Federal income tax rate are shown below.

---------------------------------------------------------------------------------------------------------------------------

                                                                                               Percentage of earnings
                                                                                                 before income taxes

                                                                                              YEARS ENDED DECEMBER 31,
                                                                                             1995         1996      1997
---------------------------------------------------------------------------------------------------------------------------


        Federal income tax rate                                                              34.0%        34.0       34.0
        Items affecting Federal income tax rate:
              State income tax, net of federal benefit                                       (3.3)        (7.8)      (1.0)
              Utilization of capital loss carryforward                                       (5.9)        (4.2)      (2.3)
              Other, net                                                                      1.9          3.1        5.7
---------------------------------------------------------------------------------------------------------------------------

        Effective income tax rate                                                            26.7%        25.1       36.4
---------------------------------------------------------------------------------------------------------------------------



        The tax effects of existing temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets at December 31 are:

---------------------------------------------------------------------------------------------------------------------------

                                                                                                         1996        1997
---------------------------------------------------------------------------------------------------------------------------


        Deferred tax liabilities:
            Dividends received in stock, not recognized for tax purposes                              $    33           33
            Tax depreciation in excess of book depreciation                                                38           34
            Excess of tax bad debt reserve over base year                                                 156          156
            Recognition and Retention Plan Section 83(b) election                                          17           -
---------------------------------------------------------------------------------------------------------------------------
            Deferred loan fees                                                                             56           71
---------------------------------------------------------------------------------------------------------------------------
            Pension expense                                                                                43           -

        Gross deferred tax liabilities                                                                    343          294
---------------------------------------------------------------------------------------------------------------------------

        Deferred tax assets:
            State net operating loss carryforwards                                                        113          104
            Capital loss carryforward                                                                     141          115
            Unrealized loss on securities available for sale                                              449           39
            Pension expense                                                                                -            66
            Allowance for losses on loans                                                                  81           81
---------------------------------------------------------------------------------------------------------------------------
            Other                                                                                           3           -
---------------------------------------------------------------------------------------------------------------------------

            Gross deferred tax assets                                                                     787          405
            Less valuation allowance                                                                     (141)        (115)
---------------------------------------------------------------------------------------------------------------------------

            Net deferred tax assets                                                                       646          290
---------------------------------------------------------------------------------------------------------------------------

        Net deferred tax liability (asset)                                                            $  (303)           4
---------------------------------------------------------------------------------------------------------------------------

        The Company believes, except as stated below, that it is more likely than not that the net deferred tax assets will be realized based on historical taxable income levels and anticipated future earnings and taxable income levels. A valuation allowance has been established to offset the capital loss carryforward at December 31, 1996 and 1997.

        Retained earnings at December 31, 1997 includes $3,137 for which no provision for Federal income tax has been made. This amount represents allocations of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subject to the then current corporate income tax rate.

        The Company has a capital loss carryforward of $297 which will expire in the year 2000, and net operating loss carryforwards for state income tax purposes of approximately $2,371 which will expire in the year 2012.

(10)    CONVERSION TO STOCK FORM OF OWNERSHIP

        On December 21, 1993, the Company issued 2,082,938 shares of $.01 par value common stock at $6.67 share, and became the parent company of the Savings Bank. Net proceeds, after deducting conversion expenses of $842, were $13,044. During 1994, the Company credited additional paid-in capital for the overaccrual of expenses related to the stock conversion in the amount of $73. As part of the conversion, the ESOP purchased 166,635 shares of common stock with the use of a loan from the Company in the amount of $1,111.

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


(11)    PENSION PLAN

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


        The Company's pension plan data for the years ended December 31, 1996 and 1997 is shown below.

---------------------------------------------------------------------------------------------------------------------------

                                                                                                         1996       1997
---------------------------------------------------------------------------------------------------------------------------


        Actuarial  present value of benefit  obligations  - accumulated  benefit obligation, including vested benefits of $2,663 and $2,862 at
            December 31, 1996 and 1997, respectively                                                  $  2,685      2,882
---------------------------------------------------------------------------------------------------------------------------

        Plan assets at fair value                                                                        2,524      2,702
        Less projected benefit obligation for services
            rendered to date                                                                             2,856      3,085
---------------------------------------------------------------------------------------------------------------------------

        Projected benefit obligation in excess of plan assets                                             (332)      (383)

        Unrecognized prior service cost                                                                    (12)       (11)
        Unrecognized net loss from past experience different from that assumed                             389        502
        Unrecognized net transition asset being recognized over 13 years                                   (24)       (20)
---------------------------------------------------------------------------------------------------------------------------

        Prepaid pension cost                                                                                21         88
        Additional liability                                                                              (182)      (268)
---------------------------------------------------------------------------------------------------------------------------

        Accrued pension cost                                                                          $   (161)      (180)
---------------------------------------------------------------------------------------------------------------------------


        Net pension cost for the years ended December 31, 1995, 1996, and 1997 includes the following components:

---------------------------------------------------------------------------------------------------------------------------

                                                                                                1995       1996      1997
---------------------------------------------------------------------------------------------------------------------------


        Service cost benefits earned during the year                                         $   48         74         43
        Interest cost on projected benefit obligation                                           197        208        219
        Actual return on plan assets                                                           (172)      (181)      (187)
        Net amortization and deferral                                                           (26)       (13)       (31)
---------------------------------------------------------------------------------------------------------------------------

                                                                                             $   47         88         44
---------------------------------------------------------------------------------------------------------------------------

        The projected benefit obligation was determined using an assumed weighted average discount rate of 7.5%, 8.0%, and 7.75% in 1995, 1996, and 1997, respectively, and an assumed compensation increase of 4% in 1995, 1996, and 1997. The assumed weighted average long-term rate of return on plan assets was assumed to be 9% in 1995, 1996, and 1997.


(12)    STOCK OPTION PLAN

        In 1993, the Company adopted a stock option plan (the Plan) pursuant to which the Company's Board of Directors may grant stock options to directors, officers and employees of the Company and the Savings Bank. The number of common shares authorized under the Plan is 208,294, equal to 10% of the total number of shares issued in the initial stock offering and are 100% vested upon date of grant. The exercise price is equal to the fair value of the common stock at the date of grant. The option term cannot exceed 10 years from the commencement date of the Plan of December 21, 1993. At December 31, 1997, there were 19,247 additional shares available for grant under the Plan.

        As of December 31, 1996, the Company adopted the disclosure provisions of Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). The per share weighted average fair value of stock options granted during 1995 and 1997 was $2.11 and $1.99, respectively, on the dates of grant using the Black-Scholes option pricing model. The following weighted average assumptions were used for grants issued for the years ended December 31, 1995 and 1997, respectively: expected dividend yield of 2.5% for both 1995 and 1997; expected volatility factors of .05% and .04%; risk-free interest rates of 7.2% and 5.4%; and expected lives of 8.8 and 6.5 years. There were no stock options granted in 1996.

        Under SFAS No. 123, the Company is required to disclose pro forma net income and earnings per share for 1995, 1996, and 1997 as if compensation expense relative to the fair value of options granted had been included in earnings. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below:


---------------------------------------------------------------------------------------------------------------------------

                                                                                             1995        1996        1997
---------------------------------------------------------------------------------------------------------------------------


        Net income:
             As reported                                                                $     696         492         636
             Pro forma                                                                        674         492         620

        Earnings per share:
             Basic:
               As reported                                                                    .38         .31         .45
               Pro forma                                                                      .37         .31         .44

             Diluted:
               As reported                                                                    .38         .30         .42
               Pro forma                                                                      .36         .30         .41
---------------------------------------------------------------------------------------------------------------------------


        A summary of the status of the Company's stock option transactions under the Plan for the years ended December 31, 1995, 1996, and 1997 is presented below:


---------------------------------------------------------------------------------------------------------------------------

                                                      1995                          1996                      1997
                                                ---------------------    -------------------------     --------------------
                                                           Weighted-                     Weighted-                Weighted-
                                                            average                       average                  average
                                                           exercise                      exercise                 exercise
                 Options                        Shares       price       Shares            price      Shares        price
---------------------------------------------------------------------------------------------------------------------------


        Outstanding at beginning of year        162,462     $   6.67      176,631   $        6.75     174,549    $   6.75
        Granted                                  14,169         7.75           -              -        12,416       13.66
        Exercised                                     -          -          2,082            6.67      44,412        6.67
---------------------------------------------------------------------------------------------------------------------------

        Outstanding and exercisable
              at end of year                     176,631  `     6.75      174,549            6.75     142,553        7.39

        Weighted average grant-date
           fair value of options
           granted during the year                           $30,000                                              $25,000
---------------------------------------------------------------------------------------------------------------------------

        At December 31, 1997, the range of exercise prices and weighted average remaining contractual life of outstanding options was $6.67 to $14.83 and 6 years, respectively.


(13)    EMPLOYEE STOCK OWNERSHIP PLAN

        In conjunction with the Savings Bank's conversion, the Company formed an Employee Stock Ownership Plan (ESOP). The ESOP covers substantially all employees with more than six months of employment who have attained the age of 20-1/2. The plan was funded by a loan in the amount of $1,111 from North Bancshares, Inc. to the ESOP Trust at a rate of 8% with principal and interest payments due quarterly maturing on December 31, 2002. The loan is secured by the shares of North Bancshares, Inc. purchased with the loan proceeds. The Savings Bank has committed to make contributions to the ESOP sufficient to allow the ESOP to fund its debt service requirements on the loan. The ESOP purchased 166,635 common shares of North Bancshares, Inc. in the conversion with the loan proceeds. In accordance with generally accepted accounting principles, the balance of the ESOP loan has been reported as a reduction of stockholders' equity on the Company's consolidated statements of financial condition in the amounts of $667 and $555 at December 31, 1996 and 1997, respectively. In 1996 and 1997, contributions to the ESOP which were used to fund principal and interest payments on the ESOP debt, totaled $170 and $161, respectively.


(14)    RECOGNITION AND RETENTION PLAN

        In conjunction with the Savings Bank's conversion, the Company formed a Recognition and Retention Plan (RRP). Pursuant to the RRP, restricted stock awards representing up to 4% of the shares of common stock that would be outstanding upon completion of the conversion (83,318 shares) may be granted to directors and executive officers of the Company. Restricted stock awards for 73,314 shares were distributed from authorized but unissued shares. The awards vest at a rate of 20% per year, beginning December 31, 1993. The cost of common shares awarded is amortized to compensation expense as the participants vest in the shares and the unamortized cost is reflected as a reduction of stockholders' equity as deferred compensation. At December 31, 1996 and 1997, respectively, 58,650 and 73,314 shares have vested. The Company recorded compensation expense in 1995, 1996, and 1997 of $116, $75, and $74, respectively. The awards are fully vested as of December 31, 1997.


(15)    REGULATION AND SUPERVISION

        The Saving Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Savings Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings Bank must meet specific capital guidelines that involve quantitative measures of the Savings Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Savings Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), Tier I capital (as defined) to average assets (as defined), and tangible capital (as defined). Management believes, as of December 31, 1997, that the Savings Bank meets all capital adequacy requirements to which they are subject.

        As of December 31, 1996 and 1997, the most recent notification from the Office of the Thrift Supervision categorized the Savings Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Savings Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage, and tangible capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

        The actual and minimum capital amounts and ratios of the Savings Bank as of December 31, 1996 and 1997 are presented in the table below.


---------------------------------------------------------------------------------------------------------------------------
                                                                                                          For capital
                                                                                Actual              Adequacy Purposes
                                                                          Amount        Ratio         Amount        Ratio
---------------------------------------------------------------------------------------------------------------------------


        As of December 31, 1996:
           Total capital (to risk weighted assets)                    $      14,469       31.98%       3,620         8.0%
           Tier I capital (to risk weighted assets)                          14,261       31.52         N/A         N/A
           Tier I capital ( to average assets)                               14,261       12.43       3,443          3.0
           Tangible capital (to average assets)                              14,261       12.43       1,721          1.5
---------------------------------------------------------------------------------------------------------------------------

        As of December 31, 1997:
           Total capital (to risk weighted assets)                           11,771       25.38       3,710          8.0
           Tier I capital (to risk weighted assets)                          11,563       24.93         N/A         N/A
           Tier I capital ( to average assets)                               11,563        9.73       3,656          3.0
---------------------------------------------------------------------------------------------------------------------------
           Tangible capital (to average assets)                              11,563        9.73       1,828          1.5

                                       39

(16)    COMMITMENTS AND CONTINGENCIES AND FINANCIAL
              INSTRUMENTS WITH OFF-BALANCE SHEET RISK

        The Company is a party to financial instruments with off-balance sheet risk in the normal course of its business. These instruments include commitments to originate loans and lines of credit and involve credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The Company evaluates each customer's creditworthiness on a case-by-case basis.

        Commitments to originate loans at December 31, 1996 and 1997 of $777 and $957, respectively, represent amounts which the Company plans to fund within the normal commitment period of 60 to 90 days. The commitments to originate loans at December 31, 1997 represent commitments for fixed rate loans with an average interest rate of 8.31%. Because the creditworthiness of each customer is reviewed prior to the extension of the commitment, the Company adequately controls credit risk on these commitments, as it does for loans recorded on the consolidated statements of financial condition. The Company conducts substantially all of its lending activities in the Chicagoland area in which it serves.


(17)    DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INVESTMENTS

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


---------------------------------------------------------------------------------------------------------------------------

                                                                      December 31, 1996               December 31, 1997
                                                                   -----------------------        ---------------------
                                                                     Carrying        Fair            Carrying        Fair
                                                                      amount         value            amount         value
---------------------------------------------------------------------------------------------------------------------------


        Financial assets:
            Cash and due from banks                               $       618         618                 727          727
            Interest-bearing deposits                                   2,644       2,644               2,937        2,937
            Federal funds sold                                          4,800       4,800               5,976        5,976
            Investment in dollar denominated mutual funds                 547         547               1,477        1,477
            Investment securities available for sale                   24,426      24,426              23,250       23,250
            Mortgage-backed securities held to maturity                 7,465       7,468               5,841        5,936
            Loans receivable                                           73,378      73,858              79,031       80,679
---------------------------------------------------------------------------------------------------------------------------
            Accrued interest receivable                                 1,025       1,025               1,060        1,060
---------------------------------------------------------------------------------------------------------------------------

                                                                  $   114,903     115,386             120,299      122,042
---------------------------------------------------------------------------------------------------------------------------

        Financial liabilities:
            Deposit accounts                                           73,611      74,431              75,041       75,215
            Borrowed funds                                             24,100      23,993              29,100       28,703
            Accrued interest payable                                      212         212                 236          236
---------------------------------------------------------------------------------------------------------------------------

                                                                  $    97,923      98,636             104,377      104,154
---------------------------------------------------------------------------------------------------------------------------


        The following methods and assumptions were used by the Company to estimate the fair value of its financial instruments.

        (a) CASH AND DUE FROM BANKS, INTEREST-BEARING DEPOSITS, AND FEDERAL FUNDS SOLD

        For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

        (b)   INVESTMENT IN DOLLAR DENOMINATED MUTUAL FUNDS

        The fair value of investment in dollar denominated mutual funds is based on quoted market prices.

        (c)   INVESTMENT AND MORTGAGE-BACKED SECURITIES

        The fair value of investment and mortgage-backed securities is the quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

        (d)   LOANS RECEIVABLE

        Fair values are estimated for portfolios of performing loans with similar financial characteristics. For certain homogeneous categories of loans, such as some residential real estate mortgages, fair value is estimated using quoted market prices. If no quoted market price exists for a category of loans, fair value is estimated based on current prices offered by the Savings Bank for similar loans. For loans that reprice frequently at market rates, the carrying amount is a reasonable estimate of fair value.

        (e)   ACCRUED INTEREST RECEIVABLE AND PAYABLE

        The  carrying   value  of  accrued   interest   receivable  and  payable
        approximates fair value due to the relatively short period of time between accrual and expected realization.

        (f)   DEPOSIT ACCOUNTS

        The fair value of deposits with no stated maturity, such as passbook, NOW accounts, and money market deposit accounts is equal to the amount payable on demand. The fair value of fixed maturity time deposits is based on the discounted value of contractual cash flows using the rates offered by the Savings Bank for deposits of similar remaining maturities at December 31.

        (g)   BORROWED FUNDS

        The fair value of shorter term borrowings approximates carrying value due to the relatively short periods of time between the origination of the instruments and their expected payment.

        The fair value of fixed rate borrowings is the present value of the contractual cash flows, discounted by the current rate offered for similar remaining maturities.

(18)    PARENT COMPANY ONLY FINANCIAL INFORMATION

        The condensed statements of financial condition as of December 31, 1996 and 1997 and the condensed statements of operations and cash flows for each of the years in the three-year period ended December 31, 1997 for the Parent Company only is presented below and should be read in conjunction with other notes to the consolidated financial statements.

---------------------------------------------------------------------------------------------------------------------------
             STATEMENTS OF FINANCIAL CONDITION (PARENT COMPANY ONLY)
---------------------------------------------------------------------------------------------------------------------------
                                                                                                         1996        1997
---------------------------------------------------------------------------------------------------------------------------


        Assets:
             Cash held at Savings Bank                                                              $      586         852
             Interest-bearing deposits                                                                     130         141
             Investment in dollar denominated mutual funds                                                  83         581
             Investment securities available for sale                                                      345         620
             Accrued interest receivable                                                                     7           8
             Other assets                                                                                3,026       2,778
             Investment in Savings Bank                                                                 13,643      11,507
---------------------------------------------------------------------------------------------------------------------------

        Total assets                                                                                    17,820      16,487
---------------------------------------------------------------------------------------------------------------------------

        Liabilities - other liabilities                                                                     (3)         39
---------------------------------------------------------------------------------------------------------------------------

        Stockholders' equity:
             Common stock                                                                                   14          19
             Additional paid-in capital                                                                 13,688      13,767
             Retained earnings                                                                          10,988      11,139
             Treasury stock, at cost                                                                    (5,340)     (7,706)
             Unrealized loss on securities available for sale, net of income taxes                        (678)        (56)
             Additional pension liability, net of tax                                                     (108)       (160)
             Common stock acquired by Employee Stock Ownership Plan                                       (667)       (555)
             Deferred compensation                                                                         (74)         -
---------------------------------------------------------------------------------------------------------------------------

        Total stockholders' equity                                                                      17,823      16,448
---------------------------------------------------------------------------------------------------------------------------

        Total liabilities and stockholders' equity                                                  $   17,820      16,487
---------------------------------------------------------------------------------------------------------------------------




                 STATEMENTS OF OPERATIONS (PARENT COMPANY ONLY)
---------------------------------------------------------------------------------------------------------------------------

                                                                                               1995      1996        1997
---------------------------------------------------------------------------------------------------------------------------


        Equity in earnings of the Savings Bank                                               $  640       439          576
        Interest income                                                                         296       157          181
        Gain on sale of investment securities available for sale, net                             5        81           67
        Other income                                                                              2         4           -
        Noninterest expense                                                                    (229)     (203)        (195)
---------------------------------------------------------------------------------------------------------------------------

        Income before income taxes                                                              714       478          629
        Income tax benefit (expense)                                                            (18)       14            7
---------------------------------------------------------------------------------------------------------------------------

        Net income                                                                           $  696       492          636
---------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------
                 STATEMENTS OF CASH FLOWS (PARENT COMPANY ONLY)
---------------------------------------------------------------------------------------------------------------------------
                                                                                              1995       1996        1997
---------------------------------------------------------------------------------------------------------------------------


        Cash flows from operating activities:
             Net income                                                                    $    696        492         636
             Adjustments to reconcile net income to net cash
                from operating activities:
                   Amortization of premiums and discounts                                        (3)         1          (2)
                   Amortization of cost of stock benefit plans                                  227        186         186
                   Decrease (increase) in accrued interest                                        3         63          (1)
                   (Decrease) increase in other liabilities                                     (47)        20         108
                   (Increase) decrease in other assets                                           (1)    (3,025)        248
                   Gain on sale of investment securities
---------------------------------------------------------------------------------------------------------------------------
                      available for sale, net                                                    -         (81)        (67)
---------------------------------------------------------------------------------------------------------------------------
                   Equity in earnings of the Savings Bank                                      (640)      (439)       (576)
---------------------------------------------------------------------------------------------------------------------------

        Net cash provided by (used in) operating activities                                     235     (2,783)        532
---------------------------------------------------------------------------------------------------------------------------

        Cash flows from investing activities:
             Proceeds from sale of mutual funds available for sale                              891         -           -
             Purchase of investment securities available for sale                            (1,345)      (625)     (2,994)
             Maturities of investment securities available for sale                           2,500      1,000       1,000
             Proceeds from sale of investment securities
---------------------------------------------------------------------------------------------------------------------------
                available for sale                                                               -       2,207       1,785

        Net cash provided by (used in) investing activities                                $  2,046      2,582        (209)
---------------------------------------------------------------------------------------------------------------------------

                                       44



                                                                                              1995       1996        1997
---------------------------------------------------------------------------------------------------------------------------


        Cash flows from financing activities:
             Cash dividend from Savings Bank                                               $    347      3,332       3,444
             Payment of cash dividends                                                         (324)      (453)       (485)
             Proceeds from stock options exercised                                               -          15         296
---------------------------------------------------------------------------------------------------------------------------
             Purchase of treasury stock                                                      (1,649)    (2,759)     (2,803)

        Net cash (used in) provided by financing activities                                  (1,626)       135         452
---------------------------------------------------------------------------------------------------------------------------

        Net increase (decrease) in cash and cash equivalents                                    655        (66)        775
        Cash and cash equivalents at beginning of year                                          210        865         799
---------------------------------------------------------------------------------------------------------------------------

        Cash and cash equivalents at end of year                                           $    865        799       1,574
---------------------------------------------------------------------------------------------------------------------------


(19)    QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

        The following table sets forth certain unaudited income and expense and per share data on a quarterly basis for the three month periods indicated:

---------------------------------------------------------------------------------------------------------------------------
                                                                                      YEAR ENDED DECEMBER 31, 1997
                                                                               1st Qtr      2nd Qtr     3rd Qtr     4th Qtr
---------------------------------------------------------------------------------------------------------------------------
                                                                                             (in thousands)


        Interest income                                                  $      2,143       2,195        2,195       2,218
        Interest expense                                                        1,174       1,225        1,286       1,288
---------------------------------------------------------------------------------------------------------------------------

        Net interest income before provision for loan losses                      969         970          909         930
        Provision for loan losses                                                  -           -            -            -
---------------------------------------------------------------------------------------------------------------------------

        Net interest income after provision for loan losses                       969         970          909         930
        Fees and service charges                                                   46          57           53          55
        Gain (loss) on sale of investment securities
           and mutual funds                                                        48           6           (1)          7
        Other noninterest income                                                    4           5            4           7
        Noninterest expense                                                       746         796          798         730
---------------------------------------------------------------------------------------------------------------------------

        Income before income tax expense                                          321         242          167         269
        Income tax expense                                                         92          67           55         149
---------------------------------------------------------------------------------------------------------------------------

        Net income  $                                                    229      175         112          120
---------------------------------------------------------------------------------------------------------------------------

        Basic earnings per share                                         $        .16         .12          .08         .09
---------------------------------------------------------------------------------------------------------------------------

        Diluted earnings per share                                       $        .15         .12          .08         .08
---------------------------------------------------------------------------------------------------------------------------

        Cash dividends declared per share                                $        .08         .08          .08         .08
---------------------------------------------------------------------------------------------------------------------------

                               BOARD OF DIRECTORS


MARY ANN HASS               ELMER L. HASS               GREGORY W. ROSE
Chairman of the Board       Retired-Cragin Metals       Director and
Chief Executive Officer     Products, Inc.              Managing Partner
                                                        Monarch Tool & Die Co.


JAMES L. FERSTEL            JOSEPH A. GRABER            ROBERT H. RUSHER
Attorney at Law             President and               Retired-President and
                            Chief Operating Officer     Chief Operating Officer


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

EMILIE V. REITER            CATHERINE HARPER            SUSAN L. RODRIGUEZ
Assistant Secretary         Assistant Vice President    Assistant Secretary
North Federal Savings Bank  North Federal Savings Bank

D. ROBERT HARLESS
Assistant Vice President
North Federal Savings Bank

CORPORATE INFORMATION

STOCK PRICE INFORMATION
The Company's common stock trades on The Nasdaq Stock Market under the symbol:
NBSI. The table below shows the high and low sales prices of the common stock during the periods indicated in fiscal 1997 and 1996. The prices have been adjusted to reflect a three-for-two stock split distributed on December 29, 1997. The Common Stock began trading on December 21, 1993. On March 2, 1998, North Bancshares, Inc. had approximately 220 shareholders of record and 400 beneficial shareholders. As of such date, there were 1,300,281 shares of common stock issued and outstanding.

                        1997            1996
                    HIGH     LOW    HIGH     LOW
First Quarter     13.167  10.500  10.833   9.167
Second Quarter    13.417  12.750  10.833  10.167
Third Quarter     16.333  12.833  10.833  10.167
Fourth Quarter    18.875  15.667  11.000  10.500

                                       46

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

ANNUAL MEETING OF SHAREHOLDERS
The Annual Meeting of the Shareholders of North Bancshares, Inc. will be held at 10:00 A.M., April 22, 1998, at the Chicago
Historical Society, 1601 N. Clark St., Chicago, Illinois:

STOCK TRANSFER AGENT AND REGISTRAR
Inquiries regarding stock transfer, registration, lost certificate, lost dividend checks or changes in name and address should be directed to the stock transfer agent and registrar by calling 312-360-5296 or by writing:

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

                                       47