Form 10KSB40, Exhibit 13
period 1998-12-31
NORTH BANCSHARES INC
filed 1999-03-25
CIK 912623

EXHIBIT 13


                               1998 ANNUAL REPORT

TABLE OF CONTENTS

Message from the Chairman and the President......................         1

Selected Consolidated Financial Information......................         2

Management's Discussion and Analysis of Financial
  Condition and Results of Operations............................         4

Independent Auditors' Report.....................................        16

Consolidated Statements of Financial Condition...................        17

Consolidated Statements of Operations............................        19

Consolidated Statements of changes in
  Stockholders' Equity...........................................        20

Consolidated Statements of Cash Flows............................        21

Notes to Consolidated Financial Statements.......................        23

Stockholder and Corporate Information............................        47

                                                                  March 15, 1999

To Our Shareholders:

            We are pleased to present the 1998 Annual Report of North Bancshares, Inc. The information in this Annual Report is designed to provide a detailed financial review of 1998 and our outlook for the future. A detailed summary of the targets and goals are outlined in the "Management's Discussion and Analysis" section of the report.

            The year 1998 presented us with many challenges and opportunities. The dramatic decline in interest rates prompted a record number of mortgage prepayments and refinancings. We met that challenge head-on by restructuring our loan portfolio and booking a record number of loans. We continued the process of diversifying our portfolio of loans to include more higher yielding investment property and consumer loans while reducing our reliance on higher cost certificates of deposit as a funding source.

            On January 19th of this year we announced an $.11 per share quarterly dividend, which amounted to a 10% increase in the regular quarterly dividend paid during 1998. This increase reflects our strong capital position, our improved quarterly results, and our optimism for the future of the Company.

            We expanded the Board this past year with the appointment of Frank
J. Donati. Mr. Donati's background is detailed in the proxy statement and we believe his appointment will enhance and strengthen the quality of the Board as we move into the 21st century.

            The total compounded annual rate of return to shareholders, from December 22, 1993, the date of conversion, to December 31, 1998, amounts to approximately 15%. Our commitment has been and will always be long-term shareholder value. We will do this by focusing on and responding to the needs of the community and by offering products and services that meet those financial needs.


                                   Sincerely,



                                   Mary Ann Hass
                                   Chairman of the Board




                                   Joseph A. Graber
                                   President and Chief Executive Officer

Set forth below is selected financial data of the Company. This financial data is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and the Notes thereto.


                                                        SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                                                         DECEMBER 31,
                                           ---------------------------------------------------------------------------
                                                   1998          1997             1996            1995          1994
                                           ---------------------------------------------------------------------------
                                                                     (IN THOUSANDS)
======================================================================================================================


SELECTED FINANCIAL CONDITION DATA:

Total assets                                   $125,832       $123,078        $117,473         $111,668      $106,959
Loans receivable, net                            82,123         79,031          73,378           56,161        45,288
Mortgage backed securities held to maturity       4,478          5,841           7,465            9,419        17,015
Mortgage backed securities available for sa      10,884            ---             ---            6,927           ---
Investment securities held to maturity              ---            ---             ---              498         3,493
Investment securities available for sale         14,880         23,250          24,426           27,882        24,695
Investment in mutual funds                          ---            ---             ---              ---         7,796
Deposit accounts                                 76,222         75,041          73,611           75,169        70,178
Borrowed funds                                   34,100         29,100          24,100           11,750        12,976
Stockholders' equity                             13,322         16,448          17,823           21,028        21,602




                                                                       YEAR ENDED DECEMBER 31,
                                           ---------------------------------------------------------------------------
SELECTED OPERATING DATA:                         1998            1997            1996              1995          1994
------------------------                   ---------------------------------------------------------------------------

Total interest income                          $8,644          $8,751          $8,468            $7,525        $6,310
Total interest expense                          5,104           4,973           4,640             4,144         2,880
                                           ---------------------------------------------------------------------------
Net interest income before
  provision for loan losses                     3,540           3,778           3,828             3,381         3,430
Provision for loan losses                           6             ---               8                40            54
                                           ---------------------------------------------------------------------------
Net interest income after provision
  for loan losses                               3,534           3,778           3,820             3,341         3,376
                                           ---------------------------------------------------------------------------
Non-interest income (loss):
  Fees & service charges                          263             211             190               120           105
  Gain on sale of investment
    securities and mutual funds, net               75              60              88               245           216
  Gain on sale of loans                             3             ---             ---               ---           ---
  Decline in value of mutual funds                ---             ---             ---               ---          (612)
  Other non-interest income                        18              20              23                19            41
                                           ---------------------------------------------------------------------------
Total non-interest income (loss)                  359             291             301               384          (250)
Non-interest expense                            3,146           3,070           3,464             2,776         2,728
                                           ---------------------------------------------------------------------------

Income before taxes                               747             999             657               949           398
Income tax expense                                235             363             165               253           353
                                           ---------------------------------------------------------------------------
NET INCOME                                       $512            $636            $492              $696           $45
                                           ===========================================================================



                                                                                YEAR ENDED DECEMBER 31,
                                                             ------------------------------------------------------
                                                               1998       1997       1996       1995        1994
                                                             ------------------------------------------------------
SELECTED FINANCIAL RATIOS AND OTHER DATA:
PERFORMANCE RATIOS:
-------------------
 Return on assets (ratio of net income to
  average total assets)                                        0.41%      0.53%      0.42%      0.64%      0.04%
 Interest rate spread information:
  Average during year                                          2.33       2.41       2.53       2.15       2.67
  End of year                                                  2.36       2.51       2.57       2.24       2.23
 Net interest margin                                           2.94       3.19       3.36       3.19       3.54
 Ratio of operating expenses to average
  total assets                                                 2.54       2.54       2.98       2.57       2.75
 Ratio of average interest-earning assets to average
  interest-bearing liabilities                               114.43     118.65     120.61     126.61     129.40


ASSET QUALITY RATIOS:
---------------------

 Non-performing assets to total assets at end of period        0.02       0.00       0.00       0.02       0.03
 Allowance for loan losses to non-performing loans           891.67     N/A(1)     N/A(1)     833.33     500.00
 Allowance for loan losses to loans receivable                 0.26       0.26       0.28       0.36       0.35

CAPITAL RATIOS:
---------------
  Stockholders' equity to total assets                        10.59      13.36      15.17      18.83      20.20
  Average stockholders' equity to average assets              11.18      14.03      16.32      19.71      22.52
  Return on stockholders' equity (ratio of net income to
   average equity)                                             3.70       3.75       2.59       3.27       0.20

NUMBER OF FULL SERVICE OFFICES:                                   2          2          2          2          2
-------------------------------


(1) Not applicable because the Company had no non-performing loans as of December 31, 1996 and 1997.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

            North Bancshares, Inc. (the "Company") was organized on September 23, 1993 under Delaware law as the holding company for North Federal Savings Bank (the "Bank"). In connection with the Bank's conversion from a federally chartered mutual savings bank to a stock savings bank, the Bank issued all of its common stock to the Company for approximately 50% of the net proceeds of the conversion. On December 29, 1997, the Company effected a three-for-two stock split in the form of a 50% common stock dividend. At December 31, 1998, there were 1,262,893 outstanding shares of common stock. The Company's common stock trades on The Nasdaq Stock Market under the symbol: "NBSI."

            The primary business of the Company is that of an independent community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves. The Company attracts deposits from the general public and uses such deposits as well as borrowed funds to originate or acquire one- to four-family residential mortgages, loans secured by small apartment buildings or mixed use properties. The Company has recently begun originating equity lines of credit secured by real estate and has purchased participating interests in multi-family apartment building loans. The Company also originates consumer loans in its primary market area and has established a commercial line of credit with a manufactured housing developer. The Company invests primarily in federal agency securities, investment grade securities, mortgage-backed securities, common stock of other financial institutions and money market accounts.

            The Company's consolidated results of operations are primarily dependent on net interest income, which is the difference between the interest earned on interest-earning assets and the interest paid on deposits and borrowings and, to a lesser degree on non-interest income and non-interest expense. The Company's operating expenses consist principally of employee compensation, occupancy expenses, federal deposit insurance premiums and other general and administrative expenses. The Company's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.


FORWARD-LOOKING STATEMENTS

            When used in this Annual Report, in future filings by the Company with the SEC, in the Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including but not limited to, changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

            The Company does not undertake -- and specifically disclaims any obligation -- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

YEAR 2000 READINESS DISCLOSURES

            The Year 2000 issue arises from the inability of some computer systems to recognize the year 2000. Many existing computer programs and systems originally were programmed with six digit dates that provided only two digits to identify the calendar year in the date field. With the impending new millennium, these programs and computers will recognize "00" as the year 1900 rather than the year 2000.

            The Company utilizes and is dependent upon data processing systems and software to conduct its business. The data processing systems and software include those developed and maintained by the Company's third-party data processor and other software purchased which is operated on in-house personal computers and a wide area network. During 1997, the Company initiated a review and formed a committee to conduct an assessment of all hardware and software systems to assess whether they will function properly in the year 2000. To date, we have not found anything material that would affect the operations of the Company. The vendors who have been contacted have indicated that their hardware and software is or will be Year 2000 compliant during the time frames established by our regulators. In house and third party data processor testing of mission critical and other hardware and software systems is ongoing. A test of the Company's third-party data processor's deposit and loan system was conducted in August 1998. The results of the tests, using various dates in the year 2000 indicated that all the transactions tested were processed correctly. The third-party data processor's general ledger system was tested in October 1998. The third-part data processor's item processing and image systems have been tested are believed to be compliant. The results of these tests indicated that all transactions and statements were processed correctly.

            A contingency plan, which would involve conversion to an alternate data processing system, disaster recovery programs in the event of electrical failures and additional cash requirements is currently under review by management. The costs associated with the compliance efforts have been approximately $25,000 to date. It is anticipated that total costs will not exceed $40,000 and are not expected to have a significant impact on the Company's ongoing results of operations.


MANAGEMENT STRATEGY

THE COMPANY'S THREE YEAR FINANCIAL GOALS ARE TO:

*  Achieve a 7.5% to 8.5% return on equity (ROE) by the end of fiscal year 2001;
*  Achieve a .65% to .75% return on assets (ROA) by the end of fiscal year 2001;
*  Increase interest-earning assets by approximately 5% to 7% per year;
*  Maintain the Company's record of high asset quality;
* Improve the loan to assets ratio to between 65% to 75%, of which 10% to 15% would be consumer, multi-family and commercial loans;
*  Reduce certificates of deposit to 50% of total deposits;
*  Increase non-interest income by approximately 10% to 15% annually;
*  Maintain a high dividend payout ratio;
* Continue to evaluate stock repurchase programs in light of the effect on earnings per share and stock options exercised;
*  Improve efficiency ratio to 65% by the end of fiscal year 2001.

IN ORDER TO ACHIEVE THESE GOALS THE BANK:

*  Will continue to expand consumer lending;
* Will continue to restructure the loan portfolio to include more investment property loans;

* Will continue to focus on shifting liabilities from higher cost certificates of deposit to lower cost, fee generating transaction accounts;
* Will continue to develop relationships with other financial institutions in order to participate in multi-family apartment lending;
* Will continue to develop relationships with local high transaction volume customer businesses in order to place additional ATM terminals off premises;
* Will expand our marketing efforts in order to promote products to individuals and families who move into the area, and will continue to promote our products and services on the Bank's Internet Web page;
* Will continue to review employee benefit plans and other non-interest expenses in order to achieve additional cost savings;
* Will continue a review of development alternatives for the Bank's real estate.

GOALS ACHIEVED:

* Achieved average loan growth of 16.3% per year from the end of 1994 to the end of 1998;
* Diversified loan portfolio during 1998 with 69% of the loan production in two-to four-family and multi family property loans;
* Management continued to develop business relationships with other financial institutions and closed $2.5 million in multi-family participation loans in 1998;
* Loans to assets ratio at the end of 1998 was 65.3%, of which 10.8% were consumer, commercial and multi-family loans;
* The Company has maintained its high level of asset quality during 1998; only one loan in the amount of $24,000 was delinquent 90 days or more at December 31, 1998;
* Reduced certificates of deposit from 59.4% of total deposits at the end of 1997 to 54.9% at the end of 1998, increased non-interest bearing checking accounts by 46.6% from January 1, 1998 to December 31, 1998 and increased money market deposits by $4.6 million or 83.0% During 1998;
* Non-interest income improved 23% during 1998;
* Dividend payout ratio amounted to 100% of diluted earnings per share in 1998;
* Completed eleven stock repurchase programs totaling $10.7 million and the Board of Directors recently approved the twelfth program to repurchase up to 50,000 shares;
* Managing excess capital will continue to be a priority. The equity to assets ratio has been reduced from 20.2% at the beginning of 1994 to 10.6% at the end of 1998;



ASSET/LIABILITY MANAGEMENT

            A key component of successful asset/liability management is the monitoring and management of interest rate risk sensitivity, which includes the repricing and maturity of interest-earning assets and interest-bearing liabilities. The Bank has an Asset-Liability Risk Management Committee and an Interest Rate Committee that are composed of the Bank's president, executive vice president, vice president/treasurer, vice-president-services and assistant vice president/controller. Both committees meet on a regular basis to review the business plan and assess the Bank's investment portfolio and deposit pricing, and meets quarterly to assess economic conditions and consider methods of managing the Bank's asset and liability mix and overall sensitivity to interest rates.

            A financial institution has a negative interest rate sensitivity gap for a given period if the amount of its interest-bearing liabilities maturing or otherwise repricing within such period exceeds the amount of its interest-earning assets maturing or otherwise repricing within the same period. Accordingly, in a decreasing interest rate environment, financial institutions with a negative interest rate sensitivity gap generally will experience greater decreases in the cost of their interest-bearing liabilities than the yield of their interest-earning assets. Conversely, in an environment of increasing interest rates the cost of their interest-bearing liabilities generally will increase more quickly than the yield of their interest-earnings assets. Changes in interest rates generally will have the opposite effect on financial institutions with a positive interest rate sensitivity gap. At December 31, 1998, based on management assumptions for passbook accounts, NOW accounts, money market deposit accounts, certificates of deposit and borrowed funds, total interest-bearing liabilities maturing or repricing within one year exceeded total interest-earning assets maturing or repricing in the same period by $10.3 million, representing a cumulative one year gap as a percentage of interest-earning assets of a negative 8.35%.

            The following table sets forth the repricing dates of the Company's interest-earning assets and interest-bearing liabilities at December 31, 1998 and the Company's interest rate sensitivity gap percentages at the dates indicated. The interest rate sensitivity gap is defined as the amount by which assets repricing within the respective periods exceed liabilities repricing within such periods. One- to four-family fixed-rate mortgage loans are assumed to prepay at an annual rate of 24.1%. Consumer loans are also assumed to prepay at an annual rate of 24.1%. Mortgage-backed securities with contractual maturities of less than five years are assumed to prepay at an annual rate of 42.6% and those with maturities of more than five years are assumed to prepay at an annual rate of 40.4%, depending on the stated interest rate. Passbook accounts are assumed to be withdrawn at annual rates of 17.0%, 17.0%, 17.0%, 16.0% and 33.0%, respectively, during the periods shown. Money market deposit accounts are assumed to be withdrawn at annual rates of 79.0% in the first six months and 21.0% during the subsequent periods. Finally, transaction accounts are assumed to be withdrawn at annual rates of 37.0% during the first year, 32.0% between one and three years, 17.0% between three and five years and 14.0% for over five years. All prepayment and liability repricing assumptions are those selected by management for the purpose of assessing the interest rate sensitivity.

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

            For purposes of this gap analysis, loans are reduced by loans in process, but are not reduced by deferred loan fees or allowance for loan losses. Investment securities and mortgage-backed securities are shown at amortized cost.



                                                                         DECEMBER 31, 1998
                                        -------------------------------------------------------------------------------------
                                                         Over 6
                                         6 Months      Months to    Over 1-3     Over 3-5         Over
                                         or less        One Year      Years       Years          5 Years        Total
                                        -------------------------------------------------------------------------------------
                                          Amount         Amount      Amount       Amount         Amount        Amount
                                        -------------------------------------------------------------------------------------
                                                                      (Dollars in thousands)
Fixed rate one-to-four family and
  multi-family real estate loans        $  8,049      $  7,128      $ 23,435      $ 12,435      $ 14,363     $ 65,410
Consumer and commercial loans              1,575           138            62            21            27        1,823
Mortgage-backed securities                 3,717         2,517         5,941         2,122         1,138       15,435
Adjustable rate one-to-four family and
  multi-family real estate loans           1,336         1,692         7,587         4,641            --       15,256
Investment securities and other(1)        19,945         4,975           501            --           100       25,521
                                        ------------------------------------------------------------------------------
  Total interest-earning assets           34,622        16,450        37,526        19,219        15,628      123,445
                                        ------------------------------------------------------------------------------

Passbook accounts                       $  1,160      $  1,061      $  3,553      $  2,316      $  5,552     $ 13,642
NOW accounts                               1,617         1,318         3,121           835         1,849        8,740
Money market deposit accounts              4,006           644         2,065         1,289         2,139       10,143
Certificate accounts                      20,899         7,675         9,153         4,181            --       41,908
Borrowed funds                            20,000         3,000        10,350           750            --       34,100
                                        ------------------------------------------------------------------------------
  Total interest-bearing liabilities      47,682        13,698        28,242         9,371         9,540      108,533
                                        ------------------------------------------------------------------------------
Interest-earning assets less
  interest-bearing liabilities          ($13,060)     $  2,752      $  9,284      $  9,848      $  6,088     $ 14,912
                                        ---------------------------------------------------------------------=========
Cumulative interest rate
  sensitivity gap                       ($13,060)     ($10,308)     ($ 1,024)     $  8,824      $ 14,912
                                        ==============================================================================
Cumulative interest rate gap as a
  percentage of total assets              (10.38)%       (8.19)%       (0.81)%        7.01%       11.85%
                                        =============================================================================


Cumulative interest rate gap as a
  percentage of interest-earning assets   (10.58)%       (8.35)%       (0.83)%        7.15%       12.08%
                                        =============================================================================

----------------------------
(1) Includes investment securities available for sale, FHLB stock and other interest-earning assets.





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




                                        --------------------------------------------------------------------------------------------
                                                        1998                         1997                          1996
                                        --------------------------------------------------------------------------------------------
                                          Average     Interest            Average    Interest           Average    Interest
                                        Outstanding   Earned\   Yield\  Outstanding  Earned\   Yield\ Outstanding  Earned\    Yield\
                                          Balance       Paid     Rate     Balance      Paid     Rate    Balance      Paid      Rate
                                        --------------------------------------------------------------------------------------------
                                                                       (Dollars in thousands)


INTEREST-EARNING ASSETS:
  Loans receivable (1)                   $ 77,962   $  5,924     7.60%   $ 76,376   $  5,968    7.81% $ 65,030   $  5,168     7.95%
  Investment securities                    23,291      1,643     7.05      27,558      1,933    7.02    33,125      2,324     7.02
  Mortgage-backed securities                8,014        481     6.00       6,737        470    6.98     9,956        659     6.62
  Federal funds sold                        6,837        399     5.84       3,627        207    5.71     3,087        165     5.34
  Other                                     4,274        197     4.61       3,989        173    4.34     2,535        152     6.00
                                   -------------------------------------------------------------------------------------------------
   Total interest-earning assets          120,378      8,644     7.18     118,287      8,751    7.40   113,733      8,468     7.45
                                   -------------------------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES:
  MMDA & NOW accounts                      15,492        468     3.02      13,928        372    2.67    13,755        336     2.44
  Passbook accounts                        14,439        397     2.75      15,495        426    2.75    16,790        459     2.73
  Certificate accounts                     42,472      2,401     5.65      42,082      2,403    5.71    43,954      2,490     5.67
  Borrowed funds                           32,792      1,838     5.61      28,192      1,772    6.29    19,776      1,355     6.86
                                   -------------------------------------------------------------------------------------------------
   Total interest-bearing liabilities     105,195      5,104     4.85      99,697      4,973    4.99    94,295      4,640     4.92
                                    -----------------------------------------------------------------------------------------------
Net interest income                                 $  3,540                        $  3,778                      $ 3,828
                                                    --------                        --------                      -------


Net interest rate spread                                         2.33%                          2.41%                         2.53%
                                                                 ----                           ----                          ----
Net earning assets                       $ 15,183                        $ 18,590                     $ 19,438
                                         --------                        --------                     --------
Net yield on average interest-
 earning assets                                                  2.94%                          3.19%                         3.36%
                                                                 ----                           ----                          ----
Average interest-earning assets to
 average interest-bearing liabilities                   114.43%                       118.65%                       120.61%
                                                        ------                        ------                        ------


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


                                                                      At December 31,
                                             ----------------------------------------------------------------------
                                                    1998                    1997                    1996
                                             ----------------------------------------------------------------------
WEIGHTED AVERAGE YIELD ON:
  Loans receivable                                            7.44%                   7.78%                   7.81%
  Investment securities                                       6.73                    6.90                    6.76
  Mortgage-backed securities (1)                              6.48                    7.18                    7.15
  Federal funds                                               4.52                    5.92                    6.25
  Other                                                       4.83                    5.80                    6.09
                                             ----------------------------------------------------------------------
   Combined weighted average yield on
    interest-earning assets                                   7.05                    7.42                    7.44
                                             ----------------------------------------------------------------------

WEIGHTED AVERAGE RATE PAID ON:
  Passbook accounts                                           2.75                    2.75                    2.75
  MMDA & NOW accounts                                         2.97                    2.55                    2.54
  Certificate accounts                                        5.58                    5.80                    5.62
  Borrowed funds                                              5.34                    5.82                    6.49
                                             ----------------------------------------------------------------------
   Combined weighted average rate paid on
     interest-bearing liabilities                             4.69                    4.91                    4.87
                                             ----------------------------------------------------------------------


SPREAD                                                        2.36%                   2.51%                   2.57%
                                             ======================================================================


-------------------------
(1) Mortgage-backed securities are net of premiums and discounts

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



                                                                   YEAR ENDED DECEMBER 31,
                                     ---------------------------------------------------------------------------
                                                 1997 vs 1998                           1996 vs 1997
                                     ---------------------------------------------------------------------------
                                         Increase (Decrease)                    Increase (Decrease)
                                              Due to          Total                   Due to         Total
                                     ---------------------------------------------------------------------------
                                                             Increase                               Increase
                                        Volume       Rate   (Decrease)          Volume      Rate   (Decrease)
                                     ---------------------------------------------------------------------------
                                                                (In Thousands)
INTEREST-EARNING ASSETS:
 Loans receivable (1)                    $121      $(165)    $(44)              $887       $(87)     $800
 Investment securities (2)               (301)         9     (292)              (391)       ---      (391)
 Mortgage-backed securities (3)            77        (66)      11               (225)        36      (189)
 Federal funds sold                       187          5      192                 31         11        42
 Other                                     13         12       25                 63        (42)       21
                                     ---------------------------------------------------------------------------
  TOTAL INTEREST-EARNING ASSETS            97       (205)    (108)               365        (82)      283
                                     ---------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES:
 MMDA & NOW accounts                       47         49       96                  4         32        36
 Passbook accounts                        (29)       ---      (29)               (36)         3       (33)
 Certificate accounts                      22        (24)      (2)              (106)        19       (87)
 Borrowed funds                           258       (193)      65                529       (112)      417
                                     ---------------------------------------------------------------------------
  TOTAL INTEREST-BEARING LIABILITIES     $298      $(168)    $130               $391       $(58)     $333
                                     ---------------------------------------------------------------------------

CHANGE IN NET INTEREST INCOME                               ($238)                                   $(50)
                                                            ======                                   =====


---------------------
(1) Calculated net of deferred loan fees, loan discounts, loans in process and allowance for loan losses.
(2) Includes investments classified as available for sale and held to maturity.
(3) Includes mortgage-backed securities classified available for sale and held to maturity.



FINANCIAL CONDITION

            Total assets increased $2.7 million, or 2.2%, to $125.8 million at December 31, 1998 from $123.1 million at December 31, 1997. The increase was primarily attributable to a $3.1 million, or 3.9%, increase in net loans receivable to $82.1 at December 31, 1998 from $79.0 million on December 31, 1997. The increase in net loans receivable is attributable primarily to funding approximately $2.5 million in multi-family loan participations with local financial institutions.

            Mortgage-backed securities available for sale amounted to $10.8 million at December 31, 1998. There were no mortgage-backed securities classified available for sale at December 31, 1997. The increase was due primarily to the Company's decision to reallocate certain shorter term investment securities and liquid assets into higher yielding longer term investments that are available for sale.

            Deposit accounts increased by $1.2 million, or 1.6%, to $76.2 million on December 31, 1998 from $75.0 million on December 31, 1997. The increase was primarily attributable to the introduction of an enhanced version of the Bank's Money Market Deposit Account and the promotion of its "Free Checking" account and a small business checking account.

            Borrowed funds increased by $5.0 million, or 17.2%, to $34.1 million at December 31, 1998 from $29.1 million at December 31, 1997. The increase in borrowed funds was used primarily to fund loan originations and loan participations. The Company anticipates a reduction in the average cost of borrowed funds during 1999 compared with 1998 as a result of refinancing higher rate FHLB advances during 1998.

            Stockholders' equity decreased $3.1 million, or 18.9%, to $13.3 million at December 31, 1998 from $16.4 million at December 31, 1997. The decrease was primarily attributable to a $3.0 million increase in treasury stock as a result of $3.9 million in stock repurchases, partially offset by $910,000 in stock options being exercised. Retained earnings remained steady at $11.1 million due to dividend payments offsetting net income for the year.


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997

            GENERAL. Net income amounted to $512,000 for the year ended December 31, 1998, a decrease of $124,000 from $636,000 for the year ended December 31, 1997. Diluted earnings per share amounted to $.40 for the year ended December 31, 1998, a decrease of $.02 from $.42 per share for the year ended December 31, 1997. The decrease was primarily attributable to a decline in net interest income, partially offset by an increase in non-interest income and a decrease in the weighted average number of shares outstanding.

            INTEREST INCOME. Interest income was $8.6 million for the year ended December 31, 1998, a $107,000 decrease from $8.8 million for the year ended December 31, 1997. There was a decline in the annualized yield on average interest-earning assets to 7.18% for the year ended December 31, 1998 from 7.40% for the year ended December 31, 1997. The decline was due primarily to proceeds from mortgage loan prepayments and higher yielding investment securities called prior to maturity, which were temporarily reinvested in shorter term lower yielding investments. Average interest earning assets amounted to $120.4 million for the year ended December 31, 1998, an improvement of $2.1 million from $118.3 million for the year ended December 31, 1997, which partially offset the yield reduction.

            INTEREST EXPENSE. Interest expense was $5.1 million for the year ended December 31, 1998, an increase of $131,000 from $5.0 million for the year ended December 31, 1997. The increase was attributable to a $65,000 increase in interest on deposit accounts and a $66,000 increase in interest on borrowed funds. The average balance of interest-bearing deposit accounts was $72.4 million for the year ended December 31, 1998, an increase of $900,000 from $71.5 million for the year ended December 31, 1997. The average balance of borrowed funds amounted to $32.8 million for the year ended December 31, 1998, an increase of $4.6 million from $28.2 million for the year ended December 31, 1997. The annualized average cost of interest-bearing liabilities was 4.85% for the year ended December 31, 1998, an improvement from 4.99% for the year ended December 31, 1997, due primarily to a reduction in the average cost of borrowed funds from 6.29% for the year ended December 31, 1997 to 5.61% for the year ended December 31, 1998. The decrease in the average cost of borrowed funds is primarily attributable to refinancing of higher cost FHLB advances at lower rates.

            PROVISION FOR LOAN LOSSES. The Company added $6,000 to its allowance for loan losses for the year ended December 31, 1998 compared with no provision for the year ended December 31, 1997. The increase is primarily attributable to an increase in the amount of consumer loans in the loan portfolio. The allowance for loan losses was $214,000 at December 31, 1998 and amounted to .26% of loans receivable at December 31, 1998 and at December 31, 1997. There was one loan 90 days delinquent at December 31, 1998 which amounted to $24,000. No loans were delinquent 90 days or more at December 31, 1997. Future additions to the Company's allowance for loan losses and any change in the related ratio of the allowance for loan losses to non-performing loans are dependent upon the performance and composition of the Company's loan portfolio, the economy, changes in real estate values, interest rates and the view of the regulatory authorities toward reserve levels and inflation.

            NON-INTEREST INCOME. Non-interest income amounted to $359,000 for the year ended December 31, 1998, an improvement of $68,000 from $291,000 for the year ended December 31, 1997. The increase was primarily attributable to a $52,000 increase in fees and service charges related to a greater number of transaction accounts that produce fee income in addition to increases in interchange fees on foreign ATM transactions, debit card transaction fees and increased safe deposit vault rentals.

            NON-INTEREST EXPENSE. Non-interest expense amounted to $3.1 million for the year ended December 31, 1998 and December 31, 1997. There was a $93,000 increase in compensation and benefits expense primarily related to increased personnel and occupancy costs related to extending the hours of operation at the Chicago office. In addition there was a $115,000 increase in professional fees primarily related to an unsuccessful hostile takeover attempt and costs associated with shareholder proposals considered at the annual shareholders meeting. These increases were partially offset by a $92,000 reduction in other non-interest expense, related to the establishment of a $34,000 specific reserve for losses in 1997 which was not established in 1998 and a $74,000 decrease in recognition and retention plan expense. There was no recognition and retention plan expense for the year ended December 31, 1998 since all shares became fully vested. For the year ended December 31, 1998, a total of $141,000 in ESOP expense, compared with $158,000 for the year ended December 31, 1997 was recorded along with an offsetting entry to additional paid in capital, and therefore stockholders' equity was unaffected by the transaction.

            INCOME TAX EXPENSE. The allocation for income taxes was $235,000 for the year ended December 31, 1998, a decrease of $128,000 from $363,000 for the year ended December 31, 1997. The decrease was primarily attributable to a decrease in income before income taxes. The effective tax rate was 31.4% for the year ended December 31, 1998 compared with 36.3% for the year ended December 31, 1997. The decrease in the effective tax rate is primarily attributable to an Illinois state income tax refund.


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996

            GENERAL. Net income for the year ended December 31, 1997 increased by $144,000 or 29.3% from $492,000 for the year ended December 31, 1996 to $636,000 for the year ended December 31, 1997. Diluted earnings per share, after adjusting for the three-for-two stock split, increased by $.12 to $42 per share for the year ended December 31, 1997 from $.30 per share for the year ended December 31, 1996.

            INTEREST INCOME. Interest income for the year ended December 31, 1997 increased by $283,000 or 3.4% from $8.5 million for the year ended December 31, 1996 to $8.8 million for the year ended December 31, 1997. The increase was attributable to a $4.6 million increase in average interest-earning assets from $113.7 million for the year ended December 31, 1996 to $118.3 million for the year ended December 31, 1997. The yield on average interest-earning assets decreased from 7.45% for the year ended December 31, 1996 to 7.40% for the year ended December 31, 1997.

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

            PROVISION FOR LOAN LOSSES. The Company did not make an allocation to its provision for loan losses during 1997 compared with $8,000 for the year ended December 31, 1996. The total allowance for loan losses amounted to $208,000 at December 31, 1997 and at December 31, 1996. The allowance for loan losses, at December 31, 1997, represented .26% of the Company's net loans receivable. At that date the Company had no non-performing loans. Management continuously evaluates the adequacy of its allowance for loan losses, based on past loan experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of the underlying collateral, and current market conditions. Future additions to the Bank's allowance for loan losses are dependent upon the performance and composition of the Bank's loan portfolio, the economy, changes in real estate values and interest rates, and the view of the regulatory authorities toward reserve levels and inflation.

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

            NON-INTEREST EXPENSE. Non-interest expense decreased by $394,000 or 11.4% from $3.5 million for the year ended December 31, 1996 to $3.1 million for the year ended December 31, 1997. The decrease was primarily attributable to the absence of the $486,000 SAIF special assessment recorded during 1996 partially offset by a $164,000 increase in compensation expense which was primarily related to the increase in the market price of the Company's stock that was allocated under the Employee Stock Ownership Plan, and to increases in staff as a result of the Bank's expanded hours of operation. For 1997, the Company recorded $158,000 in additional ESOP expense due to the increase in the market price of the Company's stock during the year, compared with $62,000 for 1996. An offsetting entry to additional paid in capital was recorded on the consolidated statements of financial condition and therefore stockholders' equity is unaffected.

            INCOME TAX EXPENSE. The allocation for federal and state income taxes increased by $198,000 or 120.0% from $165,000 for the year ended December 31, 1996 to $363,000 for the year ended December 31, 1997. The effective tax rate increased from 25.1% in 1996 to 36.3% in 1997. The reasons for the increase in the effective tax rate are an increase in net income before taxes and a decrease in capital gains generated during 1997, which were offset against a capital loss carryforward recognized for tax purposes during 1995. A capital loss carryforward of approximately $297,000 remained available, as of December 31, 1997 to offset future capital gains and will expire in the year 2000.




LIQUIDITY AND CAPITAL RESOURCES

            The Bank's primary source of funds are deposits, borrowings from the FHLB of Chicago, amortization and prepayment of loans, mortgage-backed securities and sales, maturities of other investment securities, and occasionally the use of reverse repurchase agreements. The Bank can also borrow from its correspondent banks through the use of reverse federal funds. During 1998, the Bank borrowed an additional $5.0 million from the FHLB of Chicago. Advances from the FHLB of Chicago at December 31, 1998 totaled $34.1 million. Total deposits increased by $1.2 million during 1998. The Bank uses its liquid resources to fund loan commitments, meet operating expenses, to invest and to fund deposit withdrawals. Management believes that loan repayments and the other sources of funds will be adequate to meet the liquidity needs of the Bank.

            The OTS requires minimum levels of liquid assets. OTS regulations currently require the Bank to maintain an average daily balance of liquid assets equal to at least 4% of the sum of its average daily balance of net withdrawable accounts and borrowings payable in one year or less. At December 31, 1998, the Bank's liquidity ratio was 8.8% compared with 15.0% for the year ended December 31, 1997. The decrease in liquidity was the result of the redeployment of shorter term, lower yielding liquid assets into longer term, higher yielding mortgage loans.

            The primary investing activities of the Bank are lending on owner occupied and non-owner occupied one-to- four family, condominium and multi-family residential properties, and purchasing U.S. government agency securities and mortgage-backed securities. Management intends to continue to focus its lending efforts on these type of properties, while expanding its consumer lending with equity line of credit products for homeowners and investors.

            During the year ended December 31, 1998, the Company originated and purchased $30.3 million in mortgage, consumer, and commercial loans compared with $18.1 million during 1997. The Company received $27.6 million in principal repayments during 1998 compared with $7.9 million during 1997. The Company also purchased $38.6 million of U. S. Government agency securities and mortgage-backed securities, and repurchased $3.9 million in Company stock during 1998.

            At December 31, 1998, the Company had $1.8 million in outstanding loan commitments and unused lines of credit.

            Certificates of deposit scheduled to mature in one year or less at December 31, 1998, totaled approximately $28.6 million. Management believes, based on its ability to adjust rates on those accounts to market levels, that a significant portion of such deposits will remain with the Company. The Company will continue to focus on shifting its liability mix from higher cost certificates of deposit to lower cost transaction accounts that do not earn interest and produce fee income.

            The Company's liquidity, represented by cash and cash equivalents, is a combination of its operating, investing and financing activities. These activities are summarized in the Consolidated Statements of Cash Flows for the years ended December 31, 1998, 1997 and 1996.



CAPITAL REQUIREMENTS

            Current regulatory standards impose the following capital requirements on the Bank and other thrifts: a risk-based capital standard expressed as a percentage of risk-adjusted assets, a leverage ratio of core capital to total adjusted assets, and a tangible capital ratio expressed as a percentage of total adjusted assets. As of December 31, 1998, the Bank exceeded its regulatory capital standards. At such date, the Bank's tangible capital, core capital and risk-based capital of $12.1 million, $12.1 million and $12.3 million, respectively, exceeded the applicable minimum requirements by $10.2 million or 8.2%, $8.4 million or 6.7%, and $8.3 million or 16.6%, respectively.

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



IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

            In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company determined it does not have separate operating segments and disclosure requirements under this statement do not apply.

            In February 1998, FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", which is effective for fiscal years beginning after December 15, 1997. This statement amends the disclosure requirements of SFAS No. 87, "Employers' Accounting for Pensions", SFAS No. 88," Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits" and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". The statement standardizes the disclosure requirements of Statements No. 87 and No. 106 to the extent practicable and recommends a parallel format for presenting information about pensions and other postretirement benefits. Statement 132 only addresses disclosure and does not change any of the measurement or recognition provisions provided for in Statements No. 87, No. 88, or No. 106. This adoption of this statement did not have a material effect on the Company's financial statements.

            In June 1998, FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which is effective for the first quarter of the fiscal year beginning after June 15, 1999. The statement establishes accounting and reporting standards for derivative instruments embedded in other contracts and to hedging activities. This statement is not expected to have a material effect on the Company's financial statements when adopted.

            In October 1998, FASB issued SFAS No. 134, "Accounting for mortgage-backed securities retained after the securitization of mortgage loans held for sale by a Mortgage Banking Enterprise", which is effective for fiscal years beginning after December 15, 1998. The statement requires that after securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or retained interest based on its ability and intent to sell or hold those investments, as discussed in SAS 115, "Accounting for Certain Investments in Debt and Equity Securities." The adoption of this statement is not expected to have a material effect on the Company's financial statements.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
North Bancshares, Inc.
Chicago, Illinois:


We have audited the accompanying consolidated statements of financial condition of North Bancshares, Inc. and subsidiary (Company) as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Bancshares, Inc. and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.


                                                KPMG LLP



Chicago, Illinois
February 12, 1999

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                 Consolidated Statements of Financial Condition

                           December 31, 1998 and 1997

                        (In thousands, except share data)

                              ASSETS                                       1998       1997
                                                                         --------   --------
Cash and due from banks                                                  $    810        727

Interest-bearing deposits                                                   2,413      2,937

Federal funds sold                                                          5,722      5,976

Investment in dollar denominated mutual funds                                 801      1,477
                                                                         --------   --------

             Total cash and cash equivalents                                9,746     11,117

Investment securities available for sale, at fair value (note 2)           14,880     23,250

Mortgage-backed securities held to maturity,
    at amortized cost (note 3)                                              4,478      5,841

Mortgage-backed securities available for sale, at fair value (note 4)      10,884         --

Stock in Federal Home Loan Bank of Chicago, at cost                         1,705      1,705

Loans receivable, net of allowance for loan losses of $214
    and $208 in 1998 and 1997                                              82,123     79,031

Accrued interest receivable (note 6)                                          849      1,060

Premises and equipment, net (note 7)                                        1,021      1,043

Other assets                                                                  146         31
                                                                         --------   --------

             Total assets                                                $125,832    123,078
                                                                         ========   ========

See accompanying notes to consolidated financial statements.

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                 Consolidated Statements of Financial Condition

                           December 31, 1998 and 1997

                        (In thousands, except share data)

          LIABILITIES AND STOCKHOLDERS' EQUITY                               1998          1997
                                                                           ---------     --------
Liabilities:
  Deposit accounts (note 8)                                                $  76,222       75,041
  Borrowed funds (note 9)                                                     34,100       29,100
  Advance payments by borrowers for taxes and
     insurance                                                                 1,036        1,239
  Accrued interest payable and other liabilities                               1,152        1,250
                                                                           ---------     --------

             Total liabilities                                               112,510      106,630
                                                                           ---------     --------

Stockholders' equity:
  Preferred stock, $.01 par value. Authorized 500,000 shares;
     none outstanding                                                             --           --
  Common stock, $.01 par value. Authorized 3,500,000 shares;
     issued 1,914,105 shares                                                      19           19
  Additional paid-in capital                                                  13,437       13,767
  Retained earnings, substantially restricted                                 11,127       11,139
  Treasury stock, at cost (651,182 and 484,293 shares in 1998 and 1997)      (10,664)      (7,706)
  Accumulated other comprehensive income (loss), net of tax                     (153)        (216)
  Common stock acquired by Employee Stock Ownership
     Plan (note 14)                                                             (444)        (555)
                                                                           ---------     --------

             Total stockholders' equity                                       13,322       16,448


Commitments and contingencies


                                                                           ---------     --------

             Total liabilities and stockholders' equity                    $ 125,832      123,078
                                                                           =========     ========

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY
                      Consolidated Statements of Operations

                  Years ended December 31, 1998, 1997, and 1996

                      (In thousands, except per share data)

                                                                     1998     1997     1996
                                                                    ------   ------   ------
Interest income:
    Loans receivable                                                $5,924    5,968    5,168
    Interest-bearing deposits and federal funds sold                   472      280      246
    Investment securities available for sale                         1,592    1,832    2,301
    Mortgage-backed securities available for sale                      141       --       77
    Mortgage-backed securities held to maturity                        340      470      582
    Investment in mutual funds                                          51      101       23
    Dividends on FHLB stock                                            124      100       71
                                                                    ------   ------   ------

             Total interest income                                   8,644    8,751    8,468
                                                                    ------   ------   ------

Interest expense:
    Deposit accounts                                                 3,266    3,201    3,285
    Borrowed funds                                                   1,838    1,772    1,355
                                                                    ------   ------   ------

             Total interest expense                                  5,104    4,973    4,640
                                                                    ------   ------   ------

Net interest income before provision for loan losses                 3,540    3,778    3,828
Provision for loan losses (note 5)                                       6       --        8
                                                                    ------   ------   ------

             Net interest income after provision for loan losses     3,534    3,778    3,820
                                                                    ------   ------   ------

Noninterest income:
    Gain on sale of mortgage loans held for sale                         3       --       --
    Gain on sale of investment securities available for sale            75       60       88
    Fees and service charges                                           263      211      190
    Other                                                               18       20       23
                                                                    ------   ------   ------

             Total noninterest income                                  359      291      301
                                                                    ------   ------   ------

Noninterest expense:
    Compensation and benefits                                        1,695    1,602    1,438
    Occupancy expense                                                  479      474      424
    Professional fees                                                  264      149      166
    Data processing                                                    194      169      127
    Advertising and promotion                                          138      133      156
    Federal deposit insurance premium                                   46       47      200
    SAIF assessment                                                     --       --      486
    Recognition and retention plan (note 15)                            --       74       75
    Other                                                              330      422      392
                                                                    ------   ------   ------

             Total noninterest expense                               3,146    3,070    3,464
                                                                    ------   ------   ------

Income before income taxes                                             747      999      657
Income tax expense (note 10)                                           235      363      165
                                                                    ------   ------   ------

             Net income                                             $  512      636      492
                                                                    ======   ======   ======

Earnings per share:
    Basic                                                           $  .42      .45      .31
    Diluted                                                            .40      .42      .30
                                                                    ======   ======   ======

See accompanying notes to consolidated financial statements.

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

           Consolidated Statements of Changes in Stockholders' Equity
                  Years ended December 31, 1998, 1997, and 1996
                        (in thousands, except share data)

                                                                                     ADDITIONAL
                                                                          COMMON      PAID-IN      RETAINED     TREASURY
                                                                           STOCK      CAPITAL      EARNINGS      STOCK
                                                                          -------     -------      -------      -------
Balance at December 31, 1995                                              $    14      13,629       10,949       (2,599)

Net income                                                                     --          --          492           --
Other comprehensive income, net of tax:
    Change in unrealized gain (loss) on securities available for sale          --          --           --           --
    Reclassification adjustments in gains included in net income               --          --           --           --
    Change in minimum pension liability                                        --          --           --           --
                                                                          -------     -------      -------      -------
    Comprehensive income (loss)                                                --          --          492           --

Payment on ESOP loan                                                           --          --           --           --
Market adjustment for common ESOP shares                                       --          62           --           --
Amortization of award for RRP stock                                            --          --           --           --
Purchase of treasury stock, 175,916 shares                                     --          --           --       (2,759)
Cash dividend ($.27 per share)                                                 --          --         (453)          --
Options exercised and reissuance of treasury stock                             --          (3)          --           18
                                                                          -------     -------      -------      -------
Balance at December 31, 1996                                                   14      13,688       10,988       (5,340)

Net income                                                                     --          --          636           --
Other comprehensive income, net of tax:
    Change in unrealized gain (loss) on securities available for sale          --          --           --           --
    Reclassification adjustments for gains included in net income              --          --           --           --
    Change in minimum pension liability                                        --          --           --           --
                                                                          -------     -------      -------      -------
    Comprehensive income                                                       --          --          636           --

Payment on ESOP loan                                                           --          --           --           --
Market adjustment for common ESOP shares                                       --         158           --           --
Amortization of award of RRP Stock                                             --          --           --           --
Purchase of treasury stock, 134,350 shares                                     --          --           --       (2,803)
Cash dividend ($.32 per share)                                                 --          --         (485)          --
Options exercised and reissuance of treasury stock                             --         (74)          --          437
3 for 2 stock split effected in the form of a stock dividend                    5          (5)          --           --
                                                                          -------     -------      -------      -------
Balance at December 31, 1997                                                   19      13,767       11,139       (7,706)

Net income                                                                     --          --          512           --
Other comprehensive income, net of tax:
    Change in unrealized gain (loss) on securities available for sale          --          --           --           --
    Reclassification adjustments for gains included in net income              --          --           --           --
    Change in minimum pension liability                                        --          --           --           --
                                                                          -------     -------      -------      -------
Comprehensive income                                                           --          --          512           --

Payment on ESOP loan                                                           --          --           --           --
Market adjustment for common ESOP shares                                       --         141           --           --
Purchase of treasury stock, 223,291 shares                                     --          --           --       (3,868)
Cash dividend ($.40 per share)                                                 --          --         (524)          --
Options exercised and resistance of treasury stock                             --        (471)          --          910
                                                                          -------     -------      -------      -------
Balance at December 31, 1998                                              $    19      13,437       11,127      (10,664)
                                                                          =======     =======      =======      =======

                       [WIDE TABLE CONTINUED FROM ABOVE]

                                                                         ACCUMULATED        COMMON
                                                                            OTHER            STOCK
                                                                        COMPREHENSIVE      ACQUIRED BY     DEFERRED
                                                                      INCOME (LOSS), NET      ESOP       COMPENSATION    TOTAL
                                                                      ------------------   -----------   ------------   -------
Balance at December 31, 1995                                                   (38)             (778)         (149)      21,028

Net income                                                                      --                --            --          492
Other comprehensive income, net of tax:
    Change in unrealized gain (loss) on securities available for sale         (821)               --            --         (821)
    Reclassification adjustments in gains included in net income                53                --            --           53
    Change in minimum pension liability                                         20                --            --           20
                                                                           -------           -------       -------      -------
    Comprehensive income (loss)                                               (748)               --            --         (256)

Payment on ESOP loan                                                            --               111            --          111
Market adjustment for common ESOP shares                                        --                --            --           62
Amortization of award for RRP stock                                             --                --            75           75
Purchase of treasury stock, 175,916 shares                                      --                --            --       (2,759)
Cash dividend ($.27 per share)                                                  --                --            --         (453)
Options exercised and reissuance of treasury stock                              --                --            --           15
                                                                           -------           -------       -------      -------
Balance at December 31, 1996                                                  (786)             (667)          (74)      17,823

Net income                                                                      --                --            --          636
Other comprehensive income, net of tax:
    Change in unrealized gain (loss) on securities available for sale          582                --            --          582
    Reclassification adjustments for gains included in net income               40                --            --           40
    Change in minimum pension liability                                        (52)               --            --          (52)
                                                                           -------           -------       -------      -------
    Comprehensive income                                                       570                --            --        1,206

Payment on ESOP loan                                                            --               112            --          112
Market adjustment for common ESOP shares                                        --                --            --          158
Amortization of award of RRP Stock                                              --                --            74           74
Purchase of treasury stock, 134,350 shares                                      --                --            --       (2,803)
Cash dividend ($.32 per share)                                                  --                --            --         (485)
Options exercised and reissuance of treasury stock                              --                --            --          363
3 for 2 stock split effected in the form of a stock dividend                    --                --            --           --
                                                                           -------           -------       -------      -------
Balance at December 31, 1997                                                  (216)             (555)           --       16,448

Net income                                                                      --                --            --          512
Other comprehensive income, net of tax:
    Change in unrealized gain (loss) on securities available for sale         (146)               --            --         (146)
    Reclassification adjustments for gains included in net income               49                --            --           49
    Change in minimum pension liability                                        160                --            --          160
                                                                           -------           -------       -------      -------
Comprehensive income                                                            63                --            --          575

Payment on ESOP loan                                                            --               111            --          111
Market adjustment for common ESOP shares                                        --                --            --          141
Purchase of treasury stock, 223,291 shares                                      --                --        (3,868)
Cash dividend ($.40 per share)                                                  --                --            --         (524)
Options exercised and resistance of treasury stock                              --                --            --          439
                                                                           -------           -------       -------      -------
Balance at December 31, 1998                                                  (153)             (444)           --       13,322
                                                                           =======           =======       =======      =======

See accompanying notes to consolidated financial statements.

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 1998, 1997, and 1996

                                 (In thousands)

                                                                         1998         1997         1996
                                                                       --------     --------     --------
Cash flows from operating activities:
    Net income                                                         $    512          636          492
    Adjustments to reconcile net income to net cash
      provided by (used in) operating activities:
        Depreciation and amortization                                        95           96           63
        Provision for deferred income taxes                                  44           43          125
        Provision for loan losses                                             6           --            8
        Deferred loan fees, net of amortization                              74           36         (110)
        Amortization of premiums and discounts                               (6)         (43)        (100)
        ESOP and RRP compensation expense                                   252          344          186
        Gain on sale of investment securities available for sale            (75)         (60)         (88)
        Changes in assets and liabilities:
           (Increase) decrease in accrued interest receivable               211          (35)         (66)
           (Increase) decrease in other assets                             (115)         273         (233)
           Increase (decrease) in other liabilities, net                     87           47         (418)
                                                                       --------     --------     --------

             Net cash provided by (used in) operating activities          1,085        1,337         (141)
                                                                       --------     --------     --------

Cash flows from investing activities:
    Maturities of investment securities available for sale               29,335        5,250        5,000
    Maturities of investment securities held to maturity                     --           --          500
    Purchase of investment securities available for sale                (27,562)     (11,694)     (15,746)
    Proceeds from sales of investment securities available for sale       6,596        8,780       12,180
    Proceeds from sales of mortgage-backed securities
      available for sale                                                     --           --        6,600
    Repayments of mortgage-backed securities
      held to maturity                                                    1,354        1,628        1,953
    Repayments of mortgage-backed securities available for sale             138           --          237
    Purchase of mortgage-backed securities available for sale           (11,097)          --           --
    Loan originations                                                   (31,044)     (18,093)     (26,844)
    Loan repayments                                                      27,872       12,404        9,729
    Purchase of Federal Home Loan Bank of
      Chicago stock                                                          --         (500)        (581)
    Purchase of premises and equipment                                      (73)         (78)        (290)
                                                                       --------     --------     --------

             Net cash used in investing activities                       (4,481)      (2,303)      (7,262)
                                                                       --------     --------     --------

                                       21                            (Continued)

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                Consolidated Statements of Cash Flows, Continued

                  Years ended December 31, 1998, 1997, and 1996

                                                                       1998         1997         1996
                                                                     --------     --------     --------
                                                                                            (in thousands)
Cash flows from financing activities:
    Increase (decrease) in deposit accounts                          $  1,181        1,430       (1,558)
    Increase in borrowed funds                                          5,000        5,000       12,350
    (Decrease) increase in advance payments by
      borrowers for taxes and insurance                                  (203)          36          124
    Payment of cash dividend                                             (524)        (485)        (453)
    Proceeds from stock options exercised                                 439          296           15
    Purchase of treasury stock                                         (3,868)      (2,803)      (2,759)
                                                                     --------     --------     --------

             Net cash provided by financing activities                  2,025        3,474        7,719
                                                                     --------     --------     --------

             Net (decrease) increase in cash and cash equivalents      (1,371)       2,508          316

Cash and cash equivalents at beginning of year                         11,117        8,609        8,293
                                                                     --------     --------     --------

Cash and cash equivalents at end of year                             $  9,746       11,117        8,609
                                                                     ========     ========     ========

Supplemental disclosures of cash flow information -
  cash payments during the year for:
      Interest                                                       $  5,094        4,949        4,586
      Income taxes                                                        370           --          136
                                                                     ========     ========     ========

See accompanying notes to consolidated financial statements.


                                       22                            (Continued)

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997, and 1996



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

        (c)   INVESTMENT AND MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

              Investment and mortgage-backed securities available for sale are securities which may be sold in the future and are recorded at estimated fair value. Unrealized gains and losses are included as a separate component of stockholders' equity, net of related tax effects. Other than temporary declines in the market value of securities are charged to operations. Gains and losses on the sale of securities are determined using the specific identification method.

        (d)   MORTGAGE-BACKED SECURITIES HELD TO MATURITY

              Mortgage-backed securities held to maturity are carried at amortized cost, adjusted for amortization of premium or accretion of discount over the term of the security using the straight-line method. Other than temporary declines in the market value of securities are charged to operations. The Company has the positive intent and ability to hold such securities to maturity.

        (e)   INVESTMENT IN MUTUAL FUNDS

              The investment in mutual funds is carried at estimated market value. Market value is based on the month-end net asset value as provided by the funds. Other than temporary declines in the market value of mutual funds are charged to operations. Cost of securities sold is determined on the basis of average cost.


                                       23                            (Continued)

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997, and 1996


        (f)   LOANS RECEIVABLE

              Loans receivable are stated at unpaid principal balances less deferred loan fees and allowance for loan losses. Loan origination fees and certain direct costs associated with loan originations are deferred. The net amount deferred is accreted to interest income using the interest method over the contractual life of the loan.

              The allowance for losses on loans is increased by charges to operations and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrowers' ability to repay, estimated value of underlying collateral, and current market conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Savings Bank's allowance for loan losses. Such agencies may require the Savings Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. In the opinion of management, the allowance, when taken as a whole, is adequate to absorb losses in the portfolio. Interest income on loans is not recognized on loans which are 90 days or greater delinquent or on loans which management believes are uncollectible.

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


                                       24                            (Continued)

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997, and 1996


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

              The following table sets forth the computation of basic and diluted earnings per share for the periods indicated:

                                                                    FOR THE YEARS ENDED DECEMBER 31,
                                                             ------------------------------------------------
              (In thousands, except share data)                  1998            1997              1996
                                                             -------------- ---------------   ---------------
              Numerator -
                  net income                                 $        512            636                492
              Denominator:
                  Basic earnings per share - weighted
                    average outstanding shares                  1,230,678      1,424,476          1,603,879
                  Effect of dilutive stock options
                    outstanding                                    42,842         77,084             61,158
                  Diluted earnings per share - adjusted
                    weighted average shares outstanding         1,273,520      1,501,560          1,665,037
              Basic earnings per share                       $        .42            .45                .31
              Diluted earnings per share                     $        .40            .42                .30

        (j)   STOCK SPLIT

              The Company declared a 3 for 2 common stock split on November 11, 1997, effected in the form of a stock dividend, payable December 29, 1997 to stockholders of record on December 8, 1997. All references in the consolidated financial statements and notes thereto as to the number of shares, per share amounts and market prices of the Company's common stock, excluding treasury stock, have been restated giving retroactive recognition to the stock split.

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


                                       25                            (Continued)

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997, and 1996


        (m)   FINANCIAL REPORTING OF SEGMENTS

              In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 establishes standards for the way public business enterprises report information about operating segments in annual financial statements. Operating segments are components of an enterprise for which separate financial information is available, and is evaluated regularly by management in deciding how to allocate resources and in assessing performance. SFAS 131 establishes standards for related disclosures about products, services, geographic areas, and major customers. The Company operates as a single segment.

        (n)   RECLASSIFICATION

              Certain reclassifications of prior year amounts have been made to conform with the current year presentation.

  (2)   INVESTMENT SECURITIES AVAILABLE FOR SALE

        The amortized cost and estimated fair value of investment securities available for sale as of December 31, 1998 and 1997 are summarized as follows:

                                                         GROSS          GROSS
                                        AMORTIZED     UNREALIZED      UNREALIZED       ESTIMATED
                                          COST           GAINS          LOSSES        FAIR VALUE
                                       ----------     ----------      ----------      ----------
        December 31, 1998:
            U.S. Government agency
              securities               $   13,948              5             (31)         13,922
            Equity securities               1,021             --            (163)            858
            Other                             100             --              --             100
                                       ----------     ----------      ----------      ----------

                                       $   15,069              5            (194)         14,880
                                       ==========     ==========      ==========      ==========

                                                         GROSS          GROSS
                                        AMORTIZED     UNREALIZED      UNREALIZED       ESTIMATED
                                          COST           GAINS          LOSSES        FAIR VALUE
                                       ----------     ----------      ----------      ----------

        December 31, 1997:
            U.S. Government agency
              securities               $   22,727              6            (103)         22,630
            Equity securities                 418              5              (3)            420
            Other                             200             --              --             200
                                       ----------     ----------      ----------      ----------

                                       $   23,345             11            (106)         23,250
                                       ==========     ==========      ==========      ==========


                                       26                            (Continued)

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997, and 1996


        The amortized cost and estimated fair value of investment securities available for sale by contractual maturity at December 31, 1998 are shown below. Actual maturities may differ from contractual maturities because the borrowers may have the right to call or prepay obligations with or without prepayment penalties.

                                                              AMORTIZED      ESTIMATED
                                                                 COST        FAIR VALUE
                                                            -------------  --------------

        Due after five years through ten years               $   3,507           3,489
        Due after ten years                                     10,541          10,533
        No stated maturity - equity securities                   1,021             858
                                                            -------------  --------------

                                                             $  15,069          14,880
                                                            =============  ==============

        Proceeds from sales of investment securities available for sale during 1998 were $6,596, with gross gains of $90, and gross losses of $15. Proceeds from sales of investment securities available for sale during 1997 were $8,780, with gross gains of $217, and gross losses of $157. Proceeds from sales of investment securities available for sale during 1996 were $12,180, with gross gains of $97, and gross losses of $9.

  (3)   MORTGAGE-BACKED SECURITIES HELD TO MATURITY

        The amortized cost and estimated fair value of mortgage-backed securities held to maturity are summarized as follows as of December 31, 1998 and 1997:

                                                             GROSS          GROSS
                                             AMORTIZED     UNREALIZED     UNREALIZED      ESTIMATED
                                               COST          GAINS          LOSSES       FAIR VALUE
                                             ---------     ---------      ---------      ---------
        December 31, 1998:
            Government National Mortgage
              Association                    $     121             6             --            127
            Federal Home Loan Mortgage
              Corporation                        3,701           104            (41)         3,764
            Federal National Mortgage
              Association                          656             1            (15)           642
                                             ---------     ---------      ---------      ---------

                                             $   4,478           111            (56)         4,533
                                             =========     =========      =========      =========

                                                             GROSS          GROSS
                                             AMORTIZED     UNREALIZED     UNREALIZED      ESTIMATED
                                               COST          GAINS          LOSSES       FAIR VALUE
                                             ---------     ---------      ---------      ---------
        December 31, 1997:
            Government National Mortgage
              Association                    $     182             9             --            191
            Federal Home Loan Mortgage
              Corporation                        4,696           155            (57)         4,794
            Federal National Mortgage
              Association                          963            14            (26)           951
                                             ---------     ---------      ---------      ---------

                                             $   5,841           178            (83)         5,936
                                             =========     =========      =========      =========


                                       27                            (Continued)

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997, and 1996


        There were no sales of mortgage-backed securities held to maturity during 1998, 1997, or 1996.

  (4)   MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

        The amortized cost and estimated fair value of mortgage-backed securities available for sale are summarized as follows as of December 31, 1998:

                                                                             GROSS           GROSS
                                            AMORTIZED     UNREALIZED      UNREALIZED       ESTIMATED
                                              COST          GAINS           LOSSES        FAIR VALUE
                                           ----------     ----------      ----------      ----------
        December 31, 1998:
            Federal Home Loan Mortgage
              Corporation                  $    9,960             --             (70)          9,890
            Federal National Mortgage
              Association                         997             --              (3)            994
                                           ----------     ----------      ----------      ----------

                                           $   10,957             --             (73)         10,884
                                           ==========     ==========      ==========      ==========

        There were no sales of mortgage-backed securities available for sale during 1998, 1997, or 1996.

 (5)    LOANS RECEIVABLE

        Loans receivable are summarized as follows as of December 31, 1998 and 1997:

                                                                           1998             1997
                                                                          -------          ------
         Mortgage loans:
             One-to-four-family                                           $73,568          71,770
             Multi family                                                   7,098           6,459
                                                                          -------          ------

                    Total mortgage loans                                   80,666          78,229

         Commercial loans                                                   1,007             806
         Consumer loans                                                       816             282
                                                                          -------          ------

                    Total loans receivable                                 82,489          79,317
             Less:
                Deferred loan fees, net                                       152              78
                Allowance for loan losses                                     214             208
                                                                          -------          ------

                                                                          $82,123          79,031
                                                                          =======          ======

         Weighted average interest rate                                      7.44%           7.78%
                                                                          =======          ======


                                       28                            (Continued)

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997, and 1996


        Activity in the allowance for loan losses is summarized as follows:

                                                     1998   1997   1996
                                                     ----   ----   ----

        Balance at beginning of year                 $208    208    200
        Provision for loan losses                       6     --      8
                                                     ----    ---    ---

                           Balance at end of year    $214    208    208
                                                     ====    ===    ===

        Loans receivable delinquent three months or more at December 31, are as follows:

                                                                 PERCENTAGE
                                   NUMBER                         OF TOTAL
                                  OF LOANS        AMOUNT           LOANS
                                -------------  --------------  -------------

        1998                          1               24            .03%
        1997                         --               --            .00
        1996                          1                1            .00
                                =============  ==============  =============

        The Company did not have any loans considered to be impaired during 1998, 1997 or 1996.

        Mortgage loans serviced for others amounted to approximately $82, $129, and $137 at December 31, 1998, 1997, and 1996, respectively.

 (6)    ACCRUED INTEREST RECEIVABLE

        Accrued interest receivable is summarized as follows as of December 31, 1998 and 1997:

                                                          1998          1997
                                                      ------------  -----------
        Loans receivable                               $     487          488
        Mortgage-backed securities                           107           68
        Investment securities                                225          504
        Stock in Federal Home Loan Bank of Chicago            30           --
                                                      ------------  -----------

                                                       $     849        1,060
                                                      ============  ===========


                                       29                            (Continued)

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997, and 1996


  (7)   PREMISES AND EQUIPMENT

        The cost of premises and equipment, less accumulated depreciation and amortization, is summarized as follows as of December 31, 1998 and 1997:

                                                           1998           1997
                                                      -------------   ------------
        Land                                           $     280            280
        Office building                                    1,138          1,134
        Furniture, fixtures, and equipment                 1,120          1,088
        Leasehold improvements                                87             87
                                                      -------------   ------------

                                                           2,625          2,589
                                                           1,604          1,546
                                                      -------------   ------------

                                                       $   1,021          1,043
                                                      =============   ============


        Included in occupancy expense is depreciation and amortization of premises and equipment of $95, $96, and $63 for the years ended December 31, 1998, 1997, and 1996, respectively.


                                       30                            (Continued)

                              NORTH BANCSHARES INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997, and 1996




(8)     DEPOSIT ACCOUNTS

        Deposit accounts are summarized as follows as of December 31, 1998 and 1997:

                                                                         1998                             1997
                                                           -------------------------------  -------------------------------
                                                           WEIGHTED                          WEIGHTED
                                                            AVERAGE                           AVERAGE
                                                           OR STATED                         OR STATED
                                                             RATE       AMOUNT     PERCENT      RATE       AMOUNT   PERCENT
                                                           ---------  -----------  -------  -----------   -------   -------
        Passbook                                              2.75%   $    13,642    17.9%        2.75%   $15,282     20.4%
        Non-interest bearing demand
           accounts                                             --          1,789     2.3           --      1,208      1.6
        NOW accounts                                          2.02          8,740    11.5         2.02      8,429     11.2
        Money market deposit accounts                         3.78         10,143    13.3         3.35      5,544      7.4
                                                         ---------    -----------  -------  -----------   -------    -----

                                                                           34,314    45.0                  30,463     40.6
                                                                      -----------  -------                -------    -----

        Certificate accounts:
           Fixed rate                                    5.75-8.11            459      .6    5.75-8.11        447       .6
           Money market certificates:
             91 day                                           4.34            814     1.1         4.90        736      1.0
             Six month                                        4.82          6,993     9.2         5.43      7,423      9.9
             One year                                         5.15          9,296    12.2         5.61      9,491     12.6
             One and one-half year                            5.43          2,388     3.1         5.85      8,002     10.7
             Two year                                         5.60          2,772     3.6         5.55      2,722      3.6
             Two and one-half year                            5.70            824     1.1         5.74      1,093      1.5
             Three, four, and five year                       6.10         18,362    24.1         6.14     14,664     19.5
                                                         ---------    -----------  -------  ----------    -------    -----

                                                                           41,908    55.0                  44,578     59.4
                                                                      -----------  -------                -------    -----

        Total deposit accounts                                        $    76,222   100.0%                $75,041    100.0%
                                                                      ===========  =======                =======    ======

        Weighted average interest rate                        4.34%                               4.51%
                                                           ========                         ==========

        Contractual maturity of certificate accounts:
             Under 12 months                                          $    28,574    68.2%                $25,601     57.5%
             12 to 36 months                                                9,152    21.8                  14,948     33.5
             Over 36 months                                                 4,182    10.0                   4,029      9.0
                                                                       ----------  -------                -------    -----

                                                                      $    41,908     100%                $44,578    100.0%
                                                                       ==========  =======                =======    =====


        Certificates of deposit of $100 or more totaled $6,261, $6,137, and $5,780 at December 31, 1998, 1997, and 1996, respectively.


                                       31                            (Continued)

                              NORTH BANCSHARES INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997, and 1996


        Interest expense for deposit accounts is summarized as follows for the years ended December 31, 1998, 1997, and 1996:

                                                            1998      1997     1996
                                                           ------    -----    -----
        Passbook                                           $  397      426      458
        NOW Accounts                                          159      158      144
        Money market deposit accounts                         309      214      192
        Certificate accounts                                2,401    2,403    2,491
                                                           ------    -----    -----

                                                           $3,266    3,201    3,285
                                                           ======    =====    =====

(9)     BORROWED FUNDS

        Borrowed funds are summarized as follows as of December 31, 1998 and 1997:

                                                         1998                           1997
                                            ------------------------------- ----------------------------
                                               WEIGHTED                        WEIGHTED
                                               INTEREST                        INTEREST
                                                 RATE           AMOUNT           RATE           AMOUNT
                                            ---------------  -------------- ---------------  -----------
        Secured advances from the FHLB of
           Chicago maturing:
                   1998                            --%       $         --       6.17%        $    8,000
                   1999                          6.11               3,000       6.11              3,000
                   2001                          5.89               7,350       5.89              7,350
                   2002                          5.43              10,750       5.43             10,750
                   2008                          4.77              13,000        --                  --
                                            ---------------  -------------- ---------------  -----------

                                                 5.34%       $     34,100       5.82%        $   29,100
                                            ===============  ============== ===============  ===========

        All advances are fixed rate. Certain advances are callable by the FHLB on a quarterly basis. Advances in the amount of $10,000 with a scheduled maturity of 2002 are callable beginning in 1999. Advances with a scheduled maturity of 2008 in the amount of $10,000 are callable beginning in 1999, and the remaining $3,000 callable beginning in 2001.

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


                                       32                            (Continued)

                              NORTH BANCSHARES INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997, and 1996


(10)    INCOME TAXES

        Income tax expense (benefit) is comprised as follows for the years ended December 31, 1998, 1997, and 1996:

                                                            1998           1997         1996
                                                        ------------   ------------ -----------
        Federal:
            Current                                     $    198            336           91
            Deferred                                          93             46          110
                                                        ------------   ------------ -----------

                                                             291            382          201
                                                        ------------   ------------ -----------

        State:
            Current                                           (7)           (16)         (51)
            Deferred                                         (49)            (3)          15
                                                        ------------   ------------ -----------

                                                             (56)           (19)         (36)
                                                        ------------   ------------ -----------

                                                        $    235            363          165
                                                        ============   ============ ===========

        Income tax expense resulted in an effective tax rate of 31.5%, 36.4% and 25.1% for the years ended December 31, 1998, 1997, and 1996, respectively. The reasons for the difference between the effective tax rate and the statutory Federal income tax rate are shown below.

                                                        PERCENTAGE OF EARNINGS BEFORE INCOME
                                                                       TAXES
                                                      -----------------------------------------

                                                              YEARS ENDED DECEMBER 31,
                                                      -----------------------------------------
                                                         1998           1997          1996
                                                      ------------  -------------  ------------
        Federal income tax rate                           34.0%          34.0           34.0
        Items affecting Federal income tax rate:
            State income tax, net of federal benefit      (7.5)          (1.0)          (7.8)
            Utilization of capital loss carryforward      (2.0)          (2.3)          (4.2)
            Nondeductible compensation expense             5.0            3.1            2.8
            Other, net                                     2.0            2.6             .3
                                                      ------------  -------------  ------------

                   Effective income tax rate              31.5%          36.4           25.1
                                                      ============  =============  ============


                                       33                            (Continued)

                              NORTH BANCSHARES INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997, and 1996


        The tax effects of existing temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets at December 31 are:

                                                                           1998             1997
                                                                      ---------------  ---------------
        Deferred tax liabilities:
            Dividends received in stock, not recognized for tax
             purposes                                                  $      33               33
            Tax depreciation in excess of book depreciation                  123               34
            Excess of tax bad debt reserve over base year                    107              156
            Deferred loan fees                                                87               71
                                                                      ---------------  ---------------

                   Gross deferred tax liabilities                            350              294
                                                                      ---------------  ---------------

        Deferred tax assets:
            State net operating loss carryforwards                           160              104
            Capital loss carryforward                                         98              115
            Unrealized loss on securities available for sale                 103               39
            Pension expense                                                   41               66
            Allowance for losses on loans                                     83               81
                                                                      ---------------  ---------------

                   Gross deferred tax assets                                 485              405
            Less valuation allowance                                         (98)            (115)
                                                                      ---------------  ---------------

                   Net deferred tax assets                                   387              290
                                                                      ---------------  ---------------

                   Net deferred tax liability (asset)                  $     (37)               4
                                                                      ===============  ===============

        The Company believes, except as stated below, that it is more likely than not that the net deferred tax assets will be realized based on historical taxable income levels and anticipated future earnings and taxable income levels. A valuation allowance has been established to offset the capital loss carryforward at December 31, 1998 and 1997.

        Retained earnings at December 31, 1998 include $3,137 for which no provision for Federal income tax has been made. This amount represents allocations of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subject to the then current corporate income tax rate.

        The Company has a capital loss carryforward of $254 which will expire in the year 2000, and net operating loss carryforwards for state income tax purposes of approximately $3,370 which will expire in the year 2013.


                                       34                            (Continued)

                              NORTH BANCSHARES INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997, and 1996


(11)    CONVERSION TO STOCK FORM OF OWNERSHIP

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

(12)    PENSION PLAN

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

        The Company's pension plan data for the years ended December 31, 1998 and 1997 is shown below.

                                                                        1998            1997
                                                                   ---------------  -------------
        Change in benefit obligation:
            Benefit obligation at beginning of year              $         3,085          2,856
            Service cost                                                      43             43
            Interest cost                                                    235            219
            Actuarial loss                                                    88             86
            Benefits paid                                                   (130)          (119)
                                                                   ---------------  -------------

                      Benefit obligation at end of year          $         3,321          3,085
                                                                   ===============  =============

        Change in plan assets:
            Fair value of plan assets at beginning of year       $         2,702          2,524
            Actual return on plan assets                                     411            183
            Company contributions                                            111            114
            Benefits paid                                                   (130)          (119)
                                                                   ---------------  -------------

                      Fair value of plan assets at end of year   $         3,094          2,702
                                                                   ===============  =============


                                       35                            (Continued)

                              NORTH BANCSHARES INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997, and 1996

                                                                          1998        1997
                                                                         -----        ----
        Reconciliation of funded status:
            Funded status                                                $(227)       (383)
            Unrecognized net actuarial loss                                400         502
            Unrecognized transition asset                                  (15)        (20)
            Unrecognized prior service cost                                (10)        (11)
                                                                         -----        ----

                      Prepaid benefit cost                               $ 148          88
                                                                         =====        ====

        Net pension cost for the years ended December 31, 1998, 1997, and 1996 includes the following components:

                                                               1998        1997        1996
                                                               -----       ----       ----
        Service cost benefits earned during the year           $  43         43         74
        Interest cost on projected benefit obligation            235        219        208
        Actual return on plan assets                            (236)      (187)      (181)
        Net amortization and deferral                              8        (31)       (13)
                                                               -----       ----       ----

                                                               $  50         44         88
                                                               =====       ====       ====

        The projected benefit obligation was determined using an assumed weighted average discount rate of 7.0%, 7.75%, and 8.0% in 1998, 1997, and 1996, respectively, and an assumed compensation increase of 4% in 1998, 1997, and 1996. The assumed weighted average long-term rate of return on plan assets was assumed to be 9% in 1998, 1997, and 1996.

(13)    STOCK OPTION PLAN

        In 1993, the Company adopted a stock option plan (the Plan) pursuant to which the Company's Board of Directors may grant stock options to directors, officers, and employees of the Company and the Savings Bank. The number of common shares authorized under the Plan is 208,294, equal to 10% of the total number of shares issued in the initial stock offering, and are 100% vested upon date of grant. The exercise price is equal to the fair value of the common stock at the date of grant. The option term cannot exceed 10 years from the commencement date of the Plan of December 21, 1993. At December 31, 1998, there were 6,747 additional shares available for grant under the Plan.

        The Company follows the disclosure provisions of Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). The per share weighted average fair value of stock options granted during 1998 and 1997 was $.58 and $1.99, respectively, on the dates of grant using the Black-Scholes option pricing model. The following weighted average assumptions were used for grants issued for the years ended December 31, 1998 and 1997, respectively: expected dividend yield of 3.25% and 2.5%; expected volatility factors of .05% and .04%; risk-free interest rates of 4.8% and 5.4%; and expected lives of 10 years. There were no stock options granted in 1996.


                                       36                            (Continued)

                              NORTH BANCSHARES INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997, and 1996


        Under SFAS No. 123, the Company is required to disclose pro forma net income and earnings per share for 1998, 1997, and 1996 as if compensation expense relative to the fair value of options granted had been included in earnings. Had the Company determined compensation expense based on the fair value at the grant date for its stock options under SFAS No 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

                                                                            1998         1997        1996
                                                                           ------        -----       ----
        Net income:
            As reported                                                    $  512          636        492
            Pro forma                                                         507          614        492

        Earnings per share:
            Basic:
               As reported                                                    .42          .45        .31
               Pro forma                                                      .41          .43        .31

            Diluted:
               As reported                                                    .40          .42        .30
               Pro forma                                                      .40          .41        .30
                                                                           ======        =====       ====

        A summary of the status of the Company's stock option transactions under the Plan for the years ended December 31, 1998, 1997, and 1996 is presented below:

                                            1998                     1997                   1996
                                   ----------------------    ---------------------   ---------------------
                                                WEIGHTED-                WEIGHTED-               WEIGHTED-
                                                 AVERAGE                 AVERAGE                 AVERAGE
                                                 EXERCISE                EXERCISE                EXERCISE
                                    SHARES        PRICE       SHARES       PRICE     SHARES       PRICE
                                   ----------  ----------    -------     ---------   -------     ---------
        Outstanding at
            beginning of year      142,553       $   7.39    174,549      $ 6.75     176,631      $  6.75
        Granted                     12,500          13.95     12,416       13.66          --           --
        Exercised                  (56,402)          7.01    (44,412)       6.67      (2,082)        6.67
                                   -------       --------    -------      ------     -------      -------

        Outstanding and
            exercisable at
            end of year             98,651           8.44    142,553        7.39     174,549         6.75

        =================================================================================================

        At December 31, 1998, the range of exercise prices and weighted average remaining contractual life of outstanding options was $6.67 to $13.95 and 5 years, respectively.


                                       37                            (Continued)

                              NORTH BANCSHARES INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997, and 1996


(14)    EMPLOYEE STOCK OWNERSHIP PLAN

        In conjunction with the Savings Bank's conversion, the Company formed an Employee Stock Ownership Plan (ESOP). The ESOP covers substantially all employees with more than six months of employment who have attained the age of 20-1/2. The plan was funded by a loan in the amount of $1,111 from North Bancshares, Inc. to the ESOP Trust at a rate of 8% with principal and interest payments due quarterly maturing on December 31, 2002. The loan is secured by the shares of North Bancshares, Inc. purchased with the loan proceeds. The Savings Bank has committed to make contributions to the ESOP sufficient to allow the ESOP to fund its debt service requirements on the loan. The ESOP purchased 166,635 common shares of North Bancshares, Inc. in the conversion with the loan proceeds. In accordance with generally accepted accounting principles, the balance of the ESOP loan has been reported as a reduction of stockholders' equity on the Company's consolidated statements of financial condition in the amounts of $444 and $555 at December 31, 1998 and 1997, respectively. In 1998 and 1997, contributions to the ESOP which were used to fund principal and interest payments on the ESOP debt totaled $152 and $161, respectively.

(15)    RECOGNITION AND RETENTION PLAN

        In conjunction with the Savings Bank's conversion, the Company formed a Recognition and Retention Plan (RRP). Pursuant to the RRP, restricted stock awards representing up to 4% of the shares of common stock that would be outstanding upon completion of the conversion (83,318 shares) may be granted to directors and executive officers of the Company. Restricted stock awards for 73,314 shares were distributed from authorized but unissued shares. The awards vest at a rate of 20% per year, beginning December 31, 1993. The cost of common shares awarded is amortized to compensation expense as the participants vest in the shares and the unamortized cost is reflected as a reduction of stockholders' equity as deferred compensation. At December 31, 1997, all 73,314 shares have vested. The Company recorded compensation expense in 1997 and 1996 of $74 and $75, respectively. The awards were fully vested as of December 31, 1997.

(16)    COMPREHENSIVE INCOME

        In June 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company adopted this statement effective January 1, 1998.


                                       38                            (Continued)

                              NORTH BANCSHARES INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997, and 1996


        The following table sets forth the required disclosures of the reclassification amounts as presented on the statement of changes in stockholders' equity and the related tax effects allocated to each component of other comprehensive income for the periods indicated.

                                                                      BEFORE          TAX            NET
                                                                        TAX        (EXPENSE)       OF TAX
                                                                      AMOUNT        BENEFIT        AMOUNT
                                                                    ------------ --------------- ------------
        Year ended December 31, 1998:
           Disclosure of reclassification amount:
               Unrealized holding loss on securities arising
                 during the period                                    $  (242)           96          (146)
               Less:  reclassification adjustment for gain
                 included in net income                                    75           (26)           49
               Reduction of liability for employee pension plan           268          (108)          160
                                                                    ------------ --------------- ------------

        Change in other comprehensive income                          $   101           (38)           63
                                                                    ============ =============== ============

        Year ended December 31, 1997:
           Disclosure of reclassification amount:
               Unrealized holding gain on securities
                 arising during the period                            $ 1,000          (418)          582
               Less:  reclassification adjustment for gain
                 included in net income                                    60           (20)           40
               Additional liability adjustment for employee
                 pension plan                                             (86)           34           (52)
                                                                    ------------ --------------- ------------

        Change in other comprehensive income                          $   974          (404)          570
                                                                    ============ =============== ============

        Year ended December 31, 1996:
           Disclosure of reclassification amount:
               Unrealized holding loss on securities
                 arising during the period                            $(1,368)          547          (821)
               Less:  reclassification adjustment for gain
                 included in net income                                    88           (35)           53
               Reduction of liability for employee pension plan            34           (14)           20
                                                                    ------------ --------------- ------------

        Change in other comprehensive income (loss)                   $(1,246)          498          (748)
                                                                    ============ =============== ============


                                       39                            (Continued)

                              NORTH BANCSHARES INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997, and 1996


(17)    REGULATION AND SUPERVISION

        The Savings Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Savings Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings Bank must meet specific capital guidelines that involve quantitative measures of the Savings Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Savings Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), Tier I capital (as defined) to average assets (as defined), and tangible capital (as defined). Management believes, as of December 31, 1998, that the Savings Bank meets all capital adequacy requirements to which it is subject.

        As of December 31, 1998 and 1997, the most recent notification from the Office of the Thrift Supervision categorized the Savings Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Savings Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage, and tangible capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

        The actual and minimum capital amounts and ratios of the Savings Bank as of December 31, 1998 and 1997 are presented in the table below.

                                                                                     FOR CAPITAL ADEQUACY
                                                            ACTUAL                         PURPOSES
                                                -------------------------------  ------------------------------
                                                    AMOUNT           RATIO          AMOUNT           RATIO
                                                ---------------  --------------  --------------  --------------
        As of December 31, 1998:
            Total capital (to risk weighted
              assets)                            $   12,316          24.58%       $   4,009          8.0%
            Tier 1 capital (to risk weighted
              assets)                                12,102          24.15              N/A          N/A
            Tier 1 Capital (to average assets)       12,102           9.68            3,749          3.0
            Tangible capital (to average
              assets)                                12,102           9.68            1,874          1.5
                                                ===============  ==============  ==============  ==============

        As of December 31, 1997:
            Total capital (to risk weighted
              assets)                            $   11,771          25.38%       $   3,710          8.0%
            Tier 1 capital (to risk weighted
              assets)                                11,563          24.93              N/A          N/A
            Tier 1 Capital (to average assets)       11,563           9.73            3,656          3.0
            Tangible capital (to average
              assets)                                11,563           9.73            1,828          1.5
                                                ===============   =============   =============   =============


                                       40                            (Continued)

                              NORTH BANCSHARES INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997, and 1996


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

        Commitments to originate loans at December 31, 1998 and 1997 of $1,814 and $957, respectively, represent amounts which the Company plans to fund within the normal commitment period of 60 to 90 days. The commitments to originate loans at December 31, 1998 represent commitments for fixed rate loans with an average interest rate of 7.10% Because the creditworthiness of each customer is reviewed prior to the extension of the commitment, the Company adequately controls credit risk on these commitments, as it does for loans recorded on the consolidated statements of financial condition. The Company conducts substantially all of its lending activities in the Chicagoland area in which it serves.

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

                                                             DECEMBER 31, 1998           DECEMBER 31, 1997
                                                         --------------------------  --------------------------
                                                           CARRYING        FAIR        CARRYING        FAIR
                                                            AMOUNT        VALUE         AMOUNT        VALUE
                                                         -------------  -----------  -------------  -----------
        Financial assets:
           Cash and due from banks                        $      810          810            727          727
           Interest-bearing deposits                           2,413        2,413          2,937        2,937
           Federal funds sold                                  5,722        5,722          5,976        5,976
           Investment in dollar denominated
             mutual funds                                        801          801          1,477        1,477
           Investment securities available for sale           14,880       14,880         23,250       23,250
           Mortgage-backed securities held to maturity         4,478        4,533          5,841        5,936
           Mortgage-backed securities
             available for sale                               10,884       10,884             --           --

           Loans receivable                                   82,123       82,879         79,031       80,679
           Accrued interest receivable                           849          849          1,060        1,060
                                                         -------------  -----------  -------------  -----------

                                                          $  122,960      123,475        120,299      122,042
                                                         =============  ===========  =============  ===========


                                       41                            (Continued)

                              NORTH BANCSHARES INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997, and 1996

                                                 DECEMBER 31, 1998           DECEMBER 31, 1997
                                            --------------------------------------------------------
                                              CARRYING        FAIR        CARRYING         FAIR
                                               AMOUNT        VALUE         AMOUNT         VALUE
                                            -------------  -----------  -------------- -------------
        Financial liabilities:
            Deposit accounts                 $   76,222       76,683         75,041       75,215
            Borrowed funds                       34,100       34,162         29,100       28,703
            Accrued interest payable                246          246            236          236
                                            -------------  -----------  -------------- -------------

                                             $  110,568      111,091        104,377      104,154
                                            =============  ===========  ============== =============

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


                                       42                            (Continued)

                              NORTH BANCSHARES INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997, and 1996


        (f)   DEPOSIT ACCOUNTS

              The fair value of deposits with no stated maturity, such as passbook, NOW accounts, and money market deposit accounts, is equal to the amount payable on demand. The fair value of fixed maturity time deposits is based on the discounted value of contractual cash flows using the rates offered by the Savings Bank for deposits of similar remaining maturities at December 31.

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

(20)    PARENT COMPANY ONLY FINANCIAL INFORMATION

        The condensed statements of financial condition as of December 31, 1998 and 1997 and the condensed statements of operations and cash flows for each of the years in the three-year period ended December 31, 1998 for the Parent Company only is presented below and should be read in conjunction with other notes to the consolidated financial statements.

                      CONDENSED STATEMENTS OF FINANCIAL CONDITION (PARENT COMPANY ONLY)
        ----------------------------------------------------------------------------------------------
                                                                              1998            1997
                                                                         --------------  -------------
        Assets:
            Cash held at Savings Bank                                    $        58            852
            Interest-bearing deposits                                            145            141
            Investment in dollar denominated mutual funds                          4            581
            Investment securities available for sale                             958            620
            Accrued interest receivable                                            5              8
            Other assets                                                          20          2,778
            Investment in Savings Bank                                        12,034         11,507
                                                                         --------------  -------------
                   Total assets                                          $    13,224         16,487

        Liabilities - other liabilities                                  $       (98)            39

        Stockholders' equity:
            Common stock                                                          19             19
            Additional paid-in capital                                        13,437         13,767
            Retained earnings                                                 11,127         11,139
            Treasury stock, at cost                                          (10,664)        (7,706)
            Accumulated other comprehensive income (loss), net of tax           (153)          (216)
            Common stock acquired by Employee Stock Ownership Plan              (444)          (555)
                                                                         --------------  -------------
                   Total stockholders' equity                                 13,322         16,448
                                                                         --------------  -------------
                   Total liabilities and stockholders' equity            $    13,224         16,487
        ==============================================================================================


                                       43                            (Continued)

                              NORTH BANCSHARES INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997, and 1996

                              CONDENSED STATEMENTS OF OPERATIONS (PARENT COMPANY ONLY)
        -------------------------------------------------------------------------------------------------------

                                                                        1998          1997           1996
                                                                      ----------- -------------- --------------
        Equity in earnings of the Savings Bank                        $   512           576            439
        Interest income                                                    93           181            157
        Gain on sale of investment securities available for sale,
            net                                                            43            67             81
        Other income                                                       --            --              4
        Noninterest expense                                              (156)         (195)          (203)
                                                                      ----------- -------------- --------------

                   Income before income taxes                             492           629            478
        Income tax benefit                                                 20             7             14
                                                                      ----------- -------------- --------------

                   Net income                                         $   512           636            492

                            CONDENSED STATEMENTS OF CASH FLOWS (PARENT COMPANY ONLY)
        ------------------------------------------------------------------------------------------------------

                                                                        1998          1997           1996
                                                                      ----------- -------------- -------------
        Cash flows from operating activities:
            Net income                                                $    512          636             492
            Adjustments to reconcile net income to net cash
               from operating activities:
                 Amortization of premiums and discounts                     --           (2)              1
                 Amortization of cost of stock benefit plans               111          186             186
                 Decrease (increase) in accrued interest                     3           (1)             63
                 (Decrease) increase in other liabilities                  (66)         108              20
                 (Increase) decrease in other assets                     2,758          248          (3,025)
                 Gain on sale of investment securities
                   available for sale, net                                 (43)         (67)            (81)
                 Equity in earnings of the Savings Bank                   (512)        (576)           (439)
                                                                      ----------- -------------- -------------

                      Net cash provided by (used in) operating
                          activities                                     2,763          532          (2,783)
                                                                      ----------- -------------- -------------

        Cash flows from investing activities:
            Purchase of investment securities available for
              sale                                                      (1,156)      (2,994)           (625)
            Maturities of investment securities available for
              sale                                                         100        1,000           1,000
            Proceeds from sale of investment securities
              available for sale                                           601        1,785           2,207
                                                                      ----------- -------------- -------------

                   Net cash provided by (used in) investing
                      activities                                          (455)        (209)          2,582
                                                                      ----------- -------------- -------------
        ======================================================================================================


                                       44                            (Continued)

                              NORTH BANCSHARES INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997, and 1996

                                                                    1998           1997          1996
                                                                ------------  -------------  ------------
        Cash flows from financing activities:
            Cash dividend from Savings Bank                      $    278         3,444          3,332
            Payment of cash dividends                                (524)         (485)          (453)
            Proceeds from stock options exercised                     439           296             15
            Purchase of treasury stock                             (3,868)       (2,803)        (2,759)
                                                                ------------  -------------  ------------

                   Net cash (used in) provided by financing
                      activities                                   (3,675)          452            135
                                                                ------------  -------------  ------------

        Net increase (decrease) in cash and cash equivalents       (1,367)          775            (66)
        Cash and cash equivalents at beginning of year              1,574           799            865
                                                                ------------  -------------  ------------

                                                                 $    207         1,574            799
                                                                ============  =============  ============

(21)    QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

        The following table sets forth certain unaudited income and expense and per share data on a quarterly basis for the three month periods indicated:

                                                                  YEAR ENDED DECEMBER 31, 1998
                                                    ---------------------------------------------------------
                                                      1ST QTR        2ND QTR       3RD QTR        4TH QTR
                                                    -------------  ------------  -------------  -------------
                                                                         (IN THOUSANDS)
        Interest income                             $   2,149          2,119          2,173           2,203
        Interest expense                                1,240          1,256          1,298           1,310
                                                    -------------  ------------  -------------  -------------

        Net interest income before provision for
            loan losses                                   909            863            875             893
        Provision for loan losses                          --             --             --               6
                                                    -------------  ------------  -------------  -------------

        Net interest income after provision for
            loan losses                                   909            863            875             887
        Fees and service charges                           59             66             69              69
        Gain (loss) on sale of investment
            securities available for sale                  39             20             24              (5)
        Other noninterest income                            4              5              6               3
        Noninterest expense                               798            823            797             728
                                                    -------------  ------------  -------------  -------------

        Income before income taxes                        213            131            177             226
        Income tax expense                                 58             65             64              48
                                                    -------------  ------------  -------------  -------------

        Net income                                  $     155             66            113             178
                                                    =============  ============  =============  =============

        Basic earnings per share                    $     .12            .05            .09             .16
                                                    =============  ============  =============  =============

        Diluted earnings per share                  $     .12            .05            .09             .14
                                                    =============  ============  =============  =============

        Cash dividends per share                    $     .10            .10            .10             .10
                                                    =============  ============  =============  =============


                                       45                            (Continued)

                              NORTH BANCSHARES INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997, and 1996

                                                                  YEAR ENDED DECEMBER 31, 1997
                                                    ---------------------------------------------------------
                                                      1ST QTR        2ND QTR       3RD QTR        4TH QTR
                                                    -------------  ------------  -------------  -------------
                                                                         (IN THOUSANDS)
        Interest income                             $   2,143          2,195          2,195           2,218
        Interest expense                                1,174          1,225          1,286           1,288
                                                    -------------  ------------  -------------  -------------

        Net interest income before provision for
            loan losses                                   969            970            909             930
        Provision for loan losses                          --             --             --              --
                                                    -------------  ------------  -------------  -------------

        Net interest income after provision for
            loan losses                                   969            970            909             930
        Fees and service charges                           46             57             53              55
        Gain (loss) on sale of investment
            securities available for sale                  48              6             (1)              7
        Other noninterest income                            4              5              4               7
        Noninterest expense                               746            796            798             730
                                                    -------------  ------------  -------------  -------------

        Income before income taxes                        321            242            167             269
        Income tax expense                                 92             67             55             149
                                                    -------------  ------------  -------------  -------------

        Net income                                  $     229            175            112             120
                                                    =============  ============  =============  =============

        Basic earnings per share                    $     .16            .12            .08             .09
                                                    =============  ============  =============  =============

        Diluted earnings per share                  $     .15            .12            .08             .08
                                                    =============  ============  =============  =============

        Cash dividends per share                    $     .08            .08            .08             .08
                                                    =============  ============  =============  =============

                               BOARD OF DIRECTORS

MARY ANN HASS                ELMER L. HASS               GREGORY W. ROSE
Chairman of the Board        Retired-Cragin Metals       Managing Partner
                             Products, Inc.              Monarch Tool & Die Co.

JAMES L. FERSTEL             JOSEPH A. GRABER            ROBERT H. RUSHER
Attorney at Law              President and               Retired-President and
                             Chief Executive Officer     Chief Operating Officer

FRANK J. DONATI, CPA
President
Donati Financial Services, Inc.

                                CURRENT OFFICERS

JOSEPH A. GRABER             VICTOR E. CAPUTO            MARTIN W. TROFIMUK
President and                Executive Vice President    Vice President and
Chief Executive Officer      and Secretary and Chief     Treasurer
                             Operating Officer

KARLA A. LAUER               JOHN K. TAYLOR              EMILIE V. REITER
Vice President-Services      Vice President-Loans        Assistant Secretary
North Federal                North Federal Savings Bank
Savings Bank

CATHERINE J. HARPER          SUSAN L.  RODRIGUEZ         D. ROBERT HARLESS
Assistant Vice President     Assistant Secretary         Assistant Vice
North Federal Savings Bank   North Federal Savings Bank  President North
                                                         Federal Savings Bank

CORPORATE INFORMATION


STOCK PRICE INFORMATION
The Company's common stock trades on The Nasdaq Stock Market under the symbol:
NBSI. The table below shows the high and low sales prices of the common stock during the periods indicated in fiscal 1998 and 1997. The prices have been adjusted to reflect a three-for-two stock split effected in the form of a 50% stock dividend on December 29, 1997. The Common Stock began trading on December 21, 1993. On March 1, 1999, North Bancshares, Inc. had approximately 200 shareholders of record and 400 beneficial shareholders. As of such date, there were 1,258,585 shares of common stock issued and outstanding.

                               1998                     1997
------------------------------------------------------------------
                         HIGH        LOW         HIGH        LOW
------------------------------------------------------------------
First Quarter           18.500      17.500      13.167      10.500
Second Quarter          18.000      15.375      13.417      12.750
Third Quarter           15.375      11.250      16.333      12.833
Fourth Quarter          12.500      11.000      18.875      15.667





INVESTOR INFORMATION

A copy of North Bancshares, Inc.'s annual report on Form 10-KSB, to be filed with the Securities and Exchange Commission, is available without charge by writing our Corporate Office:


VICTOR E. CAPUTO, SECRETARY
North Bancshares, Inc.
100 West North Avenue
Chicago, Illinois 60610-1399
(312) 664-4320  E-Mail: northfedl@aol.com   www.northfederal.com

Shareholders, investors and analysts interested in additional information may contact the above.


ANNUAL MEETING OF SHAREHOLDERS
The Annual Meeting of the Shareholders of North Bancshares, Inc. will be held at 10:00 A.M., April 28, 1999, at the Chicago Historical Society, 1601 N. Clark St., Chicago, Illinois:


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


INDEPENDENT AUDITORS
KPMG  LLP
303 East Wacker Drive
Chicago, IL 60601-5255