Form 10KSB40, Exhibit 13
period 1999-12-31
NORTH BANCSHARES INC
filed 2000-03-27
CIK 912623

[LOGO] NORTH
                                                                BANCSHARES, INC.


THE SECRET
OF SUCCESS
IS CONSTANCY
TO PURPOSE








                                                                NORTH
                                                                BANCSHARES, INC.
                                                                1999 ANNUAL
                                                                REPORT

TABLE OF CONTENTS


Message from the Chairman and the President......................         1

Selected Consolidated Financial Information......................         2

Management's Discussion and Analysis of Financial
  Condition and Results of Operations............................         4

Independent Auditors' Report.....................................        16

Consolidated Statements of Financial Condition...................        17

Consolidated Statements of Operations............................        19

Consolidated Statements of Changes in
  Stockholders' Equity...........................................        20

Consolidated Statements of Cash Flows............................        21

Notes to Consolidated Financial Statements.......................        23

Stockholder and Corporate Information............................        48

[LOGO]
NORTH
BANCSHARES, INC.
100 WEST NORTH AVENUE AT CLARK * CHICAGO, ILLINOIS 60610-1399 * (312) 664-4320





                                   March 15, 2000


To Our Shareholders:

         We are pleased to present the 1999 Annual Report of North Bancshares, Inc. The information in this Annual Report is designed to provide a detailed financial review of 1999 and our outlook for the future. A detailed summary of our targets and goals are outlined in the "Management's Discussion and Analysis" section of the report.

         During 1999, we continued the process of diversifying our portfolio of loans to include more apartment building, commercial real estate and consumer loans. Also, the number and amount of mortgage loans refinanced during 1999 slowed from the torrid pace of 1998 and 1997, allowing us to grow the portfolio. The niche loan products we have developed as well as our free checking account product and our money market deposit account, have been well received by the community. We will continue to market these products in our existing communities and expand our marketing efforts for these products into the newly revitalized near north and near northwest sides of the city and around our branch in Wilmette.

         One of the primary objectives of our business plan was accomplished the first quarter of 2000 with the announced sale of our parking facility. Our objective was to improve future earnings by turning this property into an interest earning asset by reducing non-interest expenses associated with real estate taxes and maintenance on the property and by utilizing certain tax loss carryforwards. We believe by unlocking this formerly non-earning asset our shareholders will ultimately benefit in the long term.

         We believe the secret to success is constancy to purpose; therefore, our commitment has been and will always be long-term shareholder value. We will do this by focusing on and responding to the needs of our communities and by offering the products and services that meet those financial needs.


                                   Sincerely,


                                   /s/ Mary Ann Hass
                                   Mary Ann Hass
                                   Chairman of the Board



                                   /s/ Joseph A. Graber
                                   Joseph A. Graber
                                   President and Chief Executive Officer

Set forth below is selected financial data of the Company. This financial data is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and the Notes thereto.


                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                                        DECEMBER 31,
                                                  -------------------------------------------------------------------------------
                                                            1999            1998           1997           1996           1995
                                                  -------------------------------------------------------------------------------
                                                                                       (IN THOUSANDS)
=================================================================================================================================
SELECTED FINANCIAL CONDITION DATA:
----------------------------------
Total assets                                            $130,689        $125,832       $123,078       $117,473       $111,668
Loans receivable, net                                     88,989          82,123         79,031         73,378         56,161
Mortgage backed securities held to maturity                  ---           4,478          5,841          7,465          9,419
Mortgage backed securities available for sale             14,528          10,884            ---            ---          6,927
Investment securities held to maturity                       ---             ---            ---            ---            498
Investment securities available for sale                  17,050          14,880         23,250         24,426         27,882
Deposit accounts                                          76,506          76,222         75,041         73,611         75,169
Borrowed funds                                            41,100          34,100         29,100         24,100         11,750
Stockholders' equity                                      11,253          13,322         16,448         17,823         21,028




                                                                            YEAR ENDED DECEMBER 31,
                                                 -----------------------------------------------------------------------------
SELECTED OPERATING DATA:                                      1999            1998           1997             1996        1995
------------------------                         -----------------------------------------------------------------------------
Total interest income                                       $8,837          $8,644         $8,751           $8,468      $7,525
Total interest expense                                       5,276           5,104          4,973            4,640       4,144
                                                 -----------------------------------------------------------------------------
Net interest income before
  provision for loan losses                                  3,561           3,540          3,778            3,828       3,381
Provision for loan losses                                       17               6            ---                8          40
                                                 -----------------------------------------------------------------------------
Net interest income after provision
  for loan losses                                            3,544           3,534          3,778            3,820       3,341
                                                 -----------------------------------------------------------------------------
Non-interest income (loss):
  Fees & service charges                                       282             263            211              190         120
  Gain on sale of investment and mortgage-
   backed securities and mutual funds                           75              75             60               88         245
  Gain on sale of loans                                        ---               3            ---              ---         ---
  Other than temporary decline in value of
   securities available for sale                               (66)            ---            ---              ---         ---
  Other                                                         17              18             20               23          19
                                                 -----------------------------------------------------------------------------
Total non-interest income                                      308             359            291              301         384
Non-interest expense                                         2,954           3,146          3,070            3,464       2,776
                                                 -----------------------------------------------------------------------------

Income before tax expense                                      898             747            999              657         949
Income tax expense                                             362             235            363              165         253
                                                 -----------------------------------------------------------------------------
NET INCOME                                                    $536            $512           $636             $492        $696
                                                 =============================================================================

Basic earnings per share                                      $.45             .42            .45              .31         .45
Diluted earnings per share                                    $.44             .40            .42              .30         .42
                                                 -----------------------------------------------------------------------------


                                                                                             DECEMBER 31,
                                                        ----------------------------------------------------------------------------
                                                                  1999           1998           1997          1996            1995
                                                        ----------------------------------------------------------------------------


SELECTED FINANCIAL RATIOS AND
OTHER DATA:

PERFORMANCE RATIOS:
====================================================================================================================================
 Return on assets (ratio of net income to
  average assets)                                                 0.42%           0.41%          0.53%          0.42%          0.64%
 Interest rate spread information:
  Average during year                                             2.30            2.33           2.41           2.53           2.15
  End of year                                                     2.35            2.36           2.51           2.57           2.24
 Net interest margin                                              2.83            2.94           3.19           3.36           3.19
 Ratio of operating expenses to average assets                    2.30            2.54           2.54           2.98           2.57
 Efficiency ratio                                                  .76             .81            .75            .84            .74
 Ratio of average interest-earning assets  to
 average interest-bearing liabilities                           112.76          114.43         118.65         120.61         126.61


ASSET QUALITY RATIOS:
====================================================================================================================================
 Non-performing assets to total assets at end
  of year                                                         0.00            0.02           0.00           0.00           0.02
 Allowance for loan losses to non-performing
  loans                                                            N/A(1)       891.67            N/A(1)         N/A(1)      833.33
 Allowance for loan losses to loans receivable                    0.26            0.26           0.26           0.28           0.36


CAPITAL RATIOS:
====================================================================================================================================
  Stockholders' equity to total assets                            8.61           10.59          13.36          15.17          18.83
  Average stockholders' equity to average
   assets                                                         9.56           11.18          14.03          16.32          19.71
  Return on stockholders' equity (ratio of net
   income to average equity)                                      4.36            3.70           3.75           2.59           3.27
  Shares outstanding-actual                                  1,231,207       1,262,893      1,429,812      1,586,925      1,848,717
  Book value per share                                            9.14           10.55          11.59          11.23          11.33


NUMBER OF FULL SERVICE OFFICES:                                   2                2             2              2              2
====================================================================================================================================



(1) Not applicable because the Company had no non-performing loans as of December 31, 1999, 1997 and 1996.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         North Bancshares, Inc. (the "Company") was organized on September 23, 1993 under Delaware law as the holding company for North Federal Savings Bank (the "Bank"). In connection with the Bank's conversion from a federally chartered mutual savings bank to a stock savings bank, the Bank issued all of its common stock to the Company for approximately 50% of the net proceeds of the conversion. On December 29, 1997, the Company effected a three-for-two stock split in the form of a 50% common stock dividend. At December 31, 1999, there were 1,231,207 outstanding shares of common stock. The Company's common stock trades on The Nasdaq Stock Market under the symbol "NBSI."

         The primary business of the Company is that of an independent community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves. The Company attracts deposits from the general public or borrows funds and uses such funds to originate or acquire one- to four-family residential mortgages, loans secured by multi-family apartment buildings, mixed use properties, commercial real estate loans and equity loans and lines of credit secured by real estate. The Company also purchases participating interests in multi-family apartment building loans and commercial real estate loans and maintains a commercial line of credit with a manufactured housing developer. The Company's shorter term investments are primarily federal agency securities, investment grade securities, mortgage-backed securities, common stock of other financial institutions and money market accounts.

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

YEAR 2000

         The Year 2000 issue arose from the inability of some computer systems to recognize the year 2000. Many computer programs and systems originally were programmed with six digit dates that provided only two digits to identify the calendar year in the date field.

         The Company experienced no problems with hardware or software systems at the beginning of the year 2000 and continues to experience no problems or issues related to the millenium issue. The Company is not aware of any borrowers incurring significant Year 2000 issues or any vendors used by the Company which have incurred significant Year 2000 issues. The Company spent approximately $40,000 during 1998 and 1999 on Year 2000 related hardware, software and contingency planning.

         A contingency plan, which involves processing transactions at the third-party data processors back-up recovery site, disaster recovery programs in the event of electrical failures, manual bookkeeping systems and additional cash requirements was approved by the board of directors and will be maintained by management during the year 2000 in the event that unanticipated Year 2000 issues arise.


MANAGEMENT STRATEGY

THE COMPANY'S THREE YEAR GOALS ARE TO:

o    Achieve a 7.5% to 8.0% return on equity (ROE) by the end of fiscal year
     2002;
o    Achieve a .65% to .75% return on assets (ROA) by the end of fiscal year
     2002;
o    Increase interest-earning assets by approximately 5% to 7% per year;
o    Maintain the Company's record of high asset quality;
o Improve the loan to assets ratio to between 65% to 75%, of which 10% to 15% would be consumer, multi-family and commercial loans;
o Increase total number and dollar amount of non-interest bearing checking and other transaction accounts;
o    Increase non-interest income by approximately 8% to 10% annually;
o    Maintain a high dividend payout ratio;
o Continue to evaluate stock repurchase programs in light of the effect on earnings per share, book value, stock options exercised and availability of funds;
o    Improve efficiency ratio to 65% by the end of fiscal year 2002.


IN ORDER TO ACHIEVE THESE GOALS THE BANK:


o    Will continue to expand consumer and commercial real estate lending;
o Will continue to change the mix of the loan portfolio to include more adjustable rate and balloon loans;
o Will increase the origination and sale of fixed rate loans into secondary markets;
o Will continue to focus on shifting liabilities from higher cost certificates of deposit to lower cost, fee-generating transaction accounts and money market deposit accounts;
o Will continue to develop relationships with other financial institutions in order to participate in multi-family apartment and commercial real estate lending;
o    Will continue to expand our third-party loan originator network;
o Will expand our marketing efforts in order to promote products to individuals and families who move into the area, and will continue to promote our products and services on the Bank's Internet Web page;
o Will continue to review employee benefit plans and other non-interest expenses in order to achieve additional cost savings;
o Will continue to review development alternatives for the Bank's remaining real estate owned.

PROGRESS TOWARDS GOALS:

o Increased return on equity 17.8% to 4.36% for the year ended December 31, 1999 from 3.70% for the year ended December 31, 1998;
o Diversified loan portfolio during 1999 with 62% of the loan production in two-to four-family, multi- family, commercial real estate and equity line of credit loans;
o Management continued to develop business relationships with other financial institutions and purchased $3.8 million in multi-family and commercial real estate participation loans in 1999;
o Loans to assets ratio at the end of 1999 was 68.1%, of which 14.7% were consumer, commercial real estate and multi-family loans compared with 65.3% and the end of 1998, of which 10.8% were consumer, commercial real estate and multi-family loans;
o The Company has maintained its high level of asset quality during 1999; No loans were delinquent 90 days or more at December 31, 1999;
o Ratio of non-interest expense to average assets reduced from 2.54% at December 31, 1998 to 2.30% at December 31, 1999;
o Reduced certificates of deposit from 55.0% of total deposits at the end of 1998 to 48.1% at the end of 1999 while increasing money market deposit accounts by $5.6 million or 54.8% during 1999;
o Increased the number of non-interest bearing checking accounts by 32.6% during 1999;
o Dividend payout ratio amounted to 100% of diluted earnings per share in 1999;
o    Completed eleventh stock repurchase program during 1999;
o The equity to assets ratio has been reduced from 13.4% at December 31, 1997 to 8.6% at December 31, 1999;
o Signed two new correspondent lending agreements with mortgage brokers during 1999;
o    Announced planned sale of parking lot in February 2000.


ASSET/LIABILITY MANAGEMENT

         A key component of successful asset/liability management is the monitoring and management of interest rate risk sensitivity, which includes the repricing and maturity of interest-earning assets and interest-bearing liabilities. The Bank has an Asset-Liability Risk Management Committee and an Interest Rate Committee that meet on a regular basis to review the business plan and assess the Bank's investment portfolio and deposit pricing, and meets quarterly to assess economic conditions and to consider methods of managing the Bank's asset and liability mix and overall sensitivity to interest rates.

         A financial institution has a negative interest rate sensitivity gap for a given period if the amount of its interest-bearing liabilities maturing or otherwise repricing within such period exceeds the amount of its interest-earning assets maturing or otherwise repricing within the same period. Accordingly, in a decreasing interest rate environment, financial institutions with a negative interest rate sensitivity gap generally will experience greater decreases in the cost of their interest-bearing liabilities than the yield of their interest-earning assets. Conversely, in an environment of increasing interest rates the cost of their interest-bearing liabilities generally will increase more quickly than the yield of their interest-earnings assets. Changes in interest rates generally will have the opposite effect on financial institutions with a positive interest rate sensitivity gap. At December 31, 1999, based on management assumptions for passbook accounts, NOW accounts, money market deposit accounts, certificates of deposit and borrowed funds, total interest-bearing liabilities maturing or repricing within one year exceeded total interest-earning assets maturing or repricing in the same period by $13.2 million, representing a cumulative one year gap as a percentage of interest-earning assets of a negative 10.4%.

         The following table sets forth the repricing dates of the Company's interest-earning assets and interest- bearing liabilities at December 31, 1999 and the Company's interest rate sensitivity gap percentages at the dates indicated. The interest rate sensitivity gap is defined as the amount by which assets repricing within the respective periods exceed liabilities repricing within such periods. One- to four-family fixed-rate mortgage loans, consumer loans and mortgage-backed securities are assumed to prepay at an annual rate of 23.2%. Passbook accounts are assumed to be withdrawn at annual rates of 18.5%, 11.5%, 7.4%, 6.5% and 4.5%, respectively, during the periods shown. Money market deposit accounts are assumed to be withdrawn at annual rates of 8.5%, 5.2%, 8.5%, 10.2% and 25.0%, respectively, during the periods shown. Transaction accounts are assumed to be withdrawn at annual rates of 8.9%, 12.7%, 9.4%, 5.7% and 5.2%, respectively, during the periods shown. All prepayment and liability repricing assumptions are those selected by management for the purpose of assessing the interest rate sensitivity.

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


                                                                        DECEMBER 31, 1999
                                      -------------------------------------------------------------------------------------
                                                       Over 6
                                         6 Months     Months to      Over 1-3       Over 3-5        Over
                                         or less       One Year        Years         Years        5 Years        Total
                                      --------------------------------------------------------------------------------------
                                          Amount        Amount        Amount         Amount        Amount        Amount
                                      -------------------------------------------------------------------------------------
                                                                     (Dollars in thousands)
Fixed rate one-to-four family and
  multi-family real estate loans              $9,208         7,948        $24,258       $14,363       $16,594        $72,371
Consumer and commercial loans                  1,134           165            543           603           105          2,550
Mortgage-backed securities                     2,175         1,617          4,773         2,781         3,989         15,335
Adjustable rate one-to-four family
  and multi-family real estate loans           2,157         1,445          5,795         5,067           ---         14,464
Investment securities and other(1)            20,608           503          1,062           ---           ---         22,173
                                      --------------------------------------------------------------------------------------
  Total interest-earning assets               35,282        11,678         36,431        22,814        20,688        126,893
                                      --------------------------------------------------------------------------------------

Passbook accounts                             $1,211        $1,099         $1,945          $946        $7,887        $13,088
NOW accounts                                     382           365          1,640           658         5,547          8,592
Money market deposit accounts                    667           639          1,909         4,078         8,411         15,704
Certificate accounts                          15,428        10,339          7,056         3,876           145         36,844
Borrowed funds                                18,000        12,000         11,100           ---           ---         41,100
                                      --------------------------------------------------------------------------------------
  Total interest-bearing liabilities          35,688        24,442         23,650         9,558        21,990        115,328
                                      --------------------------------------------------------------------------------------
Interest-earning assets less
  interest-bearing liabilities                 ($406)     ($12,764)       $12,781       $13,256       ($1,302)       $11,565
                                      -----------------------------------------------------------------------===============
Cumulative interest rate
  sensitivity gap                              ($406)     ($13,170)         ($389)      $12,867       $11,565
                                      ========================================================================
Cumulative interest rate gap as a
  percentage of total assets                   (0.31)%      (10.08)%        (0.30)%        9.85%         8.85%
                                      ========================================================================
Cumulative interest rate gap as a
  percentage of interest-earning
  assets                                       (0.32)%      (10.38)%        (0.31)%       10.14%         9.11%
                                      ========================================================================


--------------------------------------------------------------------------------
(1) Includes investment securities available for sale, FHLB stock and other interest-earning assets.


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

         The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest- bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances.

                                -----------------------------------------------------------------------------------------------
                                             1999                         1998                           1997
                                -----------------------------------------------------------------------------------------------
                                      Average   Interest            Average    Interest            Average   Interest
                                   Outstanding  Earned\     Yield\ Outstanding  Earned\   Yield\ Outstanding  Earned\    Yield\
                                      Balance     Paid       Rate    Balance     Paid      Rate    Balance     Paid       Rate
                                -----------------------------------------------------------------------------------------------
                                                                   (Dollars in thousands)
INTEREST-EARNING ASSETS:
  Loans receivable (1)                $85,918   $6,365       7.41%   $77,962    $5,924      7.60%   $76,376  $5,968       7.81%
  Investment securities                17,726    1,164       6.57     23,291     1,643      7.05     27,558   1,933       7.02
  Mortgage-backed securities           15,618      945       6.05      8,014       481      6.00      6,737     470       6.98
  Federal funds sold                    2,680      140       5.22      6,837       399      5.84      3,627     207       5.71
  Other                                 4,003      223       5.57      4,274       197      4.61      3,989     173       4.34
                               ------------------------------------------------------------------------------------------------
   Total interest-earning assets      125,945    8,837       7.02    120,378     8,644      7.18    118,287   8,751       7.40
                               ------------------------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES:
  MMDA & NOW accounts                  21,789      812       3.73     15,492       468      3.02     13,928     372       2.67
  Passbook accounts                    13,435      369       2.75     14,439       397      2.75     15,495     426       2.75
  Certificate accounts                 38,026    2,030       5.34     42,472     2,401      5.65     42,082   2,403       5.71
  Borrowed funds                       38,446    2,065       5.37     32,792     1,838      5.61     28,192   1,772       6.29
                               ------------------------------------------------------------------------------------------------
   Total interest-bearing
     liabilities                      111,696    5,276       4.72    105,195     5,104      4.85     99,697   4,973       4.99
                               ------------------------------------------------------------------------------------------------
Net interest income                             $3,561                          $3,540                       $3,778
                                                ------                          ------                       ------
Net interest rate spread                                     2.30%                          2.33%                         2.41%
                                                             ----                           ----                          ----
Net earning assets                    $14,249                        $15,183                        $18,590
                                      -------                        -------                        -------
Net interest margin                                          2.83%                          2.94%                         3.19%
                                                             ----                           ----                          ----
Average interest-earning assets
 to average interest-bearing
liabilities                                     112.76%                         114.43%                      118.65%
                                                ------                          ------                       ------


--------------------------------------------------------------------------------
(1) Calculated net of deferred loan fees, loan discounts, loans in process and allowance for loan losses.

WEIGHTED AVERAGE YIELD ANALYSIS

         The following table presents the yields received on loans, mortgage-backed securities, investment securities, federal funds and other interest-earning assets and the rates paid on deposits and borrowed funds and the resultant interest rate spreads at the dates indicated.





                                                                            At December 31,
                                                         --------------------------------------------------------
                                                                         1999              1998              1997
                                                         --------------------------------------------------------
WEIGHTED AVERAGE YIELD ON:
  Loans receivable                                                       7.39%             7.44%             7.78%
  Investment securities                                                  6.66              6.73              6.90
  Mortgage-backed securities (1)                                         6.18              6.48              7.18
  Federal funds                                                          3.88              4.52              5.92
  Other                                                                  4.24              4.83              5.80
                                                         --------------------------------------------------------
   Combined weighted average yield on
    interest-earning assets                                              7.06              7.05              7.42
                                                         --------------------------------------------------------
WEIGHTED AVERAGE RATE PAID ON:
  Passbook accounts                                                      2.75              2.75              2.75
  MMDA & NOW accounts                                                    3.93              2.97              2.55
  Certificate accounts                                                   5.45              5.58              5.80
  Borrowed funds                                                         5.48              5.34              5.82
                                                         --------------------------------------------------------
   Combined weighted average rate paid on
   interest-bearing liabilities                                          4.71              4.69              4.91
                                                         --------------------------------------------------------
SPREAD                                                                   2.35%             2.36%             2.51%
                                                         ========================================================


-----------------------------------------------------------------
(1)  Mortgage-backed securities are net of premiums and discounts

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




                                                                   YEAR ENDED DECEMBER 31,
                                      ----------------------------------------------------------------------------------
                                                    1998 vs 1999                             1997 vs 1998
                                      ----------------------------------------------------------------------------------
                                          Increase (Decrease)                      Increase (Decrease)
                                                 Due to               Total              Due to               Total
                                      ----------------------------------------------------------------------------------
                                                                    Increase                                 Increase
                                          Volume         Rate      (Decrease)      Volume        Rate       (Decrease)
                                      ----------------------------------------------------------------------------------
                                                                        (In Thousands)
INTEREST-EARNING ASSETS:
 Loans receivable (1)                           $589         $(148)        $441          $121        $(165)         $(44)
 Investment securities (2)                      (366)         (113)        (479)         (301)           9          (292)
 Mortgage-backed securities (3)                  460             4          464            77          (66)           11
 Federal funds sold                             (217)          (42)        (259)          187            5           192
 Other                                           (15)           41           26            13           12            25
                                      ----------------------------------------------------------------------------------
  TOTAL INTEREST-EARNING ASSETS                  451          (258)         193            97         (205)         (108)
                                      ----------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES:
 MMDA & NOW accounts                             234           110          344            47           49            96
 Passbook accounts                               (28)          ---          (28)          (29)         ---           (29)
 Certificate accounts                           (237)         (134)        (371)           22          (24)           (2)
 Borrowed funds                                  304           (77)         227           258         (193)           65
                                      ----------------------------------------------------------------------------------
  TOTAL INTEREST-BEARING LIABILITIES            $273         $(101)         172          $298        $(168)          130
                                      ----------------------------------------------------------------------------------

CHANGE IN NET INTEREST INCOME                                               $21                                    ($238)
                                                                  =============                           ==============

--------------------------------------------------------------------------------
(1) Calculated net of deferred loan fees, loan discounts, loans in process and allowance for loan losses.
(2)  Includes investments classified as available for sale and held to maturity.
(3) Includes mortgage-backed securities classified as available for sale and held to maturity.

CHANGES IN FINANCIAL CONDITION

         Total assets amounted to $130.7 million at December 31, 1999, an increase of $4.9 million from $125.8 million at December 31, 1998. The increase was primarily attributable to a $6.9 million increase in net loans receivable and a $2.2 million increase in investment securities available for sale partially offset by a $3.8 million decrease in cash and cash equivalents.

         Net loans receivable amounted to $89.0 million at December 31, 1999, an increase of $6.9 million from $82.1 million at December 31, 1998. The increase was due partially to $3.9 million in multi-family and commercial real estate mortgages originated or purchased during the period and $700,000 in new consumer loans. The Company originated $24.0 million in mortgage, consumer and commercial real estate loans during the year ended December 31, 1999 and received $17.1 million in loan repayments during the period compared with $31.0 million in originations and $27.9 million in repayments during the year ended December 31, 1998.

         Investment securities available for sale amounted to $17.1 million at December 31, 1999, an increase of $2.2 million from $14.9 million at December 31, 1998. The increase was primarily attributable to the reallocation of cash and cash equivalents into intermediate and longer term investment securities.

         Total deposits amounted to $76.5 million at December 31, 1999 compared with $76.2 million at December 31, 1998. Although total deposits remained stable there was a $6.0 million increase in checking and money market accounts partially offset by a $5.1 million decrease in certificates of deposit.

         Borrowed funds increased $7.0 million to $41.1 million at December 31, 1999 from $34.1 million at December 31, 1998. The additional borrowings were used to fund new loan originations during the period.

         Stockholders' equity was $11.3 million at December 31, 1999, compared with $13.3 million at December 31, 1998. The decrease was primarily attributable to a $1.8 million increase in other comprehensive loss related to an increase in medium and long term interest rates and their negative effect on the market value of the available for sale securities portfolios. In addition, the Company purchased $630,000 in treasury stock during the year which was partially offset by $269,000 in stock options exercised.


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1999 AND DECEMBER 31, 1998

         GENERAL. Net income amounted to $536,000 for the year ended December 31, 1999, an increase of $24,000 from $512,000 for the year ended December 31, 1998. Diluted earnings per share amounted to $.44 for the year ended December 31, 1999, an increase of $.04 or 10%, from $.40 per share for the year ended December 31, 1998. The increase was primarily attributable to a $192,000 decrease in non-interest expense partially offset by a $127,000 increase in income tax expense. In addition, there was a slight decrease in the average number of outstanding shares.

         INTEREST INCOME. Interest income was $8.8 million for the year ended December 31, 1999, a $193,000 increase from $8.6 million for the year ended December 31, 1998. The increase was primarily attributable to a $5.5 million increase in average interest earning assets from $120.4 million for the year ended December 31, 1998 to $125.9 million for the year ended December 31, 1999. The effect of the increase in average interest earning assets was partially offset by a decrease in the yield on average interest-earning assets to 7.02% for the year ended December 31, 1999 from 7.18% for the year ended December 31, 1998. The decrease in the yield was due primarily to proceeds from mortgage loan prepayments and higher yielding investment securities called prior to maturity, at the beginning of 1999, which were temporarily reinvested in shorter term lower yielding investments.

         INTEREST EXPENSE. Interest expense increased by $172,000 to $5.3 million for the year ended December 31, 1999 from $5.1 million for the year ended December 31, 1998. The increase was primarily attributable to a

$227,000 increase in interest on borrowed funds partially offset by a $55,000 decrease in interest on deposit accounts. The average balance of interest-bearing deposit accounts increased $847,000 to $73.3 million for the year ended December 31, 1999 from $72.4 million for the year ended December 31, 1998. The average balance of borrowed funds increased $5.6 million to $38.4 million for the year ended December 31, 1999 from $32.8 million for the year ended December 31, 1998. The increase was due to additional borrowings obtained to fund loan growth. The annualized average cost of interest-bearing liabilities improved to 4.72% for the year ended December 31, 1999 from 4.85% for the year ended December 31, 1998, due primarily to a reduction in the average cost of certificate accounts from 5.65% for the year ended December 31, 1998 to 5.34% for the year ended December 31, 1999 and the shift from certificate accounts to lower costing money market deposit and checking accounts. In addition, there was a decrease in the average cost of borrowed funds to 5.37% for the year ended December 31, 1999 from 5.61% for the year ended December 31, 1998.

         PROVISION FOR LOAN LOSSES. The Company added $17,000 to its allowance for loan losses for the year ended December 31, 1999 compared with $6,000 for the year ended December 31, 1998. The increase is primarily attributable to an increase in the amount of consumer loans in the loan portfolio. The allowance for loan losses was $231,000 at December 31, 1999 and amounted to .26% of loans receivable at December 31, 1999. The allowance for loan losses was $214,000 at December 31, 1998 and amounted to .26% of loans receivable at December 31, 1998. Future additions to the Company's allowance are dependent upon various factors such as the performance and composition of the Company's loan portfolio, the economy, changes in real estate values, interest rates and the view of the regulatory authorities toward reserve levels and inflation.

         NON-INTEREST INCOME. Non-interest income amounted to $308,000 for the year ended December 31, 1999, a decrease of $51,000 from $359,000 for the year ended December 31, 1998. The decrease was primarily attributable to a $66,000 increase in other than temporary decline in value of securities available for sale partially offset by a $19,000 increase in fees and service charges related to a greater number of transaction accounts that produce fee income in addition to increases in interchange fees on foreign ATM transactions and debit card transaction fees.

         NON-INTEREST EXPENSE. Non-interest expense decreased by $192,000 and amounted to $3.0 million for the year ended December 31, 1999 compared with $3.1 million for the year ended December 31, 1998. There was a $93,000 decrease in compensation and benefits expense primarily related to a reduction in staff as part of the Company's efforts to improve efficiency and lower ESOP and pension expense. In addition, there was a $92,000 decrease in professional fees primarily related to a decrease in the number of shareholder proposals and related issues that required review by counsel and a reduction in tax accounting expense.

         INCOME TAX EXPENSE. The allocation for income taxes increased $127,000 to $362,000 for the year ended December 31, 1999 from $235,000 for the year ended December 31, 1998. The effective tax rate was 40.3% for the year ended December 31, 1999 compared with 31.4% for the year ended December 31, 1998. The increase in income tax expense was primarily related to increased income before taxes and the increase in the effective rate was primarily attributable to an Illinois state income tax refund of approximately $53,000 recorded in the fourth quarter of 1998 that reduced the provision for 1998 income tax. In addition, there was no tax benefit associated with the $66,000 in other than temporary decline in value of securities available for sale recorded during 1999.


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


LIQUIDITY AND CAPITAL RESOURCES

         The Bank's primary source of funds are deposits, borrowings from the FHLB of Chicago, amortization and prepayment of loans and mortgage-backed securities and sales and maturities of other investment securities. The Bank can also borrow from its correspondent banks. During 1999, the Bank borrowed an additional $7.0 million from the FHLB of Chicago. Advances from the FHLB of Chicago at December 31, 1999 totaled $41.1 million. The Bank uses its liquid resources to fund loan commitments, to meet operating expenses, to invest and to fund deposit withdrawals. Management believes that loan repayments and the other sources of funds will be adequate to meet the liquidity needs of the Bank.

         The OTS requires minimum levels of liquid assets. OTS regulations currently require the Bank to maintain an average daily balance of liquid assets equal to at least 4% of the sum of its average daily balance of net withdrawable accounts and borrowings payable in one year or less. At December 31, 1999, the Bank's liquidity ratio was 5.6% compared with 8.8% for the year ended December 31, 1998. The decrease in the liquidity ratio was the result of the redeployment of shorter term, lower yielding liquid assets into longer term, higher yielding mortgage loans.

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

         At December 31, 1999, the Company had $1.9 million in loan applications pending approval and closing and $1.7 million in unused lines of credit.

         Certificates of deposit scheduled to mature in one year or less at December 31, 1999, totaled approximately $25.8 million. Management believes, based on its ability to adjust rates on those accounts to market levels, that a significant portion of such deposits will remain with the Company. The Company will continue to focus on shifting its liability mix from higher cost certificates of deposit to lower cost transaction accounts that do not earn interest and produce fee income but will continue to use certificates of deposit as an alternate funding source.

         The Company's liquidity, represented by cash and cash equivalents, is a combination of its operating, investing and financing activities. These activities are summarized in the Consolidated Statements of Cash Flows for the years ended December 31, 1999, 1998 and 1997.


CAPITAL REQUIREMENTS

         Current regulatory standards impose the following capital requirements on the Bank and other thrifts: a risk- based capital standard expressed as a percentage of risk-adjusted assets, a leverage ratio of core capital to total adjusted assets, and a tangible capital ratio expressed as a percentage of total adjusted assets. As of December 31, 1999, the Bank exceeded its regulatory capital standards. At such date, the Bank's tangible capital, core capital and risk-based capital of $11.9 million, $11.9 million and $12.1 million, respectively, exceeded the applicable minimum requirements by $9.9 million or 7.5%, $8.0 million or 6.0%, and $7.5 million or 13.4%, respectively.

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


IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

         In June 1998, FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." On July 7, 1999, the FASB delayed implementation of SFAS No. 133 until the fiscal year beginning after June 15, 2000 by issuing FASB Statement 137. The statement establishes accounting and reporting standards for derivative instruments embedded in other contracts and to hedging activities and also allowed a one-time reclassification of certain investment securities. This statement was adopted by the Company in 1999, and did not have a material effect on the Company's financial statements.

         In October 1998, FASB issued SFAS No. 134, "Accounting for mortgage-backed securities retained after the securitization of mortgage loans held for sale by a Mortgage Banking Enterprise", which is effective for fiscal years beginning after December 15, 1998. The statement requires that after securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or retained interest based on its ability and intent to sell or hold those investments, as discussed in SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities." The adoption of this statement did not have an effect on the Company's financial statements.

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
North Bancshares, Inc.:


We have audited the accompanying consolidated statements of financial condition of North Bancshares, Inc. and subsidiary ("the Company") as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Bancshares, Inc. and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.




                                        KPMG LLP

Chicago, Illinois
February 11, 2000

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                 Consolidated Statements of Financial Condition

                           December 31, 1999 and 1998

                        (In thousands, except share data)




                              ASSETS                                        1999         1998
                                                                          --------     --------
Cash and due from banks                                                   $  1,712          810

Interest-bearing deposits                                                    1,260        2,413

Federal funds sold                                                           2,439        5,722

Investment in dollar denominated mutual funds                                  466          801
                                                                          --------     --------

             Total cash and cash equivalents                                 5,877        9,746

Investment securities available for sale, at fair value (note 2)            17,050       14,880

Mortgage-backed securities held to maturity,
    at amortized cost (note 3)                                                  --        4,478

Mortgage-backed securities available for sale, at fair value (note 4)       14,528       10,884

Stock in Federal Home Loan Bank of Chicago, at cost                          2,205        1,705

Loans receivable, net of allowance for loan losses of $231
    and $214 in 1999 and 1998, respectively (note 5)                        88,989       82,123

Accrued interest receivable (note 6)                                           941          849

Premises and equipment, net (note 7)                                         1,033        1,021

Other assets                                                                    66          146
                                                                          --------     --------

             Total assets                                                 $130,689      125,832
                                                                          ========     ========



See accompanying notes to consolidated financial statements.

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                 Consolidated Statements of Financial Condition

                           December 31, 1999 and 1998

                        (In thousands, except share data)




                 LIABILITIES AND STOCKHOLDERS' EQUITY                   1999          1998
                                                                     ---------      ---------
Liabilities:
    Deposit accounts (note 8)                                        $  76,506         76,222
    Borrowed funds (note 9)                                             41,100         34,100
    Advance payments by borrowers for taxes and
      insurance                                                          1,092          1,036
    Accrued interest payable and other liabilities                         738          1,152
                                                                     ---------      ---------

             Total liabilities                                         119,436        112,510
                                                                     ---------      ---------

Stockholders' equity:
    Preferred stock, $.01 par value.  Authorized 500,000 shares;
      none outstanding                                                      --             --
    Common stock, $.01 par value.  Authorized 3,500,000 shares;
      issued 1,914,105 shares                                               19             19
    Additional paid-in capital                                          13,393         13,437
    Retained earnings, substantially restricted                         11,115         11,127
    Treasury stock, at cost (682,868 and 651,182 shares
      in 1999 and 1998, respectively)                                  (11,025)       (10,664)
    Accumulated other comprehensive loss, net of tax                    (1,916)          (153)
    Common stock acquired by Employee Stock Ownership
      Plan (note 14)                                                      (333)          (444)
                                                                     ---------      ---------

             Total stockholders' equity                                 11,253         13,322


Commitments and contingencies

                                                                     ---------      ---------

             Total liabilities and stockholders' equity              $ 130,689        125,832
                                                                     =========      =========



                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                      Consolidated Statements of Operations

                  Years ended December 31, 1999, 1998, and 1997

                        (In thousands, except share data)




                                                                                     1999          1998        1997
                                                                                    -------      -------     -------
Interest income:
   Loans receivable                                                                 $ 6,365        5,924       5,968
   Interest-bearing deposits and federal funds sold                                     204          472         280
   Investment securities available for sale                                           1,164        1,592       1,832
   Mortgage-backed securities available for sale                                        945          141          --
   Mortgage-backed securities held to maturity                                           --          340         470
   Investment in mutual funds                                                            25           51         101
   Dividends on FHLB stock                                                              134          124         100
                                                                                    -------      -------     -------

          Total interest income                                                       8,837        8,644       8,751
                                                                                    -------      -------     -------

Interest expense:
   Deposit accounts                                                                   3,211        3,266       3,201
   Borrowed funds                                                                     2,065        1,838       1,772
                                                                                    -------      -------     -------

          Total interest expense                                                      5,276        5,104       4,973
                                                                                    -------      -------     -------

          Net interest income before provision for loan losses                        3,561        3,540       3,778

Provision for loan losses (note 5)                                                       17            6          --
                                                                                    -------      -------     -------

          Net interest income after provision for loan losses                         3,544        3,534       3,778
                                                                                    -------      -------     -------

Noninterest income:
   Gain on sale of mortgage loans held for sale                                          --            3          --
   Gain on sale of investment and mortgage-backed securities available for sale          75           75          60
   Other than temporary decline in value of securities available for sale               (66)          --          --
   Fees and service charges                                                             282          263         211
   Other                                                                                 17           18          20
                                                                                    -------      -------     -------

          Total noninterest income                                                      308          359         291
                                                                                    -------      -------     -------

Noninterest expense:
   Compensation and benefits                                                          1,602        1,695       1,602
   Occupancy expense                                                                    447          479         474
   Professional fees                                                                    172          264         149
   Data processing                                                                      194          194         169
   Advertising and promotion                                                            132          138         133
   Federal deposit insurance premium                                                     45           46          47
   Recognition and retention plan (note 15)                                              --           --          74
   Other                                                                                362          330         422
                                                                                    -------      -------     -------

          Total noninterest expense                                                   2,954        3,146       3,070
                                                                                    -------      -------     -------

          Income before income tax expense                                              898          747         999

Income tax expense (note 10)                                                            362          235         363
                                                                                    -------      -------     -------

          Net income                                                                $   536          512         636
                                                                                    =======      =======     =======

Earnings per share:
   Basic                                                                            $   .45          .42         .45
   Diluted                                                                              .44          .40         .42
                                                                                    =======      =======     =======



See accompanying notes to consolidated financial statements.

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

           Consolidated Statements of Changes in Stockholders' Equity

                  Years ended December 31, 1999, 1998, and 1997

                        (in thousands, except share data)

                                                                                                                       ACCUMULATED
                                                                              ADDITIONAL                                 OTHER
                                                                     COMMON    PAID-IN     RETAINED    TREASURY      COMPREHENSIVE
                                                                      STOCK    CAPITAL     EARNINGS      STOCK    INCOME (LOSS), NET
                                                                      -----    -------     --------      -----    ------------------
Balance at December 31, 1996                                         $    14    13,688       10,988       (5,340)        (786)

Net income                                                                --        --          636           --           --
Other comprehensive income, net of tax:
   Change in unrealized gain (loss) on securities available for sale      --        --           --           --          582
   Reclassification adjustments for gain included in net income           --        --           --           --           40
   Change in minimum pension liability                                    --        --           --           --          (52)
                                                                     -------   -------      -------      -------      -------

         Comprehensive income                                             --        --          636           --          570

Payment on ESOP loan                                                      --        --           --           --           --
Market adjustment for common ESOP shares                                  --       158           --           --           --
Amortization of award for RRP stock                                       --        --           --           --           --
Purchase of treasury stock, 134,350 shares                                --        --           --       (2,803)          --
Cash dividend ($.32 per share)                                            --        --         (485)          --           --
Options exercised and reissuance of treasury stock                        --       (74)          --          437           --
3-for-2 stock split effected in the form of a stock dividend               5        (5)          --           --           --
                                                                     -------   -------      -------      -------      -------

Balance at December 31, 1997                                              19    13,767       11,139       (7,706)        (216)

Net income                                                                --        --          512           --           --
Other comprehensive income, net of tax:
   Change in unrealized gain (loss) on securities available for sale      --        --           --           --         (146)
   Reclassification adjustments for gain included in net income           --        --           --           --           49
   Change in minimum pension liability                                    --        --           --           --          160
                                                                     -------   -------      -------      -------      -------

         Comprehensive income                                             --        --          512           --           63

Payment on ESOP loan                                                      --        --           --           --           --
Market adjustment for common ESOP shares                                  --       141           --           --           --
Purchase of treasury stock, 223,291 shares                                --        --           --       (3,868)          --
Cash dividend ($.40 per share)                                            --        --         (524)          --           --
Options exercised and reissuance of treasury stock                        --      (471)          --          910           --
                                                                     -------   -------      -------      -------      -------

Balance at December 31, 1998                                              19    13,437       11,127      (10,664)        (153)

Net income                                                                --        --          536           --           --
Other comprehensive loss, net of tax:
   Change in unrealized gain (loss) on securities available for sale      --        --           --           --       (1,501)
   Reclassification adjustments for gain included in net income           --        --           --           --            6
   Change in minimum pension liability                                    --        --           --           --         (268)
                                                                     -------   -------      -------      -------      -------

         Comprehensive loss                                               --        --          536           --       (1,763)

Payment on ESOP loan                                                      --        --           --           --           --
Market adjustment for common ESOP shares                                  --        93           --           --           --
Purchase of treasury stock, 48,186 shares                                 --        --           --         (630)          --
Cash dividend ($.44 per share)                                            --        --         (548)          --           --
Options exercised and reissuance of treasury stock                        --      (137)          --          269           --
                                                                     -------   -------      -------      -------      -------

Balance at December 31, 1999                                         $    19    13,393       11,115      (11,025)      (1,916)
                                                                     =======   =======      =======      =======      =======



[WIDE TABLE CONTINUED FROM ABOVE]


                                                                          COMMON
                                                                          STOCK
                                                                       ACQUIRED BY   DEFERRED
                                                                           ESOP    COMPENSATION     TOTAL
                                                                         -------      -------      -------
Balance at December 31, 1996                                                (667)         (74)      17,823

Net income                                                                    --           --          636
Other comprehensive income, net of tax:
   Change in unrealized gain (loss) on securities available for sale          --           --          582
   Reclassification adjustments for gain included in net income               --           --           40
   Change in minimum pension liability                                        --           --          (52)
                                                                         -------      -------      -------

         Comprehensive income                                                 --           --        1,206

Payment on ESOP loan                                                         112           --          112
Market adjustment for common ESOP shares                                      --           --          158
Amortization of award for RRP stock                                           --           74           74
Purchase of treasury stock, 134,350 shares                                    --           --       (2,803)
Cash dividend ($.32 per share)                                                --           --         (485)
Options exercised and reissuance of treasury stock                            --           --          363
3-for-2 stock split effected in the form of a stock dividend                  --           --
                                                                         -------      -------      -------

Balance at December 31, 1997                                                (555)          --       16,448

Net income                                                                    --           --          512
Other comprehensive income, net of tax:
   Change in unrealized gain (loss) on securities available for sale          --           --         (146)
   Reclassification adjustments for gain included in net income               --           --           49
   Change in minimum pension liability                                        --           --          160
                                                                         -------      -------      -------

         Comprehensive income                                                 --           --          575

Payment on ESOP loan                                                         111           --          111
Market adjustment for common ESOP shares                                      --           --          141
Purchase of treasury stock, 223,291 shares                                    --           --       (3,868)
Cash dividend ($.40 per share)                                                --           --         (524)
Options exercised and reissuance of treasury stock                            --           --          439
                                                                         -------      -------      -------

Balance at December 31, 1998                                                (444)          --       13,322

Net income                                                                    --           --          536
Other comprehensive loss, net of tax:
   Change in unrealized gain (loss) on securities available for sale          --           --       (1,501)
   Reclassification adjustments for gain included in net income               --           --            6
   Change in minimum pension liability                                        --           --         (268)
                                                                         -------      -------      -------

         Comprehensive loss                                                   --           --       (1,227)

Payment on ESOP loan                                                         111           --          111
Market adjustment for common ESOP shares                                      --           --           93
Purchase of treasury stock, 48,186 shares                                     --           --         (630)
Cash dividend ($.44 per share)                                                --           --         (548)
Options exercised and reissuance of treasury stock                            --           --          132
                                                                         -------      -------      -------

Balance at December 31, 1999                                                (333)          --       11,253
                                                                         =======      =======      =======



See accompanying notes to consolidated financial statements.

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 1999, 1998, and 1997

                                 (In thousands)

                                                                          1999          1998          1997
                                                                        --------      --------      --------
Cash flows from operating activities:
    Net income                                                          $    536           512           636
    Adjustments to reconcile net income to net cash
      provided by operating activities:
        Depreciation and amortization                                         70            95            96
        Deferred income tax expense (benefit)                                (22)           44            43
        Provision for loan losses                                             17             6            --
        Deferred loan fees, net of amortization                               14            74            36
        Amortization of premiums and discounts                               (18)           (6)          (43)
        ESOP and RRP compensation expense                                    204           252           344
        Gain on sale of investment and mortgage-backed securities
           available for sale                                                (75)          (75)          (60)
        Other than temporary decline in value of securities
           available for sale                                                 66            --            --
        Changes in assets and liabilities:
           (Increase) decrease in accrued interest receivable                (92)          211           (35)
           (Increase) decrease in other assets                                80          (115)          273
           Increase in other liabilities, net                                133            87            47
                                                                        --------      --------      --------

             Net cash provided by operating activities                       913         1,085         1,337
                                                                        --------      --------      --------

Cash flows from investing activities:
    Maturities of investment securities available for sale                 2,000        29,335         5,250
    Purchase of investment securities available for sale                  (5,986)      (27,562)      (11,694)
    Proceeds from sales of investment securities available for sale          250         6,596         8,780
    Proceeds from sales of mortgage-backed securities
      available for sale                                                   2,005            --            --
    Repayments of mortgage-backed securities
      held to maturity                                                        --         1,354         1,628
    Repayments of mortgage-backed securities available for sale            1,761           138            --
    Purchase of mortgage-backed securities available for sale             (3,627)      (11,097)           --
    Loan originations                                                    (23,970)      (31,044)      (18,093)
    Loan repayments                                                       17,073        27,872        12,404
    Purchase of Federal Home Loan Bank of Chicago stock                     (500)           --          (500)
    Purchase of premises and equipment                                       (82)          (73)          (78)
                                                                        --------      --------      --------

             Net cash used in investing activities                       (11,076)       (4,481)       (2,303)
                                                                        --------      --------      --------




                                       21
                                                                     (Continued)

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                Consolidated Statements of Cash Flows, Continued

                  Years ended December 31, 1999, 1998, and 1997

                                 (In thousands)

                                                                        1999          1998          1997
                                                                      --------      --------      --------
Cash flows from financing activities:
    Increase in deposit accounts                                      $    284         1,181         1,430
    Proceeds from borrowed funds                                        37,000        13,000        19,700
    Repayments of borrowed funds                                       (30,000)       (8,000)      (14,700)
    Increase (decrease) in advance payments by
      borrowers for taxes and insurance                                     56          (203)           36
    Payment of cash dividend                                              (548)         (524)         (485)
    Proceeds from stock options exercised                                  132           439           296
    Purchase of treasury stock                                            (630)       (3,868)       (2,803)
                                                                      --------      --------      --------

             Net cash provided by financing activities                   6,294         2,025         3,474
                                                                      --------      --------      --------

             Net (decrease) increase in cash and cash equivalents       (3,869)       (1,371)        2,508

Cash and cash equivalents at beginning of year                           9,746        11,117         8,609
                                                                      --------      --------      --------

Cash and cash equivalents at end of year                              $  5,877         9,746        11,117
                                                                      ========      ========      ========

Supplemental disclosures of cash flow information -
    cash payments during the year for:
      Interest                                                        $  5,253         5,094         4,949
      Income taxes                                                         142           370            --
Supplemental disclosures of noncash activities -
    Transfer of mortgage-backed securities from held
      to maturity to available for sale                                  4,478            --            --
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

                        December 31, 1999, 1998, and 1997


(1)     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

        North Bancshares, Inc. (the Company) was incorporated in August 1993 as a holding company to purchase 100% of the common stock of North Federal Savings Bank (Savings Bank) and subsidiary. The Savings Bank converted from the mutual form to a stock form institution, and the Company completed its initial public offering on December 21, 1993 at which time it purchased all of the outstanding shares of the Savings Bank. The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practice within the thrift industry.

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



                                       24
                                                                     (Continued)

        (I)     EARNINGS PER SHARE

                The following table sets forth the computation of basic and diluted earnings per share for the periods indicated:

                                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                                     ------------------------------------
                                                                        1999         1998         1997
                                                                     ----------   ----------   ----------
                                                                       (IN THOUSANDS, EXCEPT SHARE DATA)
                  Numerator -
                      Net income                                     $      536          512          636
                  Denominator:
                      Basic earnings per share - weighted- average
                         outstanding shares                           1,200,601    1,230,678    1,424,476
                      Effect of dilutive stock options outstanding
                                                                         25,897       42,842       77,084
                      Diluted earnings per share - adjusted
                         weighted-average shares outstanding          1,226,498    1,273,520    1,501,560
                  Basic earnings per share                           $      .45          .42          .45
                  Diluted earnings per share                         $      .44          .40          .42
                                                                     ==========   ==========   ==========

        (J)     STOCK SPLIT

                The Company declared a 3-for-2 common stock split on November 11, 1997, effected in the form of a stock dividend, payable December 29, 1997 to stockholders of record on December 8, 1997. All references in the 1997 consolidated financial statements and notes thereto as to the number of shares, per share amounts and market prices of the Company's common stock, excluding treasury stock, have been restated giving retroactive recognition to the stock split.

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



                                       25
                                                                     (Continued)

        (M)     FINANCIAL REPORTING OF SEGMENTS

                Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by management in deciding how to allocate resources and in assessing performance. The Company operates as a single segment.

        (N)     RECLASSIFICATION

                Certain reclassifications of prior year amounts have been made to conform with the current year presentation.

(2)     INVESTMENT SECURITIES AVAILABLE FOR SALE

        The amortized cost and estimated fair value of investment securities available for sale as of December 31, 1999 and 1998 are summarized as follows:

                                                                            GROSS        GROSS
                                                  AMORTIZED  UNREALIZED  UNREALIZED    ESTIMATED
                                                    COST        GAINS       LOSSES     FAIR VALUE
                                                   -------     -------      -------      -------
         December 31, 1999:
             U.S. Government agency securities     $17,946          --       (1,510)      16,436
             Equity securities                         730          --         (179)         551
             Other                                      63          --           --           63
                                                   -------     -------      -------      -------

                                                   $18,739          --       (1,689)      17,050
                                                   =======     =======      =======      =======

         December 31, 1998:
             U.S. Government agency securities
                                                   $13,948           5          (31)      13,922
             Equity securities                       1,021          --         (163)         858
             Other                                     100          --           --          100
                                                   -------     -------      -------      -------

                                                   $15,069           5         (194)      14,880
                                                   =======     =======      =======      =======




                                       26
                                                                     (Continued)

        The amortized cost and estimated fair value of investment securities available for sale by contractual maturity at December 31, 1999 are shown below. Actual maturities may differ from contractual maturities because the borrowers may have the right to call or prepay obligations with or without prepayment penalties.

                                                  AMORTIZED   ESTIMATED
                                                     COST     FAIR VALUE
                                                   -------     -------

        Due after five years through ten years     $ 4,502       4,159
        Due after ten years                         13,444      12,277
        No stated maturity                             793         614
                                                   -------     -------

                                                   $18,739      17,050
                                                   =======     =======

        Proceeds from sales of investment securities available for sale during 1999 were $250, with gross losses of $13. Proceeds from sales of investment securities available for sale during 1998 were $6,596, with gross gains of $90, and gross losses of $15. Proceeds from sales of investment securities available for sale during 1997 were $8,780, with gross gains of $217, and gross losses of $157.

(3)     MORTGAGE-BACKED SECURITIES HELD TO MATURITY

        The amortized cost and estimated fair value of mortgage-backed securities held to maturity are summarized as follows as of December 31, 1998:

                                                        GROSS        GROSS
                                          AMORTIZED   UNREALIZED  UNREALIZED   ESTIMATED
                                            COST        GAINS       LOSSES     FAIR VALUE
                                          ---------   ---------    ---------    ---------
        Government National Mortgage
           Association                    $     121           6           --          127
        Federal Home Loan Mortgage
           Corporation                        3,701         104          (41)       3,764
        Federal National Mortgage
           Association                          656           1          (15)         642
                                          ---------   ---------    ---------    ---------
                                          $   4,478         111          (56)       4,533
                                          =========   =========    =========    =========



                                       27
                                                                     (Continued)

        The mortgage-backed securities held to maturity portfolio was transferred to the available for sale portfolio upon the adoption of the Financial Accounting Standards Board Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." The amortized cost of these mortgage-backed securities was $4,478 at the time of transfer with a $55 unrealized gain.

        There were no sales of mortgage-backed securities held to maturity during 1999, 1998, or 1997.

(4)     MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

        The amortized cost and estimated fair value of mortgage-backed securities available for sale are summarized as follows as of December 31, 1999 and 1998 are summarized as follows:

                                                               GROSS         GROSS
                                                 AMORTIZED  UNREALIZED    UNREALIZED     ESTIMATED
                                                   COST        GAINS         LOSSES      FAIR VALUE
                                                ----------   ----------    ----------    ----------
        December 31, 1999:
            Federal Home Loan Mortgage
               Corporation                      $   12,936            2          (668)       12,270
            Federal National Mortgage
               Association                           2,376           --          (141)        2,235
            Governmental National Mortgage
               Association                              23           --            --            23
                                                ----------   ----------    ----------    ----------

                                                $   15,335            2          (809)       14,528
                                                ==========   ==========    ==========    ==========

        December 31, 1998:
            Federal Home Loan Mortgage
               Corporation                      $    9,960           --           (70)        9,890
            Federal National Mortgage
               Association                             997           --            (3)          994
                                                ----------   ----------    ----------    ----------

                                                $   10,957           --           (73)       10,884
                                                ==========   ==========    ==========    ==========

        Proceeds from sales of mortgage-backed securities available for sale during 1999 were $2,005, with gross gains of $90 and gross losses of $2. There were no sales of mortgage-backed securities available for sale during 1998 or 1997.



                                       28
                                                                     (Continued)

(5)     LOANS RECEIVABLE

        Loans receivable are summarized as follows as of December 31, 1999 and 1998:

                                                        1999          1998
                                                    ----------    ----------
        Mortgage loans:
            One-to-four-family                      $   76,287        73,568
            Multifamily                                 10,548         7,098
                                                    ----------    ----------

                          Total mortgage loans          86,835        80,666

        Commercial loans                                   945         1,007
        Consumer loans                                   1,605           816
                                                    ----------    ----------

                   Total loans receivable               89,385        82,489

        Less:
            Deferred loan fees, net                        165           152
            Allowance for loan losses                      231           214
                                                    ----------    ----------

                                                    $   88,989        82,123
                                                    ==========    ==========

        Weighted-average interest rate                    7.39%         7.44
                                                    ==========    ==========



        Activity in the allowance for loan losses is summarized as follows:

                                             1999            1998            1997
                                          ----------      ----------      ----------
        Balance at beginning of year      $      214             208             208
        Provision for loan losses                 17               6              --
                                          ----------      ----------      ----------

        Balance at end of year            $      231             214             208
                                          ==========      ==========      ==========


        Loans receivable delinquent three months or more at December 31 are as follows:

                                                                  PERCENTAGE
                                       NUMBER                      OF TOTAL
                                      OF LOANS      AMOUNT          LOANS
                                     -----------  ------------  ---------------

        1999                              --       $   --              --
        1998                               1           24             .03%
        1997                              --           --              --
                                     ===========  ============  ===============

        The Company did not have any loans considered to be impaired during 1999, 1998 or 1997.


                                       29
                                                                     (Continued)

        Mortgage loans serviced for others amounted to approximately $384, $82, and $129 as of December 31, 1999, 1998, and 1997, respectively.

(6)     ACCRUED INTEREST RECEIVABLE

        Accrued interest receivable is summarized as follows as of December 31, 1999 and 1998:

                                                           1999            1998
                                                        ----------      ----------
        Loans receivable                                $      530             487
        Mortgage-backed securities                              86             107
        Investment securities                                  285             225
        Stock in Federal Home Loan Bank of Chicago              40              30
                                                        ----------      ----------

                                                        $      941             849
                                                        ==========      ==========


(7)     PREMISES AND EQUIPMENT

        The cost of premises and equipment, less accumulated depreciation and amortization, is summarized as follows as of December 31, 1999 and 1998:

                                                                1999             1998
                                                            ----------       ----------
        Land                                                $      280              280
        Office building                                          1,138            1,138
        Furniture, fixtures, and equipment                       1,192            1,120
        Leasehold improvements                                      87               87
                                                            ----------       ----------

                                                                 2,697            2,625

        Less accumulated depreciation and amortization          (1,664)          (1,604)
                                                            ----------       ----------

                                                            $    1,033            1,021
                                                            ==========       ==========


        Included in occupancy expense is depreciation and amortization of premises and equipment of $70, $95, and $96 for the years ended December 31, 1999, 1998, and 1997, respectively.



                                       30
                                                                     (Continued)

                              NORTH BANCSHARES INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998, and 1997



(8)     DEPOSIT ACCOUNTS

        Deposit accounts are summarized as follows as of December 31, 1999 and 1998:

                                                          1999                                     1998
                                          -----------------------------------     -----------------------------------
                                           WEIGHTED-                               WEIGHTED-
                                           AVERAGE                                 AVERAGE
                                          OR STATED                               OR STATED
                                            RATE         AMOUNT       PERCENT        RATE         AMOUNT       PERCENT
                                           -------       -------      -------       -------       -------      -------
        Passbook                              2.75%      $13,088         17.1%         2.75%      $13,642         17.9
        Non-interest bearing demand
          accounts                              --         2,278          3.0            --         1,789          2.3
        NOW accounts                          2.02         8,592         11.3          2.02         8,740         11.5
        Money market deposit accounts         4.97        15,704         20.5          3.78        10,143         13.3
                                           -------       -------      -------       -------       -------      -------

                                                          39,662         51.9                      34,314         45.0
                                                         -------      -------                     -------      -------

       Certificate accounts:
         Fixed rate                      5.75-8.11           443           .5     5.75-8.11           459           .6
         Money market certificates:
           91 day                             4.25           850          1.1          4.34           814          1.1
           Six month                          4.61         5,185          6.8          4.82         6,993          9.2
           One year                           5.05        10,762         14.1          5.15         9,296         12.2
           One and one-half year              4.94         3,073          4.0          5.43         2,388          3.1
           Two year                           5.23         1,902          2.5          5.60         2,772          3.6
           Two and one-half year              5.34           753          1.0          5.70           824          1.1
           Three, four, and five year         6.01        13,876         18.1          6.10        18,362         24.1
                                           -------       -------      -------       -------       -------      -------

                                                          36,844         48.1                      41,908         55.0
                                                         -------      -------                     -------      -------

             Total deposit accounts                      $76,506        100.0%                    $76,222        100.0
                                                         =======      =======                     =======      =======

       Weighted average interest rate         4.30%                                   4.34%
                                           =======                                 ========

       Contractual maturity of certificate accounts:
           Under 12 months                               $25,767         69.9%                    $28,574         68.2
           12 to 36 months                                 7,056         19.2                       9,152         21.8
           Over 36 months                                  4,021         10.9                       4,182         10.0
                                                         -------      -------                     -------      -------

                                                         $36,844        100.0%                    $41,908        100.0
                                                         =======      =======                     =======      =======


       Certificates of deposit of $100 or more totaled $5,935, $6,261, and $6,137 as of December 31, 1999, 1998, and 1997, respectively.



                                       31
                                                                     (Continued)

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998, and 1997




        Interest expense for deposit accounts is summarized as follows for the years ended December 31, 1999, 1998, and 1997:

                                              1999            1998            1997
                                           ----------      ----------      ----------
        Passbook                           $      369             397             426
        NOW accounts                              157             159             158
        Money market deposit accounts             654             309             214
        Certificate accounts                    2,031           2,401           2,403
                                           ----------      ----------      ----------

                                           $    3,211           3,266           3,201
                                           ==========      ==========      ==========


(9)     BORROWED FUNDS

        Borrowed funds are summarized as follows as of December 31, 1999 and 1998:

                              1999                           1998
                  ---------------------------       ---------------------------
                   WEIGHTED                          WEIGHTED
                   INTEREST                          INTEREST
                     RATE            AMOUNT            RATE             AMOUNT
                  ----------       ----------       ----------       ----------
        Secured advances from the FHLB of Chicago maturing:
        1999              --%      $       --             6.11%      $    3,000
        2000            5.64            8,000               --               --
        2001            5.89            7,350             5.89            7,350
        2002            5.89              750             5.43           10,750
        2004            5.62           15,000               --               --
        2008            4.74            8,000             4.77           13,000
        2009            5.00            2,000               --               --
                  ----------       ----------       ----------       ----------
                        5.48%      $   41,100             5.34%      $   34,100
                  ==========       ==========       ==========       ==========


        Fixed rate advances amounted to $36,100 and variable rate amounted to $5,000 at December 31, 1999. Certain advances are callable by the FHLB on a quarterly basis. Advances in the amount of $15,000 with a scheduled maturity of 2004 are callable beginning in 2000. Advances with a scheduled maturity of 2008 in the amount of $5,000 are callable beginning in 2000 and the remaining $3,000 callable beginning in 2001. Advances with a scheduled maturity of 2009 in the amount of $2,000 are callable beginning in 2000.

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



                                       32
                                                                     (Continued)

(10)    INCOME TAXES

        Income tax expense (benefit) is comprised as follows for the years ended December 31, 1999, 1998, and 1997:

                                   1999        1998        1997
                                  -----       -----       -----
        Federal:
            Current               $ 384         198         336
            Deferred                (15)         93          46
                                  -----       -----       -----

                                    369         291         382
                                  -----       -----       -----

        State:
            Current                  --          (7)        (16)
            Deferred                 (7)        (49)         (3)
                                  -----       -----       -----

                                     (7)        (56)        (19)
                                  -----       -----       -----

                                  $ 362         235         363
                                  =====       =====       =====


        Income tax expense resulted in an effective tax rate of 40.3%, 31.5% and 36.4% for the years ended December 31, 1999, 1998, and 1997, respectively. The reasons for the difference between the effective tax rate and the statutory Federal income tax rate are shown below:

                                                                        YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------------
                                                                 1999              1998             1997
                                                              ----------        ----------       ----------
                                                                     (PERCENTAGE OF EARNINGS BEFORE
                                                                               INCOME TAXES)
        Federal income tax rate                                     34.0%             34.0             34.0
        Items affecting Federal income tax rate:
            State income tax, net of federal benefit                (0.8)             (7.5)            (1.0)
            Nonrecognition (utilization) of capital loss
               carryforward                                           .5              (2.0)            (2.3)
            Nondeductible compensation expense                       2.5               5.0              3.1
            Other, net                                               4.1               2.0              2.6
                                                              ----------        ----------       ----------

                   Effective income tax rate                        40.3%             31.5             36.4
                                                              ==========        ==========       ==========



                                       33
                                                                     (Continued)

        The tax effects of existing temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets at December 31 are:

                                                                               1999          1998
                                                                              -------       -------
        Deferred tax liabilities:
            Dividends received in stock, not recognized for tax purposes      $    33            33
            Tax depreciation in excess of book depreciation                       161           123
            Excess of tax bad debt reserve over base year                          85           107
            Deferred loan fees                                                     75            87
                                                                              -------       -------

                   Gross deferred tax liabilities                                 354           350
                                                                              -------       -------

        Deferred tax assets:
            State net operating loss carryforwards                                177           160
            Capital loss carryforward                                             103            98
            Unrealized loss on securities available for sale                      967           103
            Pension expense                                                        55            41
            Allowance for losses on loans                                          89            83
                                                                              -------       -------

                   Gross deferred tax assets                                    1,391           485

            Less valuation allowance                                             (103)          (98)
                                                                              -------       -------

                   Deferred tax assets, less valuation allowance                1,288           387
                                                                              -------       -------

                   Net deferred tax asset                                     $  (934)          (37)
                                                                              =======       =======


        The Company believes, except as stated below, that it is more likely than not that the net deferred tax assets will be realized based on historical taxable income levels and anticipated future earnings and taxable income levels. A valuation allowance has been established to offset the capital loss carryforward as of December 31, 1999 and 1998.

        Retained earnings as of December 31, 1999 include $3,137 for which no provision for Federal income tax has been made. This amount represents allocations of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subject to the then current corporate income tax rate.

        The Company has a capital loss carryforward of $266 which will expire beginning in the year 2000 and net operating loss carryforwards for state income tax purposes of approximately $3,726 which will expire in the year 2005.



                                       34
                                                                     (Continued)

(11)    CONVERSION TO STOCK FORM OF OWNERSHIP

        On December 21, 1993, the Company issued 2,082,938 shares of $.01 par value common stock at $6.67 share and became the parent company of the Savings Bank. Net proceeds, after deducting conversion expenses of $842, were $13,044. During 1994, the Company credited additional paid-in capital for the overaccrual of expenses related to the stock conversion in the amount of $73. As part of the conversion, the ESOP purchased 166,635 shares of common stock with the use of a loan from the Company in the amount of $1,111.

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

        The Company's pension plan data for the years ended December 31, 1999 and 1998 is shown below:

                                                                 1999          1998
                                                                -------       -------
        Change in benefit obligation:
            Benefit obligation at beginning of year             $ 3,321         3,085
            Service cost                                             60            43
            Interest cost                                           224           235
            Actuarial (gain) loss                                   (39)           88
            Benefits paid                                          (237)         (130)
                                                                -------       -------

            Benefit obligation at end of year                   $ 3,329         3,321
                                                                =======       =======

        Change in plan assets:
            Fair value of plan assets at beginning of year      $ 3,094         2,702
            Actual return on plan assets                            (93)          411
            Company contributions                                   138           111
            Benefits paid                                          (237)         (130)
                                                                -------       -------

            Fair value of plan assets at end of year            $ 2,902         3,094
                                                                =======       =======


                                       35
                                                                     (Continued)

                                                  1999        1998
                                                 -----       -----
        Reconciliation of funded status:
            Funded status                        $(427)       (227)
            Unrecognized net actuarial loss        723         400
            Unrecognized transition asset          (11)        (15)
            Unrecognized prior service cost         (9)        (10)
                                                 -----       -----

                      Prepaid benefit cost       $ 276         148
                                                 =====       =====


        Net pension cost for the years ended December 31, 1999, 1998, and 1997 includes the following components:

                                                              1999        1998        1997
                                                           ----------  ----------  ----------
        Service cost benefits earned during the year       $       60          43          43
        Interest cost on projected benefit obligation             224         235         219
        Expected return on plan assets                           (274)       (236)       (187)
        Net amortization and deferral                              --           8         (31)
                                                           ----------  ----------  ----------

                                                           $       10          50          44
                                                           ==========  ==========  ==========


        The projected benefit obligation was determined using an assumed weighted-average discount rate of 7.0% in 1999 and 1998, and 7.75% in 1997, and an assumed compensation increase of 4% in 1999, 1998, and 1997. The assumed weighted-average long-term rate of return on plan assets was assumed to be 9% in 1999, 1998, and 1997.

(13)    STOCK OPTION PLAN

        In 1993, the Company adopted a stock option plan (the Plan) pursuant to which the Company's Board of Directors may grant stock options to directors, officers, and employees of the Company and the Savings Bank. The number of common shares authorized under the Plan is 208,294, equal to 10% of the total number of shares issued in the initial stock offering and are 100% vested upon date of grant. The exercise price is equal to the fair value of the common stock at the date of grant. The option term cannot exceed 10 years from the commencement date of the Plan as of December 21, 1993. At December 31, 1999, there were 5,000 additional shares available for grant under the Plan.

        The Company follows the disclosure provisions of Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). The per share weighted-average fair value of stock options granted during 1999, 1998, and 1997 was $.82, $.58, and $1.99, respectively, on the dates of grant using the Black-Scholes option pricing model. The following weighted-average assumptions were used for grants issued for the years ended December 31, 1999, 1998, and 1997, respectively: expected dividend yield of 3.78%, 3.25%, and 2.50%; expected volatility factors of .05%, .05%, and .04%; risk-free interest rates of 4.6%, 4.8%, and 5.4%; and expected lives of 10 years.


                                       36
                                                                    (Continiued)

        Under SFAS No. 123, the Company is required to disclose pro forma net income and earnings per share for 1999, 1998, and 1997 as if compensation expense relative to the fair value of options granted had been included in earnings. Had the Company determined compensation expense based on the fair value at the grant date for its stock options under SFAS No 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

                                     1999            1998            1997
                                 ----------      ----------      ----------
        Net income:
            As reported          $      536             512             636
            Pro forma                   535             507             614

        Earnings per share:
            Basic:
               As reported              .45             .42             .45
               Pro forma                .45             .41             .43

            Diluted:
               As reported              .44             .40             .42
               Pro forma                .44             .40             .41
                                 ==========      ==========      ==========

        A summary of the status of the Plan for the years ended December 31, 1999, 1998, and 1997 is presented below:

                                             1999                         1998                         1997
                                   -----------------------      -----------------------      -----------------------
                                                 WEIGHTED-                    WEIGHTED-                      WEIGHTED-
                                                  AVERAGE                      AVERAGE                       AVERAGE
                                                  EXERCISE                     EXERCISE                      EXERCISE
                                    SHARES         PRICE         SHARES         PRICE         SHARES          PRICE
                                   --------       --------      --------       --------      --------       --------
        Outstanding at
            beginning of year        98,651       $   8.44       142,553       $   7.39       174,549       $   6.75

        Granted                       1,747          11.69        12,500          13.95        12,416          13.66

        Exercised                   (16,500)          6.67       (56,402)          7.01       (44,412)          6.67
                                   --------       --------      --------       --------      --------       --------

        Outstanding and
            exercisable at
            end of year              83,898           8.86        98,651           8.44       142,553           7.39
                                   ========       ========      ========       ========      ========       ========


        As of December 31, 1999, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $6.67 to $14.83 and six years, respectively.



                                       37
                                                                     (Continued)

(14)    EMPLOYEE STOCK OWNERSHIP PLAN

        In conjunction with the Savings Bank's conversion, the Company formed an ESOP. The ESOP covers substantially all employees with more than six months of employment who have attained the age of 20-1/2. The plan was funded by a loan in the amount of $1,111 from the Company to the ESOP Trust at a rate of 8% with principal and interest payments due quarterly maturing on December 31, 2002. The loan is secured by the shares of the Company purchased with the loan proceeds. The Savings Bank has committed to make contributions to the ESOP sufficient to allow the ESOP to fund its debt service requirements on the loan. The ESOP purchased 166,635 common shares of the Company in the conversion with the loan proceeds. In accordance with generally accepted accounting principles, the balance of the ESOP loan has been reported as a reduction of stockholders' equity on the Company's consolidated statements of financial condition in the amounts of $333 and $444 at December 31, 1999 and 1998, respectively. In 1999 and 1998, contributions to the ESOP which were used to fund principal and interest payments on the ESOP debt totaled $144 and $152, respectively.

(15)    RECOGNITION AND RETENTION PLAN

        In conjunction with the Savings Bank's conversion, the Company formed a Recognition and Retention Plan (RRP). Pursuant to the RRP, restricted stock awards representing up to 4% of the shares of common stock that would be outstanding upon completion of the conversion (83,318 shares) may be granted to directors and executive officers of the Company. Restricted stock awards for 73,314 shares were distributed from authorized but unissued shares. The awards vested at a rate of 20% per year, beginning December 31, 1993. The cost of common shares awarded was amortized to compensation expense as the participants vested in the shares and the unamortized cost is reflected as a reduction of stockholders' equity as deferred compensation. The awards were fully vested as of December 31, 1997.

(16)     COMPREHENSIVE INCOME

        The following table sets forth the required disclosures of the reclassification amounts as presented on the statement of changes in stockholders' equity and the related tax effects allocated to each component of other comprehensive income for the periods indicated.



                                       38
                                                                     (Continued)

                                                                      BEFORE          TAX            NET
                                                                        TAX        (EXPENSE)       OF TAX
                                                                       AMOUNT       BENEFIT        AMOUNT
                                                                     ----------    ----------    ----------
        Year ended December 31, 1999:
            Disclosure of reclassification amount:
               Unrealized holding loss on securities
                  arising during the period                          $   (2,234)          733        (1,501)
               Less: reclassification adjustment for gain
                  included in net income                                      9            (3)            6
               Additional liability for employee pension plan              (406)          138          (268)
                                                                     ----------    ----------    ----------

                   Change in other comprehensive income              $   (2,631)          868        (1,763)
                                                                     ==========    ==========    ==========

        Year ended December 31, 1998:
            Disclosure of reclassification amount:
               Unrealized holding loss on securities arising
                  during the period                                  $     (242)           96          (146)
               Less: reclassification adjustment for gain
                  included in net income                                     75           (26)           49
               Reduction of liability for employee pension plan             268          (108)          160
                                                                     ----------    ----------    ----------

                   Change in other comprehensive income              $      101           (38)           63
                                                                     ==========    ==========    ==========

        Year ended December 31, 1997:
            Disclosure of reclassification amount:
               Unrealized holding gain on securities arising
                  during the period                                  $    1,000          (418)          582
               Less: reclassification adjustment for gain
                  included in net income                                     60           (20)           40
               Additional liability adjustment for employee
                  pension plan                                              (86)           34           (52)
                                                                     ----------    ----------    ----------

                   Change in other comprehensive income              $      974          (404)          570
                                                                     ==========    ==========    ==========



                                       39
                                                                     (Continued)

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

        Quantitative measures established by regulation to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), Tier I capital (as defined) to average assets (as defined), and tangible capital (as defined). Management believes, as of December 31, 1999, that the Savings Bank meets all capital adequacy requirements to which it is subject.

        As of December 31, 1999 and 1998, the most recent notification from the Office of the Thrift Supervision categorized the Savings Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Savings Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage, and tangible capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

        The actual and minimum capital amounts and ratios of the Savings Bank as of December 31, 1999 and 1998 are presented in the table below:

                                                                                       TO BE WELL CAPITALIZED
                                                                                             UNDER PROMPT
                                                                 FOR CAPITAL ADEQUACY      CORRECTIVE ACTION
                                                 ACTUAL                 PURPOSES               PROVISIONS
                                          AMOUNT        RATIO     AMOUNT       RATIO      AMOUNT      RATIO
                                          ------        -----     ------       -----      ------      -----
        As of December 31,1999:
            Total capital (to risk
               weighted assets)          $12,192        21.43%    $ 4,551       8.0%      $ 5,689     10.0%
            Tier 1 capital (to risk
               weighted assets)           11,961        21.03         N/A       N/A         3,413      6.0
            Tier 1 capital (to
               average assets)            11,961         9.01       3,984       3.0         6,640      5.0
            Tangible capital (to
               average assets)            11,961         9.01       1,992       1.5           N/A      N/A
                                         =======      =======     =======   =======       =======  =======


                                       40
                                                                     (Continued)

                                                                                       TO BE WELL CAPITALIZED
                                                                                             UNDER PROMPT
                                                                 FOR CAPITAL ADEQUACY      CORRECTIVE ACTION
                                                 ACTUAL                 PURPOSES               PROVISIONS
                                          AMOUNT        RATIO     AMOUNT       RATIO      AMOUNT      RATIO
                                          ------        -----     ------       -----      ------      -----
        As of December 31, 1998:
            Total capital (to risk
               weighted assets)          $12,316        24.58%    $ 4,009      8.0%      $ 5,011       10.0%
            Tier 1 capital (to risk
               weighted assets)           12,102        24.15         N/A      N/A         3,007        6.0
            Tier 1 capital (to
               average assets)            12,102         9.68       3,749      3.0         6,248        5.0
            Tangible capital (to
               average assets)            12,102         9.68       1,874      1.5           N/A        N/A
                                         =======      =======     =======  =======       =======    =======



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

        Commitments to originate loans at December 31, 1999 of $2,511 represents amounts which the Company plans to fund within the normal commitment period of 60 to 90 days. The commitments to originate loans at December 31, 1999 represent commitments for fixed rate loans with an average interest rate of 8.75% Because the creditworthiness of each customer is reviewed prior to the extension of the commitment, the Company adequately controls credit risk on these commitments, as it does for loans recorded on the consolidated statements of financial condition. The Company conducts substantially all of its lending activities in the Chicagoland area in which it serves.

(19)    DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INVESTMENTS

        Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" (SFAS No. 107), requires the disclosure of estimated fair values of all asset, liability, and off-balance sheet financial instruments. The estimated fair value amounts under SFAS No. 107 have been determined as of a specific point in time utilizing various available market information, assumptions, and appropriate valuation methodologies. Accordingly, the estimated fair values presented herein are not necessarily representative of the underlying value of the Company. Rather the disclosures are limited to reasonable estimates of the fair value of only the Company's financial instruments. The use of assumptions and various valuation techniques, as well as the absence of secondary assets for certain financial instruments, will likely reduce the comparability of fair value




                                       41
                                                                     (Continued)
        disclosures between financial institutions. The Company does not plan to sell most of its assets or settle most of its liabilities at these fair values. The estimated fair values of the Company's financial instruments as of December 31 are set forth in the following table:

                                                                    1999                        1998
                                                            ----------------------      ----------------------
                                                            CARRYING        FAIR        CARRYING        FAIR
                                                             AMOUNT         VALUE        AMOUNT         VALUE
                                                            --------      --------      --------      --------
        Financial assets:
           Cash and due from banks                          $  1,712         1,712           810           810
           Interest-bearing deposits                           1,260         1,260         2,413         2,413
           Federal funds sold                                  2,439         2,439         5,722         5,722
           Investment in dollar denominated mutual               466           466           801           801
           funds
           Investment securities available for sale           17,050        17,050        14,880        14,880
           Mortgage-backed securities held to maturity            --            --         4,478         4,533
           Mortgage-backed securities available for           14,528        14,528        10,884        10,884
           sale
           Stock in Federal Home Loan Bank of Chicago          2,205         2,205         1,705         1,705
           Loans receivable                                   88,989        86,155        82,123        82,879
           Accrued interest receivable                           941           941           849           849
                                                            --------      --------      --------      --------

                                                            $129,590       126,756       124,665       125,476
                                                            ========      ========      ========      ========

                                                                    1999                        1998
                                                            ----------------------      ----------------------
                                                            CARRYING        FAIR        CARRYING        FAIR
                                                             AMOUNT         VALUE        AMOUNT         VALUE
                                                            --------      --------      --------      --------

        Financial liabilities:
            Deposit accounts                                $ 76,506        76,632        76,222        76,683
            Borrowed funds                                    41,100        40,739        34,100        34,162
            Accrued interest payable                             269           269           246           246
                                                            --------      --------      --------      --------

                                                            $117,875       117,640       110,568       111,091
                                                            ========      ========      ========      ========

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


                                       42
                                                                     (Continued)

        (C)     INVESTMENT AND MORTGAGE-BACKED SECURITIES

                The fair value of investment and mortgage-backed securities is the quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

        (D)     STOCK IN FEDERAL HOME LOAN BANK OF CHICAGO

                The fair value of Federal Home Loan Bank of Chicago's stock is based on its redemption value.

        (E)     LOANS RECEIVABLE

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

        (F)     ACCRUED INTEREST RECEIVABLE AND PAYABLE

                The carrying value of accrued interest receivable and payable approximates fair value due to the relatively short period of time between accrual and expected realization.

        (G)     DEPOSIT ACCOUNTS

                The fair value of deposits with no stated maturity, such as passbook, NOW accounts, and money market deposit accounts, is equal to the amount payable on demand. The fair value of fixed maturity time deposits is based on the discounted value of contractual cash flows using the rates offered by the Savings Bank for deposits of similar remaining maturities at December 31.

        (H)     BORROWED FUNDS

                The fair value of shorter term borrowings approximates carrying value due to the relatively short periods of time between the origination of the instruments and their expected payment.

                The fair value of fixed rate borrowings is the present value of the contractual cash flows discounted by the current rate offered for similar remaining maturities.



                                       43
                                                                     (Continued)

(20)    PARENT COMPANY ONLY FINANCIAL INFORMATION

        The condensed statements of financial condition as of December 31, 1999 and 1998 and the condensed statements of operations and cash flows for each of the years in the three-year period ended December 31, 1999 for the Parent Company only is presented below and should be read in conjunction with other notes to the consolidated financial statements.

        CONDENSED STATEMENTS OF FINANCIAL CONDITION (PARENT COMPANY ONLY)
        ----------------------------------------------------------------

                                                                             1999           1998
                                                                        ------------   ------------
        Assets:
            Cash held at Savings Bank                                   $         63             58
            Interest-bearing deposits                                             11            145
            Investment in dollar denominated mutual funds                         --              4
            Investment securities available for sale                             613            958
            Accrued interest receivable                                            3              5
            Other assets                                                          12             20
            Investment in Savings Bank                                        10,432         12,034
                                                                        ------------   ------------

                   Total assets                                         $     11,134         13,224
                                                                        ============   ============

        Liabilities - other liabilities                                 $       (119)           (98)
                                                                        ------------   ------------

        Stockholders' equity:
            Common stock                                                          19             19
            Additional paid-in capital                                        13,393         13,437
            Retained earnings                                                 11,115         11,127
            Treasury stock, at cost                                          (11,025)       (10,664)
            Accumulated other comprehensive loss, net of tax                  (1,916)          (153)
            Common stock acquired by Employee Stock Ownership Plan              (333)          (444)
                                                                        ------------   ------------

                   Total stockholders' equity                                 11,253         13,322
                                                                        ------------   ------------

                   Total liabilities and stockholders' equity           $     11,134         13,224
                                                                        ============   ============


                                       44
                                                                     (Conintued)

            CONDENSED STATEMENTS OF OPERATIONS (PARENT COMPANY ONLY)
            --------------------------------------------------------

                                                                             1999        1998        1997
                                                                           --------    --------    --------
        Equity in earnings of the Savings Bank                             $    645         512         576
        Interest income                                                          50          93         181
        Gain (loss) on sale of investment securities available for
            sale, net                                                           (13)         43          67
        Other than temporary decline in value of securities available
            for sale                                                            (66)         --          --
        Noninterest expense                                                     (95)       (156)       (195)
                                                                           --------    --------    --------

                   Income before income taxes                                   521         492         629

        Income tax benefit                                                       15          20           7
                                                                           --------    --------    --------

                   Net income                                              $    536         512         636
                                                                           ========    ========    ========


            CONDENSED STATEMENTS OF CASH FLOWS (PARENT COMPANY ONLY)
            --------------------------------------------------------

                                                                                 1999         1998         1997
                                                                               --------     --------     --------
        Cash flows from operating activities:
            Net income                                                         $    536          512          636
            Adjustments to reconcile net income to net cash
               provided by operating activities:
                  Amortization of premiums and discounts                             --           --           (2)
                  ESOP and RRP compensation expense                                 204          252          344
                  Decrease (increase) in accrued interest                             2            3           (1)
                  Decrease in other liabilities                                    (133)        (207)         (50)
                  (Increase) decrease in other assets                                 8        2,758          248
                  Loss (gain) on sale of investment securities available
                      for sale, net                                                  13          (43)         (67)
                  Other than temporary decline in value of securities
                      available for sale                                             66           --           --
                  Equity in earnings of the Savings Bank                           (645)        (512)        (576)
                                                                               --------     --------     --------

                     Net cash provided by operating activities                       51        2,763          532
                                                                               --------     --------     --------

        Cash flows from investing activities:
           Purchase of investment securities available for sale                      --       (1,156)      (2,994)
           Maturities of investment securities available for sale                    --          100        1,000
           Proceeds from sale of investment securities available for sale
                                                                                    251          601        1,785
                                                                               --------     --------     --------

                  Net cash provided by (used in) investing activities               251         (455)        (209)
                                                                               --------     --------     --------




                                       45
                                                                     (Continued)

                                                                              1999         1998         1997
                                                                            --------     --------     --------
        Cash flows from financing activities:
            Cash dividend from Savings Bank                                 $    611          278        3,444
            Payment of cash dividend                                            (548)        (524)        (485)
            Proceeds from stock options exercised                                132          439          296
            Purchase of treasury stock                                          (630)      (3,868)      (2,803)
                                                                            --------     --------     --------

                  Net cash (used in) provided by financing activities           (435)      (3,675)         452
                                                                            --------     --------     --------

                  Net increase (decrease) in cash and cash equivalents          (133)      (1,367)         775

                                                                            --------     --------     --------
        Cash and cash equivalents at beginning of year                           207        1,574          799
                                                                            --------     --------     --------

        Cash and cash equivalents at end of year                            $     74          207        1,574
                                                                            ========     ========     ========


(21)    QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

        The following table sets forth certain unaudited income and expense and per share data on a quarterly basis for the three month periods indicated:

                                                                                YEAR ENDED DECEMBER 31, 1999
                                                               -------------------------------------------------------------
                                                                 1ST QTR         2ND QTR          3RD QTR          4TH QTR
                                                               ----------       ----------       ----------       ----------
                                                                                     (IN THOUSANDS)
        Interest income                                        $    2,132            2,187            2,228            2,290
        Interest expense                                            1,267            1,311            1,323            1,375
                                                               ----------       ----------       ----------       ----------

                Net interest income before provision
                   for loan losses                                    865              876              905              915

        Provision for loan losses                                      --               (8)              (9)              --
                                                               ----------       ----------       ----------       ----------

                Net interest income after provision for
                   loan losses                                        865              868              896              915

        Fees and service charges                                       77               65               73               67
        Gain (loss) on sale of investment and
            mortgage-backed securities available for sale              33               57              (15)              --
        Other than temporary decline in value of
            securities available for sale                              --                8              (24)             (34)
        Other noninterest income                                        4                5                4                4
        Noninterest expense                                          (708)            (743)            (764)            (739)
                                                               ----------       ----------       ----------       ----------

                Income before income taxes                            271              244              170              213

        Income tax expense                                             95               94               78               95
                                                               ----------       ----------       ----------       ----------

                Net income                                     $      176              150               92              118
                                                               ==========       ==========       ==========       ==========

        Basic earnings per share                               $      .15              .12              .08              .10
                                                               ==========       ==========       ==========       ==========

        Diluted earnings per share                             $      .15              .12              .07              .10
                                                               ==========       ==========       ==========       ==========

        Cash dividends per share                               $      .11              .11              .11              .11
                                                               ==========       ==========       ==========       ==========


                                       46
                                                                     (Conintued)

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1999, 1998, and 1997




                                                                         YEAR ENDED DECEMBER 31, 1998
                                                         -------------------------------------------------------------
                                                           1ST QTR         2ND QTR          3RD QTR          4TH QTR
                                                         ----------       ----------       ----------       ----------
                                                                                   (IN THOUSANDS)
        Interest income                                  $    2,149            2,119            2,173            2,203
        Interest expense                                      1,240            1,256            1,298            1,310
                                                         ----------       ----------       ----------       ----------

                Net interest income before
                   provision for loan losses                    909              863              875              893

        Provision for loan losses                                --               --               --               (6)
                                                         ----------       ----------       ----------       ----------

                Net interest income after provision
                   for loan losses                              909              863              875              887

        Fees and service charges                                 59               66               69               69
        Gain (loss) on sale of investment
            securities available for sale                        39               20               24               (5)
        Other noninterest income                                  4                5                6                3
        Noninterest expense                                    (798)            (823)            (797)            (728)
                                                         ----------       ----------       ----------       ----------

                Income before income taxes                      213              131              177              226

        Income tax expense                                       58               65               64               48
                                                         ----------       ----------       ----------       ----------

                Net income                               $      155               66              113              178
                                                         ==========       ==========       ==========       ==========

        Basic earnings per share                         $      .12              .05              .09              .16
                                                         ==========       ==========       ==========       ==========

        Diluted earnings per share                       $      .12              .05              .09              .14
                                                         ==========       ==========       ==========       ==========

        Cash dividends per share                         $      .10              .10              .10              .10
                                                         ==========       ==========       ==========       ==========

                               BOARD OF DIRECTORS


MARY ANN HASS            ELMER L. HASS             GREGORY W. ROSE
Chairman of the Board    Retired-Cragin Metals     Managing Partner
                         Products, Inc             Monarch Tool & Die Co.

JAMES L. FERSTEL         JOSEPH A. GRABER          ROBERT H. RUSHER
Attorney at Law          President and             Retired-President and
                         Chief Executive Officer   Chief Operating Officer
FRANK J. DONATI, CPA
President
Donati Financial Services, Inc.

                                CURRENT OFFICERS

JOSEPH A. GRABER             VICTOR E. CAPUTO               MARTIN W. TROFIMUK
President and                Executive Vice President and   Vice President and
Chief Executive Officer      Secretary and Chief            Treasurer
                             Operating Officer

JOSEPH M. PERRI              KARLA A. LAUER                 EMILIE V. REITER
Senior Vice President-Loans  Vice President-Services        Assistant Secretary
North Federal Savings Bank   North Federal Savings Bank

CATHERINE J. HARPER          SUSAN L.  RODRIGUEZ            D. ROBERT HARLESS
Assistant Vice President     Assistant Secretary            Assistant Vice
North Federal Savings Bank   North Federal Savings Bank     President
                                                            North Federal
                                                            Savings Bank

CORPORATE INFORMATION

STOCK PRICE INFORMATION
The Company's common stock trades on The Nasdaq Stock Market under the symbol "NBSI." The table below shows the high and low sales prices of the common stock during the periods indicated in fiscal 1999 and 1998. The Common Stock began trading on December 21, 1993. On March 1, 2000, North Bancshares, Inc. had approximately 200 shareholders of record and 400 beneficial shareholders. As of such date, there were 1,231,270 shares of common stock issued and outstanding.

                                 1999                  1998
--------------------------------------------------------------------------------
                            HIGH      LOW         HIGH      LOW
--------------------------------------------------------------------------------
First Quarter              12.500   10.750       18.500   17.500
Second Quarter             14.375   11.750       18.000   15.375
Third Quarter              14.000   12.000       15.375   11.250
Fourth Quarter             13.500   10.375       12.500   11.000

INVESTOR INFORMATION

A copy of North Bancshares, Inc.'s annual report on Form 10-KSB, to be filed with the Securities and Exchange Commission, is available without charge by writing our Corporate Office or can be viewed on line by accessing the SEC's Edgar reporting system or by accessing Nasdaq.com and reviewing the current Edgar filings for NBSI:


VICTOR E. CAPUTO, SECRETARY
North Bancshares, Inc.
100 West North Avenue
Chicago, Illinois 60610-1399
(312) 664-4320  E-Mail: northfedl@aol.com   www.northfederal.com

Shareholders, investors and analysts interested in additional information may contact the above.


ANNUAL MEETING OF SHAREHOLDERS
The Annual Meeting of the Shareholders of North Bancshares, Inc. will be held at 1:30 P.M., April 26, 2000, at the Chicago Historical Society, 1601 N. Clark St., Chicago, Illinois:


STOCK TRANSFER AGENT AND REGISTRAR
Inquiries regarding stock transfer, registration, lost certificate, lost dividend checks or changes in name and address should be directed to the stock transfer agent and registrar by calling 312-904-2584 or by writing:


LASALLE BANK, N.A.                         MARKET MAKERS
Trust and Asset Management
135 South LaSalle Street                   Friedman, Billings, Ramsey, Inc.
Chicago, IL 60603                          Howe Barnes Investments, Inc.
                                           Knight Securities, L. P.
                                           Stifel, Nicolaus & Company, Inc.
CORPORATE COUNSEL/WASHINGTON,D.C.          Spear, Leeds, Kellogg, Inc.
Silver, Freedman & Taff, L.L.P.            Trident Securities, Inc.
1100 New York Avenue, N.W.                 Tucker Anthony, Inc.
Washington, D.C.  20005-3934


CORPORATE COUNSEL/CHICAGO, IL
John P. Koch
100 West North Avenue
Chicago, IL 60610-1399


INDEPENDENT AUDITORS
KPMG  LLP
303 East Wacker Drive
Chicago, IL 60601-5255

                                  [LOGO] NORTH
                                BANCHSARES, INC.