Form 10KSB40, Exhibit 13
period 2000-12-31
NORTH BANCSHARES INC
filed 2001-03-19
CIK 912623

Exhibit 13


TABLE OF CONTENTS
--------------------------------------------------------------------------------

Message from the Chairman and the President..................................  1

Selected Consolidated Financial Information..................................  2

Management's Discussion and Analysis of Financial
  Condition and Results of Operations........................................  4

Independent Auditors' Report................................................. 14

Consolidated Statements of Financial Condition............................... 15

Consolidated Statements of Operations........................................ 17

Consolidated Statements of Changes in
  Stockholders' Equity....................................................... 18

Consolidated Statements of Cash Flows........................................ 19

Notes to Consolidated Financial Statements................................... 21

Stockholder and Corporate Information........................................ 47

[LOGO] NORTH
       BANCSHARES, INC.

       100 WEST NORTH AVENUE AT CLARK * CHICAGO, ILLINOIS 60610-1399 *
       (312)644-4320



                                                          March 15, 2001

To Our Shareholders:

         We are pleased to present the 2000 Annual Report of North Bancshares, Inc. The information in this Annual Report is designed to provide a detailed financial review of the year 2000 and our outlook for the future. A detailed summary of our targets and goals are outlined in the "Management's Discussion and Analysis" section of the report.

         During 2000, we continued to diversify our loan portfolio by adding more higher yielding consumer and commercial real estate loans. While residential mortgage lending is and will continue to be an integral part of our profitability, these higher-yielding consumer and commercial real estate loans carry shorter terms and reprice faster than residential mortgages which will result in future earnings being less susceptible to movements in interest rates. In addition, we sold a package of long term fixed rate loans and several investment securities in order to improve our interest rate sensitivity and future earnings.

         Deposit growth was a challenge this past year and will continue to be a challenge. Our checking account products and our money market deposit accounts continue to grow with a 41% increase in non-interest bearing checking balances this past year. We have been expanding our marketing efforts for these products into the newly revitalized near north and near northwest sides of the city and around our branch in Wilmette with a focused advertising campaign.

         We experienced significant margin pressure during the past two years with the Federal Reserve raising interest rates six times in 1999 and 2000 in order to slow the economy. Although interest rates have declined during this first quarter of 2001, it will continue to be difficult to predict what strategy the Fed will pursue for the balance of the year. We believe that in the current economic environment, with interest rates steady or declining, and a continued focus on diversifying our balance sheet, our margins should show improvement over those reported at December 31, 2000.

         We believe that we can continue to create long-term shareholder value by maintaining our commitment to the communities we serve and continuing to pursue our plan of expanding and enhancing our balance sheet with the products and services that our customers demand and deserve.

                                           Sincerely,


                                           /s/ Mary Ann Hass

                                           Mary Ann Hass
                                           Chairman of the Board


                                           /s/ Joseph A. Graber

                                           Joseph A. Graber
                                           President and Chief Executive Officer

Set forth below is selected financial data of the Company. This financial data is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and the Notes thereto contained in this annual report.


                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                                         DECEMBER 31,
                                                    --------------------------------------------------------------------------------
                                                             2000            1999           1998            1997            1996
                                                    --------------------------------------------------------------------------------
                                                                            (IN THOUSANDS-EXCEPT PER SHARE DATA)
====================================================================================================================================
SELECTED FINANCIAL CONDITION DATA:
----------------------------------

Total assets                                               $134,581        $130,689       $125,832        $123,078        $117,473
Loans receivable, net                                        90,765          88,989         82,123          79,031          73,378
Mortgage-backed securities held to maturity                     ---             ---          4,478           5,841           7,465
Mortgage-backed securities available for sale                13,580          14,528         10,884             ---             ---
Investment securities available for sale                     16,961          17,050         14,880          23,250          24,426
Deposit accounts                                             81,317          76,506         76,222          75,041          73,611
Borrowed funds                                               38,200          41,100         34,100          29,100          24,100
Stockholders' equity                                         12,783          11,253         13,322          16,448          17,823

                                                                                  YEAR ENDED DECEMBER 31,
                                                  --------------------------------------------------------------------------------
SELECTED OPERATING DATA:                                     2000            1999           1998            1997            1996
------------------------                          --------------------------------------------------------------------------------
Total interest income                                      $  9,250        $  8,837       $  8,644        $  8,751        $  8,468
Total interest expense                                        5,787           5,276          5,104           4,973           4,640
                                                   -------------------------------------------------------------------------------
Net interest income before
  provision for loan losses                                   3,463           3,561          3,540           3,778           3,828
Provision for loan losses                                        31              17              6              --               8
                                                   -------------------------------------------------------------------------------
Net interest income after provision
  for loan losses                                             3,432           3,544          3,534           3,778           3,820
                                                   -------------------------------------------------------------------------------
Non-interest income (loss):
  Fees & service charges                                        288             282            263             211             190
  Gain (loss) on sale of investment and
    mortgage-backed securities                                 (138)             75             75              60              88
  Gain (loss) on sale of loans                                  (12)             --              3              --              --
  Gain on sale of real estate                                 1,322              --             --              --              --
  Other than temporary decline in value of
   securities available for sale                                (24)            (66)            --              --              --
  Other                                                          20              17             18              20              23
                                                   -------------------------------------------------------------------------------
Total non-interest income                                     1,456             308            359             291             301
Non-interest expense                                          3,065           2,954          3,146           3,070           3,464
                                                   -------------------------------------------------------------------------------

Income before tax expense                                     1,823             898            747             999             657
Income tax expense                                              453             362            235             363             165
                                                   -------------------------------------------------------------------------------
NET INCOME                                                 $  1,370        $    536       $    512        $    636        $    492
                                                   ===============================================================================

Basic earnings per share                                   $   1.17        $    .45            .42             .45             .31
Diluted earnings per share                                 $   1.16        $    .44            .40             .42             .30
                                                   -------------------------------------------------------------------------------

                                                                                    DECEMBER 31,
                                                   ------------------------------------------------------------------------------
                                                             2000            1999           1998            1997           1996
                                                   ------------------------------------------------------------------------------
SELECTED FINANCIAL RATIOS AND
OTHER DATA:

PERFORMANCE RATIOS:
---------------------------------------------------------------------------------------------------------------------------------
 Return on assets (ratio of net income to
  average assets)                                              1.04%           0.42%          0.41%           0.53%          0.42%
 Interest rate spread information:
  Average during year                                          2.09            2.30           2.33            2.41           2.53
  End of year                                                  2.13            2.35           2.36            2.51           2.57
 Net interest margin                                           2.68            2.83           2.94            3.19           3.36
 Ratio of operating expenses to average assets                 2.33            2.30           2.54            2.54           2.98
 Efficiency ratio                                               .62             .76            .81             .75            .84
 Ratio of average interest-earning assets  to
  average interest-bearing liabilities                       113.31          112.76         114.43          118.65         120.61

ASSET QUALITY RATIOS:
---------------------------------------------------------------------------------------------------------------------------------
 Non-performing assets to total assets at end
  of year                                                      0.00            0.00           0.02            0.00           0.00
 Allowance for loan losses to non-performing
  loans                                                         N/A(1)          N/A(1)      891.67             N/A(1)         N/A(1)
 Allowance for loan losses to loans receivable                 0.29            0.26           0.26            0.26           0.28

CAPITAL RATIOS:
---------------------------------------------------------------------------------------------------------------------------------
  Stockholders' equity to total assets                         9.50            8.61          10.59           13.36          15.17
  Average stockholders' equity to average
   assets                                                      8.93            9.56          11.18           14.03          16.32
  Return on stockholders' equity (ratio of net
   income to average equity)                                  11.68            4.36           3.70            3.75           2.59
  Shares outstanding-actual                               1,181,253       1,231,207      1,262,893       1,429,812      1,586,925
  Book value per share                                        10.82            9.14          10.55           11.59          11.23

NUMBER OF FULL SERVICE OFFICES:                                   2               2              2               2              2
---------------------------------------------------------------------------------------------------------------------------------

(1) Not applicable because the Company had no non-performing loans as of December 31, 2000, 1999, 1997 and 1996.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         North Bancshares, Inc. (the "Company") was organized on September 23, 1993 under Delaware law as the holding company for North Federal Savings Bank (the "Bank"). In connection with the Bank's conversion from a federally chartered mutual savings bank to a stock savings bank, the Bank issued all of its common stock to the Company for approximately 50% of the net proceeds of the conversion. At December 31, 2000, there were 1,181,253 outstanding shares of common stock. The Company's common stock trades on The Nasdaq Stock Market under the symbol "NBSI."

         The primary business of the Company is that of an independent, community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves. The Company attracts deposits from the general public, obtains brokered deposits or borrows funds and uses such funds to originate or acquire one- to four-family residential mortgages, loans secured by multi-family apartment buildings, commercial real estate loans and equity loans and lines of credit secured by real estate. The Company also purchases participating interests in commercial real estate loans and maintains a commercial line of credit with a manufactured housing developer. The Company's shorter term investments are primarily federal agency securities, investment grade securities, mortgage-backed securities and federal funds.

         The Company's consolidated results of operations are primarily dependent on net interest income, which is the difference between the interest earned on interest-earning assets and the interest paid on deposits and borrowings and, to a lesser degree on non-interest income and non-interest expense. The Company's operating expenses consist principally of employee compensation, occupancy expenses and other general and administrative expenses. The Company's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.


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

MANAGEMENT STRATEGY

THE COMPANY'S THREE YEAR GOALS ARE TO:

o Achieve a consistent 7.5% to 8.0% return on equity (ROE) by the end of fiscal year 2003;
o Achieve a consistent .65% to .75% return on assets (ROA) by the end of fiscal year 2003;
o        Increase interest-earning assets by approximately 5% to 7% per year;
o        Maintain the Company's record of high asset quality;
o Improve the loan to assets ratio to 75%, of which 20% would be consumer, multi-family and commercial real estate loans;
o Increase total number and dollar amount of non-interest bearing checking and other transaction accounts;
o        Increase non-interest income by approximately 8% to 10% annually;
o        Maintain a high dividend payout ratio;
o Continue to evaluate stock repurchase programs in light of the effect on earnings per share, book value, stock options exercised and availability of funds;
o        Improve efficiency ratio to 65% by the end of fiscal year 2003.


IN ORDER TO ACHIEVE THESE GOALS THE BANK:

o        Will continue to expand consumer and commercial real estate lending;
o Will increase the origination and sale of fixed rate loans into secondary markets;
o Will continue to focus on shifting liabilities from higher cost certificates of deposit to lower cost, fee-generating transaction accounts and money market deposit accounts;
o Will continue to develop relationships with other financial institutions in order to participate or offer participations in multi-family apartment and commercial real estate lending;
o        Will continue to expand our third-party loan originator network;
o Will expand our marketing efforts in order to promote products to individuals and families who move into the area, and will continue to promote our products and services on the Bank's Internet Web page;
o Will continue to evaluate and reduce non-interest expenses in order to achieve additional cost savings;
o Will continue to review development alternatives for the Bank's remaining real estate owned.


PROGRESS TOWARDS GOALS:

o Diversified loan portfolio during 2000 with 86% of the loan production in two-to four-family, multi-family, commercial real estate and equity line of credit loans;
o Management continued to develop business relationships with other financial institutions and purchased $3.1 million in multi-family and commercial real estate participation loans in 2000;
o Loans to assets ratio at the end of 2000 was 67.8%, of which 13.1% were consumer, commercial real estate and multi-family loans compared with 68.4% at the end of 1999, of which 10.2% were consumer, commercial real estate and multi-family loans;
o        The Company has maintained its high level of asset quality during 2000;
         No loans were delinquent 90 days or more at December 31, 2000;
o Increased the number of non-interest bearing checking accounts by 10.6% during 2000 and increased balances by 41% during 2000;
o        Completed twelfth and thirteenth stock repurchase programs during 2000;
o        Closed on sale of parking lot in May 2000.

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

         A financial institution has a negative interest rate sensitivity gap for a given period if the amount of its interest-bearing liabilities maturing or otherwise repricing within such period exceeds the amount of its interest-earning assets maturing or otherwise repricing within the same period. Accordingly, in a decreasing interest rate environment, financial institutions with a negative interest rate sensitivity gap generally will experience greater decreases in the cost of their interest-bearing liabilities than the yield of their interest-earning assets. Conversely, in an environment of increasing interest rates the cost of their interest-bearing liabilities generally will increase more quickly than the yield of their interest-earnings assets. Changes in interest rates generally will have the opposite effect on financial institutions with a positive interest rate sensitivity gap. At December 31, 2000, based on management assumptions for passbook accounts, NOW accounts, money market deposit accounts, certificates of deposit and borrowed funds, total interest-bearing liabilities maturing or repricing within one year exceeded total interest-earning assets maturing or repricing in the same period by $7.8 million, representing a cumulative one year gap as a percentage of interest-earning assets of a negative 6.03%.

         The following table sets forth the repricing dates of the Bank's interest-earning assets and interest-bearing liabilities at December 31, 2000 and the Company's interest rate sensitivity gap percentages at the dates indicated. The interest rate sensitivity gap is defined as the amount by which assets repricing within the respective periods exceed liabilities repricing within such periods. One- to four-family fixed-rate mortgage loans, consumer loans and mortgage-backed securities are assumed to prepay at annual rates of 13.8%, 34.4%, 24.1%, 22.5% and 21.4%. Passbook accounts are assumed to be withdrawn at annual rates of 18.6%, 10.3%, 8.8%, 7.9% and 12.7%, respectively, during the periods shown. Money market deposit accounts are assumed to be withdrawn at annual rates of 7.5%, 12.3%, 9.3%, 6.3% and 7.4%, respectively, during the periods shown. Transaction accounts are assumed to be withdrawn at annual rates of 7.7%, 6.8%, 10.4%, 9.8% and 18.1%, respectively, during the periods shown. FHLB advances that have call features are shown at earlier of maturity or call date. All prepayment and liability repricing assumptions are selected by management and based on historical data for the purpose of assessing the interest rate sensitivity.

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

                                                                         DECEMBER 31, 2000
                                       ------------------------------------------------------------------------------------
                                                          Over 6
                                          6 Months       Months to      Over 1-3       Over 3-5       Over
                                           or less       One Year         Years         Years       5 Years       Total
                                       ------------------------------------------------------------------------------------
                                           Amount         Amount         Amount         Amount       Amount      Amount
                                       ------------------------------------------------------------------------------------
                                                                       (Dollars in thousands)
Fixed rate one-to-four family, multi-
family and commercial real estate
  loans                                        $ 6,474          6,271        $18,779       $11,697     $17,141      $60,362
Commercial real estate loans                     2,808          1,354          3,701         1,329         376        9,568
Commercial loans                                 1,461             --             --            --          --        1,461
Consumer loans                                   1,597             87            302           185         246        2,417
Mortgage-backed securities                       1,850          1,244          4,013         2,517       4,303       13,927
Adjustable rate one-to-four family,
  multi-family and commercial real
  estate loans                                   2,745          3,129          5,118         6,422          --       17,414
Investment securities and other(1)              24,599             --             --            --          --       24,599
                                       ------------------------------------------------------------------------------------
  Total interest-earning assets                 41,534         12,085         31,913        22,150      22,066      129,748
                                       ------------------------------------------------------------------------------------

Passbook accounts                              $ 1,137        $ 1,034        $ 1,701       $ 1,374     $ 7,237      $12,483
NOW accounts                                       354            340          1,560           819       5,405        8,478
Money market deposit accounts                      626            602          2,303         3,228       9,175       15,934
Certificate accounts                            15,129         12,877          7,252         6,011          --       41,269
Borrowed funds                                  14,000         15,350          8,750            --          --       38,100
                                       ------------------------------------------------------------------------------------
  Total interest-bearing liabilities            31,246         30,203         21,566        11,432      21,817      116,264
                                       ------------------------------------------------------------------------------------
Interest-earning assets less
  interest-bearing liabilities                 $10,288       ($18,118)       $10,347       $10,718        $249      $13,484
                                       -----------------------------------------------------------------------=============
Cumulative interest rate
  sensitivity gap                              $10,288       ($ 7,830)       $ 2,517       $13,235     $13,484
                                       =======================================================================
Cumulative interest rate gap as a
  percentage of total assets                      7.64%         (5.82)%         1.87%         9.83%      10.02%
                                       =======================================================================
Cumulative interest rate gap as a
  percentage of interest-earning
  assets                                          7.93%         (6.03)%         1.94%        10.20%      10.39%
                                       =======================================================================

---------------
(1) Includes investment securities available for sale, FHLB stock and other interest-earning assets.


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

                                    ------------------------------ --------------------------------- -------------------------------
                                                   2000                            1999                             1998
                                    ------------------------------ --------------------------------- -------------------------------
                                      Average    Interest             Average     Interest              Average    Interest
                                    Outstanding  Earned\   Yield\   Outstanding    Earned\   Yield\   Outstanding   Earned\   Yield\
                                      Balance     Paid      Rate      Balance       Paid     Rate       Balance      Paid      Rate
                                    ------------------------------------------------------------------------------------------------
                                                                         (Dollars in thousands)
                                    ------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
  Loans receivable(1)                 $ 90,126   $6,763      7.50%    $ 85,918   $  6,365      7.41%   $ 77,962   $  5,924     7.60%
  Investment securities                 18,551    1,208      6.51       17,726      1,164      6.57      23,291      1,643     7.05
  Mortgage-backed securities            14,692      890      6.06       15,618        945      6.05       8,014        481     6.00
  Federal funds sold                     2,190      144      6.58        2,680        140      5.22       6,837        399     5.84
  Other                                  3,663      245      6.69        4,003        223      5.57       4,274        197     4.61
                                    ------------------------------------------------------------------------------------------------
Total interest-earning assets          129,222    9,250      7.16      125,945      8,837      7.02     120,378      8,644     7.18
Non-interest-earning assets              2,115                           2,750                            3,532
                                    ------------------------------------------------------------------------------------------------
Total Assets                           131,337                         128,695                          123,910
                                    ================================================================================================

INTEREST-BEARING LIABILITIES:
  MMDA & NOW accounts                   23,915      979      4.09       21,789        812      3.73      15,492        468     3.02
  Passbook accounts                     12,739      349      2.74       13,435        369      2.75      14,439        397     2.75
  Certificate accounts                  39,568    2,212      5.59       38,026      2,030      5.34      42,472      2,401     5.65
  Borrowed funds                        37,824    2,247      5.94       38,446      2,065      5.37      32,792      1,838     5.61
                                    ------------------------------------------------------------------------------------------------
Total interest-bearing liabilities     114,046    5,787      5.07      111,696      5,276      4.72     105,195      5,104     4.85
                                    ------------------------------------------------------------------------------------------------
Non interest-bearing deposits            2,790                           2,004                            1,552
Other liabilities                        2,766                           2,696                            3,312
                                    ------------------------------------------------------------------------------------------------
Total liabilities                      119,602                         116,396                          110,059
Stockholders' equity                    11,735                          12,299                           13,851
                                    ------------------------------------------------------------------------------------------------
Total liabilities and stockholders'
  equity                               131,337                         128,695                          123,910
                                    ================================================================================================
Net interest income/interest rate
  spread (2)                                     $3,463      2.09%               $  3,561      2.30%              $  3,540     2.33%
                                    ================================================================================================
Net earning assets/net interest
  margin (3)                          $ 15,176               2.68%    $ 14,249                 2.83%   $ 15,183                2.94%
                                    ================================================================================================
Percentage of interest-earning
  assets to interest-bearing
  liabilities                                    113.31%                           112.76%                          114.43%
                                    ================================================================================================


1. Calculated net of deferred loan fees, loan discounts, loans in process and allowance for loan losses.
2. Interest rate spread represents the difference between the average rate on interest-earning assetsand the average cost of interest-bearing liabilities.
3. Net interest margin represents net interest income divided by average interest-earning assets.

WEIGHTED AVERAGE YIELD ANALYSIS

         The following table presents the yields received on loans, mortgage-backed securities, investment securities, federal funds and other interest-earning assets and the rates paid on deposits and borrowed funds and the resultant interest rate spreads at the dates indicated.

                                                        At December 31,
                                              ----------------------------------
                                                 2000         1999         1998
                                              ----------------------------------

WEIGHTED AVERAGE YIELD ON:
  Loans receivable                               7.61%        7.39%        7.44%
  Investment securities                          6.65         6.66         6.73
  Mortgage-backed securities(1)                  6.19         6.18         6.48
  Federal funds                                  5.75         3.88         4.52
  Other                                          5.88         4.24         4.83
                                              ----------------------------------
   Combined weighted average yield on
     interest-earning assets                     7.28         7.06         7.05
                                              ----------------------------------
WEIGHTED AVERAGE RATE PAID ON:
  Passbook accounts                              2.75         2.75         2.75
  MMDA & NOW accounts                            4.10         3.93         2.97
  Certificate accounts                           5.88         5.45         5.58
  Borrowed funds                                 6.05         5.48         5.34
                                              ----------------------------------
   Combined weighted average rate paid on
     interest-bearing liabilities                5.15         4.71         4.69
                                              ----------------------------------
SPREAD                                           2.13%        2.35%        2.36%
                                              ==================================

-----------------------------------------
(1) Mortgage-backed securities are net of premiums and discounts


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

                                                                      YEAR ENDED DECEMBER 31,
                                          --------------------------------------------------------------------
                                                    2000 vs 1999                        1999 vs 1998
                                          --------------------------------------------------------------------
                                            Increase (Decrease)                 Increase (Decrease)
                                                 Due to           Total              Due to           Total
                                          --------------------------------------------------------------------
                                                                 Increase                            Increase
                                          Volume       Rate     (Decrease)    Volume       Rate     (Decrease)
                                          ---------------------------------------------------------------------
                                                                     (In Thousands)
INTEREST-EARNING ASSETS:
 Loans receivable(1)                      $ 316       $  82       $ 398       $ 589       $(148)      $ 441
 Investment securities(2)                    54         (10)         44        (366)       (113)       (479)
 Mortgage-backed securities(3)              (56)          1         (55)        460           4         464
 Federal funds sold                         (32)         36           4        (217)        (42)       (259)
 Other                                      (23)         45          22         (15)         41          26
                                          ---------------------------------------------------------------------
  TOTAL INTEREST-EARNING ASSETS             259         154         413         451        (258)        193
                                          ---------------------------------------------------------------------

INTEREST-BEARING LIABILITIES:
 MMDA & NOW accounts                         87          80         167         234         110         344
 Passbook accounts                          (19)         (1)        (20)        (28)         --         (28)
 Certificate accounts                        86          96         182        (237)       (134)       (371)
 Borrowed funds                             (37)        219         182         304         (77)        227
                                          ---------------------------------------------------------------------
  TOTAL INTEREST-BEARING LIABILITIES      $ 117       $ 394         511       $ 273       $(101)        172
                                          ---------------------------------------------------------------------

CHANGE IN NET INTEREST INCOME                                     $ (98)                              $  21
                                                                  ======                              ======

--------------------------------------------------------------------------------

-------------
(1) Calculated net of deferred loan fees, loan discounts, loans in process and allowance for loan losses.
(2) Includes investments classified as available for sale and held to maturity.
(3) Includes mortgage-backed securities classified as available for sale and held to maturity.

CHANGES IN FINANCIAL CONDITION

         Total assets increased by $3.9 million and amounted to $134.6 million at December 31, 2000 from $130.7 million at December 31, 1999. The increase was primarily attributable to a $3.2 million increase in cash and cash equivalents and a $1.8 million increase in net loans receivable partially offset by a $948,000 decrease in mortgage-backed securities available for sale.

         Net loans receivable increased by $1.8 million and amounted to $90.8 million at December 31, 2000 from $89.0 million at December 31, 1999. The increase was due primarily to a $4.3 million increase in multi-family, commercial real estate and consumer loans originated or purchased during the year partially offset by a $2.4 million decrease in one- to four-family loans. The Company originated $16.3 million in loans during the year ended December 31, 2000 compared with $24.0 million during the year ended December 31, 1999. Repayments totaled $12.5 million and long term fixed rate loan sales totaled $2.0 million during the year ended December 31, 2000 compared with $16.7 million in repayments and $425,000 in long term fixed rate loan sales during the year ended December 31, 1999. At December 31, 2000, the Bank had $5.1 million in loan applications and participations pending approval, closing or funding and $2.4 million in unused equity lines of credit compared with $1.9 million in loan applications and $1.7 million in unused equity lines of credit outstanding at December 31, 1999.

         Cash and cash equivalents increased $3.2 million and amounted to $9.1 million at December 31, 2000 compared with $5.9 million at December 31, 1999. The increase was primarily due to funds allocated for loans scheduled to close during the first two months of the year 2001.

         Total deposits increased by $4.8 million and amounted to $81.3 million at December 31, 2000 compared with $76.5 million at December 31, 1999. The increase was primarily attributable to a $4.4 million increase in certificates of deposit which were used as a funding source for shorter term commercial real estate loans. The increase in certificates was primarily due to the use of brokered certificates of deposit. Non-interest bearing checking accounts increased by $900,000 during the year with passbook and NOW account balances decreasing by a similar amount.

         Borrowed funds decreased by $2.9 million and amounted to $38.2 million at December 31, 2000 from $41.1 million at December 31, 1999. The decrease was primarily attributable to repayment of FHLB advances which matured or were called prior to maturity.

         Stockholders' equity increased by $1.5 million and amounted to $12.8 million at December 31, 2000, compared with $11.3 million at December 31, 1999. The increase was primarily attributable to net income for the fiscal year which was partially offset by $530,000 in dividend payments. In addition, there was a $1.0 million improvement in accumulated other comprehensive loss due primarily to a decline in interest rates and the positive effect the decrease had on the available for sale investment portfolio. There was also a $291,000 increase in treasury stock. Book value increased to $10.82 per share at December 31, 2000 from $9.14 at December 31, 1999.


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2000 AND DECEMBER 31, 1999

         GENERAL. Net income increased by $834,000 and amounted to $1.4 million for the year ended December 31, 2000 from $536,000 for the year ended December 31, 1999. Diluted earnings per share increased $.72 and amounted to $1.16 for the year ended December 31, 2000 from $.44 per share for the year ended December 31, 1999. The increase was primarily attributable to a $1.1 million increase in non-interest income due primarily to a $1.3 million pre tax gain on the sale of real estate, partially offset by a $98,000 decrease in net interest income and a $91,000 increase in income tax expense. In addition, there was a slight decrease in the average number of outstanding shares.

         INTEREST INCOME. Interest income increased by $413,000 and amounted to $9.3 million for the year ended December 31, 2000 from $8.8 million for the year ended December 31, 1999. The increase was primarily attributable to a $3.3 million increase in average interest earning assets from $125.9 million for the year ended December 31, 1999 to $129.2 million for the year ended December 31, 2000. This increase was primarily due to a $4.2 million increase in the average balance of loans receivable from $85.9 million for the year ended December 31, 1999 to $90.1 million for the year ended December 31, 2000. In addition, there was an increase in the yield on average interest-earning assets to 7.16% for the year ended December 31, 2000 from 7.02% for the year ended December 31, 1999. The increase in the average yield during the year was due primarily to increased commercial real estate and consumer lending which provide higher yields and a general increase in interest rates.

         INTEREST EXPENSE. Interest expense increased by $511,000 and amounted to $5.8 million at December 31, 2000 from $5.3 million for the year ended December 31, 1999. The increase was primarily attributable to a $329,000 increase in interest on deposit accounts. The average cost of borrowed funds increased from 5.37% for the year ended December 31, 1999 to 5.94% for the year ended December 31, 2000. In addition, there was an increase in the average cost of certificates of deposit from 5.34% for the year ended December 31, 1999 to 5.59% for the year ended December 31, 2000 due to higher interest rates and competition for these types of accounts in the market area. The average balance of interest-bearing liabilities increased to $114.0 million for the year ended December 31, 2000 from $111.7 million for the year ended December 31, 1999.

         PROVISION FOR LOAN LOSSES. The Company added $31,000 to its allowance for loan losses for the year ended December 31, 2000 compared with $17,000 for the year ended December 31, 1999. The increase is primarily attributable to an increase in the amount of commercial real estate and consumer loans in the loan portfolio, which by their nature generally carry higher risk than single family loans. The allowance for loan losses was $262,000 at December 31, 2000 and amounted to .29% of loans receivable compared with $231,000 at December 31, 1999 and .26% of loans receivable. Their were no loans delinquent 90 days or more at December 31, 2000. Future additions to the Company's allowance for loan losses and any change in the related ratio of the allowance for loan losses to non-performing loans are dependent upon various factors such as the performance and composition of the Company's loan portfolio, the economy, changes in real estate values, interest rates and the view of the regulatory authorities toward reserve levels and inflation.

         NON-INTEREST INCOME. Non-interest income increased by $1.2 million and amounted to $1.5 million for the year ended December 31, 2000 from $308,000 for the year ended December 31, 1999. The increase was primarily attributable to a $1.3 million gain on the sale of real estate due to the sale of the bank's employee parking facility, partially offset by a $210,000 change from a gain to a loss on the sale of investment securities available for sale. The change on the sale of investment securities was primarily attributable to a loss on the sale of common stock held by the Company at a loss. The capital loss generated by the sale was used to partially offset the capital gain generated by the sale of the parking facility for income tax purposes.

         NON-INTEREST EXPENSE. Non-interest expense increased by $111,000 and amounted to $3.1 million for the year ended December 31, 2000 from $3.0 million for the year ended December 31, 1999. The increase was primarily attributable to an $88,000 increase in compensation and benefits expense primarily related to increased salaries resulting from normal cost of living increases and increased benefit costs. In addition, there was a $50,000 increase in professional fees primarily related to the sale of the parking facility.

         INCOME TAX EXPENSE. The allocation for income taxes increased by $91,000 and amounted to $453,000 for the year ended December 31, 2000 from $362,000 for the year ended December 31, 1999. The effective tax rate was 24.8% for the year ended December 31, 2000 compared with 40.3% for the year ended December 31, 1999. The effective tax rate was lower than the prior year due primarily to the utilization of capital loss carryforwards which would have expired at the end of the year 2000, that had previously been reserved for and capital losses incurred during the year 2000 which were used to offset the capital gain resulting from the sale of the Bank's parking facility.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1999 AND DECEMBER 31, 1998

         GENERAL. Net income increased by $24,000 and amounted to $536,000 for the year ended December 31, 1999 from $512,000 for the year ended December 31, 1998. Diluted earnings per share increased by $.04 or 10% and amounted to $.44 for the year ended December 31, 1999 from $.40 per share for the year ended December 31, 1998. The increase was primarily attributable to a $192,000 decrease in non-interest expense partially offset by a $127,000 increase in income tax expense. In addition, there was a slight decrease in the average number of outstanding shares.

         INTEREST INCOME. Interest income increased by $193,000 and amounted to $8.8 million for the year ended December 31, 1999 from $8.6 million for the year ended December 31, 1998. The increase was primarily attributable to a $5.5 million increase in average interest earning assets from $120.4 million for the year ended December 31, 1998 to $125.9 million for the year ended December 31, 1999. The effect of the increase in average interest earning assets was partially offset by a decrease in the yield on average interest-earning assets to 7.02% for the year ended December 31, 1999 from 7.18% for the year ended December 31, 1998. The decrease in the yield was due primarily to proceeds from mortgage loan prepayments and higher yielding investment securities called prior to maturity, at the beginning of 1999, which were temporarily reinvested in shorter term lower yielding investments.

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

         NON-INTEREST INCOME. Non-interest income decreased by $51,000 and amounted to $308,000 for the year ended December 31, 1999 from $359,000 for the year ended December 31, 1998. The decrease was primarily attributable to a $66,000 increase in other than temporary decline in value of securities available for sale partially offset by a $19,000 increase in fees and service charges related to a greater number of transaction accounts that produce fee income in addition to increases in interchange fees on foreign ATM transactions and debit card transaction fees.

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

LIQUIDITY AND CAPITAL RESOURCES

         The Bank's primary source of funds are deposits, which include both retail and brokered, borrowings from the FHLB of Chicago, amortization and prepayment of loans and mortgage-backed securities and sales and maturities of other investment securities. The Bank can also borrow from its correspondent banks. During 2000, the Bank repaid $2.9 million of FHLB of Chicago advances and replaced the funds with deposits. The Bank uses its liquid resources to fund loan commitments, to meet operating expenses, to invest and to fund deposit withdrawals. Management believes that loan repayments and the other sources of funds will be adequate to meet the liquidity needs of the Bank.

         The OTS requires minimum levels of liquid assets. OTS regulations currently require the Bank to maintain an average daily balance of liquid assets equal to at least 4% of the sum of its average daily balance of net withdrawable accounts and borrowings payable in one year or less. At December 31, 2000, the Bank's liquidity ratio was 8.3% compared with 5.6% at December 31, 1999. The increase was primarily attributable to funds allocated for loans scheduled to be closed during the first two months of 2001.

         The Company's most liquid assets are cash and cash equivalents, which include federal funds and interest-bearing deposits. The level of these assets are dependent upon the Company's operating, financing and lending, and investing activities during any given period. At December 31, 2000, cash and cash equivalents totaled $9.1 million compared with $5.9 million at December 31, 1999. These activities are summarized in the Consolidated Statements of Cash Flows for the years ended December 31, 2000, 1999 and 1998.

         Borrowed funds scheduled to mature during the first quarter of 2001 amount to $10.0 million at an average rate of 6.19%. The Bank anticipates refinancing these borrowed funds at rates below the current average cost due to the recent decline in interest rates.

         Certificates of deposit scheduled to mature in one year or less at December 31, 2000, totaled approximately $28.0 million. Management believes, based on its ability to adjust rates on those accounts to market levels, that a significant portion of such deposits will remain with the Company. The Company will continue to focus on shifting its liability mix from higher cost certificates of deposit to lower cost transaction accounts that do not earn interest and produce fee income but will continue to use retail and brokered certificates of deposit as alternate funding sources.

CAPITAL REQUIREMENTS

         Current regulatory standards impose the following capital requirements on the Bank and other thrifts: a risk-based capital standard expressed as a percentage of risk-adjusted assets, a leverage ratio of core capital to total adjusted assets, and a tangible capital ratio expressed as a percentage of total adjusted assets. As of December 31, 2000, the Bank exceeded its regulatory capital standards. At such date, the Bank's tangible capital, core capital and risk-based capital of $12.8 million, $12.8 million and $13.1 million, respectively, exceeded the applicable minimum requirements by $10.8 million or 8.0%, $8.7 million or 6.5%, and $8.0 million or 13.5%, respectively.

IMPACT OF INFLATION AND CHANGING PRICES

         The Consolidated Financial Statements and Notes thereto have been prepared in accordance with accounting principles generally accepted in the United States of America, which generally requires the measurement of financial position and operating results without considering the change in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, nearly all of the assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
North Bancshares, Inc.:

We have audited the accompanying consolidated statements of financial condition of North Bancshares, Inc. and subsidiary (the Company) as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Bancshares, Inc. and subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.


Chicago, Illinois
February 23, 2001



[LOGO] KPMG

            303 East Wacker Drive
            Chicago, IL 60601-5212


February 23, 2001

The Board of Directors
North Bancshares, Inc.

We have audited the consolidated financial statements of North Bancshares, Inc. and subsidiary (the Company) for the year ended December 31, 2000, and have issued our report thereon dated February 23, 2001. In planning and performing our audit of the consolidated financial statements of the Company, we considered internal control in order to determine our auditing procedures for the purpose of expressing our opinion on the consolidated financial statements. An audit does not include examining the effectiveness of internal control and does not provide assurance on internal control.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the consolidated financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation that we consider to be material weaknesses as defined above.

This report is intended solely for the information and use of the Board of Directors, the Audit Committee, management of the Company, and regulatory authorities, and is not intended to be and should not be used by anyone other than these specified parties.

                                       /s/ KPMG LLP

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                 Consolidated Statements of Financial Condition

                           December 31, 2000 and 1999

                        (In thousands, except share data)

                                        ASSETS                              2000         1999
                                                                          --------     --------
Cash and due from banks                                                   $  1,930        1,712

Interest-bearing deposits                                                    2,006        1,260

Federal funds sold                                                           4,245        2,439

Investment in dollar denominated mutual funds                                  903          466
                                                                          --------     --------

             Total cash and cash equivalents                                 9,084        5,877

Investment securities available for sale, at fair value (note 2)            16,961       17,050

Mortgage-backed securities available for sale, at fair value (note 4)       13,580       14,528

Stock in Federal Home Loan Bank of Chicago, at cost                          1,905        2,205

Loans receivable, net of allowance for loan losses of $262
    and $231 in 2000 and 1999, respectively (note 5)                        90,765       88,989

Accrued interest receivable (note 6)                                           967          941

Premises and equipment, net (note 7)                                           803        1,033

Amounts due from brokers                                                       376           --

Other assets                                                                   140           66
                                                                          --------     --------

             Total assets                                                 $134,581      130,689
                                                                          ========     ========

See accompanying notes to consolidated financial statements.

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                 Consolidated Statements of Financial Condition

                           December 31, 2000 and 1999

                        (in thousands, except share data)

                  LIABILITIES AND STOCKHOLDERS' EQUITY                 2000            1999
                                                                    ----------       --------
Liabilities:
    Deposit accounts (note 8)                                        $  81,317         76,506
    Borrowed funds (note 9)                                             38,200         41,100
    Advance payments by borrowers for taxes and
      insurance                                                          1,068          1,092
    Accrued interest payable and other liabilities                       1,213            738
                                                                     ---------      ---------
             Total liabilities                                         121,798        119,436
                                                                     ---------      ---------

Stockholders' equity:
    Preferred stock, $.01 par value. Authorized 500,000 shares;
      none outstanding                                                      --             --
    Common stock, $.01 par value. Authorized 3,500,000 shares;
      issued 1,914,075 shares                                               19             19
    Additional paid-in capital                                          13,242         13,393
    Retained earnings, substantially restricted                         11,955         11,115
    Treasury stock, at cost (732,822 and 682,868 shares
      in 2000 and 1999, respectively)                                  (11,316)       (11,025)
    Accumulated other comprehensive loss, net of tax                      (895)        (1,916)
    Common stock acquired by Employee Stock Ownership
      Plan (note 14)                                                      (222)          (333)
                                                                     ---------      ---------

             Total stockholders' equity                                 12,783         11,253


Commitments
                                                                     ---------      ---------

             Total liabilities and stockholders' equity              $ 134,581        130,689
                                                                     =========      =========

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998

                      (In thousands, except per share data)

                                                                                             2000         1999         1998
                                                                                            -------      -------      -------
Interest income:
    Loans receivable                                                                        $ 6,763        6,365        5,924
    Interest-bearing deposits and federal funds sold                                            215          204          472
    Investment securities available for sale                                                  1,208        1,164        1,592
    Mortgage-backed securities available for sale                                               890          945          141
    Mortgage-backed securities held to maturity                                                  --           --          340
    Investment in mutual funds                                                                   28           25           51
    Dividends on FHLB stock                                                                     146          134          124
                                                                                            -------      -------      -------

             Total interest income                                                            9,250        8,837        8,644
                                                                                            -------      -------      -------

Interest expense:
    Deposit accounts (note 8)                                                                 3,540        3,211        3,266
    Borrowed funds                                                                            2,247        2,065        1,838
                                                                                            -------      -------      -------

             Total interest expense                                                           5,787        5,276        5,104
                                                                                            -------      -------      -------

             Net interest income before provision for loan losses                             3,463        3,561        3,540

Provision for loan losses (note 5)                                                               31           17            6
                                                                                            -------      -------      -------

             Net interest income after provision for loan losses                              3,432        3,544        3,534
                                                                                            -------      -------      -------

Noninterest income:
    Gain on sale of real estate                                                               1,322           --           --
    (Loss) gain on sale of mortgage loans held for sale                                         (12)          --            3
    (Loss) gain on sale of investment and mortgage-backed securities available for sale        (138)          75           75
    Other than temporary decline in value of securities available for sale                      (24)         (66)          --
    Fees and service charges                                                                    288          282          263
    Other                                                                                        20           17           18
                                                                                            -------      -------      -------

             Total noninterest income                                                         1,456          308          359
                                                                                            -------      -------      -------

Noninterest expense:
    Compensation and benefits                                                                 1,690        1,602        1,695
    Occupancy expense                                                                           438          447          479
    Professional fees                                                                           222          172          264
    Data processing                                                                             209          194          194
    Advertising and promotion                                                                   141          132          138
    Federal deposit insurance premium                                                            12           45           46
    Other                                                                                       353          362          330
                                                                                            -------      -------      -------

             Total noninterest expense                                                        3,065        2,954        3,146
                                                                                            -------      -------      -------

             Income before income tax expense                                                 1,823          898          747

Income tax expense (note 10)                                                                    453          362          235
                                                                                            -------      -------      -------

             Net income                                                                     $ 1,370          536          512
                                                                                            =======      =======      =======

Earnings per share:
    Basic                                                                                   $  1.17          .45          .42
    Diluted                                                                                    1.16          .44          .40
                                                                                            =======      =======      =======

See accompanying notes to consolidated financial statements.

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

           Consolidated Statements of Changes in Stockholders' Equity

                  Years ended December 31, 2000, 1999, and 1998

                      (In thousands, except per share data)

                                                                                              ACCUMULATED
                                                                                                  OTHER       COMMON
                                                            ADDITIONAL                        COMPREHENSIVE    STOCK
                                                    COMMON    PAID-IN    RETAINED   TREASURY     INCOME     ACQUIRED BY
                                                    STOCK     CAPITAL    EARNINGS    STOCK     (LOSS), NET      ESOP        TOTAL
                                                   --------  --------   ----------  ---------  -----------  -----------   ---------
Balance at December 31, 1997                       $     19    13,767       11,139     (7,706)        (216)        (555)     16,448

Net income                                               --        --          512         --           --           --         512
Other comprehensive income, net of tax:
    Change in unrealized gain (loss) on securities
      available for sale                                 --        --           --         --         (146)          --        (146)
    Reclassification adjustments for gain included
       in net income                                     --        --           --         --           49           --          49
    Change in minimum pension liability                  --        --           --         --          160           --         160
                                                   --------  --------   ----------  ---------   ----------   ----------   ---------

             Comprehensive income                        --        --          512         --           63           --         575

Payment on ESOP loan                                     --        --           --         --           --          111         111
Market adjustment for common ESOP shares                 --       141           --         --           --           --         141
Purchase of treasury stock, 223,291 shares               --        --           --     (3,868)          --           --      (3,868)
Cash dividend ($.40 per share)                           --        --         (524)        --           --           --        (524)
Options exercised and reissuance of treasury stock       --      (471)          --        910           --           --         439
                                                   --------  --------   ----------  ---------   ----------   ----------   ---------

Balance at December 31, 1998                             19    13,437       11,127    (10,664)        (153)        (444)     13,322
                                                   --------  --------   ----------  ---------   ----------   ----------   ---------

Net income                                               --        --          536         --           --           --         536
Other comprehensive loss, net of tax:
    Change in unrealized gain (loss) on securities
      available for sale                                 --        --           --         --       (1,501)          --      (1,501)
    Reclassification adjustments for gain included
      in net income                                      --        --           --         --            6           --           6
    Change in minimum pension liability                  --        --           --         --         (268)          --        (268)
                                                   --------  --------   ----------  ---------   ----------   ----------   ---------

             Comprehensive loss                          --        --          536         --       (1,763)          --      (1,227)

Payment on ESOP loan                                     --        --           --         --           --          111         111
Market adjustment for common ESOP shares                 --        93           --         --           --           --          93
Purchase of treasury stock, 48,186 shares                --        --           --       (630)          --           --        (630)
Cash dividend ($.44 per share)                           --        --         (548)        --           --           --        (548)
Options exercised and reissuance of treasury stock       --      (137)          --        269           --           --         132
                                                   --------  --------   ----------  ---------   ----------   ----------   ---------

Balance at December 31, 1999                             19    13,393       11,115    (11,025)      (1,916)        (333)     11,253
                                                   --------  --------   ----------  ---------   ----------   ----------   ---------

Net income                                               --        --        1,370         --           --           --       1,370
Other comprehensive loss, net of tax:
    Change in unrealized gain (loss) on securities
      available for sale                                 --        --           --         --        1,166           --       1,166
    Reclassification adjustments for loss included
      in net income                                      --        --           --         --          (99)          --         (99)
    Change in minimum pension liability                  --        --           --         --          (46)          --         (46)
                                                   --------  --------   ----------  ---------   ----------   ----------   ---------

             Comprehensive income                        --        --        1,370         --        1,021           --       2,391

Payment on ESOP loan                                     --        --           --         --           --          111         111
Market adjustment for common ESOP shares                 --        35           --         --           --           --          35
Purchase of treasury stock, 71,230 shares                --        --           --       (631)          --           --        (631)
Cash dividend ($.44 per share)                           --        --         (530)        --           --           --        (530)
Options exercised and reissuance of treasury stock       --      (186)          --        340           --           --         154
                                                   --------  --------   ----------  ---------   ----------   ----------   ---------

Balance at December 31, 2000                       $     19    13,242       11,955    (11,316)        (895)        (222)     12,783
                                                   ========  ========   ==========  =========   ==========   ==========   =========

See accompanying notes to consolidated financial statements.

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 2000, 1999 and 1998

                                 (In thousands)

                                                                            2000          1999          1998
                                                                          --------      --------      --------
Cash flows from operating activities:
    Net income                                                            $  1,370           536           512
    Adjustments to reconcile net income to net cash
      provided by operating activities:
        Depreciation and amortization                                           95            70            95
        Deferred income tax expense (benefit)                                   54           (22)           44
        Provision for loan losses                                               31            17             6
        Deferred loan fees, net of amortization                                 30            14            74
        Amortization of premiums and discounts                                   7           (18)           (6)
        ESOP and compensation expense                                          146           204           252
        Loss (gain) on sale of mortgage loans held for sale                     12            --            (3)
        Loss (gain) on sale of investment and mortgage-backed
           securities available for sale                                       138           (75)          (75)
        Gain on sale of real estate                                         (1,322)           --            --
        Other than temporary decline in value of securities
           available for sale                                                   24            66            --
        Changes in assets and liabilities:
           (Increase) decrease in accrued interest receivable                  (26)          (92)          211
           (Increase) decrease in other assets                                (450)           80          (115)
           (Decrease) increase in other liabilities, net                      (169)          133            90
           Proceeds from sale of loans held for sale                         1,975           425           230
                                                                          --------      --------      --------

                  Net cash provided by operating activities                  1,915         1,338         1,315
                                                                          --------      --------      --------

Cash flows from investing activities:
    Maturities of investment securities available for sale                    --           2,000        29,335
    Purchase of investment securities available for sale                    (1,991)       (5,986)      (27,562)
    Proceeds from sales of investment securities available for sale          3,058           250         6,596
    Proceeds from sales of mortgage-backed securities
      available for sale                                                        33         2,005          --
    Proceeds from sale of real estate                                        1,500          --            --
    Repayments of mortgage-backed securities
      held to maturity                                                        --            --           1,354
    Repayments of mortgage-backed securities available for sale              1,367         1,761           138
    Purchase of mortgage-backed securities available for sale                 --          (3,627)      (11,097)
    Loan originations                                                      (16,264)      (23,970)      (31,044)
    Loan repayments                                                         12,452        16,648        27,642
    Purchase of Federal Home Loan Bank of Chicago stock                        300          (500)         --
    Purchase of premises and equipment                                         (43)          (82)          (73)
                                                                          --------      --------      --------

                  Net cash provided by (used in) investing activities          412       (11,501)       (4,711)
                                                                          --------      --------      --------


                                       19                            (Continued)

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 2000, 1999 and 1998

                                 (In thousands)

                                                                                    2000           1999           1998
                                                                                  --------       --------       --------
Cash flows from financing activities:
    Increase in deposit accounts                                                  $  4,811            284          1,181
    Proceeds from borrowed funds                                                    54,065         37,000         13,000
    Repayments of borrowed funds                                                   (56,965)       (30,000)        (8,000)
    Increase (decrease) in advance payments by
      borrowers for taxes and insurance                                                (24)            56           (203)
    Payment of cash dividend                                                          (530)          (548)          (524)
    Proceeds from stock options exercised                                              154            132            439
    Purchase of treasury stock                                                        (631)          (630)        (3,868)
                                                                                  --------       --------       --------

                  Net cash provided by financing activities                            880          6,294          2,025
                                                                                  --------       --------       --------

                  Net increase (decrease) in cash and cash equivalents               3,207         (3,869)        (1,371)

Cash and cash equivalents at beginning of year                                       5,877          9,746         11,117
                                                                                  --------       --------       --------

Cash and cash equivalents at end of year                                          $  9,084          5,877          9,746
                                                                                  ========       ========       ========

Supplemental disclosures of cash flow information - cash payments during the year for:
      Interest                                                                    $  5,782          5,253          5,094
      Income taxes                                                                     175            142            370
Supplemental disclosures of noncash activities -
    transfer of mortgage-backed securities from held
      to maturity to available for sale                                                 --          4,478             --
                                                                                  ========       ========       ========

See accompanying notes to consolidated financial statements.


                                       20                            (Continued)

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       December 31, 2000, 1999, and 1998

                 (Dollars in thousands, except per share data)



(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

         North Bancshares, Inc. (the Company) was incorporated in August 1993 as a holding company to purchase 100% of the common stock of North Federal Savings Bank (Savings Bank) and subsidiary. The Savings Bank converted from the mutual form to a stock form institution, and the Company completed its initial public offering on December 21, 1993 at which time it purchased all of the outstanding shares of the Savings Bank. The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and to general practice within the thrift industry.

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

         (b)      MANAGEMENT ESTIMATES

                  In order to prepare the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make certain estimates that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates may differ from actual results.

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

         (d)      INVESTMENT IN MUTUAL FUNDS

                  The investment in mutual funds is carried at estimated fair value. Fair value is based on the month-end net asset value as provided by the funds. Other than temporary declines in the fair value of mutual funds are charged to operations. Cost of securities sold is determined on the basis of average cost.


                                       21                            (Continued)

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       December 31, 2000, 1999, and 1998

                 (Dollars in thousands, except per share data)



         (e)      LOANS RECEIVABLE

                  Loans receivable are stated at unpaid principal balances less deferred loan fees and the allowance for loan losses. Loan origination fees and certain direct costs associated with loan originations are deferred. The net amount deferred is accreted to interest income using the interest method over the contractual life of the loan.

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

         (f)      PREMISES AND EQUIPMENT

                  Depreciation of office property and equipment is accumulated primarily on the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the remaining term of the lease.

         (g)      INCOME TAXES

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


                                       22                            (Continued)

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       December 31, 2000, 1999, and 1998

                 (Dollars in thousands, except per share data)



         (h)      EARNINGS PER SHARE

                  The following table sets forth the computation of basic and diluted earnings per share for the periods indicated:

                                                                    FOR THE YEARS ENDED DECEMBER 31,
                                                               ------------------------------------------
                                                                  2000            1999            1998
                                                               ----------      ----------      ----------
                                                                    (IN THOUSANDS, EXCEPT SHARE DATA)
                  Numerator -
                    net income                                 $    1,370             536             512
                  Denominator:
                    Basic earnings per share - weighted-
                      average outstanding shares                1,175,326       1,200,601       1,230,678
                    Effect of dilutive stock options
                      outstanding                                   8,609          25,897          42,842
                    Diluted earnings per share - adjusted
                      weighted-average shares outstanding       1,183,935       1,226,498       1,273,520
                  Basic earnings per share                           1.17             .45             .42
                  Diluted earnings per share                         1.16             .44             .40
                                                               ==========      ==========      ==========

         (i)      CASH AND CASH EQUIVALENTS

                  For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits, dollar denominated mutual funds, and federal funds sold.

         (j)      EMPLOYEE STOCK OWNERSHIP (ESOP)

                  Compensation expense under the ESOP is equal to the fair value of common shares released or committed to be released annually to participants in the ESOP. Common stock purchased by the ESOP and not committed to be released to participants is included in the consolidated statements of financial condition at cost as a reduction of stockholders' equity.

         (k)      FINANCIAL REPORTING OF SEGMENTS

                  Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by management in deciding how to allocate resources and in assessing performance. The Company operates as a single segment.

         (l)      RECLASSIFICATION

                  Certain reclassifications of prior year amounts have been made to conform with the current year presentation.


                                       23                            (Continued)

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       December 31, 2000, 1999, and 1998

                 (Dollars in thousands, except per share data)



(2)      INVESTMENT SECURITIES AVAILABLE FOR SALE

         The amortized cost and estimated fair value of investment securities available for sale as of December 31, 2000 and 1999 are summarized as follows:

                                                                              2000
                                                 ----------------------------------------------------------------
                                                                      GROSS            GROSS
                                                   AMORTIZED        UNREALIZED      UNREALIZED       ESTIMATED
                                                      COST            GAINS           LOSSES        FAIR VALUE
                                                 ---------------  ---------------  --------------  --------------

        U.S. Government agency securities      $      17,445            --               (529)         16,916
        Other                                             63            --                (18)             45
                                                 ---------------  ---------------  --------------  --------------

                                               $      17,508            --               (547)         16,961
                                                 ===============  ===============  ==============  ==============

                                                                              1999
                                                 ----------------------------------------------------------------
                                                                      GROSS            GROSS
                                                   AMORTIZED        UNREALIZED      UNREALIZED       ESTIMATED
                                                      COST            GAINS           LOSSES        FAIR VALUE
                                                 ---------------  ---------------  --------------  --------------

        U.S. Government agency securities      $      17,946            --             (1,510)         16,436
        Equity securities                                730            --               (179)            551
        Other                                             63            --                 --              63
                                                 ---------------  ---------------  --------------  --------------

                                               $      18,739            --             (1,689)         17,050
                                                 ===============  ===============  ==============  ==============

         The amortized cost and estimated fair value of investment securities available for sale by contractual maturity at December 31, 2000 are shown below. Actual maturities may differ from contractual maturities because the borrowers may have the right to call or prepay obligations with or without prepayment penalties.

                                                      AMORTIZED     ESTIMATED
                                                        COST       FAIR VALUE
                                                      ---------    ----------
         Due after five years through ten years        $  4,000        3,914
         Due after ten years                             13,445       13,002
         No stated maturity                                  63           45
                                                       --------      -------

                                                       $ 17,508       16,961
                                                       ========      =======

         Proceeds from sales of investment securities available for sale during 2000 were $3,058, with gross gains of $9 and gross losses of $147. Proceeds from sales of investment securities available for sale during 1999 were $250, with gross losses of $13. Proceeds from sales of investment securities available for sale during 1998 were $6,596, with gross gains of $90, and gross losses of $15.


                                       24                            (Continued)

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       December 31, 2000, 1999, and 1998

                 (Dollars in thousands, except per share data)



(3)      MORTGAGE BACKED SECURITIES HELD TO MATURITY

         On January 1, 1999, the mortgage-backed securities held to maturity portfolio was transferred to the available for sale portfolio upon the adoption of the Financial Accounting Standards Board Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." The amortized cost of these mortgage-backed securities was $4,478 at the time of transfer with a $55 unrealized gain.

         There were no sales of mortgage-backed securities held to maturity during 2000, 1999 or 1998.

(4)      MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

         The amortized cost and estimated fair value of mortgage-backed securities available for sale are summarized as follows as of December 31, 2000 and 1999:

                                                                                     2000
                                                        ----------------------------------------------------------------
                                                                             GROSS            GROSS
                                                          AMORTIZED        UNREALIZED      UNREALIZED       ESTIMATED
                                                             COST            GAINS           LOSSES        FAIR VALUE
                                                        ---------------  ---------------  --------------  --------------
         Federal Home Loan Mortgage Corporation       $     11,783              2              (303)          11,482
         Federal National Mortgage Association               2,144             --               (46)           2,098
                                                        ---------------  ---------------  --------------  --------------

                                                      $     13,927              2              (349)          13,580
                                                        ===============  ===============  ==============  ==============

                                                                                     1999
                                                        ----------------------------------------------------------------
                                                                             GROSS            GROSS
                                                          AMORTIZED        UNREALIZED      UNREALIZED       ESTIMATED
                                                             COST            GAINS           LOSSES        FAIR VALUE
                                                        ---------------  ---------------  --------------  --------------


         Federal Home Loan Mortgage Corporation       $     12,936              2              (668)          12,270
         Federal National Mortgage Association               2,376             --              (141)           2,235

         Governmental National Mortgage Association             23             --                --               23
                                                        ---------------  ---------------  --------------  --------------

                                                      $     15,335              2              (809)          14,528
                                                        ===============  ===============  ==============  ==============

         Proceeds from sales of mortgage backed securities available for sale during 2000 were $33, with no gains or losses. Proceeds from sales of mortgage-backed securities available for sale during 1999 were $2,005, with gross gains of $90 and gross losses of $2. There were no sales of mortgage-backed securities available for sale during 1998.


                                       25                            (Continued)

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       December 31, 2000, 1999, and 1998

                 (Dollars in thousands, except per share data)



(5)      LOANS RECEIVABLE

         Loans receivable are summarized as follows as of December 31, 2000 and 1999:

                                               2000         1999
                                              -------      -------

         Mortgage loans:
           One-to-four-family                 $73,599       76,039
           Multifamily                          4,177        5,109
           Commercial real estate               9,568        5,687
                                              -------      -------

             Total mortgage loans              87,344       86,835

         Commercial loans                       1,461          945
         Consumer loans                         2,417        1,605
                                              -------      -------

             Total loans receivable            91,222       89,385

         Less:
           Deferred loan fees, net                195          165
           Allowance for loan losses              262          231
                                              -------      -------

                                              $90,765       88,989
                                              =======      =======

         Weighted-average interest rate          7.61%        7.39
                                              =======      =======

         Activity in the allowance for loan losses is summarized as follows:

                                                   2000        1999       1998
                                                --------   ---------   --------

         Balance at beginning of year           $   231        214         208
         Provision for loan losses                   31         17           6
                                                --------   ---------   --------

         Balance at end of year                 $   262        231         214
                                                ========   =========   ========

         Loans receivable delinquent three months or more at December 31 are as follows:

                                               PERCENTAGE
                       NUMBER                   OF TOTAL
                      OF LOANS      AMOUNT       LOANS
                      --------     --------     --------

         2000              --      $     --           --%
         1999              --            --           --
         1998               1            24          .03
                      ========     ========     ========


                                       26                            (Continued)

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       December 31, 2000, 1999, and 1998

                 (Dollars in thousands, except per share data)



         The Company did not have any loans considered to be impaired during 2000, 1999, or 1998.

         Mortgage loans serviced for others amounted to approximately $1,834, $384, and $82 as of December 31, 2000, 1999, and 1998, respectively.

(6)      ACCRUED INTEREST RECEIVABLE

         Accrued interest receivable is summarized as follows as of December 31, 2000 and 1999:

                                                          2000        1999
                                                        ----------  ----------

         Loans receivable                              $     546         530
         Mortgage-backed securities                           78          86
         Investment securities                               307         285
         Stock in Federal Home Loan Bank of Chicago           36          40
                                                        ----------  ----------

                                                      $     967         941
                                                        ==========  ==========

(7)      PREMISES AND EQUIPMENT

         The cost of premises and equipment, less accumulated depreciation and amortization, is summarized as follows as of December 31, 2000 and 1999:

                                                             2000         1999
                                                           --------    --------

         Land                                             $     100         280
         Office building                                      1,101       1,138
         Furniture, fixtures, and equipment                   1,235       1,192
         Leasehold improvements                                  87          87
                                                          ---------    --------

                                                              2,523       2,697

         Less accumulated depreciation and amortization      (1,720)     (1,664)
                                                          ---------    --------

                                                          $     803       1,033
                                                          =========    ========

         Included in occupancy expense is depreciation and amortization of premises and equipment of $95, $70, and $95 for the years ended December 31, 2000, 1999, and 1998, respectively.

         During 2000, the Company sold an employee parking lot for $1,500, resulting in a gain of $1,322.


                                       27                            (Continued)

                              NORTH BANCSHARES INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998

                  (Dollars in thousands, except per share data)

(8)      DEPOSIT ACCOUNTS

         Deposit accounts are summarized as follows as of December 31, 2000 and 1999:

                                                                   2000                                        1999
                                                  ------------------------------------         ------------------------------------
                                                  WEIGHTED-                                    WEIGHTED-
                                                    AVERAGE                                      AVERAGE
                                                  OR STATED                                    OR STATED
                                                       RATE          AMOUNT    PERCENT              RATE         AMOUNT     PERCENT
                                                  ---------       ---------    -------         ---------       --------     -------
         Passbook                                      2.75%      $  12,483       15.3%             2.75%      $ 13,088        17.1%
         Non-interest bearing demand
           accounts                                      --           3,153        3.9                --          2,278         3.0
         NOW accounts                                  2.02           8,478       10.4              2.02          8,592        11.3
         Money market deposit accounts                 5.20          15,934       19.6              4.97         15,704        20.5
                                                  ---------       ---------    -------         ---------       --------     -------
                                                                     40,048       49.2                           39,662        51.9
                                                                  ---------    -------                         --------     -------
         Certificate accounts:
           Fixed rate                             5.75-8.11             477         .6         5.75-8.11            443          .5
           Money market certificates:
             91 day                                    4.51             502         .6              4.25            850         1.1
             Six month                                 4.99           4,360        5.4              4.61          5,185         6.8
             One year                                  6.24          17,091       21.0              5.05         10,762        14.1
             One and one-half year                     5.21           4,208        5.2              4.94          3,073         4.0
             Two year                                  5.20           1,596        2.0              5.23          1,902         2.5
             Two and one-half year                     5.18             690         .8              5.34            753         1.0
             Three, four, and five year                5.83          12,345       15.2              6.01         13,876        18.1
                                                  ---------       ---------    -------         ---------       --------     -------
                                                                     41,269       50.8                           36,844        48.1
                                                                  ---------    -------                         --------     -------
                Total deposit accounts                            $  81,317      100.0%                        $ 76,506       100.0%
                                                                  =========    =======                         ========     =======
         Weighted average interest rate              4.60%                                          4.30%
                                                  =======                                      =========
         Contractual maturity of
           certificate accounts:
             Under 12 months                                      $  28,006       67.8%                        $ 25,767        69.9%
             12 to 36 months                                          7,252       17.6                            7,056        19.2
             Over 36 months                                           6,011       14.6                            4,021        10.9
                                                                  ---------    -------                         --------     -------
                                                                  $  41,269      100.0%                        $ 36,844       100.0%
                                                                  =========    =======                         ========     =======

         Certificates of deposit of $100 or more totaled $13,211, $5,935 and, $6,261 as of December 31, 2000, 1999, and 1998, respectively.


                                       28                            (Continued)

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998

                  (Dollars in thousands, except per share data)



         Interest expense for deposit accounts is summarized as follows for the years ended December 31, 2000, 1999, and 1998:

                                                  2000       1999        1998
                                                ---------  ----------  ---------
         Passbook                             $       349        369         397
         NOW accounts                                 160        157         159
         Money market deposit accounts                819        654         309
         Certificate accounts                       2,212      2,031       2,401
                                                ---------  ----------  ---------

                                             $     3,540      3,211       3,266
                                                =========  ==========  =========

(9)      BORROWED FUNDS

         Borrowed funds are summarized as follows as of December 31, 2000 and 1999:

                                                      2000                    1999
                                               -------------------   -------------------
                                               WEIGHTED              WEIGHTED
                                               INTEREST              INTEREST
                                                 RATE      AMOUNT      RATE      AMOUNT
                                               --------   --------   --------   --------
         Secured advances from the FHLB of
           Chicago maturing:
               2000                                --%    $     --       5.64%  $  8,000
               2001                              6.42       21,350       5.89      7,350
               2002                              5.89          750       5.89        750
               2005                              6.65        5,000       5.62     15,000
               2008                              4.30        3,000       4.74      8,000
               2009                               --            --       5.00      2,000
               2010                              5.38        8,000         --         --
                                               --------   --------   --------   --------

                                                 6.05       38,100       5.48     41,100
         Line of credit                          8.83          100         --         --
                                               --------   --------   --------   --------

                                                 6.06%    $ 38,200       5.48%  $ 41,100
                                               ========   ========   ========   ========


                                       29                            (Continued)

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998

                  (Dollars in thousands, except per share data)



         Fixed rate advances amounted to $33,100 and variable rate amounted to $5,000 at December 31, 2000. Certain advances are callable by the FHLB on a quarterly basis. Advances in the amount of $5,000 with a scheduled maturity of 2005 are callable beginning in 2002. Advances with a scheduled maturity of 2008 in the amount of $3,000 are callable beginning in 2001. Advances with a scheduled maturity of 2010 in the amount of $5,000 are callable beginning in 2001 and the remaining $3,000 are callable beginning in 2002. During fiscal year 2000, the Company obtained a $500,000 unsecured line of credit from an unrelated financial institution. The loan provides for an interest rate at the prime rate or 225 basis points over three month LIBOR. The loan requires quarterly payments of accrued interest and one payment of all outstanding principal plus accrued interest due on February 26, 2001. At December 31, 2000, the outstanding balance on the line of credit was $100,000.

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

(10)     INCOME TAXES

         Income tax expense (benefit) is comprised as follows for the years ended December 31, 2000, 1999, and 1998:

                         2000       1999       1998
                        ------     ------     -----

         Federal:
           Current      $ 399        384        198
           Deferred       (12)       (15)        93
                        -----      -----      -----

                          387        369        291
                        -----      -----      -----

         State:
           Current         --         --         (7)
           Deferred        66         (7)       (49)
                        -----      -----      -----

                           66         (7)       (56)
                        -----      -----      -----

                        $ 453        362        235
                        =====      =====      =====


                                       30                            (Continued)

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998

                  (Dollars in thousands, except per share data)



         Income tax expense resulted in an effective tax rate of 24.9%, 40.3% and 31.5% for the years ended December 31, 2000, 1999, and 1998, respectively. The reasons for the difference between the effective tax rate and the statutory Federal income tax rate are shown below:

                                                                    YEARS ENDED DECEMBER 31,
                                                             ---------------------------------------
                                                                2000          1999         1998
                                                             ------------  -----------  ------------
                                                             (PERCENTAGE OF EARNINGS BEFORE INCOME
                                                                             TAXES)
         Federal income tax rate                                  34.0%         34.0         34.0
         Items affecting Federal income tax rate:
           State income tax, net of Federal benefit                0.5          (0.8)        (7.5)
           Nonrecognition (utilization) of capital loss
             carryforward                                         (5.7)           .5         (2.0)
           Nondeductible compensation expense                       .5           2.5          5.0
           Other, net                                             (4.4)          4.1          2.0
                                                             ------------  -----------  ------------

               Effective income tax rate                          24.9%         40.3         31.5
                                                             ============  ===========  ============

         The tax effects of existing temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets at December 31 are:

                                                                             2000        1999
                                                                          ----------  ----------
         Deferred tax liabilities:
           Dividends received in stock, not recognized for tax purposes   $    29          33
           Tax depreciation in excess of book depreciation                    174         161
           Excess of tax bad debt reserve over base year                       56          85
           Deferred loan fees                                                  21          75
                                                                          ----------  ----------
             Gross deferred tax liabilities                                   280         354
                                                                          ----------  ----------
         Deferred tax assets:
           State net operating loss carryforwards                              65         177
           Capital loss carryforward                                           --         103
           Unrealized loss on securities available for sale                   307         967
           Pension expense                                                     44          55
           Allowance for losses on loans                                       89          89
                                                                          ----------  ----------
             Gross deferred tax assets                                        505       1,391
           Less valuation allowance                                            --        (103)
                                                                          ----------  ----------
             Deferred tax assets, less valuation allowance                    505       1,288
                                                                          ----------  ----------
             Net deferred tax asset                                       $  (225)       (934)
                                                                          ==========  ==========


                                       31                            (Continued)

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998

                  (Dollars in thousands, except per share data)



         During 2000, the Company utilized all capital loss carryforwards that had previously been reserved; accordingly, the valuation allowance was reduced to zero at December 31, 2000.

         Retained earnings as of December 31, 2000 include $3,137 for which no provision for Federal income tax has been made. This amount represents allocations of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subject to the then current corporate income tax rate.

(11)     CONVERSION TO STOCK FORM OF OWNERSHIP

         On December 21, 1993, the Company issued 2,082,938 shares of $.01 par value common stock at $6.67 per share and became the parent company of the Savings Bank. Net proceeds, after deducting conversion expenses of $842, were $13,044. During 1994, the Company credited additional paid-in capital for the overaccrual of expenses related to the stock conversion in the amount of $73. As part of the conversion, the ESOP purchased 166,635 shares of common stock with the use of a loan from the Company in the amount of $1,111.

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


                                       32                            (Continued)

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998

                  (Dollars in thousands, except per share data)



         The Company's pension plan data for the years ended December 31, 2000 and 1999 is shown below:

                                                                     2000        1999
                                                                 ----------    --------
         Change in benefit obligation:
           Benefit obligation at beginning of year               $    3,329       3,321
           Service cost                                                  63          60
           Interest cost                                                224         224
           Actuarial (gain) loss                                        208         (39)
           Benefits paid                                               (238)       (237)
                                                                 ----------    --------

             Benefit obligation at end of year                   $    3,586       3,329
                                                                 ==========    ========

         Change in plan assets:
           Fair value of plan assets at beginning of year        $    2,902       3,094
           Actual return on plan assets                                 238         (93)
           Company contributions                                        151         138
           Benefits paid                                               (238)       (237)
                                                                 ----------    --------

             Fair value of plan assets at end of year            $    3,053       2,902
                                                                 ==========    ========

         Reconciliation of funded status:
           Funded status                                         $     (533)       (427)
           Unrecognized net actuarial loss                              919         723
           Unrecognized transition asset                                 (6)        (11)
           Unrecognized prior service cost                               (8)         (9)
                                                                 ----------    --------

             Prepaid benefit cost                                $      372         276
                                                                 ==========    ========

         Net pension cost for the years ended December 31, 2000, 1999, and 1998 includes the following components:

                                                                   2000       1999        1998
                                                                 --------   --------   --------

         Service cost benefits earned during the year            $     63         60         43
         Interest cost on projected benefit obligation                224        224        235
         Expected return on plan assets                              (256)      (274)      (236)
         Net amortization and deferral                                 24         --          8
                                                                 --------   ----------  -------

                                                                 $     55         10         50
                                                                 ========   ==========  =======

         The projected benefit obligation was determined using an assumed weighted-average discount rate of 7.0% in 2000, 1999 and 1998, and an assumed compensation increase of 4% in 2000, 1999 and 1998. The assumed weighted-average long-term rate of return on plan assets was assumed to be 9% in 2000, 1999 and 1998.


                                       33                            (Continued)

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998

                  (Dollars in thousands, except per share data)



(13)     STOCK OPTION PLAN

         In 1993, the Company adopted a stock option plan (the Plan) pursuant to which the Company's Board of Directors may grant stock options to directors, officers, and employees of the Company and the Savings Bank. The number of common shares authorized under the Plan is 208,294, equal to 10% of the total number of shares issued in the initial stock offering and are 100% vested upon date of grant. The exercise price is equal to the fair value of the common stock at the date of grant. The option term cannot exceed 10 years from the commencement date of the Plan as of December 21, 1993. At December 31, 2000, there were 5,000 additional shares available for grant under the Plan.

         The Company follows the disclosure provisions of Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). No stock options were granted in 2000. The per share weighted-average fair value of stock options granted during 1999 and 1998 was $.82 and $.58, respectively, on the dates of grant using the Black-Scholes option pricing model. The following weighted-average assumptions were used for grants issued for the years ended December 31, 1999 and 1998, respectively: expected dividend yield of 3.78% and 3.25%; expected volatility factors of .05% and .05%; risk-free interest rates of 4.6% and 4.8%; and expected lives of 10 years.

         Under SFAS No. 123, the Company is required to disclose pro forma net income and earnings per share for 2000, 1999, and 1998 as if compensation expense relative to the fair value of options granted had been included in earnings. Had the Company determined compensation expense based on the fair value at the grant date for its stock options under SFAS No 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

                                      2000        1999       1998
                                    ----------  ---------  ----------
         Net income:
           As reported           $   1,370         536        512
           Pro forma                 1,370         535        507

         Earnings per share:
           Basic:
             As reported              1.17         .45        .42
             Pro forma                1.17         .45        .41

           Diluted:
             As reported              1.16         .44        .40
             Pro forma                1.16         .44        .40
                                    ==========  =========  ==========


                                       34                            (Continued)

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998

                  (Dollars in thousands, except per share data)



         A summary of the status of the Plan for the years ended December 31, 2000, 1999, and 1998 is presented below:

                                           2000                          1999                          1998
                                ----------------------------  ----------------------------  ----------------------------
                                                WEIGHTED-                     WEIGHTED-                     WEIGHTED-
                                                 AVERAGE                       AVERAGE                       AVERAGE
                                                EXERCISE                      EXERCISE                      EXERCISE
                                  SHARES          PRICE         SHARES          PRICE         SHARES          PRICE
                                ------------  --------------  -----------   --------------  -----------   --------------
         Outstanding at
           beginning of
           year                     83,898    $    8.86          98,651    $     8.44          142,553   $     7.39
         Granted                        --           --           1,747         11.69           12,500        13.95
         Exercised                 (21,276)        6.88         (16,500)         6.67          (56,402)        7.01
                                ------------  --------------  -----------   --------------  -----------   --------------

         Outstanding and
           exercisable at
           end of year              62,622         9.53          83,898          8.86           98,651         8.44
                                ============  ==============  ===========   ==============  ===========   ==============

         As of December 31, 2000, the range of exercise prices and the weighted-average remaining contractual life of outstanding options was $6.67 to $14.83 and five years, respectively.

(14)     EMPLOYEE STOCK OWNERSHIP PLAN

         In conjunction with the Savings Bank's conversion, the Company formed an ESOP. The ESOP covers substantially all employees with more than six months of employment who have attained the age of 20-1/2. The plan was funded by a loan in the amount of $1,111 from the Company to the ESOP Trust at a rate of 8% with principal and interest payments due quarterly maturing on December 31, 2002. The loan is secured by the shares of the Company purchased with the loan proceeds. The Savings Bank has committed to make contributions to the ESOP sufficient to allow the ESOP to fund its debt service requirements on the loan. The ESOP purchased 166,635 common shares of the Company in the conversion with the loan proceeds. In accordance with accounting principles generally accepted in the United States of America, the balance of the ESOP loan has been reported as a reduction of stockholders' equity on the Company's consolidated statements of financial condition in the amounts of $222 and $333 at December 31, 2000 and 1999, respectively. In 2000 and 1999, contributions to the ESOP which were used to fund principal and interest payments on the ESOP debt totaled $134 and $144, respectively.


                                       35                            (Continued)

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998

                  (Dollars in thousands, except per share data)



(15)    COMPREHENSIVE INCOME

        The following table sets forth the required disclosures of the reclassification amounts as presented on the statement of changes in stockholders' equity and the related tax effects allocated to each component of other comprehensive income for the periods indicated.

                                                                                     YEAR ENDED DECEMBER 31, 2000
                                                                               -----------------------------------------
                                                                                 BEFORE          TAX             NET
                                                                                  TAX         (EXPENSE)        OF TAX
                                                                                 AMOUNT        BENEFIT         AMOUNT
                                                                               -----------  --------------  ------------
        Disclosure of reclassification amount:
        Unrealized holding gain on securities arising
          during the period                                                    $   1,602        (436)           1,166
        Less - reclassification adjustments for loss included
          in net income                                                             (150)         51              (99)
        Change in minimum pension liability                                          (70)         24              (46)
                                                                               -----------  --------------  ------------

             Change in other comprehensive income                              $   1,382        (361)           1,021
                                                                               ===========  ==============  ============

                                                                                     YEAR ENDED DECEMBER 31, 1999
                                                                               -----------------------------------------
                                                                                 BEFORE          TAX             NET
                                                                                  TAX         (EXPENSE)        OF TAX
                                                                                 AMOUNT        BENEFIT         AMOUNT
                                                                               -----------  --------------  ------------
        Disclosure of reclassification amount:
        Unrealized holding loss on securities arising during the
          period                                                               $  (2,234)        733           (1,501)
        Add - reclassification adjustments for gain included in
          net income                                                                   9          (3)               6
        Change in minimum pension liability                                         (406)        138             (268)
                                                                               -----------  --------------  ------------

             Change in other comprehensive income                              $  (2,631)        868           (1,763)
                                                                               ===========  ==============  ============


                                       36                            (Continued)

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998

                  (Dollars in thousands, except per share data)

                                                                                     YEAR ENDED DECEMBER 31, 1998
                                                                               -----------------------------------------
                                                                                 BEFORE          TAX            NET
                                                                                  TAX         (EXPENSE)       OF TAX
                                                                                 AMOUNT        BENEFIT        AMOUNT
                                                                               -----------  --------------  ------------
        Disclosure of reclassification amount:
        Unrealized holding loss on securities arising during the
            period                                                             $    (242)         96             (146)
        Add - reclassification adjustments for gain included in
            net income                                                                75         (26)              49
        Change in minimum pension liability                                          268        (108)             160
                                                                               -----------  --------------  ------------

                 Change in other comprehensive income                          $     101         (38)              63
                                                                               ===========  ==============  ============

(16)    REGULATION AND SUPERVISION

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

        Quantitative measures established by regulation to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), Tier I capital (as defined) to average assets (as defined), and tangible capital (as defined). Management believes, as of December 31, 2000, that the Savings Bank meets all capital adequacy requirements to which it is subject.

        As of December 31, 2000 and 1999, the most recent notification from the Office of the Thrift Supervision categorized the Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Savings Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage, and tangible capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.


                                       37                            (Continued)

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998

                  (Dollars in thousands, except per share data)



        The actual and minimum capital amounts and ratios of the Savings Bank as of December 31, 2000 and 1999 are presented in the table below:

                                                                     AS OF DECEMBER 31, 2000
                                          ------------------------------------------------------------------------------
                                                                                                       TO BE WELL
                                                                           FOR CAPITAL             CAPITALIZED UNDER
                                                                             ADEQUACY              CORRECTIVE ACTION
                                                  ACTUAL                     PURPOSES                  PROVISIONS
                                          ------------------------    -----------------------    -----------------------
                                            AMOUNT        RATIO       AMOUNT         RATIO         AMOUNT       RATIO
                                          ------------  ----------    ------------  ---------    -----------  ----------
        Total capital (to risk
            weighted assets)              $  13,089      21.91%       $  4,778         8.0%      $  5,973       10.0%
        Tier 1 capital (to
            risk weighted
            assets)                          12,827      21.47             N/A         N/A          3,584        6.0
        Tier 1 capital (to
            average assets)                  12,827       9.77           3,940         3.0          6,566        5.0
        Tangible capital (to
            average assets)                  12,827       9.77           1,970         1.5            N/A        N/A
                                          ============  ==========    ============  =========    ===========  ==========

                                                                     AS OF DECEMBER 31, 1999
                                          ------------------------------------------------------------------------------
                                                                                                       TO BE WELL
                                                                           FOR CAPITAL             CAPITALIZED UNDER
                                                                             ADEQUACY              CORRECTIVE ACTION
                                                  ACTUAL                     PURPOSES                  PROVISIONS
                                          ------------------------    -----------------------    -----------------------
                                            AMOUNT        RATIO       AMOUNT         RATIO         AMOUNT       RATIO
                                          ------------  ----------    ------------  ---------    -----------  ----------
        Total capital (to risk
            weighted assets)            $    12,192      21.43%     $    4,551        8.0%     $    5,689       10.0%
        Tier 1 capital (to
            risk weighted
            assets)                          11,961      21.03             N/A        N/A           3,413        6.0
        Tier 1 capital (to
            average assets)                  11,961       9.01           3,984        3.0           6,640        5.0
        Tangible capital (to
            average assets)                  11,961       9.01           1,992        1.5             N/A        N/A
                                          ============  ==========    ============  =========    ===========  ==========

(17)    COMMITMENTS AND CONTINGENCIES AND FINANCIAL
              INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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


                                       38                            (Continued)

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998

                  (Dollars in thousands, except per share data)



        Commitments to originate loans at December 31, 2000 of $6,490 represents amounts which the Company plans to fund within the normal commitment period of 60 to 90 days. The commitments to originate loans at December 31, 2000 represent commitments for fixed rate and adjustable rate loans with an average interest rate of 9.58%. Because the creditworthiness of each customer is reviewed prior to the extension of the commitment, the Company adequately controls credit risk on these commitments, as it does for loans recorded on the consolidated statements of financial condition. The Company conducts substantially all of its lending activities in the Chicagoland area in which it serves.

(18)    DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INVESTMENTS

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

                                                                            2000                        1999
                                                                  --------------------------  --------------------------
                                                                   CARRYING        FAIR        CARRYING        FAIR
                                                                    AMOUNT         VALUE        AMOUNT         VALUE
                                                                  ------------  ------------  ------------  ------------
        Financial assets:
           Cash and due from banks                                $    1,930         1,930         1,712         1,712
           Interest-bearing deposits                                   2,006         2,006         1,260         1,260
           Federal funds sold                                          4,245         4,245         2,439         2,439
           Investment in dollar denominated mutual funds                 903           903           466           466
           Investment securities available  for sale                  16,961        16,961        17,050        17,050
           Mortgage-backed securities available for sale              13,580        13,580        14,528        14,528
           Stock in Federal Home Loan Bank of Chicago                  1,905         1,905         2,205         2,205
           Loans receivable, net                                      90,765        89,412        88,989        86,155
           Accrued interest receivable                                   967           967           941           941
                                                                  ------------  ------------  ------------  ------------
                                                                  $  133,262       131,909       129,590       126,756
                                                                  ============  ============  ============  ============


                                       39                            (Continued)

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998

                  (Dollars in thousands, except per share data)

                                                      2000                          1999
                                            --------------------------  --------------------------
                                             CARRYING       FAIR          CARRYING        FAIR
                                              AMOUNT        VALUE          AMOUNT         VALUE
                                            ------------  ------------  ------------  ------------
        Financial liabilities:
           Deposit accounts               $     81,317        81,495        76,506        76,632
           Borrowed funds                       38,200        38,050        41,100        40,739
           Accrued interest payable                268           268           269           269
                                            ------------  ------------  ------------  ------------
                                          $    119,785       119,813       117,875       117,640
                                            ============  ============  ============  ============

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


                                       40                            (Continued)

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998

                  (Dollars in thousands, except per share data)



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


                                       41                            (Continued)

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998

                  (Dollars in thousands, except per share data)



(19)    PARENT COMPANY ONLY FINANCIAL INFORMATION

        The condensed statements of financial condition as of December 31, 2000 and 1999 and the condensed statements of operations and cash flows for each of the years in the three-year period ended December 31, 2000 for the Parent Company only is presented below and should be read in conjunction with other notes to the consolidated financial statements.

        CONDENSED STATEMENTS OF FINANCIAL CONDITION (PARENT COMPANY ONLY)

                                          ASSETS                                 2000          1999
                                                                             -------------  ------------
        Cash held at Savings Bank                                          $        27             63
        Interest-bearing deposits                                                   11             11
        Investment securities available for sale                                    45            613
        Accrued interest receivable                                                  3              3
        Other assets                                                               392             12
        Investment in Savings Bank                                              12,258         10,432
                                                                             -------------  ------------
                 Total assets                                              $    12,736         11,134
                                                                             =============  ============
                           LIABILITIES AND STOCKHOLDERS' EQUITY

        Liabilities - other liabilities                                    $       (47)          (119)
                                                                             -------------  ------------
        Stockholders' equity:
            Common stock                                                            19             19
            Additional paid-in capital                                          13,242         13,393
            Retained earnings                                                   11,955         11,115
            Treasury stock, at cost                                            (11,316)       (11,025)
            Accumulated other comprehensive loss, net of tax                      (895)        (1,916)
            Common stock acquired by Employee Stock Ownership Plan                (222)          (333)
                                                                             -------------  ------------
                 Total stockholders' equity                                     12,783         11,253
                                                                             -------------  ------------
                 Total liabilities and stockholders' equity                $    12,736         11,134
                                                                             =============  ============


                                       42                            (Continued)

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998

                  (Dollars in thousands, except per share data)



            CONDENSED STATEMENTS OF OPERATIONS (PARENT COMPANY ONLY)

                                                                                        2000        1999        1998
                                                                                     -----------  ---------  -----------
        Equity in earnings of the Savings Bank                                     $    1,488         645         512
        Interest income                                                                    31          50          93
        Other operating income                                                              2          --          --
        Gain (loss) on sale of investment securities available
            for sale, net                                                                (143)        (13)         43
        Other than temporary decline in value of securities
            available for sale                                                            (24)        (66)         --
        Interest expense                                                                   (6)         --          --
        Noninterest expense                                                               (81)        (95)       (156)
                                                                                     -----------  ---------  -----------

                 Income before income taxes                                             1,267         521         492

        Income tax benefit                                                                103          15          20
                                                                                     -----------  ---------  -----------

                 Net income                                                        $    1,370         536         512
                                                                                     ===========  =========  ===========

            CONDENSED STATEMENTS OF CASH FLOWS (PARENT COMPANY ONLY)

                                                                                        2000        1999        1998
                                                                                     -----------  ---------  -----------
        Cash flows from operating activities:
            Net income                                                             $    1,370         536         512
            Adjustments to reconcile net income to net cash
               provided by operating activities:
                 ESOP compensation expense                                                111         204         252
                 Decrease in accrued interest                                              --           2           3
                 Decrease (increase) in other liabilities                                 (80)       (133)       (207)
                 (Increase) decrease in other assets                                     (380)          8       2,758
                 Loss (gain) on sale of investment securities
                   available for sale, net                                                143          13         (43)
                 Other than temporary decline in value of
                   securities available for sale                                           24          66          --
                 Equity in earnings of the Savings Bank                                (1,488)       (645)       (512)
                                                                                     -----------  ---------  -----------

                      Net cash provided by (used in) operating activities                (300)         51       2,763
                                                                                     -----------  ---------  -----------

        Cash flows from investing activities:
            Purchase of investment securities available for sale                           --          --      (1,156)
            Maturities of investment securities available for sale                         --          --         100
            Proceeds from sale of investment securities available for sale                561         251         601
                                                                                     -----------  ---------  -----------

                      Net cash provided by (used in) investing activities                 561         251        (455)
                                                                                     -----------  ---------  -----------


                                       43                            (Continued)

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998

                  (Dollars in thousands, except per share data)

                                                                          2000        1999        1998
                                                                       -----------  ---------  -----------
        Cash flows from financing activities:
            Cash dividend from Savings Bank                          $      610         611         278
            Payment of cash dividend                                       (530)       (548)       (524)
            Proceeds from stock options exercised                           154         132         439
            Purchase of treasury stock                                     (631)       (630)     (3,868)
            Increase in borrowings                                          100          --          --
                                                                       -----------  ---------  -----------

                      Net cash used in financing activities                (297)       (435)     (3,675)
                                                                       -----------  ---------  -----------

                      Net decrease in cash and cash equivalents             (36)       (133)     (1,367)

        Cash and cash equivalents at beginning of year                       74         207       1,574
                                                                       -----------  ---------  -----------

        Cash and cash equivalents at end of year                     $       38          74         207
                                                                       ===========  =========  ===========


                                       44                            (Continued)

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998

                  (Dollars in thousands, except per share data)



(20)    QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

        The following table sets forth certain unaudited income and expense and per share data on a quarterly basis for the three month periods indicated:

                                                                                YEAR ENDED DECEMBER 31, 2000
                                                                      --------------------------------------------------
                                                                       1ST QTR      2ND QTR      3RD QTR      4TH QTR
                                                                      ----------  ------------  -----------  -----------
                                                                                       (IN THOUSANDS)
        Interest income                                            $     2,275        2,330         2,315       2,330
        Interest expense                                                 1,398        1,449         1,428       1,512
                                                                      ----------  ------------  -----------  -----------

                 Net interest income before provision for
                   loan losses                                             877          881           887         818

        Provision for loan losses                                           (4)         (27)           --          --
                                                                      ----------  ------------  -----------  -----------

                 Net interest income after provision for
                   loan losses                                             873          854           887         818

        Fees and service charges                                            79           70            69          70
        Loss on sale of investment and mortgage-backed
            securities available for sale                                   --          (90)           --         (48)
        Loss on sale of mortgage loans held for sale                        --           --           (15)          3
        Gain on sale of real estate                                         --        1,322            --          --
        Other than temporary decline in value of securities
            available for sale                                              --          (24)           --          --
        Other noninterest income                                             4            6             6           4
        Noninterest expense                                               (786)        (799)         (754)       (726)
                                                                      ----------  ------------  -----------  -----------

                 Income before income taxes                                170        1,339           193         121

        Income tax expense                                                  57          306            67          23
                                                                      ----------  ------------  -----------  -----------

                 Net income                                        $       113        1,033           126          98
                                                                      ==========  ============  ===========  ===========

        Basic earnings per share                                   $      .10         .88           .11          .08
                                                                      ==========  ============  ===========  ===========

        Diluted earnings per share                                 $      .09         .87           .11          .08
                                                                      ==========  ============  ===========  ===========

        Cash dividends per share                                   $      .11         .11           .11          .11
                                                                      ==========  ============  ===========  ===========


                                       45                            (Continued)

                             NORTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998

                  (Dollars in thousands, except per share data)

                                                                                YEAR ENDED DECEMBER 31, 1999
                                                                      --------------------------------------------------
                                                                       1ST QTR      2ND QTR      3RD QTR      4TH QTR
                                                                      ----------  ------------  -----------  -----------
                                                                                       (IN THOUSANDS)
        Interest income                                              $   2,132        2,187         2,228       2,290
        Interest expense                                                 1,267        1,311         1,323       1,375
                                                                      ----------  ------------  -----------  -----------
                 Net interest income before provision for
                   loan losses                                             865          876           905         915

        Provision for loan losses                                           --           (8)           (9)         --
                                                                      ----------  ------------  -----------  -----------
                 Net interest income after provision for
                   loan losses                                             865          868           896         915

        Fees and service charges                                            77           65            73          67
        Gain (loss) on sale of investment and mortgage-backed
            securities available for sale                                   33           57           (15)         --
        Other than temporary decline in value of securities
            available for sale                                              --           (8)          (24)        (34)
        Other noninterest income                                             4            5             4           4
        Noninterest expense                                               (708)        (743)         (764)       (739)
                                                                      ----------  ------------  -----------  -----------

                 Income before income taxes                                271          244           170         213

        Income tax expense                                                  95           94            78          95
                                                                      ----------  ------------  -----------  -----------

                 Net income                                          $     176          150            92         118
                                                                      ==========  ============  ===========  ===========

        Basic earnings per share                                     $     .15          .12           .08         .10
                                                                      ==========  ============  ===========  ===========

        Diluted earnings per share                                   $     .15          .12           .07         .10
                                                                      ==========  ============  ===========  ===========

        Cash dividends per share                                     $     .11          .11           .11         .11
                                                                      ==========  ============  ===========  ===========

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

WARREN RIFE                  ELIZABETH M. SIMON
Assistant Vice President     Assistant Vice President
North Federal Savings Bank   North Federal Savings Bank


CORPORATE INFORMATION

STOCK PRICE INFORMATION
North Bancshares, Inc. common stock trades on The Nasdaq Stock Market(R) under the symbol "NBSI." The table below shows the high and low closing sales prices of the common stock during the periods indicated in fiscal 2000 and 1999. On March 1, 2001, North Bancshares, Inc. had approximately 175 shareholders of record and 254 beneficial shareholders. As of such date, there were 1,173,253 shares of common stock issued and outstanding.

                                2000                        1999
--------------------------------------------------------------------------------
                          HIGH       LOW              HIGH       LOW
--------------------------------------------------------------------------------
First Quarter            11.000     8.000            12.500     10.750
Second Quarter            9.125     8.500            14.375     11.750
Third Quarter             9.000     8.375            14.000     12.000
Fourth Quarter            8.938     8.125            13.500     10.375

INVESTOR INFORMATION

A copy of North Bancshares, Inc.'s annual report on Form 10-KSB, to be filed with the Securities and Exchange Commission, is available without charge by writing our Corporate Office or can be viewed on line by accessing the SEC's Edgar reporting system or by accessing Nasdaq.com and reviewing the current Edgar filings for NBSI.


VICTOR E. CAPUTO, SECRETARY
North Bancshares, Inc.
100 West North Avenue
Chicago, Illinois 60610-1399
(312) 664-4320   E-Mail: northfedl@aol.com   www.northfederal.com

Shareholders, investors and analysts interested in additional information may contact the above.


ANNUAL MEETING OF SHAREHOLDERS
The Annual Meeting of the Shareholders of North Bancshares, Inc. will be held at 10:00 A.M., April 25, 2001, at the Chicago Historical Society, 1601 N. Clark St., Chicago, Illinois:


STOCK TRANSFER AGENT AND REGISTRAR
Inquiries regarding stock transfer, registration, lost certificate, lost dividend checks or changes in name and address should be directed to the stock transfer agent and registrar by calling 312-904-2584 or by writing:


LASALLE BANK, N.A.                              MARKET MAKERS
Trust and Asset Management
135 South LaSalle Street                        Friedman, Billings, Ramsey, Inc.
Chicago, IL 60603                               Knight Securities, L. P.
                                                Spear, Leeds, Kellogg, Inc.
CORPORATE COUNSEL/WASHINGTON,D.C.               Trident Securities, Inc.
Silver, Freedman & Taff, L.L.P.                 Tucker Anthony, Inc.
1100 New York Avenue, N.W.
Washington, D.C. 20005-3934

CORPORATE COUNSEL/CHICAGO, IL
John P. Koch
100 West North Avenue
Chicago, IL 60610-1399

INDEPENDENT AUDITORS
KPMG  LLP
303 East Wacker Drive
Chicago, IL 60601-5255