Form 10KSB40, Exhibit 13
period 2001-12-31
NORTH BANCSHARES INC
filed 2002-03-29
CIK 912623

TABLE OF CONTENTS
-----------------------------------------------------------------

Message from the Chairman and the President.............                      1

Selected Consolidated Financial Information.............                      2

Management's Discussion and Analysis of Financial
  Condition and Results of Operations...................                      4

Report of Independent Auditors..........................                     13

Consolidated Statements of Financial Condition..........                     14

Consolidated Statements of Operations...................                     15

Consolidated Statements of Changes in
  Stockholders' Equity..................................                     16

Consolidated Statements of Cash Flows...................                     17

Notes to Consolidated Financial Statements..............                     19

Stockholder and Corporate Information...................                     39

                                                   March 15, 2002

To Our Shareholders:

         Fiscal year 2001 was filled with challenges. The Federal Reserve reduced interest rates eleven times to stimulate a weakening economy after raising interest rates six times the previous two years. The terrorist attacks of September 11, 2001 had and are still having a profound effect on all our lives and our businesses. Only now can we see a glimmer of economic recovery after working our way through a short but difficult recessionary period.

         During 2001, we continued to diversify our loan portfolio by hiring a consumer loan specialist who will focus his efforts on adjustable rate home equity lending. We also increased the amount of commercial real estate loans in the portfolio. While residential mortgage lending is and will continue to be an integral part of our profitability, these higher-yielding consumer and commercial real estate loans carry shorter terms to maturity and reprice faster than residential mortgages which will result in future earnings being less susceptible to movements in interest rates.

         We continued to grow our core deposit products with our checking and money market deposit accounts growing by 12% over year end 2000 and within that category, non-interest checking accounts growing 42%. We will continue to expand and focus our marketing efforts for these products into the newly revitalized near north and near northwest sides of the city and around our branch in Wilmette.

         We have signed a letter of intent to establish a new branch office in the Humbolt Park neighborhood of Chicago. We targeted this area because of the lack of other financial service providers in the neighborhood and the potential to attract core deposits. We have been lending in the area for several years and have developed strong relationships with developers who require financing for construction and rehabilitation projects in the area. We hope to have the facility up and running by the end of the year.

         We also are planning to introduce our internet banking product this year. The internet has become an integral part of all our lives over the past several years and banking by phone, from home or the office, or through the use of small hand held devices is becoming as commonplace as going to the branch. It is our belief that both full service branches and the internet will be important delivery channels for financial services in the future.

         We believe that we can continue to create long-term shareholder value by maintaining and expanding our commitment to the communities we serve and continuing to pursue our plan of expanding and enhancing our balance sheet with the products and services that our customers demand and deserve.

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


                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                                     DECEMBER 31,
                                                  ---------------------------------------------------------------------------
                                                          2001            2000           1999           1998           1997
                                                  ---------------------------------------------------------------------------
                                                                            (IN THOUSANDS-EXCEPT PER SHARE DATA)
=============================================================================================================================
SELECTED FINANCIAL CONDITION DATA:
---------------------------------
Total assets                                            $136,761        $134,581       $130,689       $125,832       $123,078
Loans receivable, net                                     93,425          90,765         88,989         82,123         79,031
Mortgage-backed securities held to maturity                  ---             ---            ---          4,478          5,841
Securities available for sale                             18,753          30,541         31,578         25,764         23,250
Deposit accounts                                          87,448          81,317         76,506         76,222         75,041
Borrowed funds                                            31,750          38,200         41,100         34,100         29,100
Stockholders' equity                                      13,493          12,783         11,253         13,322         16,448


                                                                                YEAR ENDED DECEMBER 31,
                                                 -----------------------------------------------------------------------------
SELECTED OPERATING DATA:                                  2001            2000           1999           1998           1997
------------------------                         -----------------------------------------------------------------------------

Total interest income                                   $  9,219        $  9,250       $  8,837       $  8,644       $  8,751
Total interest expense                                     5,626           5,787          5,276          5,104          4,973
                                                 -----------------------------------------------------------------------------
Net interest income before
  provision for loan losses                                3,593           3,463          3,561          3,540          3,778
Provision for loan losses                                     36              31             17              6             --
                                                 -----------------------------------------------------------------------------
Net interest income after provision
  for loan losses                                          3,557           3,432          3,544          3,534          3,778
                                                 -----------------------------------------------------------------------------
Non-interest income (loss):

  Gain (loss) on sale of securities and
mortgage-backed securities                                    11            (138)            75             75             60
  Gain (loss) on sale of loans                                64             (12)            --              3             --
  Gain on sale of real estate                                 --           1,322             --             --             --
  Other than temporary decline in value of
securities available for sale                                 --             (24)           (66)            --             --
  Other non-interest income                                  323             308            299            281            231
                                                 -----------------------------------------------------------------------------
Total non-interest income                                    398           1,456            308            359            291
Non-interest expense                                       3,157           3,065          2,954          3,146          3,070
                                                 -----------------------------------------------------------------------------

Income before tax expense                                    798           1,823            898            747            999
Income tax expense                                           313             453            362            235            363
                                                 -----------------------------------------------------------------------------
NET INCOME                                              $    485        $  1,370       $    536       $    512       $    636
                                                 =============================================================================

Basic earnings per share                                $    .42        $   1.17       $    .45       $    .42       $    .45
Diluted earnings per share                              $    .42        $   1.16       $    .44       $    .40       $    .42
                                                 -----------------------------------------------------------------------------
Dividends paid per share                                $    .44        $    .44       $    .44       $    .40       $    .32
                                                 -----------------------------------------------------------------------------

                                                                                      DECEMBER 31,
                                                 -----------------------------------------------------------------------------
                                                          2001            2000           1999           1998           1997
                                                 -----------------------------------------------------------------------------
SELECTED FINANCIAL RATIOS AND
OTHER DATA:

PERFORMANCE RATIOS:
--------------------------------------------------------------------------------------------------------------------------------
 Return on assets (ratio of net income to
  average assets)                                           0.35%           1.04%          0.42%          0.41%          0.53%
 Interest rate spread information:
  Average during year                                       2.09            2.09           2.30           2.33           2.41
  End of year                                               2.15            2.13           2.35           2.36           2.51
 Net interest margin                                        2.67            2.68           2.83           2.94           3.19
 Ratio of operating expenses to average assets              2.30            2.33           2.30           2.54           2.54
 Efficiency ratio                                            .79             .62            .76            .81            .75
 Ratio of average interest-earning assets  to
average interest-bearing liabilities                      114.03          113.31         112.76         114.43         118.65

ASSET QUALITY RATIOS:
--------------------------------------------------------------------------------------------------------------------------------
 Non-performing assets to total assets at end of year       0.00            0.00           0.00           0.02           0.00
 Allowance for loan losses to non-performing loans           N/A(1)          N/A(1)         N/A(1)      891.67            N/A(1)
 Allowance for loan losses to loans receivable              0.32            0.29           0.26           0.26           0.26

CAPITAL RATIOS:
--------------------------------------------------------------------------------------------------------------------------------
  Stockholders' equity to total assets                      9.87            9.50           8.61          10.59          13.36
  Average stockholders' equity to average assets
                                                            9.49            8.93           9.56          11.18          14.03
  Return on stockholders' equity (ratio of net
income to average equity)                                   3.72           11.68           4.36           3.70           3.75
  Shares outstanding-actual                            1,156,774       1,181,253      1,231,207      1,262,893      1,429,812
  Book value per share                                     11.66           10.82           9.14          10.55          11.59

NUMBER OF FULL SERVICE OFFICES:                             2               2              2              2              2
--------------------------------------------------------------------------------------------------------------------------------

(1) Not applicable because the Company had no non-performing loans as of December 31, 2001, 2000, 1999 and 1997.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         North Bancshares, Inc. (the "Company") was organized on September 23, 1993 under Delaware law as the holding company for North Federal Savings Bank (the "Bank"). In connection with the Bank's conversion from a federally chartered mutual savings bank to a stock savings bank, the Bank issued all of its common stock to the Company for approximately 50% of the net proceeds of the conversion. At December 31, 2001, there were 1,156,774 outstanding shares of common stock. The Company's common stock trades on The Nasdaq Stock Market under the symbol "NBSI."

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

MANAGEMENT STRATEGY

o Continue to expand consumer and commercial real estate lending in order to diversify the asset mix while maintaining the Company's record of excellent asset quality.
o Increase the origination and sale of long term fixed rate loans into secondary markets.
o Continue to focus on shifting liabilities from higher cost certificates of deposit to lower cost, fee- generating transaction accounts and money market deposit accounts.
o Continue to develop relationships with other financial institutions in order to participate or offer participations in multi- family apartment building and commercial real estate loans.
o        Continue to expand our third-party loan originator network.
o Continue to expand our marketing efforts in order to promote products to individuals and families who move into the area, and promote our products and services on the Bank's Internet Web page.
o Continue to seek out new branch locations in markets that are under-served that provide good potential for growth.
o Introduce internet banking and electronic bill payment services via the Bank's web site.
o Continue to evaluate and reduce non-interest expenses in order to achieve additional cost savings;
o        Maintain a high dividend payout ratio.
o Continue to evaluate stock repurchase programs in light of the effect on earnings per share, book value, stock options exercised and availability of funds.


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

         The following table presents for the periods indicated the total dollar amount of interest income from average interest- earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances.

                                                ------------------------------------------------------------------------
                                                                2001                                   2000
                                                ---------------------------------      ---------------------------------
                                                 Average      Interest                  Average      Interest
                                               Outstanding     Earned\     Yield\     Outstanding     Earned\     Yield\
                                                 Balance        Paid        Rate        Balance        Paid        Rate
                                                -------------------------------------------------------------------------
                                                                           (Dollars in thousands)
INTEREST-EARNING ASSETS:
  Loans receivable(1)                           $ 91,040      $  6,842      7.52%      $ 90,126      $  6,763      7.50%
  Securities                                      17,516         1,124      6.42         20,511         1,382      6.60
  Mortgage-backed securities                      13,075           789      6.03         14,692           890      6.06
  Federal funds sold and interest-earning
deposits                                          12,743           464      3.64          3,893           215      6.27
                                                -------------------------------------------------------------------------
Total interest-earning assets                    134,374         9,219      6.86        129,222         9,250      7.16
Non-interest-earning assets                        3,138                                  2,115
                                                -------------------------------------------------------------------------
Total assets                                     137,512                                131,337
                                                ========================================================================

INTEREST-BEARING LIABILITIES:
  MMDA & NOW accounts                             25,147           810      3.22         23,915           979      4.09
  Passbook accounts                               12,153           316      2.60         12,739           349      2.74
  Certificate accounts                            42,681         2,326      5.45         39,568         2,212      5.59
  Borrowed funds                                  37,858         2,174      5.74         37,824         2,247      5.94
                                                -------------------------------------------------------------------------
Total interest-bearing liabilities               117,839         5,626      4.77        114,046         5,787      5.07
                                                -------------------------------------------------------------------------
Non interest-bearing deposits                      3,311                                  2,790
Other liabilities                                  3,310                                  2,766
                                                -------------------------------------------------------------------------
Total liabilities                                124,460                                119,602
Stockholders' equity                              13,052                                 11,735
                                                -------------------------------------------------------------------------
Total liabilities and stockholders' equity       137,512                                131,337
                                                ========================================================================
Net interest income/interest rate
 spread(2)                                                    $  3,593      2.09%                    $  3,463      2.09%
                                                ========================================================================
Net earning assets/net interest margin(3)       $ 16,535                    2.67%      $ 15,176                    2.68%
                                                ========================================================================
Percentage of interest-earning assets to
interest-bearing liabilities                                    114.03%                                113.31%
                                                ========================================================================

1. Calculated net of deferred loan fees, loan discounts, loans in process and allowance for loan losses.

2. Interest rate spread represents the difference between the average rate on interest-earning assets and the average cost of interest-bearing liabilities.

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

                                                                 At December 31,
                                                                 ---------------
                                                                  2001     2000
                                                                 ---------------
WEIGHTED AVERAGE YIELD ON:
  Loans receivable                                                7.20%    7.61%
  Securities                                                      6.69     6.65
  Mortgage-backed securities(1)                                   6.09     6.19
  Federal funds sold and interest-earning deposits                1.45     5.80
                                                                 ---------------
  Combined weighted average yield on interest-earning assets      6.26     7.28
                                                                 ---------------

WEIGHTED AVERAGE RATE PAID ON:
  Passbook accounts                                               2.00     2.75
  MMDA & NOW accounts                                             2.26     4.10
  Certificate accounts                                            4.91     5.88
  Borrowed funds                                                  5.36     6.05
                                                                 ---------------
  Combined weighted average rate paid on interest-bearing
liabilities                                                       4.11     5.15
                                                                 ---------------
SPREAD                                                            2.15%    2.13%
                                                                 ===============
----------------------------
(1) Mortgage-backed securities are net of premiums and discounts

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

                                                           YEAR ENDED DECEMBER 31,
                                                     ----------------------------------
                                                                2001 vs 2000
                                                     ----------------------------------
                                                       Increase (Decrease)
                                                             Due to            Total
                                                     ----------------------------------
                                                                              Increase
                                                       Volume       Rate     (Decrease)
                                                     ----------------------------------
                                                               (In Thousands)
                                                       ------------------------------
INTEREST-EARNING ASSETS:
 Loans receivable(1)                                   $  69       $  10       $  79
 Securities                                             (192)        (37)       (229)
 Mortgage-backed securities                              (98)         (3)       (101)
 Federal funds sold and interest-earning deposits        322        (102)        220
                                                     ----------------------------------
  TOTAL INTEREST-EARNING ASSETS                          101        (132)        (31)
                                                     ----------------------------------

INTEREST-BEARING LIABILITIES:
 MMDA & NOW accounts                                      40        (209)       (169)
 Passbook accounts                                       (15)        (18)        (33)
 Certificate accounts                                    170         (56)        114
 Borrowed funds                                            2         (75)        (73)
                                                     ----------------------------------
  TOTAL INTEREST-BEARING LIABILITIES                   $ 197       ($358)        161
                                                     ----------------------------------

CHANGE IN NET INTEREST INCOME                                                   $130
                                                                                ====

--------------------------------------------
(1) Calculated net of deferred loan fees, loan discounts, loans in process and allowance for loan losses.

CHANGES IN FINANCIAL CONDITION

         Total assets increased by $2.2 million and amounted to $136.8 million at December 31, 2001 from $134.6 million at December 31, 2000. The increase was primarily attributable to a $10.6 million increase in cash and cash equivalents and a $2.6 million increase in net loans receivable, partially offset by a $11.8 million decrease in securities available for sale.

         Net loans receivable increased by $2.6 million and amounted to $93.4 million at December 31, 2001 from $90.8 million at December 31, 2000. The increase was due primarily to a $3.4 million increase in consumer loans which were mainly home equity loans or equity lines of credit. The increase was primarily related to the hiring of a consumer loan officer. In addition, there was an $8.3 million increase in commercial real estate loans which was offset by a $9.0 million decrease in one- to four-family loans. The Company originated $35.6 million in loans during the year ended December 31, 2001 compared with $16.3 million during the year ended December 31, 2000. Repayments totaled $30.5 million and long term fixed rate loan sales totaled $2.3 million during the year ended December 31, 2001 compared with $12.5 million in repayments and $2.0 million in long term fixed rate loan sales during the year ended December 31, 2000. The increase in new loans and repayments was primarily the result of the decline in interest rates during 2001and the increased level of refinance activity that occurred as a result of that decline. During 2001, the Bank became a more active seller of long term fixed rates loans due to its participation in the Mortgage Partnership Finance program offered by the Federal Home Loan Bank of Chicago. At December 31, 2001, the Bank had $6.5 million in loan applications and participations pending approval, closing or funding and $5.6 million in unused equity lines of credit compared with $5.1 million in loan applications and $2.4 million in unused equity lines of credit outstanding at December 31, 2000.

         Cash and cash equivalents increased $10.6 million and amounted to $19.7 million at December 31, 2001 compared with $9.1 million at December 31, 2000. The increase was primarily due to proceeds from securities which matured or were called prior to maturity and were not yet reinvested into longer term investments or loans.

         Total deposits increased by $6.1 million and amounted to $87.4 million at December 31, 2001 compared with $81.3 million at December 31, 2000. The increase was attributable to a $3.7 million increase in certificates of deposit and a $3.2 million increase in checking and money market deposit accounts, partially offset by an $800,000 decrease in passbook accounts. Non-interest bearing checking accounts increased 42% to $4.5 million at December 31, 2001 compared with $3.2 million at December 31, 2000. Management believes that the increase in deposits was due in part to customers seeking safety and convenience as a result of the decline in the stock markets and personal concerns resulting from the terrorist attacks. Management has been replacing shorter-term, higher rate certificates with longer-term, lower rate certificates in order to reduce the overall cost of funds and to reduce interest rate sensitivity in future periods. The weighted average cost of interest-bearing deposits decreased to 3.64% at December 31, 2001 from 4.43% at December 31, 2000.

         Borrowed funds decreased by $6.4 million and amounted to $31.8 million at December 31, 2001 from $38.2 million at December 31, 2000. The decrease was attributable to repayment of higher cost FHLB advances which matured during the year.

         Stockholders' equity amounted to $13.5 million at December 31, 2001 compared with $12.8 million at December 31, 2000. The increase was primarily attributable to an $853,000 improvement in accumulated other comprehensive loss due primarily to a decline in interest rates and the positive effect the decrease had on the available for sale investment portfolio. In addition, retained earnings increased by net income of $485,000 which was offset by $512,000 in dividend payments. There was also a $236,000 increase in treasury stock. Book value increased to $11.66 per share at December 31, 2001 from $10.82 December 31, 2000.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2000

         GENERAL. Net income decreased by $885,000 and amounted to $485,000 for the year ended December 31, 2001 as compared to $1.4 million for the year ended December 31, 2000. Basic and diluted earnings per share amounted to $.42 for the year ended December 31, 2001, a decrease of $.75 per basic share and $.74 per diluted share for the year ended December 31, 2001 from $1.17 per basic share and $1.16 per diluted share for the year ended December 31, 2000. The decrease was primarily attributable to a $1.1 million decrease in non-interest income due primarily to a $1.3 million pre-tax gain on the sale of real estate recorded during the year 2000. Net interest income before provision for loan losses increased by $130,000 and amounted to $3.6 million for the year ended December 31, 2001 compared with $$3.5 million for the year ended December 31, 2000.

         INTEREST INCOME. Interest income decreased by $31,000 and amounted to $9.2 million for the year ended December 31, 2001 from $9.3 million for the year ended December 31, 2000. The decrease was primarily attributable to a decrease in the yield on average interest-earning assets to 6.86% for the year ended December 31, 2001 from 7.16% for the year ended December 31, 2000. The decrease in the average yield during the year was due primarily to the rapid decline in interest rates coupled with higher rate loans being repaid or refinanced at lower rates during the year. The decrease was almost entirely offset by a $5.2 million increase in average interest-earning assets to $134.4 million for the year ended December 31, 2001 from $129.2 million for the year ended December 31, 2000.

         INTEREST EXPENSE. Interest expense decreased by $161,000 and amounted to $5.6 million at December 31, 2001 from $5.8 million for the year ended December 31, 2000. The decrease was attributable to an $88,000 decrease in interest on deposit accounts and a $73,000 decrease in interest on borrowed funds. The average cost of borrowed funds decreased to 5.74% for the year ended December 31, 2001 from 5.94% for the year ended December 31, 2000. In addition, there was a decrease in the average cost of certificates of deposit to 5.45% for the year ended December 31, 2001 from 5.59% for the year ended December 31, 2000 due to a decline in both short and long term interest rates during the year ended December 31, 2001. The average balance of interest-bearing liabilities increased to $117.8 million for the year ended December 31, 2001 from $114.0 million for the year ended December 31, 2000.

         PROVISION FOR LOAN LOSSES. The Company added $36,000 to its allowance for loan losses for the year ended December 31, 2001 compared with $31,000 for the year ended December 31, 2000. The increase is primarily attributable to an increase in the amount of commercial real estate and consumer loans in the loan portfolio, which by their nature generally carry higher risk than single family loans. The allowance for loan losses was $298,000 at December 31, 2001 and amounted to .32% of loans receivable compared with $262,000 at December 31, 2000 and .29% of loans receivable. Their were no loans delinquent 60 days or more at December 31, 2001. Future additions to the Company's allowance for loan losses and any change in the related ratio of the allowance for loan losses to non-performing loans are dependent upon various factors such as the performance and composition of the Company's loan portfolio, the economy, changes in real estate values, interest rates and the view of the regulatory authorities toward allowance levels and inflation.

         On a quarterly basis, management of the Bank meets to review the adequacy of the allowance for loan losses. Management classifies loans in compliance with regulatory classifications. Classified loans are individually reviewed to arrive at specific reserves for those loans. Once the specific portion of the allowance is calculated, management calculates a historical portion for each loan category based on loan loss history, peer data, current economic conditions and trends in the portfolio, including delinquencies and impairments, as well as changes in the composition of the loan portfolio. Although management believes the allowance for loan losses was at a level adequate to absorb probable incurred losses on existing loans at December 31, 2001, there can be no assurance that such losses will not exceed estimated amounts.

         NON-INTEREST INCOME. Non-interest income decreased by $1.1 million and amounted to $398,000 for the year ended December 31, 2001 compared with $1.5 million for the year ended December 31, 2000. The decrease was primarily attributable to a $1.3 million gain on the sale of real estate due to the sale of the bank's employee parking facility, which was recorded during the year 2000. Gains on sales of securities increased to $11,000 during the year ended December 31, 2001 compared to a loss of $138,000 during the year 2000. Gains on sales of mortgage loans increased to $64,000 for the year ended December 31, 2001 compared with a loss of $12,000 for the year ended December 31, 2000, primarily due to increased sales of fixed rate loans into the secondary market and the sale of a participating interest in a commercial real estate loan.

         NON-INTEREST EXPENSE. Non-interest expense increased by $92,000 and amounted to $3.2 million for the year ended December 31, 2001 from $3.1 million for the year ended December 31, 2000. The increase was primarily attributable to a $122,000 increase in compensation and benefits expense primarily related to an increase in staff, annual salary increases and increased benefit costs. This increase was partially offset by a $71,000 decrease in professional fees, primarily attributable to a decrease in audit, tax and other accounting fees.

         INCOME TAX EXPENSE. The allocation for income taxes decreased by $140,000 and amounted to $313,000 for the year ended December 31, 2001 from $453,000 for the year ended December 31, 2000. The effective tax rate was 39.2% for the year ended December 31, 2001 compared with 24.8% for the year ended December 31, 2000. The effective tax rate was lower during the year 2000 due primarily to the utilization of capital loss carryforwards which would have expired at the end of the year 2000, and capital losses incurred during the year 2000 which were used to offset the capital gain resulting from the sale of the Bank's parking facility. Despite the increase in the tax rate, income tax expense decreased due to the reduction in taxable income.

LIQUIDITY AND CAPITAL RESOURCES

         The Bank's primary source of funds are deposits, which include both retail and brokered, borrowings from the FHLB of Chicago, amortization and prepayment of loans and mortgage-backed securities and sales and maturities of other investment securities. The Bank can also borrow from its correspondent banks. During 2001, the Bank repaid $6.5 million of higher cost FHLB of Chicago advances and replaced the funds with lower cost longer term deposits. The Bank uses its liquid resources to fund loan commitments, to meet operating expenses, to invest and to fund deposit withdrawals. Management believes that loan repayments and the other sources of funds will be adequate to meet the liquidity needs of the Bank.

         The OTS requires the Bank to maintain sufficient liquidity to ensure its safe and sound operation. At December 31, 2001, the Bank's liquidity ratio was 16.7% compared with 8.3% at December 31, 2000. The increase was primarily attributable to funds allocated for loans scheduled to be closed during the first two months of 2002 and proceeds from securities that were called prior to their maturity dates that were invested short term at December 31, 2001.

         The Company's most liquid assets are cash and cash equivalents, which include federal funds and interest-bearing deposits. The level of these assets are dependent upon the Company's operating, financing and lending, and investing activities during any given period. At December 31, 2001, cash and cash equivalents totaled $19.7 million compared with $9.1 million at December 31, 2000. These activities are summarized in the Consolidated Statements of Cash Flows for the years ended December 31, 2001 and 2000.

         Certificates of deposit scheduled to mature in one year or less at December 31, 2001, totaled approximately $21.0 million. Management believes, based on its ability to adjust rates on those accounts to market levels, that a significant portion of such deposits will remain with the Company. The Company will continue to focus on shifting its liability mix from higher cost certificates of deposit to lower cost transaction accounts that do not earn interest and produce fee income. The Company will continue to use retail and brokered certificates of deposit as alternate funding sources.

COMMITMENTS AND CONTINGENCIES

         At December 31, 2001, the Bank had outstanding applications and commitments to originate loans in the amount of $1.9 million at an average rate of 6.73% and unused lines of credit totaling $5.6 million. The Bank leases a branch office in Wilmette, Illinois. The lease expires on September 30, 2002. Monthly rent and maintenance and tax payments amount to $2,358.00 per month. Management seeks to negotiate a renewal of the lease prior to the expiration date. The Bank has signed a letter of intent to lease space for a new branch facility in a yet to be constructed shopping center in the Humbolt Park neighborhood of Chicago. The office will be approximately 2,000 square feet and will include a drive thru facility. The lease is expected to have an initial ten year term with an approximate first year cost of $50,000. Final negotiations on the lease have not been completed.

         The following tables disclose contractual obligations and commercial commitments of the Company as of December 31, 2001:

                                                           Less Than                          After
                                          Total        1 Year     1-3 Years    4-5 Years     5 Years
                                         -------      -------      -------      -------      -------
Federal funds purchased                  $     0      $     0      $     0      $     0      $     0
Securities sold under agreements to
repurchase                                     0            0            0            0            0
FHLB advances                             31,750       11,250        3,500        9,000        8,000
Note payable                                   0            0            0            0            0
----------------------------------------------------------------------------------------------------
Total contractual cash obligations
                                         $31,750      $11,250      $ 3,500      $ 9,000      $ 8,000
====================================================================================================

                                          Total
                                         Amounts     Less Than                                Over
                                        Committed     1 Year      1-3 Years    4-5 Years     5 Years
                                         -------      -------      -------      -------      -------

Lines of credit(1)                       $ 5,553      $   406      $ 1,233      $ 3,914      $     0
Standby letters of credit                      0            0            0            0            0
Guarantees                                     0            0            0            0            0
Standby repurchase obligations                 0            0            0            0            0
Other commercial commitments(1)              499          499            0            0            0
----------------------------------------------------------------------------------------------------
Total commercial commitments             $ 6,052      $   905      $ 1,233      $ 3,914      $     0
====================================================================================================

(1) Represents amounts committed to customers.

CAPITAL REQUIREMENTS

         Current regulatory standards impose the following capital requirements on the Bank and other thrifts: a risk-based capital standard expressed as a percentage of risk-adjusted assets, a leverage ratio of core capital to total adjusted assets, and a tangible capital ratio expressed as a percentage of total adjusted assets. As of December 31, 2001, the Bank exceeded its regulatory capital standards. At such date, the Bank's tangible capital, core capital and risk-based capital of $12.9 million, $12.9 million and $13.2 million, respectively, exceeded the applicable minimum requirements by $10.8 million or 8.0%, $4.1 million or 6.5%, and $7.9 million or 11.5%, respectively.

RECENT REGULATORY DEVELOPMENTS

         In July 2001, Statement of Financial Accounting Standards (SFAS) No. 141,"Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets" were issued by the Financial Accounting Standards Board (FASB). SFAS 141, "Business Combinations", no longer permits the use of the pooling-of-interests method and requires that all business combinations initiated after June 30,2001 be accounted for under the purchase method. This accounting standard will have no effect on the Company's financial statements unless the Company enters into a business combination transaction.

         SFAS 142, "Goodwill and Other Intangible Assets", requires that goodwill no longer be amortized to earnings, but instead be reviewed for impairment. The amortization of goodwill ceases upon adoption of the Statement, which for most companies will be January 1,2002. Until the Company has goodwill, this pronouncement will have no effect on the Company's financial statements.


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

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors
North Bancshares, Inc.
Chicago, Illinois


We have audited the accompanying consolidated statement of financial condition of North Bancshares, Inc. and Subsidiary (the Company) as of December 31, 2001 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2001 consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Bancshares, Inc. and Subsidiary as of December 31, 2001, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.



                                        Crowe, Chizek and Company LLP

Oak Brook, Illinois
February 15, 2002

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           December 31, 2001 and 2000
                        (In thousands, except share data)

-------------------------------------------------------------------------------------------------

                                                                        2001             2000
                                                                        ----             ----
ASSETS
Cash and due from banks                                             $      1,497     $      1,930
Interest-bearing deposits                                                  2,446            2,006
Federal funds sold                                                        14,697            4,245
Investment in dollar denominated mutual funds                              1,098              903
                                                                    ------------     ------------
     Cash and cash equivalents                                            19,738            9,084

Securities available-for-sale                                             18,753           30,541
Stock in Federal Home Loan Bank of Chicago, at cost                        2,770            1,905
Loans receivable, net                                                     93,425           90,765
Accrued interest receivable                                                  725              967
Premises and equipment, net                                                  743              803
Amounts due from brokers                                                      --              376
Other assets                                                                 607              140
                                                                    ------------     ------------

     Total assets                                                   $    136,761     $    134,581
                                                                    ============     ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
     Interest-bearing                                               $     82,964     $     78,164
     Non-interest-bearing                                                  4,484            3,153
Borrowed funds                                                            31,750           38,200
Advance payments by borrowers for taxes and insurance                        770            1,068
Amounts due to broker                                                      1,000               --
Accrued interest payable and other liabilities                             2,300            1,213
                                                                    ------------     ------------
     Total liabilities                                                   123,268          121,798

Stockholders' equity:
     Preferred stock, $.01 par value, authorized 500,000 shares;
       none outstanding                                                       --               --
     Common stock, $.01 par value, authorized 3,500,000 shares;
       issued 1,914,075 shares                                                19               19
     Additional paid-in capital                                           13,251           13,242
     Retained earnings, substantially restricted                          11,928           11,955
     Treasury stock, at cost (757,301 and 732,822 shares in
       2001 and 2000, respectively)                                      (11,552)         (11,316)
     Accumulated other comprehensive loss                                    (42)            (895)
     Common stock acquired by employee stock ownership plan                 (111)            (222)
                                                                    ------------     ------------
         Total stockholders' equity                                       13,493           12,783
                                                                    ------------     ------------

              Total liabilities and stockholders' equity            $    136,761     $    134,581
                                                                    ============     ============

-------------------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     Years ended December 31, 2001 and 2000
                        (In thousands, except share data)

---------------------------------------------------------------------------------------

                                                                 2001           2000
                                                                 ----           ----
Interest income:
     Loans receivable                                        $     6,842    $     6,763
     Interest-bearing deposits and federal funds sold                464            215
     Securities available-for-sale                                 1,738          2,098
     Dividends on FHLB stock and other                               175            174
                                                             -----------    -----------
         Total interest income                                     9,219          9,250

Interest expense:
     Deposit accounts                                              3,452          3,540
     Borrowed funds                                                2,174          2,247
                                                             -----------    -----------
         Total interest expense                                    5,626          5,787
                                                             -----------    -----------

Net interest income before provision for loan losses               3,593          3,463

Provision for loan losses                                             36             31
                                                             -----------    -----------

Net interest income after provision for loan losses                3,557          3,432

Noninterest income:
     Gain on sale of real estate                                      --          1,322
     Gain (loss) on sale of mortgage loans held for sale              64            (12)
     Gain (loss) on sale of securities available-for-sale             11           (138)
     Other than temporary decline in value of securities
       available-for-sale                                             --            (24)
     Fees and service charges                                        304            288
     Other                                                            19             20
                                                             -----------    -----------
         Total noninterest income                                    398          1,456

Noninterest expense:
     Compensation and benefits                                     1,812          1,690
     Occupancy expense                                               457            438
     Professional fees                                               151            222
     Data processing                                                 218            209
     Advertising and promotion                                       141            141
     Other                                                           378            365
                                                             -----------    -----------
         Total noninterest expense                                 3,157          3,065
                                                             -----------    -----------

Income before income tax expense                                     798          1,823

Income tax expense                                                   313            453
                                                             -----------    -----------

Net income                                                   $       485    $     1,370
                                                             ===========    ===========

Earnings per share:
     Basic                                                   $       .42    $      1.17
     Diluted                                                         .42           1.16

---------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     Years ended December 31, 2001 and 2000
                        (In thousands, except share data)

----------------------------------------------------------------------------------------------------------------------------

                                                                                       Accumulated
                                                                                          Other
                                                                                         Compre-       Common
                                                  Additional                             hensive       Stock
                                        Common     Paid-in     Retained     Treasury      Income    Acquired by
                                        Stock      Capital     Earnings       Stock       (Loss)        ESOP        Total
                                        -----      -------     --------       -----       ------        ----        -----
Balance at January 1, 2000           $       19  $   13,393   $   11,115   $  (11,025)  $   (1,916)  $     (333)  $   11,253

Net income                                   --          --        1,370           --           --           --        1,370
Other comprehensive income,
  net of tax:
    Change in unrealized gain
      (loss) on securities
      available-for-sale                     --          --           --           --        1,166           --        1,166
    Reclassification adjustment
      for loss included in net income        --          --           --           --          (99)          --          (99)
    Change in minimum
      pension liability                      --          --           --           --          (46)          --          (46)
                                                                                                                  ----------
       Comprehensive income                                                                                            2,391

ESOP shares released                         --          35           --           --           --          111          146
Purchase of treasury stock,
  71,230 shares                              --          --           --         (631)          --           --         (631)
Cash dividend ($.44 per share)               --          --         (530)          --           --           --         (530)
Reissuance of treasury stock
  upon exercise of 21,276 shares             --        (186)          --          340           --           --          154
                                     ----------  ----------   ----------   ----------   ----------   ----------   ----------

Balance at December 31, 2000                 19      13,242       11,955      (11,316)        (895)        (222)      12,783

Net income                                   --          --          485           --           --           --          485
Other comprehensive income,
  net of tax:
    Change in unrealized gain
      (loss) on securities
      available-for-sale                     --          --           --           --          538           --          538
    Change in minimum
      pension liability                      --          --           --           --          315           --          315
                                                                                                                  ----------
       Comprehensive income                                                                                            1,338

ESOP shares released                         --          59           --           --           --          111          170
Purchase of treasury stock,
  31,479 shares                              --          --           --         (343)          --           --         (343)
Cash dividend ($.44 per share)               --          --         (512)          --           --           --         (512)
Reissuance of treasury stock
  upon exercise of 7,000 shares              --         (50)          --          107           --           --           57
                                     ----------  ----------   ----------   ----------   ----------   ----------   ----------

Balance at December 31, 2001         $       19  $   13,251   $   11,928   $  (11,552)  $      (42)  $     (111)  $   13,493
                                     ==========  ==========   ==========   ==========   ==========   ==========   ==========

----------------------------------------------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years ended December 31, 2001 and 2000
                                 (In thousands)

----------------------------------------------------------------------------------------------------

                                                                             2001           2000
                                                                             ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                          $       485     $     1,370
     Adjustments to reconcile net income to
       net cash provided by operating activities:
         Depreciation and amortization                                           110              95
         Deferred income tax expense                                              39              54
         Provision for loan losses                                                36              31
         Deferred loan fees, net of amortization                                  58              30
         Amortization of premiums and discounts                                  (19)              7
         ESOP and compensation expense                                           170             146
         Federal Home Loan Bank stock dividend                                  (150)             --
         Loss (gain) on sale of mortgage loans
           held for sale                                                         (64)             12
         Loss (gain) on sale of securities available-
           for-sale                                                              (11)            138
         Gain on sale of real estate                                              --          (1,322)
         Other than temporary decline in value of
           securities available-for-sale                                          --              24
         Net changes in loans held for sale                                       64             (12)
         Net change in:
              Accrued interest receivable                                        242             (26)
              Other assets                                                       368            (450)
              Other liabilities, net                                             612            (169)
                                                                         -----------     -----------
                  Net cash provided by (used in) operating activities          1,940             (72)

CASH FLOWS FROM INVESTING ACTIVITIES
     Maturities, prepayments, and calls of
       securities available-for-sale                                          13,700           1,367
     Purchase of securities available-for-sale                                  (986)         (1,991)
     Proceeds from sales of securities available-for-sale                        934           3,091
     Proceeds from sale of real estate                                            --           1,500
     Loan originations and repayments, net                                    (2,754)         (1,825)
     (Purchase) redemption of Federal Home Loan Bank
       of Chicago stock                                                         (715)            300
     Purchase of premises and equipment                                          (50)            (43)
                                                                         -----------     -----------
         Net cash provided by investing activities                            10,129           2,399

----------------------------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years ended December 31, 2001 and 2000
                                 (In thousands)

-------------------------------------------------------------------------------------------

                                                                    2001            2000
                                                                    ----            ----
CASH FLOWS FROM FINANCING ACTIVITIES
     Net change in deposit accounts                             $     6,131     $     4,811
     Proceeds from borrowed funds                                    15,000          54,065
     Repayments of borrowed funds                                   (21,450)        (56,965)
     Net change in advance payments by
       borrowers for taxes and insurance                               (298)            (24)
     Payment of cash dividend                                          (512)           (530)
     Proceeds from stock options exercised                               57             154
     Purchase of treasury stock                                        (343)           (631)
                                                                -----------     -----------
         Net cash (used in) provided by financing activities         (1,415)            880
                                                                -----------     -----------

Net change in cash and cash equivalents                              10,654           3,207

Cash and cash equivalents at beginning of year                        9,084           5,877
                                                                -----------     -----------

Cash and cash equivalents at end of year                        $    19,738     $     9,084
                                                                ===========     ===========

Supplemental disclosures of cash flow information
     Cash payments during the year for:
         Interest                                               $     5,684     $     5,782
         Income taxes                                                   510             175

Supplemental disclosures of noncash activities
     Amount due to broker for purchase of securities                  1,000              --

-------------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
                    (Dollars in thousands, except share data)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND
 ORGANIZATION

North Bancshares, Inc. (the Company) was incorporated in August 1993 as a holding company to purchase 100% of the common stock of North Federal Savings Bank (Savings Bank) and subsidiary. The Savings Bank converted from the mutual form to a stock form institution and the Company completed its initial public offering on December 21, 1993 at which time it purchased all of the outstanding shares of the Savings Bank. The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and to general practice within the thrift industry.

The following is a description of the more significant of those policies which the Company follows in preparing and presenting its consolidated financial statements.

Principles of Consolidation: The consolidated financial statements include the accounts of the Company, the Savings Bank, and its wholly owned subsidiary, North Financial Corporation. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, fair values of financial instruments, and status of contingencies, are particularly subject to change.

Securities: Securities are classified as available-for-sale when they might be sold before maturity. Securities available-for-sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Other securities such as Federal Home Loan Bank stock are carried at cost.

Interest income includes amortization of purchase premium or discount. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

Investment in Mutual Funds: The investment in mutual funds is carried at estimated fair value. Fair value is based on the month-end net asset value as provided by the funds. Declines in the fair value deemed to be other than temporary are charged to operations. The cost of securities sold is determined on the basis of average cost.


--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
                    (Dollars in thousands, except share data)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND
 ORGANIZATION (Continued)

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregate basis.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days (180 days for residential mortgages). Payments received on such loans are reported as principal reductions.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Premises and Equipment: Land is carried at cost. Depreciation of office property and equipment is accumulated primarily on the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the remaining term of the lease.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.


--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
                    (Dollars in thousands, except share data)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND
 ORGANIZATION (Continued)

Earnings Per Share: Basic earnings per share is net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for this calculation unless unearned. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options.

The following table sets forth the computation of basic and diluted earnings per share for the period indicated:

                                                        For the years ended December 31,
                                                              2001           2000
                                                              ----           ----
     Numerator - net income                                $      485    $    1,370
     Denominator:
         Basic earnings per share -
           weighted-average outstanding shares              1,149,176     1,175,326
         Effect of dilutive stock options
           outstanding                                         13,511         8,609
         Diluted earnings per share - adjusted
           weighted-average shares outstanding              1,162,687     1,183,935
     Basic earnings per share                                     .42          1.17
     Diluted earnings per share                                   .42          1.16

Cash Flows: Cash and cash equivalents includes cash and due from banks, interest-bearing deposits, dollar denominated mutual funds, and federal funds sold. Net cash flows are reported for loan and deposit transactions.

Employee Stock Ownership Plan: The cost of shares issued to the ESOP, but not yet allocated to participants, is shown as a reduction of shareholders' equity. Compensation expense is based on the market price of shares as they are committed to be released to participant accounts. Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares reduce debt and accrued interest.

Financial Reporting of Segments: Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by management in deciding how to allocate resources and in assessing performance. The Company operates as a single segment.


--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
                    (Dollars in thousands, except share data)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND
 ORGANIZATION (Continued)

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Reclassifications: Certain reclassifications of prior year amounts have been made to conform with the current year presentation.


NOTE 2 - SECURITIES AVAILABLE-FOR-SALE

Year-end securities available-for-sale are as follows:

                                                                Gross          Gross
                                                  Fair       Unrealized     Unrealized
                                                  Value         Gains         Losses
                                                  -----         -----         ------
2001
----
     U.S. Government agency securities         $    7,013    $       18     $       (5)
     Mortgage-backed securities                    11,707            27            (74)
     Other                                             33            --            (30)
                                               ----------    ----------     ----------

                                               $   18,753    $       45     $     (109)
                                               ==========    ==========     ==========


2000
----
     U.S. Government agency securities         $   16,916    $       --     $     (529)
     Mortgage-backed securities                    13,580             2           (349)
     Other                                             45            --            (18)
                                               ----------    ----------     ----------

                                               $   30,541    $        2     $     (896)
                                               ==========    ==========     ==========


--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
                    (Dollars in thousands, except share data)

--------------------------------------------------------------------------------

NOTE 2 - SECURITIES AVAILABLE-FOR-SALE (Continued)

The fair value of securities available-for-sale by contractual maturity at year end 2001 are shown below. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                                                                        Fair Value
                                                                        ----------
         Due after five years through ten years                         $   7,046
         Mortgage-backed                                                   11,707
                                                                        ---------

                                                                        $  18,753
                                                                        =========

Sale of securities available-for-sale were as follows:

                                                             2001          2000
                                                             ----          ----
         Proceeds                                        $      934    $    3,091
         Gross gains                                             11             9
         Gross losses                                            --          (147)


NOTE 3 - LOANS RECEIVABLE

Loans at year-end were as follows:

                                                             2001          2000
                                                             ----          ----
         Mortgage loans:
              One-to-four-family                         $   64,581    $   73,599
              Multifamily                                     4,099         4,177
              Commercial real estate                         17,876         9,568
                                                         ----------    ----------

                  Total mortgage loans                       86,556        87,344

         Commercial loans                                     1,613         1,461
         Consumer loans                                       5,808         2,417
                                                         ----------    ----------

              Total loans receivable                         93,977        91,222

         Less:
              Deferred loan fees, net                           254           195
              Allowance for loan losses                         298           262
                                                         ----------    ----------

                                                         $   93,425    $   90,765
                                                         ==========    ==========

--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
                    (Dollars in thousands, except share data)

--------------------------------------------------------------------------------

NOTE 3 - LOANS RECEIVABLE (Continued)

Activity in the allowance for loan losses is summarized as follows:

                                                              2001          2000
                                                              ----          ----
         Balance at beginning of year                     $      262    $      231
         Provision for loan losses                                36            31
                                                          ----------    ----------

         Balance at end of year                           $      298    $      262
                                                          ==========    ==========

The Company did not have any loans considered to be impaired during 2001 or 2000.

Mortgage loans serviced for others amounted to approximately $3,438 and $1,834 as of year-end 2001 and 2000, respectively.


NOTE 4 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

                                                              2001          2000
                                                              ----          ----
         Land                                             $      100     $      100
         Office building                                       1,101          1,101
         Furniture, fixtures, and equipment                    1,270          1,235
         Leasehold improvements                                   87             87
                                                          ----------     ----------
                                                               2,558          2,523

         Accumulated depreciation and amortization            (1,815)        (1,720)
                                                          ----------     ----------

                                                          $      743     $      803
                                                          ==========     ==========

During 2000, the Company sold an employee parking lot for $1,500, resulting in a gain of $1,322.

The Company currently leases space for its Wilmette branch. The lease expires September 30, 2002. Minimum lease payments during 2002 total $21,222.

During August 2001, the Company signed a letter of intent to lease property for a new branch location. The lease term will be for ten years with three five-year renewal options. Annual rental expense will be approximately $50 per year, if the lease agreement is accepted with the terms as stated in the letter of intent.


--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
                    (Dollars in thousands, except share data)

--------------------------------------------------------------------------------

NOTE 5 - DEPOSIT ACCOUNTS

Scheduled maturities of time deposits for the next five years were as follows:

                           2002                                              $   20,982
                           2003                                                   7,673
                           2004                                                   4,334
                           2005                                                   8,176
                           2006                                                   3,851
                                                                             ----------

                                                                             $   45,016
                                                                             ==========

Certificates of deposit of $100 or more totaled $15,983 and $13,211 at year-end 2001 and 2000, respectively.


NOTE 6 - BORROWED FUNDS

Borrowed funds are summarized as follows at year-end 2001 and 2000:

                                                                          2001         2000
                                                                          ----         ----
     FHLB Advances
     -------------
         Floating, matured February 2001, 6.65% interest rate         $       --    $    5,000
         Fixed terms, matures August 2002 through
           January 2011; range of rates 4.30% to 6.65%;
           averaging 5.36%                                                31,750            --
         Fixed terms; matures February 2001 through
           December 2010; range of rates 4.30% to 6.74%;
           averaging 5.96%                                                    --        33,100

     Open Line of Credit                                                      --           100
     -------------------                                              ----------    ----------

                                                                      $   31,750    $   38,200
                                                                      ==========    ==========

Scheduled repayments and maturities of the borrowings at year-end 2001 are as follows:

                           2002                                              $    3,250
                           2003                                                   1,000
                           2004                                                   2,500
                           2005                                                   7,000
                           2006 and thereafter                                   18,000
                                                                             ----------

                                                                             $   31,750
                                                                             ==========

--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
                    (Dollars in thousands, except share data)

--------------------------------------------------------------------------------

NOTE 6 - BORROWED FUNDS (Continued)

The Savings Bank maintains a collateral pledge agreement covering advances whereby the Savings Bank has agreed to at all times keep on hand, free of all other pledges, liens, and encumbrances, first mortgage loans on improved residential property not more than 90 days delinquent, aggregating no less than 167% of the outstanding advances from the Federal Home Loan Bank of Chicago. At December 31, 2001, $21,000 of Federal Home Loan Bank advances had various call provisions. All stock in the FHLB of Chicago is pledged as additional collateral for these advances.

During 2000, the Company obtained a $500 unsecured line of credit from an unrelated financial institution. The line provides for an interest rate at the prime rate or 225 basis points over the three-month LIBOR. The line requires quarterly payments of accrued interest and one payment of all outstanding principal plus accrued interest at maturity. The line of credit was renewed in 2001 and has a maturity date of February 25, 2002.


NOTE 7 - INCOME TAXES

Income tax expense is comprised as follows for the years ended 2001 and 2000:

                                                                      2001        2000
                                                                      ----        ----
         Federal:
              Current                                               $    274    $    399
              Deferred                                                    39         (12)
                                                                    --------    --------
                                                                         313         387
                                                                    --------    --------

         State:
              Current                                                     --          --
              Deferred                                                    --          66
                                                                    --------    --------
                                                                          --          66
                                                                    --------    --------

                                                                    $    313    $    453
                                                                    ========    ========


--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
                    (Dollars in thousands, except share data)

--------------------------------------------------------------------------------

NOTE 7 - INCOME TAXES (Continued)

Income tax expense resulted in an effective tax rate of 39.2% and 24.9% for the years ended 2001 and 2000, respectively. The reasons for the difference between the effective tax rate and the statutory Federal income tax rate are shown below:

                                                                      Years Ended
                                                                      December 31,
                                                                -----------------------
                                                                    2001        2000
                                                                    ----        ----
                                                                (Percentage of earnings
                                                                  before income taxes)
         Federal income tax rate                                    34.0%      34.0%
         Items affecting federal income tax rate:
              State income tax, net of federal benefit                --         .5
              Utilization of capital loss carryforward                --       (5.7)
              Nondeductible compensation expense                     2.5         .5
              Other, net                                             2.7       (4.4)
                                                                  ------     ------

                  Effective income tax rate                         39.2%      24.9%
                                                                  ======     ======

The tax effects of existing temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets at year-end are:

                                                                     2001       2000
                                                                     ----       ----
         Deferred tax assets:
              State net operating loss carryforwards              $     70    $     72
              Unrealized loss on securities available-for-sale          22         314
              Additional minimum pension liability                      --         159
              Allowance for losses on loans                            115         101
                                                                  --------    --------

                  Gross deferred tax assets                            207         646
                                                                  --------    --------


--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
                    (Dollars in thousands, except share data)

--------------------------------------------------------------------------------

NOTE 7 - INCOME TAXES (Continued)

                                                                       2001         2000
                                                                       ----         ----
         Deferred tax liabilities:
              Dividends received in stock, not recognized
                for tax purposes                                     $    147     $     89
              Tax depreciation in excess of book depreciation             194          191
              Excess of tax bad debt reserve over base year                43           64
              Deferred loan fees                                            5           25
              Pension expense                                             178          200
              Other                                                         5           --
                                                                     --------     --------

                  Gross deferred tax liabilities                          572          569
                                                                     --------     --------

                      Net deferred tax asset (liability)             $   (365)    $     77
                                                                     ========     ========

During 2000, the Company utilized all capital loss carryforwards that had previously been reserved; accordingly, the valuation allowance was reduced to zero at December 31, 2000.

Retained earnings as of year-end 2001 include $3,137 for which no provision for federal income tax has been made. This amount represents allocations of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subject to the then current corporate income tax rate.


NOTE 8 - PENSION PLAN

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


--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
                    (Dollars in thousands, except share data)

--------------------------------------------------------------------------------

NOTE 8 - PENSION PLAN (Continued)

The Company's pension plan data for the years ended 2001 and 2000 is shown below:

                                                                         2001            2000
                                                                         ----            ----
         Change in benefit obligation:
              Benefit obligation at beginning of year                $     3,586     $     3,329
              Service cost                                                    83              63
              Interest cost                                                  242             224
              Actuarial (gain) loss                                           62             208
              Benefits paid                                                 (244)           (238)
                                                                     -----------     -----------

                  Benefit obligation at end of year                  $     3,729     $     3,586
                                                                     ===========     ===========

         Change in plan assets:
              Fair value of plan assets at beginning of year         $     3,053     $     2,902
              Actual return on plan assets                                   995             238
              Company contributions                                          136             151
              Benefits paid                                                 (243)           (238)
                                                                     -----------     -----------

                  Fair value of plan assets at end of year           $     3,941     $     3,053
                                                                     ===========     ===========

         Reconciliation of funded status:
              Funded status                                          $       211     $      (533)
              Unrecognized net actuarial loss                                248             919
              Unrecognized transition asset                                   (2)             (6)
              Unrecognized prior service cost                                 (7)             (8)
                                                                     -----------     -----------

                  Prepaid benefit cost                               $       450     $       372
                                                                     ===========     ===========

Net pension cost for the years ended 2001 and 2000 includes the following components:

                                                                         2001           2000
                                                                         ----           ----
         Service cost benefits earned during the year                $        83     $        63
         Interest cost on projected benefit obligation                       242             224
         Expected return on plan assets                                     (270)           (256)
         Net amortization and deferral                                        37              24
                                                                     -----------     -----------

                                                                     $        92     $        55
                                                                     ===========     ===========

--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
                    (Dollars in thousands, except share data)

--------------------------------------------------------------------------------

NOTE 8 - PENSION PLAN (Continued)

The projected benefit obligation was determined using an assumed weighted-average discount rate of 6.5% and 7.0% in 2001 and 2000, and an assumed compensation increase of 4% in 2001 and 2000. The assumed weighted-average long-term rate of return on plan assets was assumed to be 8.75% and 9% in 2001 and 2000.


NOTE 9 - STOCK OPTION PLAN

In 1993, the Company adopted a stock option plan (the plan) pursuant to which the Company's Board of Directors may grant stock options to directors, officers, and employees of the Company and the Savings Bank. The number of common shares authorized under the plan is 208,294, equal to 10% of the total number of shares issued in the initial stock offering. The exercise price is equal to the fair value of the common stock at the date of grant. The option term cannot exceed ten years from the grant date. At December 31, 2001, there were 5,000 additional shares available for grant under the plan.

The Company follows the disclosure provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). No stock options were granted in 2001 or 2000.

A summary of the status of the stock option plan for the years ended 2001 and 2000 is presented below:

                                                        2001                         2000
                                              -------------------------    -------------------------
                                                             Weighted                      Weighted
                                                              Average                       Average
                                                             Exercise                      Exercise
                                                Shares         Price         Shares          Price
                                                ------         -----         ------          -----
     Outstanding at
       beginning of year                          62,622     $     9.53        83,898     $     8.86
     Granted                                          --             --            --             --
     Exercised                                    (7,000)          6.67       (21,276)          6.88
                                              ----------     ----------    ----------     ----------

     Outstanding and
       exercisable at
       end of year                                55,622     $     9.87        62,622     $     9.53
                                              ==========     ==========    ==========     ==========


--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
                    (Dollars in thousands, except share data)

--------------------------------------------------------------------------------

NOTE 9 - STOCK OPTION PLAN (Continued)

Options outstanding and exercisable at year-end 2001 were as follows:

                                                                   Weighted
                                                                    Average       Weighted
                                                                   Remaining       Average
                                                                  Contractual     Exercise
      Range of Exercise Price                          Number     Life(years)       Price
      -----------------------                          ------     -----------       -----
         $6.67 - $7.75                                  33,125         1.7       $    7.00
         $11.50 - $14.83                                22,497         6.3           14.10
                                                    ----------

     Outstanding at year end                            55,622         3.5            9.87
                                                    ==========

Under SFAS No. 123, the Company is required to disclose pro forma net income and earnings per share for 2001 and 2000 as if compensation expense relative to the fair value of options granted had been included in earnings. Had the Company's determined compensation expense based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have remained the same as reported.


NOTE 10 - EMPLOYEE STOCK OWNERSHIP PLAN

The Employee Stock Ownership Plan (ESOP) covers substantially all employees with more than six months of employment who have attained the age of 20-1/2. The plan was funded by a loan in the amount of $1,111 from the Company to the ESOP Trust at a rate of 8% with principal and interest payments due quarterly and maturing on December 31, 2002. The loan is secured by the shares of the Company purchased with the loan proceeds. The Savings Bank has committed to make contributions to the ESOP sufficient to allow the ESOP to fund its debt service requirements on the loan. The ESOP purchased 166,635 common shares of the Company in the conversion with the loan proceeds. The balance of the ESOP loan is reported as a reduction in stockholders' equity. In 2001 and 2000, contributions to the ESOP were used to fund principal and interest payments on the ESOP debt of $170 and $134, respectively. These contributions resulted in the release of 14,100 shares and 15,098 shares in 2001 and 2000. Dividends on ESOP shares are reinvested in Company stock held by the ESOP.

Shares held by the ESOP were as follows:

     Allocated to participants                                      110,586       103,749
     Unearned                                                        13,102        27,202
                                                                 ----------    ----------

         Total ESOP shares                                          123,688       130,951
                                                                 ==========    ==========
         Fair value of unearned shares                           $      170    $      243
                                                                 ==========    ==========

Distributions of ESOP shares were 10,864 shares and 27,720 shares in 2001 and 2000, respectively.


--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
                    (Dollars in thousands, except share data)

--------------------------------------------------------------------------------

NOTE 11 - COMPREHENSIVE INCOME

Other comprehensive income components and related taxes were as follows:

                                                                    2001          2000
                                                                    ----          ----
     Unrealized holding gains and losses on
       available-for-sale securities                            $      841     $    1,464
     Less reclassification adjustments for (gains)
       and losses recognized in income                                 (11)           138
     Change in minimum pension liability                               474            (70)
                                                                ----------     ----------
         Net unrealized gains and losses                             1,304          1,532
     Tax effect                                                       (451)          (511)
                                                                ----------     ----------

     Other comprehensive income                                 $      853     $    1,021
                                                                ==========     ==========


NOTE 12 - REGULATION AND SUPERVISION

The Savings Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Savings Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings Bank must meet specific capital guidelines that involve quantitative measures of the Savings Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Savings Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

As of year-end 2001, the most recent notification from the Office of Thrift Supervision categorized the Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Savings Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Savings Bank's category.


--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
                    (Dollars in thousands, except share data)

--------------------------------------------------------------------------------

NOTE 12 - REGULATION AND SUPERVISION (Continued)

The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                  To Be Well Capitalized
                                                                              For Capital         Under Prompt Corrective
                                                        Actual             Adequacy Purposes         Action Provisions
                                                        ------             -----------------         -----------------
                                                  Amount       Ratio       Amount       Ratio       Amount       Ratio
                                                  ------       -----       ------       -----       ------       -----
2001
----
       Total capital (to risk-weighted
         assets)                                $  13,176       19.9%    $   5,287        8.0%    $   6,609       10.0%
       Tier I capital (to risk-weighted
         assets)                                   12,878       19.5         2,644        4.0         3,965        6.0
       Tier I (core) capital (to adjusted
         total assets)                             12,878        9.5         5,449        4.0         6,811        5.0

2000
----
       Total capital (to risk-weighted
         assets)                                $  13,089       21.9%    $   4,778        8.0%    $   5,973       10.0%
       Tier I capital (to risk-weighted
         assets)                                   12,827       21.5         2,389        4.0         3,584        6.0
       Tier I (core) capital (to adjusted
         total assets)                             12,827        9.5         5,402        4.0         6,752        5.0

At the time of the mutual to stock conversion, the Bank established a liquidation account in an amount equal to its total net worth as of the latest balance sheet appearing in the prospectus. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible depositors will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The liquidation account balance is not available for payment of dividends.

The Company may not declare or pay cash dividends on or repurchase any of its shares of capital stock if the effect thereof would cause its net worth to be reduced below applicable regulatory requirements or the amount of the liquidation account if such a declaration and payment would otherwise violate regulatory requirements.

--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
                    (Dollars in thousands, except share data)

--------------------------------------------------------------------------------

NOTE 13 - OFF-BALANCE-SHEET ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

                                                           2001        2000
                                                           ----        ----
                  Commitments to make loans
                    (at market rates)                  $   1,526    $   6,490
                  Unused lines of credit                   5,553           --
                  Construction loans in process              499           --

Commitments to make loans are generally made for periods of 90 days or less. Fixed rate loan commitments at year-end 2001 totaled $1,062 and have interest rates ranging from 6.88% to 8.50% and maturities ranging from 5 years to 30 years.


NOTE 14 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INVESTMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" (SFAS No. 107), requires the disclosure of estimated fair values of all asset, liability, and off-balance-sheet financial instruments. The estimated fair value amounts under SFAS No. 107 have been determined as of a specific point in time utilizing various available market information, assumptions, and appropriate valuation methodologies. Accordingly, the estimated fair values presented herein are not necessarily representative of the underlying value of the Company. Rather, the disclosures are limited to reasonable estimates of the fair value of only the Company's financial instruments. The use of assumptions and various valuation techniques, as well as the absence of secondary assets for certain financial instruments, will likely reduce the comparability of fair value disclosure between financial institutions. The Company does not plan to sell most of its assets or settle most of its liabilities at these fair values. The estimated fair values of the Company's financial instruments as of December 31 are set forth in the following table:


--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
                    (Dollars in thousands, except share data)

--------------------------------------------------------------------------------

NOTE 14 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INVESTMENTS
 (Continued)

                                                           2001                        2000
                                                ------------------------    ------------------------
                                                  Carrying       Fair         Carrying        Fair
                                                   Amount        Value         Amount         Value
                                                   ------        -----         ------         -----
     Financial assets:
         Cash and cash equivalents              $   19,738    $   19,738    $    9,084    $    9,084
         Securities available-for-sale              18,753        18,753        30,541        30,541
         Stock in Federal Home Loan
           Bank of Chicago                           2,770         2,770         1,905         1,905
         Loans receivable, net                      93,425        93,130        90,765        89,412
         Accrued interest receivable                   725           725           967           967

     Financial liabilities:
         Deposit accounts                       $   87,448    $   88,316    $   81,317    $   81,495
         Borrowed funds                             31,750        33,432        38,200        38,050
         Accrued interest payable                      210           210           268           268


The methods and assumptions used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, short-term borrowings, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. Security and investments in dollar denominated mutual funds fair values are based on dealer quotes and, if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. The fair value of debt is based on current rates for similar financing.

Other assets and liabilities of the Company not defined as financial instruments, such as property and equipment, are not included in the above disclosures. Also not included are nonfinancial instruments typically not recognized in the financial statements such as the value of core deposits, customer goodwill, and similar items.


--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
                    (Dollars in thousands, except share data)

--------------------------------------------------------------------------------

NOTE 14 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INVESTMENTS
 (Continued)

While the above estimates are based on judgments of the most appropriate factors, there is no assurance that if the Company disposed of these items, the fair value would have been achieved, because the market value may differ depending on the circumstances. The fair values at year end should not necessarily be considered to apply at subsequent dates.


NOTE 15 - PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS

Presented below are the condensed balance sheets, statements of operations, and statements of cash flows for North Bancshares, Inc.

                   CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                               2001          2000
                                                               ----          ----
     ASSETS
     Cash and cash equivalents                              $      407    $       38
     Securities available-for-sale                                  33            45
     Accrued interest receivable and other assets                  203           395
     Investment in Savings Bank                                 12,856        12,258
                                                            ----------    ----------

         Total assets                                       $   13,499    $   12,736
                                                            ==========    ==========

     LIABILITIES AND STOCKHOLDERS' EQUITY
     Accrued expenses and other liabilities                 $        6    $      (47)
     Stockholders' equity                                       13,493        12,783
                                                            ----------    ----------

         Total liabilities and stockholders' equity         $   13,499    $   12,736
                                                            ==========    ==========


--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
                    (Dollars in thousands, except share data)

--------------------------------------------------------------------------------

NOTE 15 - PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS
 (Continued)

                       CONDENSED STATEMENTS OF OPERATIONS

                                                                      2001          2000
                                                                      ----          ----
     Dividends from subsidiary                                    $      833     $      610
     Interest income                                                      23             31
     Other operating income                                               --              2
     Gain (loss) on sale of securities available-for-sale, net             9           (143)
     Other than temporary decline in value of securities
       available-for-sale                                                 --            (24)
     Interest expense                                                     (3)            (6)
     Noninterest expense                                                 (69)           (81)
                                                                  ----------     ----------
     Income before income taxes and equity in
       undistributed earnings of bank subsidiary                         793            389

     Income tax benefit                                                   14            103
     Equity in undistributed earnings of the Savings Bank               (322)           878
                                                                  ----------     ----------

     Net income                                                   $      485     $    1,370
                                                                  ==========     ==========


--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
                    (Dollars in thousands, except share data)

--------------------------------------------------------------------------------

NOTE 15 - PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS
 (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                     2001          2000
                                                                     ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                  $      485     $    1,370
     Adjustments to reconcile net income to net cash
       provided by operating activities
         ESOP and compensation expense                                  111            111
         Net change in accrued interest and other assets                378           (380)
         Net change in other liabilities                               (129)           (80)
         Loss (gain) on sale of investment securities
           available-for-sale, net                                       (9)           143
         Other than temporary decline in value of
           securities available-for-sale                                 --             24
         Equity in undistributed earnings of the Savings Bank           322         (1,488)
                                                                 ----------     ----------
              Net cash provided by (used in) operating
                activities                                            1,158           (300)

CASH FLOWS FROM INVESTING ACTIVITIES
     Proceeds from sale of securities available-for-sale                  9            561
                                                                 ----------     ----------
         Net cash provided by investing activities                        9            561

CASH FLOWS FROM FINANCING ACTIVITIES
     Cash dividend from savings bank                                     --            610
     Payment of cash dividend                                          (512)          (530)
     Proceeds from stock options exercised                               57            154
     Purchase of treasury stock                                        (343)          (631)
     Net change in borrowings                                            --            100
                                                                 ----------     ----------
         Net cash used in financing activities                         (798)          (297)
                                                                 ----------     ----------

Net change in cash and cash equivalents                                 369            (36)

Cash and cash equivalents at beginning of year                           38             74
                                                                 ----------     ----------

Cash and cash equivalents at end of year                         $      407     $       38
                                                                 ==========     ==========


--------------------------------------------------------------------------------

                               BOARD OF DIRECTORS
MARY ANN HASS                       ELMER L. HASS                               GREGORY W. ROSE
Chairman of the Board               Retired-Cragin Metals Products, Inc.        Managing Partner
                                                                                Monarch Tool & Die Co.

JAMES L. FERSTEL                    JOSEPH A. GRABER                            ROBERT H. RUSHER
Attorney at Law                     President and                               Retired-President and
                                    Chief Executive Officer                     Chief Operating Officer
FRANK J. DONATI, CPA
President
Donati Financial Services, Inc.


                                CURRENT OFFICERS

JOSEPH A. GRABER                    VICTOR E. CAPUTO                            MARTIN W. TROFIMUK
President and                       Executive Vice President and                Vice President and Treasurer
Chief Executive Officer             Secretary and Chief Operating Officer

JOSEPH M. PERRI                     CATHERINE J. HARPER                         EMILIE V. REITER
Senior Vice President               Vice President                              Assistant Secretary
North Federal Savings Bank          North Federal Savings Bank

MARK F. METZGER                     SUSAN L. RODRIGUEZ                          D. ROBERT HARLESS
Vice President                      Assistant Secretary                         Assistant Vice President
North Federal Savings Bank          North Federal Savings Bank                  North Federal Savings Bank

WARREN RIFE                         ELIZABETH M. SIMON
Assistant Vice President            Assistant Vice President
North Federal Savings Bank          North Federal Savings Bank

CORPORATE INFORMATION

STOCK PRICE INFORMATION
North Bancshares, Inc. common stock trades on The Nasdaq Stock Market(R) under the symbol "NBSI." The table below shows the high and low closing sales prices of the common stock during the periods indicated in fiscal 2001 and 2000. On March 1, 2002, North Bancshares, Inc. had approximately 175 shareholders of record and 250 beneficial shareholders. As of that date, there were 1,164,035 shares of common stock issued and outstanding.

                                 2001               2000
---------------------------------------------------------------
                            HIGH      LOW       HIGH      LOW
---------------------------------------------------------------
First Quarter              11.250     8.938    11.000     8.000
Second Quarter             12.000    10.750     9.125     8.500
Third Quarter              14.500    11.500     9.000     8.375
Fourth Quarter             13.660    12.300     8.938     8.125

INVESTOR INFORMATION

A copy of North Bancshares, Inc.'s annual report on Form 10-KSB, to be filed with the Securities and Exchange Commission, is available without charge by writing our Corporate Office or can be viewed on line by accessing the SEC's Edgar reporting system or by accessing Nasdaq.com on the Bank's web site and reviewing the current Edgar filings for NBSI.


VICTOR E. CAPUTO, SECRETARY
North Bancshares, Inc.
100 West North Avenue
Chicago, Illinois 60610-1399
(312)664-4320   E-Mail: northfedl@aol.com   www.northfederal.com

Shareholders, investors and analysts interested in additional information may contact the above.


ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of the Shareholders of North Bancshares, Inc. will be held at 4:00 P.M., April 26, 2002, at the main office of the Company at 100 West North Avenue, Chicago, Illinois.


STOCK TRANSFER AGENT AND REGISTRAR
Inquiries regarding stock transfer, registration, lost certificate, lost dividend checks or changes in name and address should be directed to the stock transfer agent and registrar by calling 312-904-2584 or by writing:


LASALLE BANK, N.A.                                       MARKET MAKERS
Trust and Asset Management                      An-Pac Securities, Inc.
135 South LaSalle Street                        Dain Rauscher, Inc.
Chicago, IL 60603                               Friedman, Billings, Ramsey, Inc.
                                                Herzog, Heine, Geduld, Inc.
CORPORATE COUNSEL/WASHINGTON, D.C.              Keefe, Bruyette & Woods, Inc.
Silver, Freedman & Taff, L.L.P.                 Knight Securities, L. P.
1700 Wisconsin Avenue, N.W.                     Spear, Leeds, Kellogg, Inc.
Washington, D.C.  20007                         Trident Securities, Inc.

CORPORATE COUNSEL/CHICAGO, IL
John P. Koch
100 West North Avenue
Chicago, IL 60610-1399

INDEPENDENT AUDITORS
Crowe, Chizek and Company  LLP
One Mid America Plaza
P.O. Box 3697
Oak Brook, IL 60522