Form 10KSB, Exhibit 13
period 2002-12-31
NORTH BANCSHARES INC
filed 2003-03-26
CIK 912623

TABLE OF CONTENTS
--------------------------------------------------------------------------------

Message from the Chairman and the President.................................. 1

Selected Consolidated Financial Information.................................. 2

Management's Discussion and Analysis of Financial
  Condition and Results of Operations........................................ 4

Report of Independent Auditors.............................................. 13

Consolidated Statements of Financial Condition.............................. 14

Consolidated Statements of Operations....................................... 15

Consolidated Statements of Changes in Stockholders' Equity.................. 16

Consolidated Statements of Cash Flows....................................... 17

Notes to Consolidated Financial Statements.................................. 19

Stockholder and Corporate Information....................................... 38

                                                                  March 17, 2003


To Our Shareholders:

     Fiscal year 2002 saw the economy struggling to gain momentum. A number of large public and professional companies dominated the news with stories of earnings restatements, accounting irregularities, document shredding and the misdeeds of corporate executives. The Federal Reserve reduced short term interest rates to levels not seen in forty years because of the struggling economy, investor fears regarding the quality of earnings reports at large companies and the potential for additional terrorist attacks. Even now, low consumer confidence, the threat of war in Iraq and the reluctance of businesses to hire and invest in capital improvements have kept the brakes on an economic recovery.

     During 2002, we signed a lease for a new branch office with occupancy expected by the end of 2003. It is located within our current market area and we anticipate the location will provide us with a new source of core deposits. We continued the diversification of our loan portfolio into commercial real estate and consumer loans, while selling long term fixed rate loans. These higher-yielding consumer and commercial real estate loans carry shorter terms to maturity and reprice faster than residential mortgages which will result in future earnings being less susceptible to movements in interest rates.

     We continued to grow our core deposit products with our checking and money market deposit accounts growing by 3% over year end 2001 and, within that category, non-interest checking accounts growing 13%. We will continue to expand and focus our marketing efforts with these products into the newly revitalized near north and near northwest sides of the city, around our branch in Wilmette and our new branch in Humbolt Park.

     We just introduced our internet banking product and a number of our customers are now using the service. The internet has become an integral part of all our lives over the past several years and banking by phone, from home or the office, or through the use of small hand held devices is becoming as commonplace as going to the branch. It is our belief that full service branches and the internet will be important delivery channels for financial services in the future.

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

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
--------------------------------------------------------------------------------

                                                                DECEMBER 31,
                                            -----------------------------------------------------
                                              2002       2001        2000       1999       1998
                                            -----------------------------------------------------
                                                      (IN THOUSANDS-EXCEPT PER SHARE DATA)
=================================================================================================
SELECTED FINANCIAL CONDITION DATA:
Total assets                                $137,793   $136,761    $134,581   $130,689   $125,832
Loans receivable, net                         86,464     93,425      90,765     88,989     82,123
Mortgage-backed securities held to
  maturity                                        --         --          --         --      4,478
Securities available for sale                 26,875     18,753      30,541     31,578     25,764
Deposit accounts                              90,150     87,448      81,317     76,506     76,222
Borrowed funds                                31,000     31,750      38,200     41,100     34,100
Stockholders' equity                          13,905     13,493      12,783     11,253     13,322

                                                         YEAR ENDED DECEMBER 31,
                                            -----------------------------------------------------
SELECTED OPERATING DATA:                       2002      2001         2000       1999       1998
                                            -----------------------------------------------------

Total interest income                        $ 8,390   $  9,219    $  9,250   $  8,837   $  8,644
Total interest expense                         4,420      5,626       5,787      5,276      5,104
                                            -----------------------------------------------------
Net interest income before provision
  for loan losses                              3,970      3,593       3,463      3,561      3,540
Provision for loan losses                         28         36          31         17          6
                                            -----------------------------------------------------
Net interest income after provision
  for loan losses                              3,942      3,557       3,432      3,544      3,534
                                            -----------------------------------------------------
Non-interest income (loss):
  Gain (loss) on sale of securities
    available for sale                           181         11        (138)        75         75
  Gain (loss) on sale of loans held
    for sale                                      75         64         (12)        --          3
  Gain on sale of real estate                     --         --       1,322         --         --
  Other than temporary decline in
    value of securities available for sale        --         --         (24)       (66)        --
  Service fees and other non-interest income     326        323         308        299        281
                                            -----------------------------------------------------
Total non-interest income                        582        398       1,456        308        359
Non-interest expense                           3,344      3,157       3,065      2,954      3,146
                                            -----------------------------------------------------
Income before tax expense                      1,180        798       1,823        898        747
Income tax expense                               460        313         453        362        235
                                            -----------------------------------------------------
NET INCOME                                   $   720        485       1,370        536        512
                                            =====================================================
Basic earnings per share                     $   .62        .42        1.17        .45        .42
Diluted earnings per share                   $   .62        .42        1.16        .44        .40
Dividends paid per share                     $   .44        .44         .44        .44        .40

                    SELECTED FINANCIAL RATIOS AND OTHER DATA

                                                                DECEMBER 31,
                                            -----------------------------------------------------
                                              2002       2001        2000       1999       1998
                                            -----------------------------------------------------
PERFORMANCE RATIOS:
-------------------------------------------------------------------------------------------------
 Return on assets (ratio of net income to
   average assets)                              0.52%      0.35%       1.04%      0.42%      0.41%
 Return on stockholders' equity (ratio of
   net income to average equity)                5.28       3.72       11.68       4.36       3.70
 Interest rate spread information:
   Average during year                          2.45       2.09        2.09       2.30       2.33
   End of year                                  2.21       2.15        2.13       2.35       2.36
 Net interest margin                            2.95       2.67        2.68       2.83       2.94
 Ratio of operating expenses to average
   assets                                       2.41       2.30        2.33       2.30       2.54
 Efficiency ratio(1)                             .74        .79         .62        .76        .81
 Ratio of average interest-earning assets to
  average interest-bearing liabilities        115.05     114.03      113.31     112.76     114.43

ASSET QUALITY RATIOS:
-------------------------------------------------------------------------------------------------
 Non-performing assets to total assets at
   end of year                                  0.00       0.00        0.00       0.00       0.02
 Allowance for loan losses to
   non-performing loans                          N/A(2)     N/A(2)      N/A(2)     N/A(2)  891.67
 Allowance for loan losses to
   loans receivable                             0.38       0.32        0.29       0.26       0.26

CAPITAL RATIOS:
-------------------------------------------------------------------------------------------------
 Stockholders' equity to total assets           10.09       9.87       9.50       8.61      10.59
 Average stockholders' equity to average
   assets                                        9.82       9.49       8.93       9.56      11.18

 Shares outstanding-actual                  1,138,029  1,156,774  1,181,253  1,231,207  1,262,893

 Book value per share                           12.22      11.66      10.82       9.14      10.55

NUMBER OF FULL SERVICE OFFICES:                     2          2          2          2          2
-------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Includes gains on sales.
(2) Not applicable because the Company had no non-performing loans as of December 31, 2002, 2001, 2000 and 1999.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     North Bancshares, Inc. (the "Company") was organized on September 23, 1993 under Delaware law as the holding company for North Federal Savings Bank (the "Bank"). In connection with the Bank's conversion from a federally chartered mutual savings bank to a stock savings bank, the Bank issued all of its common stock to the Company for approximately 50% of the net proceeds of the conversion. At December 31, 2002, there were 1,138,029 outstanding shares of common stock. The Company's common stock trades on The Nasdaq Stock Market under the symbol "NBSI."

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


FORWARD-LOOKING STATEMENTS

     When used in this Annual Report and in other filings with the Securities and Exchange Commission, in press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe," "Will likely result," "are expected to," "will continue", "is anticipated", "estimate", "project", "plans," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

     Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs; (2) changes in management's estimate of the adequacy of the allowance for loan losses; (3) competitive pressures among depository institutions; (4) interest rate movements and their impact on customer behavior and the Company's net interest margin; (5) the impact of repricing and competitor's pricing initiatives on loan and deposit products; (6) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the market place; (7) the Company's ability to access cost-effective funding; (8) changes in financial markets and general economic conditions; (9) new legislation or regulatory changes; (10) changes in accounting principles, policies or guidelines.

     The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

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

o Continue to develop relationships with other financial institutions in order to participate or offer participations in multi-family apartment building and commercial real estate loans.

o    Continue to expand our third-party loan originator network.

o Continue to expand our marketing efforts in order to promote products to individuals and families who move into the area, and promote our products and services on the Bank's Internet Web page.

o Continue to seek out new branch locations in markets that are under-served that provide good potential for growth.

o    Promote internet banking and electronic bill payment services.

o Continue to evaluate and reduce non-interest expenses in order to achieve additional cost savings;

o    Maintain a high dividend payout ratio.

o Continue to evaluate stock repurchase programs in light of the effect on earnings per share, book value, stock options exercised and availability of funds.


ASSET/LIABILITY MANAGEMENT

     A key component of successful asset/liability management is the monitoring and management of interest rate risk sensitivity, which includes the repricing and maturity of interest-earning assets and interest-bearing liabilities. The Bank has an Asset-Liability Risk Management Committee and an Interest Rate Committee that meet on a regular basis to review the business plan and assess the Bank's investment portfolio and deposit pricing, and meet quarterly to assess economic conditions and to consider methods of managing the Bank's asset and liability mix and overall sensitivity to interest rates.

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

                                                  -------------------------------------------------------------------------
                                                                2002                                 2001
                                                  -------------------------------------------------------------------------
                                                      Average       Interest                Average     Interest
                                                    outstanding      Earned\    Yield\    outstanding    Earned\   Yield\
                                                      balance         Paid       Rate       balance       Paid      Rate
                                                  -------------------------------------------------------------------------
                                                                          (Dollars in thousands)
INTEREST-EARNING ASSETS:
  Loans receivable(1)                                   $92,441       $6,641    7.18%       $ 91,040     $ 6,842   7.52%
  Securities available for sale                          29,388        1,554    5.29          30,591       1,913   6.25
  Federal funds sold and interest-earning deposits       12,792          195    1.49          12,743         464   3.64
                                                  --------------------------------------------------------------------------
Total interest-earning assets                           134,621        8,390    6.23         134,374       9,219   6.86
Non-interest-earning assets                               4,233                                3,138
                                                  --------------------------------------------------------------------------
Total assets                                            138,854                              137,512
                                                  ==========================================================================

INTEREST-BEARING LIABILITIES:
  MMDA & NOW accounts                                    27,363          512    1.87          25,147         810   3.22
  Passbook accounts                                      12,266          204    1.66          12,153         316   2.60
  Certificate accounts                                   44,963        1,971    4.38          42,681       2,326   5.45
  Borrowed funds                                         32,423        1,733    5.34          37,858       2,174   5.74
                                                  --------------------------------------------------------------------------
Total interest-bearing liabilities                      117,015        4,420    3.78         117,839       5,626   4.77
                                                  --------------------------------------------------------------------------
Non interest-bearing deposits                             4,643                                3,311
Other liabilities                                         3,546                                3,310
                                                  --------------------------------------------------------------------------
Total liabilities                                       125,204                              124,460
Stockholders' equity                                     13,650                               13,052
                                                  --------------------------------------------------------------------------
Total liabilities and stockholders' equity              138,854                              137,512
                                                  ==========================================================================
Net interest income/interest rate
 spread(2)                                                            $3,970    2.45%                    $ 3,593   2.09%
                                                  ==========================================================================
Net earning assets/net interest margin(3)              $ 17,606                 2.95%       $ 16,535               2.67%
                                                  ==========================================================================
Percentage of interest-earning assets to
interest-bearing liabilities                                          115.05%                             114.03%
                                                  ==========================================================================

--------------------------------------------------------------------------------
1. Calculated net of deferred loan fees, loan discounts, loans in process and allowance for loan losses.
2. Interest rate spread represents the difference between the average rate on interest-earning assets and the average cost of interest-bearing liabilities.
3. Net interest margin represents net interest income divided by average interest-earning assets.

WEIGHTED AVERAGE YIELD ANALYSIS

     The following table presents the yields received on loans, securities available for sale, federal funds and other interest-earning assets and the rates paid on deposits and borrowed funds and the resultant interest rate spreads at the dates indicated.

                                                  At December 31,
                                          ----------------------------------
                                               2002              2001
                                          ----------------------------------
WEIGHTED AVERAGE YIELD ON:
  Loans receivable                             6.76%             7.20%
  Securities available for sale(1)             5.77              6.52
  Federal funds sold and
    interest-earning deposits                  2.19              1.45
                                          ----------------------------------
  Combined weighted average yield on
     interest-earning assets                   5.69              6.26
                                          ----------------------------------

WEIGHTED AVERAGE RATE PAID ON:
  Passbook accounts                            1.25              2.00
  MMDA & NOW accounts                          1.25              2.26
  Certificate accounts                         4.25              4.91
  Borrowed funds                               5.19              5.36
                                          ----------------------------------
  Combined weighted average rate paid on
     interest-bearing liabilities              3.48              4.11
                                          ----------------------------------
SPREAD                                         2.21%             2.15%
                                          ==================================

--------------------------------------------------------------------------------
(1) Mortgage-backed securities are net of premiums and discounts

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

                                                                 YEAR ENDED DECEMBER 31,
                                                   ----------------------------------------------
                                                                      2002 vs 2001
                                                   ----------------------------------------------
                                                           Increase (Decrease)           Total
                                                                  Due to
                                                   ----------------------------------------------
                                                           Volume          Rate         Increase
                                                                                       (Decrease)
                                                   ----------------------------------------------
                                                                      (In Thousands)
INTEREST-EARNING ASSETS:
 Loans receivable(1)                                           $101        $(302)         $(201)
 Securities available for sale                                  (55)        (300)          (355)
 Federal funds sold and interest-earning deposits                 1         (274)          (273)
                                                   ----------------------------------------------
  TOTAL INTEREST-EARNING ASSETS                                  47         (876)          (829)
                                                   ----------------------------------------------
INTEREST-BEARING LIABILITIES:
 MMDA & NOW accounts                                             41         (339)          (298)
 Passbook accounts                                                2         (114)          (112)
 Certificate accounts                                           100         (455)          (355)
 Borrowed funds                                                (290)        (151)          (441)
                                                   ----------------------------------------------
  TOTAL INTEREST-BEARING LIABILITIES                           (147)      (1,059)        (1,206)
                                                   ----------------------------------------------
CHANGE IN NET INTEREST INCOME                                                              $377
                                                                                           ====

--------------------------------------------------------------------------------
(1) Calculated net of deferred loan fees, loan discounts, loans in process and allowance for loan losses.

CHANGES IN FINANCIAL CONDITION

     Total assets increased by $1.0 million and amounted to $137.8 million at December 31, 2002 from $136.8 million at December 31, 2001. The increase was primarily attributable to an $8.1 million increase in securities available for sale, partially offset by a $7.0 million decrease in net loans receivable.

     Net loans receivable decreased by $7.0 million and amounted to $86.5 million at December 31, 2002 from $93.4 million at December 31, 2001. The decrease was due primarily to prepayments of loans as a result of the low interest rate environment. There was a $6.7 million increase in consumer one- to four-family loans which were mainly home equity loans or equity lines of credit. In addition, there was a $5.4 million increase in commercial real estate loans which was more than offset by a $17.7 million decrease in one- to four-family loans. The decrease in one- to four-family loans was primarily due to a focus on diversifying the loan portfolio with more consumer and commercial loans and customers refinancing. The Company originated
$46.0 million in loans during the year ended December 31, 2002 compared with $35.6 million during the year ended December 31, 2001. Repayments totaled
$49.0 million and loan sales totaled $3.9 million during the year ended
December 31, 2002, compared with $30.5 million in repayments and $2.3 million in loan sales during the year ended December 31, 2001. At December 31, 2002, the Bank had $1.2 million in loan applications pending approval, closing or funding and $9.7 million in unused equity lines of credit compared with $1.5 million in loan applications and $5.6 million in unused equity lines of credit outstanding at December 31, 2001.

     Cash and cash equivalents decreased $1.4 million and amounted to $18.3 million at December 31, 2002 compared with $19.7 million at December 31, 2001. The decrease was primarily due to reinvesting federal funds into securities available for sale.

     Total deposits increased by $2.7 million and amounted to $90.1 million at December 31, 2002 compared with $87.4 million at December 31, 2001. The increase was attributable to a $1.0 million increase in certificates of deposit and a $1.7 million increase in checking, money market deposit and passbook accounts. Non-interest bearing checking accounts increased 13% to $5.1 million at December 31, 2002 compared with $4.5 million at December 31, 2001. Management believes that the increase in deposits was due in part to customers seeking safety and convenience as a result of the decline in the stock markets and concerns about the economic recovery. Management has been replacing shorter-term, higher rate certificates with longer-term, lower rate certificates in order to reduce the overall cost of funds and to reduce interest rate sensitivity in future periods. The weighted average cost of interest-bearing deposits decreased to 3.18% at December 31, 2002 from 4.32% at December 31, 2001.

     Borrowed funds decreased by $750,000 and amounted to $31.0 million at December 31, 2002 from $31.8 million at December 31, 2001. The decrease was attributable to the repayment of a higher cost FHLB advance.

     Stockholders' equity was $13.9 million at December 31, 2002 compared with $13.5 million at December 31, 2001. The increase was primarily attributable to $301,000 improvement in other comprehensive income due primarily to the decline in interest rates and its positive effect on the value of the securities portfolios. This was partially offset by a $193,000 increase in treasury stock as a result of stock repurchases partially offset by stock awards. Retained earnings increased by net income of $720,000 which was partially offset by $508,000 in dividend payments. The loan that funded the employee stock ownership plan was repaid in the fourth quarter of 2002 and therefore stockholders' equity increased by $111,000 although this amount was offset by ESOP compensation expense recorded during the year. Book value increased to $12.22 at December 31, 2002 compared with $11.66 at December 31, 2001.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2001

     GENERAL. Net income increased by $235,000 and amounted to $720,000 for the year ended December 31, 2002 as compared to $485,000 for the year ended December 31, 2001. Basic and diluted earnings per share amounted to $.62 for the year ended December 31, 2002, an increase of $.20 per share for the year ended December 31, 2001 from $.42 per basic share and diluted share for the year ended December 31, 2001. The increase was primarily attributable to a $377,000 increase in net-interest income before provision for loan losses partially offset by a $187,000 increase in non-interest expense. In addition, there was a $184,000 increase in non-interest income partially offset by a $147,000 increase in income tax expense.

     INTEREST INCOME. Interest income decreased by $829,000 and amounted to $8.4 million for the year ended December 31, 2002 compared with $9.2 million for the year ended December 31, 2001. The decrease was primarily attributable to a decrease in the average yield on interest-earning assets to 6.23% for the year ended December 31, 2002 from 6.86% for the year ended December 31, 2001. The decrease in the average yield during the year was due primarily to the decline in market rates of interest that occurred during the years 2001 and 2002. This was compounded by a decrease in higher yielding loans receivable due to prepayments. These prepayments were reinvested into lower yielding securities available for sale and federal funds.

     INTEREST EXPENSE. Interest expense decreased by $1.2 million and amounted to $4.4 million at December 31, 2002 compared with $5.6 million for the year ended December 31, 2001. The decrease was attributable to a $765,000 decrease in interest on deposit accounts and a $441,000 decrease in interest on borrowed funds. The average cost of borrowed funds decreased to 5.34% for the year ended December 31, 2002 from 5.74% for the year ended December 31, 2001. In addition, there was a decrease in the average cost of all interest bearing deposit accounts to 3.18% for the year ended December 31, 2002 from 4.32% for the year ended December 31, 2001 due to the decline in both short and long term interest rates during the years 2001 and 2002. The average balance of interest-bearing liabilities decreased to $117.0 million for the year ended December 31, 2002 from $117.8 million for the year ended December 31, 2001.

     PROVISION FOR LOAN LOSSES. The Company added $28,000 to its allowance for loan losses for the year ended December 31, 2002 compared with $36,000 for the year ended December 31, 2001. The decrease is primarily attributable to overall excellent credit quality and a decrease in loans receivable. The allowance for loan losses was $326,000 at December 31, 2002 and amounted to .38% of loans receivable compared with $298,000 at December 31, 2001 and .32% of loans receivable. There were no loans delinquent 60 days or more at December 31, 2002. Future additions to the Company's allowance for loan losses and any change in the related ratio of the allowance for loan losses to non-performing loans are dependent upon various factors such as the performance and composition of the Company's loan portfolio, the economy, changes in real estate values, interest rates and the view of the regulatory authorities toward allowance levels and inflation.

     On a quarterly basis, management of the Bank meets to review the adequacy of the allowance for loan losses. Management classifies loans in compliance with regulatory classifications. Classified loans are individually reviewed to arrive at specific reserves for those loans. Once the specific portion of the allowance is calculated, management calculates a historical portion for each loan category based on loan loss history, peer data, current economic conditions and trends in the portfolio, including delinquencies and impairments, as well as changes in the composition of the loan portfolio. Although management believes the allowance for loan losses was at a level adequate to absorb probable incurred losses on existing loans at December 31, 2002, there can be no assurance that such losses will not exceed estimated amounts.

     NON-INTEREST INCOME. Non-interest income increased by $184,000 and amounted to $582,000 for the year ended December 31, 2002 compared with $398,000 for the year ended December 31, 2001. The increase was primarily attributable to a $170,000 increase in gains on the sale of investment securities available for sale. Gains on sales of mortgage loans increased to $75,000 for the year ended December 31, 2002 compared with $64,000 for the year ended December 31, 2001, primarily due to increased sales of long-term fixed-rate loans.

     NON-INTEREST EXPENSE. Non-interest expense increased by $187,000 and amounted to $3.3 million for the year ended December 31, 2002 from $3.2 million for the year ended December 31, 2001. The increase was primarily attributable to a $159,000 increase in other non-interest expense and professional fees. The increase in other non-interest expense was primarily related to an increase in costs associated with the deployment of new automated teller machines and the settlement of a lawsuit. The increase in professional fees was primarily related to the lawsuit that was settled in the fourth quarter of 2002 and fees associated with a new branch location. In addition, there was a $50,000 increase in data processing expense primarily related to an upgrade of hardware and software systems and expense related to the introduction of an internet banking product.

     INCOME TAX EXPENSE. The allocation for income taxes increased by $147,000 and amounted to $460,000 for the year ended December 31, 2002 from $313,000 for the year ended December 31, 2001. The increase was primarily related to an increase in net income before taxes. The effective tax rate was 39.0% for the year ended December 31, 2002 compared with 39.2% for the year ended December 31, 2001.

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

     The OTS requires the Bank to maintain sufficient liquidity to ensure its safe and sound operation. At December 31, 2002, the Bank's liquidity ratio was 22.2% compared with 16.7% at December 31, 2001. The increase was primarily attributable to loan prepayments temporarily invested in short-term liquid assets and securities available for sale.

     The Company's most liquid assets are cash and cash equivalents, which include federal funds and interest-bearing deposits. The level of these assets are dependent upon the Company's operating, financing and lending, and investing activities during any given period. At December 31, 2002, cash and cash equivalents totaled $18.3 million compared with $19.7 million at December 31, 2001. These activities are summarized in the Consolidated Statements of Cash Flows for the years ended December 31, 2002 and 2001.

     Certificates of deposit scheduled to mature in one year or less at December 31, 2002, totaled approximately $20.8 million. Management believes, based on its ability to adjust rates on those accounts to market levels, that a significant portion of such deposits will remain with the Company. The Company will continue to focus on shifting its liability mix from higher cost certificates of deposit to lower cost transaction accounts that do not earn interest and produce fee income. The Company will continue to use retail and brokered certificates of deposit as alternate funding sources.

COMMITMENTS AND CONTINGENCIES

     At December 31, 2002, the Bank had outstanding commitments to originate loans in the amount of $1.2 million and unused lines of credit totaling
$9.7 million. The Bank leases a branch office in Wilmette, Illinois. Monthly rent and maintenance and tax payments amount to $2,700 per month. The Bank has signed a lease for a free standing branch facility in a yet to be constructed shopping center in the Humboldt Park neighborhood of Chicago. The office will be approximately 2,000 square feet and will include a drive thru facility. The lease has an initial ten year term with an average annual cost of $82,000. Occupancy is expected to be August 2003.

     The following tables disclose contractual obligations and commercial commitments of the Company as of December 31, 2002:

                                                    Total         Less Than    1 - 3 Years    4 - 5 Years  Over 5
                                                                    1 Year                                  Years
                                            ----------------------------------------------------------------------
FHLB advances                                       $31,000          3,500         9,500          2,000    16,000
------------------------------------------------------------------------------------------------------------------
Total contractual cash obligations                  $31,000          3,500         9,500          2,000    16,000
==================================================================================================================

                                                Total Amounts     Less than    1 - 3 Years   4 - 5 Years   Over 5
                                                  Committed        1 Year                                   Years
                                           ----------------------------------------------------------------------
Unused lines of credit                               $9,660            373           530          8,757       --
Commitments to make loans (at market
rates)                                                1,201             --            --             --    1,201
Construction loans in process                         1,019         1,019             --             --       --
-----------------------------------------------------------------------------------------------------------------
Total commitments                                   $11,880         1,392           $530         $8,757   $1,201
=================================================================================================================

CAPITAL REQUIREMENTS

     Current regulatory standards impose the following capital requirements on the Bank and other thrifts: a risk-based capital standard expressed as a percentage of risk-adjusted assets, a leverage ratio of Tier 1 capital to total adjusted assets, and a core capital ratio expressed as a percentage of total adjusted assets. As of December 31, 2002, the Bank exceeded its regulatory capital standards. At such date, the Bank's core capital, Tier 1 capital and risk-based capital of $13.2 million, $13.2 million and $13.6 million, respectively, exceeded the applicable minimum requirements by $7.7 million, $10.3 million, and $7.7 million respectively.

RECENT ACCOUNTING DEVELOPMENTS

     FASB Statement (FAS) 148, Accounting for Stock-Based Compensation - Transition and Disclosure was issued in December 2002. Management is currently studying the requirements of FAS 148. It applies to annual financial statements for fiscal years ending after December 15, 2002 and to interim financial statements for interim periods beginning after December 15, 2002. The statement requires more prominent disclosure of how an entity's accounting policy for compensation affects net income; amends FAS 123 to provide three choices regarding how to adopt FAS 123; and amends APB 28, Interim Financial Reporting, to require companies still using APB Opinion 25 for stock based compensation to provide tabular disclosure in interim financial statements of the effects that using FAS 123 would have on compensation expense, net income, and earnings per share.

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

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

     The OTS requires all regulated thrift institutions to calculate the estimated change in the Bank's net portfolio value (NPV) assuming instantaneous, parallel shifts in the Treasury yield curve of 100 to 300 basis points either up or down in 100 basis point increments. The NPV is defined as the present value of expected cash flows from existing assets less the present value of expected cash flows from existing liabilities plus the present value of net expected cash inflows from existing off-balance sheet contracts.

     The OTS provides all institutions that file a Consolidated Maturity/Rate schedule (CMR) as a part of their quarterly Thrift Financial Report with an interest rate sensitivity report of NPV. The OTS simulation model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of NPV. The OTS model estimates the economics value of each type of asset, liability, and off-balance sheet contract under the assumption that the Treasury yield curve shifts instantaneously and parallel up and down 100 to 300 basis points in 100 basis point increments. The OTS provides thrifts the results of their interest rate sensitivity model, which is based on information provided by the Bank, to estimate the sensitivity of NPV. Due to the low interest rate environment the negative 200 and 300 basis point categories are currently not applicable.

     The OTS model utilizes an option-based pricing approach to estimate the sensitivity of mortgage loans. The most significant embedded option in these types of assets is the prepayment option of the borrowers. The OTS model uses various price indications and prepayment assumptions to estimate sensitivity of mortgage loans.

     In the OTS model, the value of deposit accounts appears on the asset and liability side of the NPV analysis. In estimating the value of certificate of deposit accounts, the liability portion of the CD is represented by the implied value when comparing the difference between the CD face rate and available wholesale CD rates. On the asset side of the NPV calculation, the value of the "customer relationship" due to the rollover of retail CD deposits represents an intangible asset in the NPV calculation.

     Other deposit accounts such as transaction accounts, money market deposit accounts, passbook accounts, and non-interest bearing accounts also are included on the asset and liability side of the NPV calculation in the OTS model. The accounts are valued at 100% of the respective account balances on the liability side. On the assets side of the analysis, the value of the "customer relationship" of the various types of deposit accounts is reflected as a deposit intangible.

     The NPV sensitivity of borrowed funds is estimated by the OTS model based on a discounted cash flow approach. The cash flows are assumed to consist of monthly interest payments with principal paid at maturity.

     The OTS model is based only on the Bank's balance sheet. The assets and liabilities at the parent company level are short-term in nature, primarily cash and equivalents, and were not considered in the analysis because they would not have a material effect on the analysis of NPV sensitivity. The following table sets forth the Company's most recent interest rate sensitivity of NPV, as of December 31, 2002. The changes reflected in the table are within the limits established by the board of directors.

                                       Net Portfolio Value                 Net Portfolio Value as a % of
                                                                              Present Value of Assets
                       ---------------------------------------------------------------------------------
Changes in Rates       $ Amount         $ Change          % Change           NPV Change        Change
--------------------------------------------------------------------------------------------------------
+300 bp                 11,507           -2,383              -17%              8.43%           -124 bp

+200 bp                 12,840           -1,050               -8%              9.22%            -45 bp

+100 bp                 13,943               53               -0%              9.83%            -15 bp

   0 bp                 13,890                0                0%              9.67%              0 bp

-100 bp                 12,830           -1,060               -8%              8.88%            -80 bp

-200 bp                     --               --               --%                --%             -- bp

-300 bp                     --               --               --%                --%             -- bp
--------------------------------------------------------------------------------------------------------

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors
North Bancshares, Inc.
Chicago, Illinois


We have audited the accompanying consolidated statements of financial condition of North Bancshares, Inc. and Subsidiary (the Company) as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of North Bancshares, Inc. and Subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



                                       Crowe, Chizek and Company LLP


Oak Brook, Illinois
February 14, 2003, except as
to Note 6 as to which
the date is March 4, 2003

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           December 31, 2002 and 2001
                        (In thousands, except share data)
--------------------------------------------------------------------------------

                                                                    2002         2001
                                                                  ---------    ---------
ASSETS
Cash and due from banks                                           $   1,629    $   1,497
Interest-bearing deposits                                             4,338        2,446
Federal funds sold                                                   12,253       14,697
Investment in dollar denominated mutual funds                            83        1,098
                                                                  ---------    ---------
     Cash and cash equivalents                                       18,303       19,738
Securities available for sale                                        26,875       18,753
Stock in Federal Home Loan Bank of Chicago, at cost                   3,999        2,770
Loans receivable, net                                                86,464       93,425
Accrued interest receivable                                             503          725
Premises and equipment, net                                             850          743
Other assets                                                            799          607
                                                                  ---------    ---------
Total assets                                                      $ 137,793    $ 136,761
                                                                  =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
     Interest-bearing                                             $  85,074    $  82,964
     Non-interest-bearing                                             5,076        4,484
Borrowed funds                                                       31,000       31,750
Advance payments by borrowers for taxes and insurance                   871          770
Amounts due to broker                                                    --        1,000
Accrued interest payable and other liabilities                        1,867        2,300
                                                                  ---------    ---------
     Total liabilities                                              123,888      123,268

Stockholders' equity
    Preferred stock, $.01 par value. Authorized 500,000 shares;
      none outstanding                                                   --           --
    Common stock, $.01 par value. Authorized 3,500,000
      shares; issued 1,914,075                                           19           19
    Additional paid in capital                                       13,284       13,251
    Retained earnings, substantially restricted                      12,140       11,928
    Treasury stock, at cost (776,046 and 757,301 shares in
      2002 and 2001 respectively)                                   (11,745)     (11,552)
    Accumulated other comprehensive income (loss)                       259          (42)
    Unearned stock awards                                               (52)          --
    Common stock acquired by Employee Stock Ownership Plan               --         (111)
                                                                  ---------    ---------
         Total stockholders' equity                                  13,905       13,493
                                                                  ---------    ---------
              Total liabilities and stockholders' equity          $ 137,793    $ 136,761
                                                                  =========    =========

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                     NORTH BANCSHARES, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     Years ended December 31, 2002 and 2001
                        (In thousands, except share data)
--------------------------------------------------------------------------------

                                                         2002     2001
                                                        ------   ------
Interest income:
     Loans receivable                                   $6,641   $6,842
     Interest-bearing deposits and federal funds sold      195      464
     Securities available for sale                       1,363    1,738
     Dividends on FHLB stock and other                     191      175
                                                        ------   ------
          Total interest income                          8,390    9,219

Interest expense
     Deposit accounts                                    2,687    3,452
     Borrowed funds                                      1,733    2,174
                                                        ------   ------
          Total interest expense                         4,420    5,626

Net interest income before provision for loan losses     3,970    3,593

Provision for loan losses                                   28       36
                                                        ------   ------
Net interest income after provision for loan losses      3,942    3,557

Noninterest income:
Gain on sale of mortgage loans held-for-sale                75       64
Gain on sale of securities available-for-sale              181       11
Fees and service charges                                   311      304
Other                                                       15       19
                                                        ------   ------
     Total noninterest income                              582      398

Noninterest expense:
     Compensation and benefits                           1,848    1,812
     Occupancy expense                                     442      457
     Professional fees                                     216      151
     Data processing                                       268      218
     Advertising and promotion                              98      141
     Other                                                 472      378
                                                        ------   ------
          Total noninterest expense                      3,344    3,157

Income before income tax expense                         1,180      798

Income tax expense                                         460      313
                                                        ------   ------
Net income                                              $  720   $  485
                                                        ======   ======

Earnings per share:
     Basic                                              $  .62   $  .42
     Diluted                                               .62      .42

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     Years ended December 31, 2002 and 2001
                        (In thousands, except share data)
--------------------------------------------------------------------------------

                                                                                        Accumulated
                                                                                          Other
                                                                                          Compre-              Common
                                                      Additional                          hensive    Unearned   Stock
                                             Common     Paid-in    Retained   Treasury     Income     Stock   Acquired by
                                              Stock     Capital    Earnings     Stock      (Loss)     Award      ESOP      Total
                                             ------   ----------   --------   --------  -----------  -------- -----------  -----
Balance at January 1, 2001                    $ 19    $ 13,242    $ 11,955    $(11,316)     $(895)    $  --     $ (222)  $ 12,783


Net income                                      --          --         485          --         --        --         --        485
Other comprehensive income, net of tax:
    Change in unrealized gain (loss) on
       securities available-for-sale            --          --          --          --        538        --         --        538

    Change in minimum pension liability         --          --          --          --        315        --         --        315
                                                                                                                         ---------
        Comprehensive income                                                                                                1,338

ESOP shares released                            --          59          --          --         --        --        111        170
Purchase of treasury stock, 31,479
    shares                                      --          --          --        (343)        --        --         --       (343)
Cash dividend ($.44 per share)                  --          --        (512)         --         --        --         --       (512)
Reissuance of treasury stock upon
    exercise of 7,000 shares                    --         (50)         --         107         --        --         --         57
                                              ------------------------------------------------------------------------------------
Balance at December 31, 2001                    19      13,251      11,928     (11,552)       (42)       --       (111)    13,493

Net income                                      --          --         720          --         --        --         --        720
Other comprehensive income, net of tax:
    Change in unrealized gain (loss) on
       securities available-for-sale            --          --          --          --        301        --         --        301
                                                                                                                         ---------
       Comprehensive income                     --          --          --          --         --        --         --      1,021

ESOP shares released                            --          76          --          --         --        --        111        187

Stock awards earned                             --          --          --          --         --        13         --         13

Issuance of stock awards 5,000 shares           --         (11)         --          76         --       (65)        --         --
Purchase of treasury stock, 28,745
  shares                                        --          --          --        (345)        --        --         --       (345)
Cash dividend ($.44 per share)                  --          --        (508)         --         --        --         --       (508)

Reissuance of treasury stock upon
  exercise of 5,000 shares                      --         (32)         --          76         --        --         --         44
                                              ------------------------------------------------------------------------------------

Balance at December 31, 2002                  $ 19    $ 13,284    $ 12,140    $(11,745)     $ 259     $ (52)    $   --   $ 13,905
                                              ====================================================================================

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years ended December 31, 2002 and 2001
                                 (In thousands)
--------------------------------------------------------------------------------

                                                                         2002        2001
                                                                       --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net Income                                                         $    720    $    485
    Adjustments to reconcile net income to net cash provided
     by operating activities:
        Depreciation and amortization                                        95         110
        Deferred income tax expense                                          32          39
        Provision for loan losses                                            28          36
        Deferred loan fees, net of amortization                             (18)         58
        Amortization of premiums and discounts, net                        (269)        (19)
        ESOP and stock awards expense                                       200         170
        Federal Home Loan Bank stock dividend                              (229)       (150)
        Gain on sale of mortgage loans held-for-sale                        (75)        (64)
        Gain on sale of securities available-for-sale                      (181)        (11)
        Net changes in loans held for sale                                   75          64
        Net change in:
              Accrued interest receivable                                   222         242
              Other assets                                                 (192)        368
              Other liabilities, net                                       (620)        612
                                                                       --------    --------
                 Net cash (used in) provided by operating activities       (212)      1,940

CASH FLOWS FROM INVESTING ACTIVITIES:
    Maturities, prepayments and calls of securities
      available for sale                                                  7,798      13,700
    Purchase of securities available for sale                           (24,537)       (986)
    Proceeds from sales of securities available for sale                  8,523         934
    Loan originations and repayments, net                                 6,951      (2,754)
    Purchase of Federal Home Loan Bank stock                             (1,000)       (715)
    Purchase of premises and equipment                                     (202)        (50)
                                                                       --------    --------
                Net cash (used in) provided by investing activities      (2,467)     10,129

--------------------------------------------------------------------------------
                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years ended December 31, 2002 and 2001
                                 (In thousands)
--------------------------------------------------------------------------------

                                                                        2002        2001
                                                                      --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
      Net change in deposit accounts                                  $  2,702    $  6,131
      Proceeds from borrowed funds                                       2,500      15,000
      Repayments of borrowed funds                                      (3,250)    (21,450)
      Net change in advance payments by borrowers for taxes
       and insurance                                                       101        (298)
      Payment of cash dividends                                           (508)       (512)
      Proceeds from stock options exercised                                 44          57
      Purchase of treasury stock                                          (345)       (343)
                                                                      --------    --------
               Net cash provided by (used in)  financing activities      1,244      (1,415)
                                                                      --------    --------

Net change in cash and cash equivalents                                 (1,435)     10,654

Cash and cash equivalents at beginning of year                          19,738       9,084
                                                                      --------    --------
Cash and cash equivalents at end of year                              $ 18,303    $ 19,738
                                                                      ========    ========
Supplemental disclosures of cash flow information:
  Cash payments during the period for:
       Interest                                                       $  4,462    $  5,684
       Taxes                                                               356         510

Supplemental disclosures of noncash activities
       Amount due to broker for purchase of securities                      --       1,000

--------------------------------------------------------------------------------
    See accompanying notes to consolidated financial statements.

                     NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
                    (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

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

The company provides financial services through its offices in Cook County, Illinois. Its primary deposit products are checking, savings and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Other financial instruments, which potentially represent concentrations of credit risk, include deposit accounts in other financial institutions and federal funds sold. Included in cash and cash equivalents at December 31, 2002, was $13,048 with the Company's main correspondent bank.

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

--------------------------------------------------------------------------------
                                   (Continued)

                     NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
                    (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

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

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the life of the loan term. Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent (180 days for residential mortgages) unless the credit is well-secured and in process of collection. Consumer loans are typically charged off no later than 90 days past due. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are bought current and future payments are reasonably assured.

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

Servicing Assets: Servicing assets represent the allocated value of retained servicing rights on loans sold. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using groupings of the underlying loans as to the interest rates and then, secondarily, as to geographic and prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance.

--------------------------------------------------------------------------------
                                   (Continued)

                     NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
                    (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND
  ORGANIZATION (CONTINUED)

Premises and Equipment: Land is carried at cost. Depreciation of office property and equipment is accumulated primarily on the straight-line method over the estimated useful lives ranging from 3 years to 50 years of the related assets. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the remaining term of the lease. At December 31, 2002 and 2001 leasehold improvements were fully depreciated.

Long term Assets: Premises and equipment and other long term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

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

Earnings Per Share: Basic earnings per share is net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for this calculation unless unearned. Only options where the exercise price is below the current market price are included in calculating diluted earnings per share. Stock awards were not considered in the computation of diluted earnings per share because the effects of the assumed exercise would have been anti-dilutive.

The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31.

                                                             2002        2001
                                                         ----------   ----------
     Numerator - net income                              $      720   $      485
     Denominator:
          Basic earnings per share-weighted average
              shares outstanding                          1,154,492    1,149,176
          Effect of dilutive stock options outstanding        9,980       13,511
                                                         ----------   ----------
          Diluted earnings per share-adjusted weighted
              average shares outstanding                  1,164,472    1,162,687
     Basic earnings per share                            $      .62   $      .42
     Diluted earnings per share                          $      .62   $      .42

Stock Compensation: Employee compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. Options vest immediately on the grant date. No options were granted in 2002 or 2001 and therefore there was no impact on net income or basic and diluted earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION.

--------------------------------------------------------------------------------
                                   (Continued)

                     NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
                    (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

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

Off Balance Sheet Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

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

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale and changes in minimum pension liability which are also recognized as separate components of equity.

Newly Issued But Not Yet Effective Accounting Standards: New Accounting standards on asset retirement obligations, restructuring activities and exit costs, operating leases, and early extinguishment of debt were issued in 2002. Management determined that when the new accounting standards are adopted in 2003 they will not have a material impact on the Company's financial condition or results of operations.

--------------------------------------------------------------------------------
                                   (Continued)

                     NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
                    (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

NOTE 2 - SECURITIES AVAILABLE-FOR-SALE

Year-end securities available-for-sale are as follows:

                                                                Gross             Gross
                                             Fair             Unrealized        Unrealized
                                             Value              Gains             Losses
                                            -------           ----------        ----------
2002
----
    U.S. Government agency securities       $ 4,068               $73               $ (-)
    Mortgage-backed securities               14,503               285                (32)
    Mutual funds                              8,252                77                 (-)
    Other                                        52                --                (11)
                                            -------              ----              -------
                                            $26,875              $435              $ (43)
                                            =======              ====              =======

2001
----
    U.S. Government agency securities        $7,013               $18               $ (5)
    Mortgage-backed securities               11,707                27                (74)
    Other                                        33                --                (30)
                                            -------              ----              -------
                                            $18,753               $45              $(109)
                                            =======              ====              =======

The fair value of securities available-for-sale by contractual maturity at year end 2002 are shown below. Securities not due at a single maturity date, primarily mortgage-backed securities and mutual funds, are shown separately.

                                        Fair Value
                                        ----------
    Due in one through five years          $3,042
    Due after ten years                     1,026
    Mortgage-backed                        14,503
    Mutual funds                            8,252
    Other                                      52
                                        ---------
                                          $26,875

Sale of securities available-for-sale were as follows:

                                   2002     2001
                                  ------   ------
     Proceeds                     $8,523   $  934
     Gross gains                     181       11
     Gross losses                     --       --

--------------------------------------------------------------------------------
                                   (Continued)

                     NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
                    (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

NOTE 3 - LOANS RECEIVABLE

Loans at year-end were as follows:

                                                                2002       2001
                                                               -------   -------
     Mortgage loans:
          One-to four-family                                   $46,912   $64,581
          Multifamily                                            2,761     4,099
          Commercial real estate                                23,317    17,876
                                                               -------   -------

                Total mortgage loans                            72,990    86,556

     Commercial loans                                            1,562     1,613
     Consumer loans                                             12,474     5,808
                                                               -------   -------
                Total loans receivable                          87,026    93,977
     Less:
         Deferred loan fees, net                                   236       254
         Allowance for loan losses                                 326       298
                                                               -------   -------
     Total                                                     $86,464   $93,425
                                                               =======   =======

Activity in the allowance for loan losses is summarized as follows:

                                                                2002       2001
                                                               -------   -------

        Balance at beginning of year                              $298     $262
        Provision for loan losses                                   28       36

        Balance at end of year                                    $326     $298
                                                               =======   =======

The Company did not have any loans considered to be impaired during 2002 or 2001.

Mortgage loans serviced for others amounted to approximately $5,930 and $3,438 as of year-end 2002 and 2001, respectively.

     Servicing Rights                                           2002       2001
                                                               -------   -------

        Beginning of year                                         $ 32      $ 1

        Additions                                                   40       55

        Amortized to expense                                       (15)     (24)

        End of year                                                $57      $32
                                                               =======   =======

--------------------------------------------------------------------------------
                                   (Continued)

                     NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
                    (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

NOTE 4 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

                                                                2002       2001
                                                               -------   -------
Land                                                            $ 100    $  100
Office building                                                 1,101     1,101
Furniture, fixtures and equipment                               1,282     1,270
Leasehold improvement                                              87        87
                                                               -------   -------
                                                                2,570     2,558

Accumulated depreciation                                       (1,720)   (1,815)
                                                               -------   -------
                                                                $ 850     $ 743
                                                               =======   =======

The Company currently leases space for its Wilmette branch. The lease expires September 30, 2004. Minimum future lease payments during 2003 will be $33 and will be approximately $25 in 2004.

In August 2002, the Company signed a lease for a new branch location. The lease term will be for ten years with three five-year renewal options. The average annual rental expense will be approximately $82 per year. The lease becomes effective on the first day of occupancy which is expected to be August 2003.

NOTE 5 - DEPOSIT ACCOUNTS

Scheduled maturities of time deposits for the next five years and thereafter were as follows:

            2003                                                      $20,821
            2004                                                        6,045
            2005                                                        8,908
            2006                                                        4,067
            2007                                                        6,141
         Thereafter                                                        53
                                                                      -------
                                                                      $46,035
                                                                      -------

Certificates of deposit of $100 or more totaled $16,682 and $15,983 at year-end 2002 and 2001, respectively.

--------------------------------------------------------------------------------
                                   (Continued)

                     NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
                    (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

NOTE 6 - BORROWED FUNDS

Borrowed funds are summarized as follows at year-end 2002 and 2001:

FHLB Advances
                                                              2002        2001
                                                             -------     -------
 Fixed terms, matures August 2002 through January 2011;
      range of rates 4.30% to 6.65%; averaging 5.36%         $    --     $31,750
                                                             -------     -------
 Fixed terms, matures March 2003, through January, 2011;
       range of rates 2.90% to 6.65%; averaging 5.19%         31,000          --
                                                             -------     -------
                                                             $31,000     $31,750
                                                             =======     =======

Scheduled repayments and maturities of the borrowings at year-end 2002 are as follows:

     2003                                                              $ 3,500
     2004                                                                2,500
     2005                                                                7,000
     2006                                                                2,000
     2007                                                                   --
  Thereafter                                                            16,000
                                                                       -------
                                                                       $31,000
                                                                       =======

The Savings Bank maintains a collateral pledge agreement covering advances whereby the Savings Bank has agreed to at all times keep on hand, free of all other pledges, liens, and encumbrances, first mortgage loans on improved residential property not more than 90 days delinquent, aggregating no less than 167% of the outstanding advances from the Federal Home Loan Bank of Chicago. At December 31, 2002 the Company's collateral pledged to the FHLB was less than the required amount needed to collateralize the outstanding advances. Subsequent to year-end, management pledged additional securities to cover the shortage. At December 31, 2002, $21,000 of Federal Home Loan Bank advances had various call provisions. All stock in the FHLB of Chicago is pledged as additional collateral for these advances.

The Company has a $500 unsecured line of credit from an unrelated financial institution. The line provides for an interest rate at the prime rate or 225 basis points over the three-month LIBOR. The line requires quarterly payments of accrued interest and one payment of all outstanding principal plus accrued interest at maturity. The line of credit was renewed on February 25, 2003 and has a maturity date of February 25, 2004.

--------------------------------------------------------------------------------
                                   (Continued)

                     NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
                    (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

NOTE 7 - INCOME TAXES

Income tax expense is comprised as follows for the years ended 2002 and 2001:

                                                              2002        2001
                                                             -------     -------

               Federal:
                     Current                                   $ 428      $ 274
                     Deferred                                     28         39
                                                             -------     -------
                                                                 456        313
                                                             -------     -------

              State:
                    Deferred                                       4         --
                                                             -------     -------
                                                               $ 460      $ 313
                                                             =======     =======

Income tax expense resulted in an effective tax rate of 39.0% and 39.2% for the years ended 2002 and 2001, respectively. The reasons for the difference between the effective tax rate and the statutory Federal income tax rate are shown below:

                                                     Years Ended December 31,
                                                -------------------------------
                                                    2002               2001
                                                 ----------          ---------
                                                (Percentage of earnings before
                                                           income taxes)
                                                -------------------------------
Federal income tax rate                             34.0%              34.0%
Items affecting federal income tax rate:
     State income tax, net of federal benefit         .3                 --
     Non-deductible compensation expense             2.2                2.5
     Other, net                                      2.5                2.7
                                                    ----               ----
           Effective income tax rate                39.0%              39.2%
                                                    ====               ====

--------------------------------------------------------------------------------
                                   (Continued)

                     NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
                    (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

NOTE 7 - INCOME TAXES (CONTINUED)

The tax effects of existing temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets at year-end are:

                                                              2002   2001
                                                              ----   ----
Deferred tax assets:
        State net operating loss carryforwards                $ 35   $ 70
        Unrealized loss on securities available-for-sale        --     22
        Allowance for loan losses                              126    115
        Other                                                   36     13
                                                              ----   ----
              Gross deferred tax assets                        197    220

Deferred tax liabilities:
        Dividends received in stock, not recognized for
           tax purposes                                       $236   $147
        Unrealized gains on securities available-for-sale      133     --
        Tax depreciation in excess of book depreciation        195    194
        Excess of tax bad debt reserved over base year          21     43
        Deferred loan fees                                       3      5
        Pension expense                                        160    178
        Other                                                    1     18
                                                              ----   ----
              Gross deferred tax liabilities                   749    585
                                                              ----   ----
                 Net deferred tax liability                   $552   $365
                                                              ====   ====

Retained earnings as of year-end 2002 included $3,137 for which no provision for federal income tax had been made. This amount represents allocations of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subject to the then current corporate income tax rate.

--------------------------------------------------------------------------------
                                   (Continued)

                     NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
                    (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

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

The Company's pension plan data for the years ended 2002 and 2001 is shown below:

                                                             2002        2001
                                                            -------    -------
     Change in benefit obligation:
           Benefit obligation at beginning of year          $ 3,729    $ 3,586
           Service cost                                          94         83
           Interest cost                                        234        242
           Actuarial (gain) loss                                357         62
           Benefits paid                                       (241)      (244)
                                                            -------    -------

                Benefit obligation at end of year           $ 4,173    $ 3,729
                                                            =======    =======

     Change in plan assets:
           Fair value of plan assets at beginning of year   $ 3,941    $ 3,053
           Actual return on plan assets                         541        995
           Company contributions                                152        137
           Benefits paid                                       (241)      (244)
                                                            -------    -------

                 Fair value of plan assets at end of year   $ 4,393    $ 3,941
                                                            =======    =======

     Reconciliation of funded status:
           Funded status                                    $   220    $   212
           Unrecognized net actuarial loss                      405        247
           Unrecognized transition asset                         --         (2)
           Unrecognized prior service cost                       (6)        (7)
                                                            -------    -------

                 Prepaid benefit cost                       $   619    $   450
                                                            =======    =======

Net pension cost for the years ended 2002 and 2001 includes the following components:

                                                             2002        2001
                                                            -------    -------
     Service cost benefits earned during the year           $    94    $    83
     Interest cost on projected benefit obligation              234        242
     Expected return on plan assets                            (341)      (270)
     Net amortization and deferral                               (3)        37
                                                            -------    -------
                                                            $   (16)   $    92
                                                            =======    =======

--------------------------------------------------------------------------------
                                   (Continued)

                     NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
                    (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

NOTE 8 - PENSION PLAN (Continued)

The projected benefit obligation was determined using an assumed weighted-average discount rate of 6.25% and 6.5% in 2002 and 2001, and an assumed compensation increase of 4% in 2002 and 2001. The assumed weighted-average long-term rate of return on plan assets was assumed to be 8.50% and 8.75% in 2002 and 2001.

NOTE 9 - STOCK OPTION PLAN

In 1993, the Company adopted a stock option plan (the plan) pursuant to which the Company's Board of Directors may grant stock options to directors, officers, and employees of the Company and the Savings Bank. The number of common shares authorized under the plan is 208,294, equal to 10% of the total number of shares issued in the initial stock offering. The exercise price is equal to the fair value of the common stock at the date of grant. The option term cannot exceed ten years from the grant date. At December 31, 2002, there were 5,000 additional shares available for grant under the plan.

A summary of the status of the stock option plan for the years ended 2002 and 2001 is presented below:

                                                 2002                 2001
                                           ------------------  -----------------
                                                     Weighted           Weighted
                                                     Average            Average
                                                     Exercise           Exercise
                                           Shares     Price    Shares     Price
                                           ------    ------    ------    ------
     Outstanding at beginning of year      55,622    $ 9.87    62,622    $ 9.53
     Granted                                   --        --        --        --
     Exercised                             (5,000)   $ 6.67    (7,000)     6.67
                                           ------    ------    ------    ------
     Outstanding and exercisable at end
       of year                             50,622    $10.17    55,622    $ 9.87
                                           ======    ======    ======    ======

Options outstanding and exercisable at year-end 2002 were as follows:

                                                      Weighted
                                                       Average         Weighted
                                                      Remaining        Average
                                                     Contractual       Exercise
Range of exercise price             Number           Life (years)        Price
-----------------------             ------           ------------      --------
            $6.67 - $7.75           28,124               1.4           $ 7.05
            $11.50 - $14.83         22,498               5.4            14.10
                                    ------
             Outstanding at year    50,622               3.2           $10.18
                                    ======

--------------------------------------------------------------------------------
                                   (Continued)

                     NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
                    (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

NOTE 10 - EMPLOYEE STOCK OWNERSHIP PLAN

The Employee Stock Ownership Plan (ESOP) covers substantially all employees with more than six months of employment who have attained the age of 20-1/2. The plan was funded by a loan in the amount of $1,111 from the Company to the ESOP Trust at a rate of 8% with principal and interest payments due quarterly and maturing on December 31, 2002. The loan is secured by the shares of the Company purchased with the loan proceeds. The Savings Bank has committed to make contributions to the ESOP sufficient to allow the ESOP to fund its debt service requirements on the loan. The ESOP purchased 166,635 common shares of the Company in the conversion with the loan proceeds. The balance of the ESOP loan is reported as a reduction in stockholders' equity. In 2002 and 2001, contributions to the ESOP of $187 and $170 were used to fund principal and interest payments on the ESOP debt. These contributions resulted in the release of 13,102 shares and 14,100 shares in 2002 and 2001. Dividends on ESOP shares are reinvested in Company stock held by the ESOP.

Shares held by the ESOP were as follows:

                                                            2002          2001
                                                          ---------     --------
     Allocated to participants                              124,259      110,586
     Unearned                                                    --       13,102
                                                          ---------     --------
     Total ESOP shares                                      124,259      123,688
                                                          ---------     --------
     Fair value of unearned shares                         $     --     $    170
                                                          =========     ========

Distributions of ESOP shares were 3,190 shares and 10,864 shares in 2002 and 2001, respectively. Dividends were used to purchase 3,761 shares and 3,601 shares in 2002 and 2001.

NOTE 11 - 401-K PLAN

On January 1, 2003, the Bank initiated a 401-K plan for all employees who have completed 12 months of continuous employment and who have attained age 21. The plan allows participating employees to defer a certain percentage of their salary at each pay period with the Bank providing a safe harbor matching contribution of up to 100% of the first 3% of salary plus 50% of the next 2% of salary.

--------------------------------------------------------------------------------
                                   (Continued)

                     NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
                    (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

NOTE 12 - COMPREHENSIVE INCOME

Other comprehensive income components and related taxes were as follows:

                                                      2002       2001
                                                     -------    -------
     Unrealized holding gain and losses on
       available-for-sale securities                 $   637    $   841
     Less reclassification adjustments for (gains)
       losses recognized in income                      (181)       (11)
     Change in minimum pension liability                  --        474
                                                     -------    -------
         Net unrealized gains and losses                 456      1,304
     Tax effect                                         (155)      (451)
                                                     -------    -------
     Other comprehensive income                      $   301    $   853
                                                     =======    =======

NOTE 13 - REGULATION AND SUPERVISION

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

As of year-end 2002, the most recent notification from the Office of Thrift Supervision categorized the Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Savings Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Savings Bank's category.

--------------------------------------------------------------------------------
                                   (Continued)

                     NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
                    (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

NOTE 13 - REGULATION AND SUPERVISION (CONTINUED)

The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                To be well capitalized
                                                                            For capital         Under prompt corrective
                                                                                                          Action
                                                         Actual             Adequacy Purposes           Provisions
                                                         ------             -----------------           ----------
                                                    Amount     Ratio       Amount         Ratio       Amount   Ratio
                                                    ------     -----       ------         -----       ------   -----
2002
----
     Total capital (to risk-weighted
        assets)                                     $13,556     18.5%      $5,875          8.0%       $7,344   10.0%

     Tier 1 capital (to risk weighted
        assets)                                      13,230     18.0        2,938          4.0         4,406    6.0

     Tier 1 (core) capital (to adjusted
        total assets)                                13,230      9.6        5,491          4.0         6,864    5.0

2001
----

     Total capital (to risk-weighted
        assets)                                     $13,176     19.9%      $5,287          8.0%       $6,609   10.0%

     Tier 1 capital (to risk-weighted
        assets)                                      12,878     19.5        2,644          4.0         3,965    6.0

     Tier 1 (core) capital (to adjusted
        total assets)                                12,878      9.5        5,449          4.0         6,811    5.0

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

NOTE 14 - OFF-BALANCE-SHEET ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration

--------------------------------------------------------------------------------
                                   (Continued)

                     NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
                    (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

NOTE 14 - OFF-BALANCE-SHEET ACTIVITIES (CONTINUED)

dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

                                                             2002      2001
                                                            ------   -------
Unused lines of credit                                      $9,660   $5,553
Commitments to make loans (at market rates)                  1,201    1,526
Construction loans in process                                1,019      499

Commitments to make loans are generally made for periods of 90 days or less. Fixed rate loan commitments at year-end 2002 totaled $735 and have interest rates ranging from 6.00% to 7.375% and maturities ranging from 5 years to 30 years.

NOTE 15 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" (SFAS No. 107), requires the disclosure of estimated fair values of all asset, liability, and off-balance-sheet financial instruments. The estimated fair value amounts under SFAS No. 107 have been determined as of a specific point in time utilizing various available market information, assumptions, and appropriate valuation methodologies. Accordingly, the estimated fair values presented herein are not necessarily representative of the underlying value of the Company. Rather, the disclosures are limited to reasonable estimates of the fair value of only the Company's financial instruments. The use of assumptions and various valuation techniques, as well as the absence of secondary market assets for certain financial instruments, will likely reduce the comparability of fair value disclosure between financial institutions. The Company does not plan to sell most of its assets or settle most of its liabilities at these fair values. The estimated fair values of the Company's financial instruments as of December 31 are set forth in the following table:

--------------------------------------------------------------------------------
                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
                    (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

NOTE 15 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INVESTMENTS
  (Continued)

                                                             2002                   2001
                                                             ----                   ----
                                                       Carrying      Fair     Carrying      Fair
                                                        Amount       Value     Amount       Value
                                                       --------      -----    --------      -----
Financial assets:
      Cash and cash equivalents                         $18,303     $18,303    $19,738     $19,738
      Securities available-for-sale                      26,875      26,875     18,753      18,753
      Stock in Federal Home Loan Bank of Chicago          3,999       3,999      2,770       2,770
      Loans receivable, net                              86,464      87,477     93,425      93,130
      Accrued interest receivable                           503         503        725         725

Financial liabilities:
      Deposit accounts                                  $90,150     $91,985    $87,448     $88,316
      Borrowed funds                                     31,000      34,391     31,750      33,432
      Accrued interest payable                              168         168        210         210

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

--------------------------------------------------------------------------------
                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
                    (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

NOTE 16 - PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS

Presented below are the condensed balance sheets, statements of operations, and statements of cash flows for North Bancshares, Inc.

                   CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                        2002      2001
                                                       -------   -------
ASSETS
     Cash and cash equivalents                         $   136   $   407
     Securities available-for-sale                          52        33
     Accrued interest receivable and other assets          232       203
     Investment in savings bank                         13,496    12,856
                                                       -------   -------
             Total assets                              $13,916   $13,499
                                                       =======   =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Accrued expenses and other liabilities                      11         6
Stockholders' equity                                    13,905    13,493
                                                       -------   -------
Total liabilities and stockholders' equity             $13,916   $13,499
                                                       =======   =======

                       CONDENSED STATEMENTS OF OPERATIONS

                                                        2002      2001
                                                       -------   -------
Dividends from subsidiary                              $   500   $   833
Interest income                                             14        23
Gain on sale of securities available-for-sale, net          --         9
Interest expense                                            --        (3)
Noninterest expense                                        (97)      (69)
                                                       -------   -------
Income before income taxes and equity in undistributed
  earnings of bank subsidiary                              417       793
Income tax benefit                                          29        14
Equity in undistributed (over distributed) earnings of
  savings bank                                             274      (322)
                                                       -------   -------
Net income                                             $   720   $   485
                                                       =======   =======

--------------------------------------------------------------------------------
                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
                    (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

NOTE 16 - PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS (CONTINUED)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                        2002      2001
                                                       -------   -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                             $   720   $   485
Adjustments to reconcile net income to net cash
  provided by operating activities
     ESOP and compensation expense                         200       170
     Net change in accrued interest and other assets       (37)      378
     Net change in other liabilities                         5      (129)
     Gain on sale of investment securities available-
       for-sale, net                                        --        (9)
     Equity in undistributed earnings of the
       Savings Bank                                       (274)      322
                                                       -------   -------
Net cash provided by operating activities                  614     1,217

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital contribution to Savings Bank                       (76)      (59)
Proceeds from sale of securities available-for-sale         --         9
                                                       -------   -------
     Net cash used in investing activities                 (76)      (50)

CASH FLOWS FROM FINANCING ACTIVITIES:
     Payment of cash dividend                             (508)     (512)
     Proceeds from stock options exercised                  44        57
     Purchase of treasury stock                           (345)     (343)
       Net cash used in financing activities              (809)     (798)
                                                       -------   -------
Net change in cash and cash equivalents                   (271)      369

Cash and cash equivalents at beginning of year             407        38
                                                       -------   -------

Cash and cash equivalents at end of year               $   136   $   407
                                                       =======   =======

--------------------------------------------------------------------------------
                                   (Continued)

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

JOSEPH M. PERRI            CATHERINE J. HARPER          EMILIE V. REITER
Senior Vice President      Vice President               Assistant Secretary
North Federal Savings      North Federal Savings
  Bank                       Bank

MARK F. METZGER            SUSAN L. RODRIGUEZ           D. ROBERT HARLESS
Vice President             Assistant Secretary          Assistant Vice President
North Federal Savings      North Federal Savings        North Federal Savings
  Bank                       Bank                         Bank

WARREN RIFE                ELIZABETH M. SIMON
Assistant Vice President   Assistant Vice President
North Federal Savings      North Federal Savings
  Bank                       Bank

CORPORATE INFORMATION

STOCK PRICE INFORMATION
North Bancshares, Inc. common stock trades on The Nasdaq Stock Market(R) under the symbol "NBSI." The table below shows the high and low closing sales prices of the common stock during the periods indicated in fiscal 2002 and 2001. On March 3, 2003, North Bancshares, Inc. had approximately 150 shareholders of record and 250 beneficial shareholders. As of that date, there were 1,142,927 shares of common stock issued and outstanding.

------------------------------------------------------------------------
                                     2002                 2001
------------------------------------------------------------------------
                               High        Low       High        Low
------------------------------------------------------------------------
First quarter                 $13.00      $11.80    $11.25      $8.94
------------------------------------------------------------------------
Second quarter                 13.00      12.25      12.00      10.75
------------------------------------------------------------------------
Third quarter                  13.65      11.52      14.50      11.50
------------------------------------------------------------------------
Fourth quarter                 14.84      11.26      13.66      12.30
------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                   (Continued)

INVESTOR INFORMATION

A copy of North Bancshares, Inc.'s annual report on Form 10-KSB, to be filed with the Securities and Exchange Commission, is available without charge by writing our Corporate Office or can be viewed on line by accessing the SEC's Edgar reporting system or by accessing Nasdaq.com on the Bank's web site and reviewing the current Edgar filings for NBSI.


VICTOR E. CAPUTO, SECRETARY
North Bancshares, Inc.
100 West North Avenue
Chicago, Illinois 60610-1399
(312) 664-4320 E-Mail: vecaputo@northfederal.com www.northfederal.com

Shareholders, investors and analysts interested in additional information may contact the above.


ANNUAL MEETING OF SHAREHOLDERS
The Annual Meeting of the Shareholders of North Bancshares, Inc. will be held at 4:00 P.M., April 25, 2003, at the main office of the Company at 100 West North Avenue, Chicago, Illinois.


STOCK TRANSFER AGENT AND REGISTRAR
Inquiries regarding stock transfer, registration, lost certificate, lost dividend checks or changes in name and address should be directed to the stock transfer agent and registrar, LaSalle Bank, N. A., by calling 312-904-2584 or by writing:


LASALLE BANK, N.A.                              MARKET MAKERS
Trust and Asset Management                      An-Pac Securities, Inc.
135 South LaSalle Street                        Baird Patrick & Co., Inc.
Chicago, IL 60603                               Friedman, Billings, Ramsey, Inc.
                                                Herzog, Heine, Geduld, Inc.
CORPORATE COUNSEL/WASHINGTON, D.C.              Keefe, Bruyette & Woods, Inc.
Silver, Freedman & Taff, L.L.P.                 Knight Securities, L. P.
1700 Wisconsin Avenue, N.W.                     Spear, Leeds, Kellogg, Inc.
Washington, D.C. 20007                          Trident Securities, Inc.

CORPORATE COUNSEL/CHICAGO, IL
John P. Koch
100 West North Avenue
Chicago, IL 60610-1399

INDEPENDENT AUDITORS
Crowe, Chizek and Company LLP
One Mid America Plaza
P.O. Box 3697 Oak Brook, IL 60522