Form 10KSB, Exhibit 13
period 2003-12-31
NORTH BANCSHARES INC
filed 2004-03-29
CIK 912623

EXHIBIT 13


TABLE OF CONTENTS
--------------------------------------------------------------------------------

Message from the Chairman and the President...............................     1

Selected Consolidated Financial Information...............................     2

Management's Discussion and Analysis of Financial
  Condition and Results of Operations.....................................     4

Report of Independent Auditors............................................    14

Consolidated Statements of Financial Condition............................    15

Consolidated Statements of Operations.....................................    16

Consolidated Statements of Changes in
  Stockholders' Equity....................................................    17

Consolidated Statements of Cash Flows.....................................    18

Notes to Consolidated Financial Statements................................    20

Stockholder and Corporate Information.....................................    41

                                                                  March 22, 2004


To Our Shareholders:

         Our Company ended fiscal year 2003 in much better shape than it began. During the year 2002 and at the beginning of 2003 we experienced a decline in our interest rate spread resulting from the extraordinary refinancing activity that took place as a result of the lowest levels of interest rates in 45 years. Despite these historically low rates, an employee embezzlement that was discovered in the first quarter of 2003 and an economy that has just begun to recover, we ended the year with a record number of loans, which included an $8.2 million increase in equity lines of credit. In January 2004, we fully recovered the embezzled funds and we have made progress on improving our interest rate spread. In addition, the credit quality of our portfolio has remained excellent.

         During 2003, we continued the diversification of our loan portfolio into commercial real estate and consumer loans, while selling long term fixed rate loans. These higher-yielding consumer and commercial real estate loans carry shorter terms to maturity and reprice faster than residential mortgages, which will result in future earnings being less susceptible to movements in interest rates.

         We also continued to grow our core deposit products with our passbook, checking and money market deposit accounts growing by 3.3% over year end 2002 and, within that category, non-interest checking accounts growing 9.5%. Many of our customers are now using our internet banking product and bill payment service that we introduced in 2003.

         While the economy continues to struggle with recovery and it appears that interest rates will remain low for an extended period of time, your Board is committed to improving shareholder value and continues to expand and enhance our balance sheet with the products and services that our customers demand and deserve.

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


                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                       DECEMBER 31,
                                              --------------------------------------------------------------
                                                 2003         2002         2001         2000          1999
                                              --------------------------------------------------------------
                                                           (IN THOUSANDS-EXCEPT PER SHARE DATA)
============================================================================================================

SELECTED FINANCIAL CONDITION DATA:
----------------------------------
Total assets                                  $ 133,746    $ 137,793    $ 136,761    $ 134,581     $ 130,689
Loans receivable, net                            95,471       86,464       93,425       90,765        88,989
Securities available for sale                    18,612       26,875       18,753       30,541        31,578
Deposit accounts                                 90,952       90,150       87,448       81,317        76,506
Borrowed funds                                   27,500       31,000       31,750       38,200        41,100
Stockholders' equity                             13,494       13,905       13,493       12,783        11,253


                                                                   YEAR ENDED DECEMBER 31,
                                              --------------------------------------------------------------
SELECTED OPERATING DATA:                         2003          2002         2001         2000         1999
------------------------                      --------------------------------------------------------------
Total interest income                         $   6,892    $   8,390    $   9,219    $   9,250     $   8,837
Total interest expense                            3,601        4,420        5,626        5,787         5,276
                                              --------------------------------------------------------------
Net interest income before provision
  for loan losses                                 3,291        3,970        3,593        3,463         3,561
Provision for loan losses                            21           28           36           31            17
                                              --------------------------------------------------------------
Net interest income after provision
  for loan losses                                 3,270        3,942        3,557        3,432         3,544
                                              --------------------------------------------------------------
Non-interest income (loss):

  Gain (loss) on sale of securities
    available for sale                              100          181           11         (138)           75
  Gain (loss) on sale of loans held
    for sale                                         65           75           64          (12)           --
  Gain on sale of real estate                        --           --           --        1,322            --
  Other than temporary decline in
    value of securities available for sale           --           --           --          (24)          (66)
  Service fees and other non-interest
    income                                          429          326          323          308           299
                                              --------------------------------------------------------------
Total non-interest income                           594          582          398        1,456           308
Non-interest expense                              3,283        3,344        3,157        3,065         2,954
                                              --------------------------------------------------------------

Income before tax expense                           581        1,180          798        1,823           898
Income tax expense                                  211          460          313          453           362
                                              --------------------------------------------------------------
NET INCOME                                    $     370    $     720    $     485    $   1,370     $     536
                                              ==============================================================

Basic earnings per share                      $     .32    $     .62    $     .42    $    1.17     $     .45
Diluted earnings per share                          .32          .62          .42         1.16           .44
                                              --------------------------------------------------------------
Dividends paid per share                            .38          .44          .44          .44           .44
                                              --------------------------------------------------------------

                    SELECTED FINANCIAL RATIOS AND OTHER DATA

                                                                                   DECEMBER 31,
                                                 --------------------------------------------------------------------------------
                                                     2003             2002             2001             2000             1999
                                                 --------------------------------------------------------------------------------
PERFORMANCE RATIOS:
---------------------------------------------------------------------------------------------------------------------------------
 Return on assets (ratio of net income to
   average assets)                                    0.28%            0.52%            0.35%            1.04%            0.42%
 Return on stockholders' equity (ratio of
   net income to average equity)                      2.71             5.28             3.72            11.68             4.36
 Interest rate spread information:
   Average during year                                2.09             2.45             2.09             2.09             2.30
   End of year                                        2.18             2.21             2.15             2.13             2.35
 Net interest margin                                  2.54             2.95             2.67             2.68             2.83
 Ratio of operating expenses to average
   assets                                             2.45             2.41             2.30             2.33             2.30
 Efficiency ratio(1)                                   .85              .74              .79              .62              .76
 Ratio of average interest-earning assets
   to average interest-bearing liabilities          115.86           115.05           114.03           113.31           112.76

ASSET QUALITY RATIOS:
---------------------------------------------------------------------------------------------------------------------------------
 Non-performing assets to total assets at
   end of year                                        0.00             0.00             0.00             0.00             0.00
 Allowance for loan losses to non-
   performing loans                                    N/A(2)           N/A(2)           N/A(2)           N/A(2)           N/A(2)
 Allowance for loan losses to loans
   receivable                                         0.36             0.38             0.32             0.29             0.26

CAPITAL RATIOS:
---------------------------------------------------------------------------------------------------------------------------------
  Stockholders' equity to total assets               10.09            10.09             9.87             9.50             8.61
  Average stockholders' equity to average
   assets                                            10.16             9.82             9.49             8.93             9.56
  Shares outstanding-actual                      1,144,695        1,138,029        1,156,774        1,181,253        1,231,207
  Book value per share                               11.79            12.22            11.66            10.82             9.14
  Dividend payout ratio                               1.19              .71             1.04              .38             1.00

NUMBER OF FULL SERVICE                                   2                2                2                2                2
OFFICES:
---------------------------------------------------------------------------------------------------------------------------------

(1) Includes gains on sales.
(2) Not applicable because the Company had no non-performing loans.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         North Bancshares, Inc. (the "Company") was organized on September 23, 1993 under Delaware law as the holding company for North Federal Savings Bank (the "Bank"). In connection with the Bank's conversion from a federally chartered mutual savings bank to a stock savings bank, the Bank issued all of its common stock to the Company for approximately 50% of the net proceeds of the conversion. At December 31, 2003, there were 1,144,695 outstanding shares of common stock. The Company's common stock trades on The Nasdaq Stock Market under the symbol "NBSI."

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

FORWARD-LOOKING STATEMENTS

         When used in this Annual Report and in other filings with the Securities and Exchange Commission, in press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe," "Will likely result," "are expected to," "will continue", "is anticipated", "estimate", "project", "plans," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward- looking statements, which speak only as of the date made. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

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

         The Board of Directors and the Management of the Company and the Bank are continuing to focus on building the franchise value of the Company in order to improve and produce long term value to our shareholders and to serve the needs of our communities, customers, and employees.

         In order to accomplish this mission we set forth the following goals and targets.


         1. To achieve a 7.5% TO 8.0% return on equity (ROE) by the end of fiscal year 2006.

         2. To achieve a .65% TO .70% return on assets (ROA) by the end of fiscal year 2006.

         3. To increase deposit accounts by 10% per year, with an emphasis on lower cost accounts such as non-interest bearing checking accounts.

         4. To achieve a loan to assets ratio of between 75% to 80% by the end of fiscal year 2006.

         5. To continue to focus lending on products that carry adjustable rates and have shorter terms to maturity than long term fixed rate mortgages.

         6. To increase non-interest income by 10% to 15% per year.

         7. To provide shareholders a regular quarterly dividend.

         8. To continue efforts at controlling costs in order to improve overall efficiency.

         9. To consider stock repurchase programs when improvement in both earnings per share and book value can be enhanced.


IN ORDER TO ACHIEVE THESE GOALS THE COMPANY:

         1. Will continue to promote its deposit products in the local communities and review alternative sources of low cost deposit products.

         2. Will continue to promote loan products that are adjustable rate and contain shorter terms to maturity such as equity lines of credit and commercial real estate loans.

         3. Will continue to focus on cost containment and investigate and implement new technologies that provide more effective and efficient means to provide financial services to our communities in order to improve efficiency.

         4. Will continue to develop relationships with local community groups, real estate companies and developers to seek out new business opportunities.

         5. Seek out opportunities and locations that compliment the current philosophy of the Company in order to expand operations into adjacent or new communities.

         6. Continue our commitment to community reinvestment.

         7. Will consider other strategic alternatives in order to improve shareholder value.

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

ANALYSIS OF NET INTEREST INCOME

         Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends upon the volume of interest- earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

         The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances.

                                                        -------------------------------------------------------------------------
                                                                        2003                                    2002
                                                        -------------------------------------------------------------------------
                                                         Average      Interest                   Average      Interest
                                                       outstanding     Earned\      Yield\     outstanding     Earned\      Yield\
                                                         balance        Paid         Rate        balance        Paid         Rate
                                                        -------------------------------------------------------------------------
                                                                                   (Dollars in thousands)
INTEREST-EARNING ASSETS:
  Loans receivable(1)                                   $ 86,416      $  5,531       6.40%      $ 92,441      $  6,641       7.18%
  Securities available for sale                           28,083         1,193       4.25         29,388         1,554       5.29
  Federal funds sold and interest-earning deposits        15,259           168       1.10         12,792           195       1.49
                                                        -------------------------------------------------------------------------
Total interest-earning assets                            129,758         6,892       5.31        134,621         8,390       6.23
Non-interest-earning assets                                4,423                                   4,233
                                                        -------------------------------------------------------------------------
Total assets                                             134,181                                 138,854
                                                        =========================================================================

INTEREST-BEARING LIABILITIES:
  MMDA & NOW accounts                                     27,054           257       0.95         27,363           512       1.87
  Passbook accounts                                       12,702            87       0.68         12,266           204       1.66
  Certificate accounts                                    43,621         1,712       3.92         44,963         1,971       4.38
  Borrowed funds                                          28,615         1,545       5.40         32,423         1,733       5.34
                                                        -------------------------------------------------------------------------
Total interest-bearing liabilities                       111,992         3,601       3.22        117,015         4,420       3.78
                                                        -------------------------------------------------------------------------
Non interest-bearing deposits                              5,466                                   4,643
Other liabilities                                          3,092                                   3,546
                                                        -------------------------------------------------------------------------
Total liabilities                                        120,550                                 125,204
Stockholders' equity                                      13,631                                  13,650
                                                        -------------------------------------------------------------------------
Total liabilities and stockholders' equity               134,181                                 138,854
                                                        =========================================================================
Net interest income/interest rate
 spread(2)                                                            $  3,291       2.09%                    $  3,970       2.45%
                                                        =========================================================================
Net earning assets/net interest margin(3)               $ 17,766                     2.54%      $ 17,606                     2.95%
                                                        =========================================================================
Percentage of interest-earning assets to
interest-bearing liabilities                                            115.86%                                 115.05%
                                                        =========================================================================

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

                                               At December 31,
                                               ---------------
                                               2003       2002
                                               ---------------

WEIGHTED AVERAGE YIELD ON:
  Loans receivable                             5.83%      6.76%
  Securities available for sale(1)             4.80       5.77
  Federal funds sold and interest-earning
    deposits                                   1.33       2.19
                                               ---------------
  Combined weighted average yield on
     interest-earning assets                   5.21       5.69
                                               ---------------

WEIGHTED AVERAGE RATE PAID ON:
  Passbook accounts                            0.50       1.25
  MMDA & NOW accounts                          0.77       1.25
  Certificate accounts                         3.66       4.25
  Borrowed funds                               5.41       5.19
                                               ---------------
  Combined weighted average rate paid on
    interest-bearing liabilities               3.03       3.48
                                               ---------------
SPREAD                                         2.18%      2.21%
                                               ===============

----------------------------------------------------------------
(1) Mortgage-backed securities are net of premiums and discounts

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

                                                             YEAR ENDED DECEMBER 31,
                                                       -----------------------------------
                                                                   2003 vs 2002
                                                       -----------------------------------
                                                        Increase (Decrease)
                                                               Due to              Total
                                                       -----------------------------------
                                                                                  Increase
                                                        Volume        Rate       (Decrease)
                                                       -----------------------------------
                                                                  (In Thousands)
INTEREST-EARNING ASSETS:
 Loans receivable(1)                                   $  (386)      $  (724)      $(1,110)
 Securities available for sale                             (55)         (306)         (361)
 Federal funds sold and interest-earning deposits           27           (54)          (27)
                                                       -----------------------------------
  TOTAL INTEREST-EARNING ASSETS                           (414)       (1,084)       (1,498)
                                                       -----------------------------------

INTEREST-BEARING LIABILITIES:
 MMDA & NOW accounts                                        (3)         (252)         (255)
 Passbook accounts                                           3          (120)         (117)
 Certificate accounts                                      (53)         (206)         (259)
 Borrowed funds                                           (206)           18          (188)
                                                       -----------------------------------
  TOTAL INTEREST-BEARING LIABILITIES                      (259)         (560)         (819)
                                                       -----------------------------------
CHANGE IN NET INTEREST INCOME                                                        $(679)
                                                                                     =====

------------------------------------------------------------------------------
(1) Calculated net of deferred loan fees, loan discounts, loans in process and allowance for loan losses.

CHANGES IN FINANCIAL CONDITION

         Total assets decreased by $4.1 million and amounted to $133.7 million at December 31, 2003 from $137.8 million at December 31, 2002. The decrease was primarily attributable to a $5.3 million decrease in cash and cash equivalents and a $8.3 million decrease in securities available for sale. These decreases were partially offset by a $9.0 million increase in net loans receivable.

         Net loans receivable increased by $9.0 million and amounted to $95.5 million at December 31, 2003 from $86.5 million at December 31, 2002. The increase was primarily attributable to a $8.2 million increase in equity lines of credit that adjust to the prime rate or the prime rate plus a margin. In addition, there was a $5.4 million increase in commercial real estate loans which was offset by a $4.0 million decrease in one- to four-family loans. The decrease in one- to four-family loans was primarily due to a focus on diversifying the loan portfolio with more consumer and commercial real estate loans. The Company originated $64.8 million in loans during the year ended December 31, 2003 compared with $46.0 million during the year ended December 31, 2002. Repayments totaled $54.1 million and loan sales totaled $1.9 million during the year ended December 31, 2003, compared with $49.0 million in repayments and $3.9 million in loan sales during the year ended December 31, 2002. At December 31, 2003, the Bank had $6.4 million in loan applications pending approval, closing or funding and $14.5 million in unused equity lines of credit compared with $1.2 million in loan applications and $9.7 million in unused equity lines of credit outstanding at December 31, 2002.

         Cash and cash equivalents decreased $5.3 million and amounted to $13.0 million at December 31, 2003 compared with $18.3 million at December 31, 2002. The decrease was primarily due to the deployment of federal funds into loans.

         Total deposits increased by $800,000 and amounted to $91.0 million at December 31, 2003 compared with $90.2 million at December 31, 2002. The increase was due primarily to a $1.5 million increase in checking, money market deposit and passbook accounts partially offset by a $600,000 decrease in certificates of deposit. Non-interest bearing checking accounts increased 9.5% to $5.6 million at December 31, 2003 compared with $5.1 million at December 31, 2002. Management believes that the increase in deposits was due in part to customers seeking safety and convenience as a result of the decline in the stock market, the negative press the mutual fund industry is receiving and concerns about the economic recovery. The weighted average cost of interest-bearing deposits decreased to 2.47% at December 31, 2003 from 3.18% at December 31, 2002.

         Borrowed funds decreased by $3.5 million and amounted to $27.5 million at December 31, 2002 from $31.0 million at December 31, 2002. The decrease was attributable to the repayment of FHLB advances that matured during the year.

         Stockholders' equity was $13.5 million at December 31, 2003 compared with $13.9 million at December 31, 2002. The decrease was primarily attributable to a $374,000 decrease in accumulated other comprehensive income due primarily to the increase in interest rates that occurred during the third quarter and the resulting negative effect on the fair value of the available for sale securities portfolio. Treasury stock decreased by $120,000 primarily due to the exercise of stock options. Retained earnings increased by net income of $370,000 which was offset by $435,000 in dividend payments. Book value per share decreased to $11.79 at December 31, 2003 compared with $12.22 at December 31, 2002.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2003 AND DECEMBER 31, 2002

         GENERAL. Net income decreased by $350,000 and amounted to $370,000 for the year ended December 31, 2003 as compared to $720,000 for the year ended December 31, 2002. Basic and diluted earnings per share amounted to $.32 for the year ended December 31, 2003, a decrease of $.30 per share from $.62 per basic share and diluted share for the year ended December 31, 2002. The decrease was primarily attributable to a $679,000 decrease in net-interest income before provision for loan losses partially offset by a $249,000 decrease in income tax expense and a $61,000 decrease in non-interest expense.

         INTEREST INCOME. Interest income decreased by $1.5 million and amounted to $6.9 million for the year ended December 31, 2003 compared with $8.4 million for the year ended December 31, 2002. The decrease was primarily attributable to a decrease in the average yield on interest-earning assets to 5.31% for the year ended December 31, 2003 from 6.23% for the year ended December 31, 2002. The decrease in the average yield during the year was due primarily to the decline in market rates of interest that occurred during the years 2002 and 2003. This was compounded by a decrease in higher yielding loans receivable due to prepayments. These prepayments were temporarily reinvested into lower yielding securities available for sale and federal funds.

         INTEREST EXPENSE. Interest expense decreased by $819,000 and amounted to $3.6 million at December 31, 2003 compared with $4.4 million for the year ended December 31, 2002. The decrease was attributable to a $631,000 decrease in interest on deposit accounts and a $188,000 decrease in interest on borrowed funds. The average cost of borrowed funds increased to 5.40% for the year ended December 31, 2003 from 5.34% for the year ended December 31, 2002. In addition, there was a decrease in the average cost of all interest bearing deposit accounts to 2.47% for the year ended December 31, 2003 from 3.18% for the year ended December 31, 2002 due to the continued decline in both short and long term interest rates during the years 2002 and 2003. The average balance of interest-bearing liabilities decreased to $112.0 million for the year ended December 31, 2003 from $117.0 million for the year ended December 31, 2002.

         PROVISION FOR LOAN LOSSES. The Company added $21,000 to its allowance for loan losses for the year ended December 31, 2003 compared with $28,000 for the year ended December 31, 2002. The decrease is primarily attributable to overall excellent credit quality of the portfolio even though total loans receivable increased. The allowance for loan losses was $347,000 at December 31, 2003 and amounted to .36% of loans receivable compared with $326,000 at December 31, 2002 and .38% of loans receivable. Future additions to the Company's allowance for loan losses and any change in the related ratio of the allowance for loan losses to non-performing loans are dependent upon various factors such as the performance and composition of the Company's loan portfolio, the economy, changes in real estate values, interest rates and the view of the regulatory authorities toward allowance levels and inflation.

         On a quarterly basis, management of the Bank meets to review the adequacy of the allowance for loan losses. Management classifies loans in compliance with regulatory classifications. Classified loans are individually reviewed to arrive at specific reserves for those loans. Once the specific portion of the allowance is calculated, management calculates a historical portion for each loan category based on loan loss history, peer data, current economic conditions and trends in the portfolio, including delinquencies and impairments, as well as changes in the composition of the loan portfolio. Although management believes the allowance for loan losses was at a level adequate to absorb probable incurred losses on existing loans at December 31, 2003, there can be no assurance that such losses will not exceed estimated amounts.

         NON-INTEREST INCOME. Non-interest income increased by $12,000 and amounted to $594,000 for the year ended December 31, 2003 compared with $582,000 for the year ended December 31, 2002. The increase was primarily attributable to a $103,000 increase in service charges and other non-interest income which was partially offset by an $81,000 decrease in gains on sales of securities available for sale.

         NON-INTEREST EXPENSE. Non-interest expense decreased by $61,000 and amounted to $3.3 million for the years ended December 31, 2003 and December 31, 2002. The decrease was primarily attributable to a $189,000 decrease in compensation and benefits expense and professional fees. The decrease in compensation and benefits expense was due primarily to the elimination of expense associated with the ESOP after all shares were fully allocated in 2002. These decreases were partially offset by an $86,000 increase in other non-interest expense primarily related to a $67,000 charge for an employee embezzlement. The embezzlement was fully recovered in the first quarter of 2004.

INCOME TAX EXPENSE.

         The allocation for income taxes decreased by $249,000 and amounted to $211,000 for the year ended December 31, 2003 from $460,000 for the year ended December 31, 2002. The decrease was primarily related to a decrease in net income before taxes. The effective tax rate was 36.3% for the year ended December 31, 2003 compared with 39.0% for the year ended December 31, 2002.

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

         The OTS requires the Bank to maintain sufficient liquidity to ensure its safe and sound operation. At December 31, 2003, the Bank's liquidity ratio was 16.4% compared with 22.2% at December 31, 2002. The decrease was primarily attributable to reinvestment of short-term liquid assets and securities available for sale into loans.

         The Company's most liquid assets are cash and cash equivalents, which include federal funds and interest-bearing deposits. The level of these assets are dependent upon the Company's operating, financing and lending, and investing activities during any given period. At December 31, 2003, cash and cash equivalents totaled $13.0 million compared with $18.3 million at December 31, 2002. These activities are summarized in the Consolidated Statements of Cash Flows for the years ended December 31, 2003 and 2002.

         Certificates of deposit scheduled to mature in one year or less at December 31, 2003, totaled approximately $19.2 million. Management believes, based on its ability to adjust rates on those accounts to market levels, that a significant portion of such deposits will remain with the Company. The Company will continue to focus on shifting its liability mix from higher cost certificates of deposit to lower cost transaction accounts that do not earn interest and produce fee income. The Company will continue to use retail and brokered certificates of deposit as alternate funding sources.

CRITICAL ACCOUNTING POLICIES:

         Allowance for loan losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment should be charged off.

         A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

         Management recognizes a certain level of imprecision exists in the manner in which the allowance for loan losses is calculated, owing to the intangible factors which cannot be quantified for inclusion in a formula.

         Finally, management regularly monitors the performance of the loan portfolio with regards to levels of criticized and classified loans, as well as assessing regional economic factors which may impact the loan portfolio. This enables us to regularly evaluate the adequacy of the allowance.

         Temporary Decline in Fair Value of Debt Securities: The fair value of certain debt securities was less than amortized cost. Management believes the decline in market value below cost does not represent an other-than-temporary impairment, and thus no loss was recognized on the income statement.

COMMITMENTS, CONTINGENCIES AND OTHER CONTRACTUAL OBLIGATIONS

         The Corporation's off-balance sheet arrangements and contractual obligations at December 31, 2003 are summarized in the table that follows. The amounts shown for commitments to extend credit are contingent obligations, some of which expire without being drawn upon. As a result, the amounts shown for these items do not necessarily represent future cash requirements. The Corporation believes that its current sources of liquidity are more than sufficient to fulfill the obligations it has as of December 31, 2003 pursuant to off-balance sheet arrangements and contractual obligations.

         The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets.

         Commitments to extend credit are legally binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Unused home equity lines, which comprise a substantial portion of these commitments, generally expire five years from their date of origination. Other loan commitments generally expire in 60 days. The amount of collateral obtained by the bank upon extension of credit is based on management's credit evaluation of the borrower. Collateral held generally includes mortgages on commercial and residential real estate and deposit accounts with the bank.

Borrowings:                                Total      Less Than    1-3 Years    4-5 Years     Over 5
                                                       1 Year                                  Years
                                          -----------------------------------------------------------
FHLB advances                             $27,500        2,500        9,000        3,000       13,000
-----------------------------------------------------------------------------------------------------
Total contractual cash obligations        $27,500      $ 2,500      $ 9,000      $ 3,000      $13,000
-----------------------------------------------------------------------------------------------------


Other contractual obligations:
     Non-cancelable operating leases           35           35           --           --           --
-----------------------------------------------------------------------------------------------------
 Total other contractual obligations      $    35      $    35      $    --      $    --      $     -
-----------------------------------------------------------------------------------------------------


Loan Commitments:
Unused lines of credit                    $14,526          214          893       13,419           --
Commitments to make loans (at market
   rates)                                   4,937           --          194        2,984        1,759
Construction loans in process               1,431        1,431           --           --           --
-----------------------------------------------------------------------------------------------------
Total commitments                         $20,894      $ 1,645      $ 1,087      $16,403      $ 1,759
=====================================================================================================

CAPITAL REQUIREMENTS

         Current regulatory standards impose the following capital requirements on the Bank and other thrifts: a risk-based capital standard expressed as a percentage of risk-adjusted assets, a leverage ratio of Tier 1 capital to total adjusted assets, and a core capital ratio expressed as a percentage of total adjusted assets. As of December 31, 2003, the Bank exceeded its regulatory capital standards. At such date, the Bank's core capital, Tier 1 capital and risk-based capital of $13.1 million, $13.1 million and $13.4 million, respectively, exceeded the applicable minimum requirements by $7.7 million, $7.7 million, and $6.5 million respectively.

RECENT ACCOUNTING DEVELOPMENTS

         Adoption of New Accounting Standards: During 2003, the Company adopted FASB Statement 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, FASB Statement 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities, FASB Statement 132 (revised 2003), Employer's Disclosures about Pensions and Other Post retirement Benefits, FASB Interpretation 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, and FASB Interpretation 46, Consolidation of Variable Interest Entities. Adoption of the new standards did not materially affect the Company's operating results or financial condition

IMPACT OF INFLATION AND CHANGING PRICES

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

         The OTS model is based only on the Bank's balance sheet. The assets and liabilities at the parent company level are short-term in nature, primarily cash and equivalents, and were not considered in the analysis because they would not have a material effect on the analysis of NPV sensitivity. The following table sets forth the Company's most recent interest rate sensitivity of NPV, as of December 31, 2003. The changes reflected in the table are within the limits established by the board of directors.

                                                              Net Portfolio
                         Net Portfolio Value                 Value as a % of
                                                         Present Value of Assets
                ----------------------------------------------------------------
Changes in      $ Amount      $ Change       % Change     NPV Change      Change
Rates
--------------------------------------------------------------------------------
+300 bp          10,112        -3,757          -27%          7.69%       -230 bp
+200 bp          11,472        -2,397          -17%          8.57%       -142 bp
+100 bp          12,846        -1,023           -7%          9.42%        -58 bp
   0 bp          13,869             0            0%         10.00%          0 bp
-100 bp          13,431          -438           -3%          9.60%        -39 bp
--------------------------------------------------------------------------------

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors
North Bancshares, Inc.
Chicago, Illinois


We have audited the accompanying consolidated statements of financial condition of North Bancshares, Inc. and Subsidiary (the Company) as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of North Bancshares, Inc. and Subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.





                                    Crowe Chizek and Company LLC

Oak Brook, Illinois
February 13, 2004

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           December 31, 2003 and 2002
                        (In thousands, except share data)
--------------------------------------------------------------------------------

                                                                      2003          2002
                                                                   ---------     ---------
ASSETS
Cash and due from banks                                            $   2,003     $   1,629
Interest-bearing deposits                                              2,767         4,338
Federal funds sold                                                     8,166        12,253
Investment in dollar denominated mutual funds                             95            83
                                                                   ---------     ---------
        Cash and cash equivalents                                     13,031        18,303
Securities available for sale                                         18,612        26,875
Stock in Federal Home Loan Bank of Chicago, at cost                    4,252         3,999
Loans receivable, net                                                 95,471        86,464
Accrued interest receivable                                              558           503
Premises and equipment, net                                              849           850
Other assets                                                             973           799
                                                                   ---------     ---------
   Total assets                                                    $ 133,746     $ 137,793
                                                                   =========     =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
     Interest-bearing                                              $  85,392     $  85,074
     Non-interest-bearing                                              5,560         5,076
Borrowed funds                                                        27,500        31,000
Advance payments by borrowers for taxes and insurance                    657           871
Accrued interest payable and other liabilities                         1,143         1,867
                                                                   ---------     ---------
    Total liabilities                                                120,252       123,888

Stockholders' equity
    Preferred stock, $.01 par value. Authorized 500,000 shares;
     none outstanding                                                     --            --
    Common stock, $.01 par value. Authorized 3,500,000
     shares; issued 1,914,075                                             19            19
    Additional paid in capital                                        13,179        13,284
    Retained earnings, substantially restricted                       12,075        12,140
    Treasury stock, at cost (769,380 and 776,046 shares in
      2003 and 2002 respectively)                                    (11,625)      (11,745)
    Accumulated other comprehensive income (loss)                       (115)          259
    Unearned stock awards                                                (39)          (52)
                                                                   ---------     ---------
         Total stockholders' equity                                   13,494        13,905
                                                                   ---------     ---------
              Total liabilities and stockholders' equity           $ 133,746     $ 137,793
                                                                   =========     =========


See accompanying notes to consolidated financial statements.

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     Years ended December 31, 2003 and 2002
                        (In thousands, except share data)
--------------------------------------------------------------------------------

                                                          2003      2002
                                                         ------    ------

Interest income:
     Loans receivable                                    $5,531    $6,641
     Interest-bearing deposits and federal funds sold       168       195
     Securities available for sale                          939     1,363
     Dividends on FHLB stock and other                      254       191
                                                         ------    ------
          Total interest income                           6,892     8,390
Interest expense
     Deposit accounts                                     2,056     2,687
     Borrowed funds                                       1,545     1,733
                                                         ------    ------
          Total interest expense                          3,601     4,420
Net interest income before provision for loan losses      3,291     3,970
Provision for loan losses                                    21        28
                                                         ------    ------
Net interest income after provision for loan losses       3,270     3,942
Noninterest income:
Gain on sale of mortgage loans held-for-sale                 65        75
Gain on sale of securities available-for-sale               100       181
Fees and service charges                                    370       311
Other                                                        59        15
                                                         ------    ------
     Total noninterest income                               594       582
Noninterest expense:
     Compensation and benefits                            1,711     1,848
     Occupancy expense                                      463       442
     Professional fees                                      164       216
     Data processing                                        284       268
     Advertising and promotion                              103        98
     Other                                                  558       472
                                                         ------    ------
          Total noninterest expense                       3,283     3,344
Income before income tax expense                            581     1,180
Income tax expense                                          211       460
                                                         ------    ------
Net income                                               $  370    $  720
                                                         ======    ======
Earnings per share:
     Basic                                               $  .32    $  .62
     Diluted                                                .32       .62


See accompanying notes to consolidated financial statements.

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     Years ended December 31, 2003 and 2002
                        (In thousands, except share data)

                                                                                                              Accumulated
                                                                                                                 Other
                                                                                                                Compre-
                                                              Additional                                        hensive
                                                Common         Paid-in         Retained        Treasury         Income
                                                 Stock         Capital         Earnings         Stock           (Loss)
                                               --------        --------        --------        --------        --------
Balance at January 1, 2002                     $     19        $ 13,251        $ 11,928        $(11,552)       $    (42)
Net income                                           --              --             720              --              --
Other comprehensive income, net of tax:
    Change in unrealized gain (loss) on
       securities available-for-sale                 --              --              --              --             301

        Comprehensive income                      1,021
ESOP shares released                                 --              76              --              --              --
Stock awards earned                                  --              --              --              --              --
Issuance of stock awards 5,000 shares                --             (11)             --              76              --
Purchase of treasury stock,
   28,745 shares                                     --              --              --            (345)             --
Cash dividend ($.44 per share)                       --              --            (508)             --              --
Reissuance of treasury stock upon
  exercise of 5,000 shares                           --             (32)             --              76              --
                                               --------------------------------------------------------------------------------
Balance at December 31, 2002                         19          13,284          12,140         (11,745)            259
Net income                                           --              --             370              --              --
Other comprehensive income, net of tax:
    Change in unrealized gain (loss) on
        securities available-for-sale                --              --              --              --            (374)

        Comprehensive (loss)                         --              --              --              --              --
Stock awards earned                                  --              --              --              --              --
Purchase of treasury stock,
  11,454 shares                                      --              --              --            (154)             --
Cash dividend ($.38 per share)                       --              --            (435)             --              --
Reissuance of treasury stock upon
  exercise of 18,120 shares                          --            (105)             --             274              --
                                               --------------------------------------------------------------------------------
Balance at December 31, 2003                   $     19        $ 13,179        $ 12,075        $(11,625)       $   (115)
                                               ================================================================================


[WIDE TABLE CONTINUED FROM ABOVE]

                                                               Common
                                               Unearned         Stock
                                                Stock        Acquired by
                                                Award            ESOP            Total
                                               --------        --------        --------
Balance at January 1, 2002                     $     --        $   (111)       $ 13,493
Net income                                           --              --             720
Other comprehensive income, net of tax:
    Change in unrealized gain (loss) on
       securities available-for-sale                 --              --             301
                                                                               --------
        Comprehensive income
ESOP shares released                                 --             111             187
Stock awards earned                                  13              --              13
Issuance of stock awards 5,000 shares               (65)             --              --
Purchase of treasury stock,
   28,745 shares                                     --              --            (345)
Cash dividend ($.44 per share)                       --              --            (508)
Reissuance of treasury stock upon
  exercise of 5,000 shares                           --              --              44
                                               ----------------------------------------
Balance at December 31, 2002                        (52)             --          13,905
Net income                                           --              --             370
Other comprehensive income, net of tax:
    Change in unrealized gain (loss) on
        securities available-for-sale                --              --            (374)
                                                                               --------
        Comprehensive (loss)                         --              --              (4)
Stock awards earned                                  13              --              13
Purchase of treasury stock,
  11,454 shares                                      --              --            (154)
Cash dividend ($.38 per share)                       --              --            (435)
Reissuance of treasury stock upon
  exercise of 18,120 shares                          --              --             169
                                               ----------------------------------------
Balance at December 31, 2003                   $    (39)       $     --        $ 13,494
                                               ========================================

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years ended December 31, 2003 and 2002
                                 (In thousands)
--------------------------------------------------------------------------------

                                                                    2003          2002
                                                                  --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net Income                                                  $    370     $    720
      Adjustments to reconcile net income to net cash provided
       by operating activities:
          Depreciation and amortization                                125           95
          Deferred income tax expense                                  201           32
          Provision for loan losses                                     21           28
          Deferred loan fees, net of amortization                     (211)         (18)
          Amortization of premiums and discounts, net                   21         (269)
          ESOP and stock awards expense                                 13          200
          Federal Home Loan Bank stock dividend                       (253)        (229)
          Gain on sale of mortgage loans held-for-sale                 (65)         (75)
          Gain on sale of securities available-for-sale               (100)        (181)
          Net changes in loans held for sale                            65           75
          Net change in:
                Accrued interest receivable                            (55)         222
                Other assets                                          (174)        (192)
                Other liabilities, net                                (684)        (620)
                                                                  --------     --------
                   Net cash used in by operating activities           (726)        (212)
CASH FLOWS FROM INVESTING ACTIVITIES:
      Maturities, prepayments and calls of securities
        available for sale                                          11,996        7,798
      Purchase of securities available for sale                    (15,422)     (24,537)
      Proceeds from sales of securities available for sale          11,201        8,523
      Loan originations and repayments, net                         (8,817)       6,951
      Purchase of Federal Home Loan Bank stock                          --       (1,000)
      Purchase of premises and equipment                              (124)        (202)
                                                                  --------     --------
                  Net cash used in investing activities             (1,166)      (2,467)


--------------------------------------------------------------------------------

                                  (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years ended December 31, 2003 and 2002
                                 (In thousands)
--------------------------------------------------------------------------------

                                                                 2003         2002
                                                               --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
      Net change in deposit accounts                           $    802     $  2,702
      Proceeds from borrowed funds                                   --        2,500
      Repayments of borrowed funds                               (3,500)      (3,250)
      Net change in advance payments by borrowers for taxes
      and insurance                                                (214)         101
      Payment of cash dividends                                    (435)        (508)
      Proceeds from stock options exercised                         121           44
      Purchase of treasury stock                                   (154)        (345)
                                                               --------     --------
       Net cash provided by (used in)  financing activities      (3,380)       1,244
                                                               --------     --------
Net change in cash and cash equivalents                          (5,272)      (1,435)
Cash and cash equivalents at beginning of year                   18,303       19,738
                                                               --------     --------
Cash and cash equivalents at end of year                       $ 13,031     $ 18,303
                                                               ========     ========
Supplemental disclosures of cash flow information:
 Cash payments during the period for:
       Interest                                                $  3,626     $  4,462
       Taxes                                                        140          356




--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                    (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

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

The company provides financial services through its offices in Cook County, Illinois. Its primary deposit products are checking, savings and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Other financial instruments, which potentially represent concentrations of credit risk, include deposit accounts in other financial institutions and federal funds sold. Included in cash and cash equivalents at December 31, 2003, was $6,662 with the Company's main correspondent bank.

The following is a description of the more significant of those policies which the Company follows in preparing and presenting its consolidated financial statements.

Principles of Consolidation: The consolidated financial statements include the accounts of the Company, the Savings Bank, and its wholly owned subsidiary, North Financial Corporation. All significant inter-company balances and transactions have been eliminated in consolidation.

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

--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                    (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

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

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the life of the loan term. Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent (180 days for residential mortgages) unless the credit is well-secured and in process of collection. Consumer loans are typically charged off no later than 90 days past due. In all cases, loans are placed on non-accrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not received for loans placed on non-accrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are bought current and future payments are reasonably assured.

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

Servicing Assets: Servicing assets represent the allocated value of retained servicing rights on loans sold. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using groupings of the underlying loans as to the interest rates and then, secondarily, as to prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance.

--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                    (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

Premises and Equipment: Land is carried at cost. Depreciation of office property and equipment is accumulated primarily on the straight-line method over the estimated useful lives ranging from 3 years to 50 years of the related assets. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the remaining term of the lease. At December 31, 2003 and 2002 leasehold improvements were fully depreciated.

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

The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31.

                                                        2003          2002
                                                     ----------     ---------
Numerator - net income                               $      370    $      720
Denominator:
     Basic earnings per share-weighted average
       shares outstanding                             1,141,798     1,154,492
     Effect of dilutive stock options outstanding         5,930         9,980
                                                     ----------    ----------
     Diluted earnings per share-adjusted weighted
      average shares outstanding                      1,147,728     1,164,472
Basic earnings per share                             $      .32    $      .62
Diluted earnings per share                           $      .32    $      .62

Stock Compensation: Employee compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at the date of grant. The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB statement No. 123, Accounting for Stock-Based Compensation

--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                    (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND
  ORGANIZATION (CONTINUED)

                                                         2003       2002
                                                       -------    -------
Net income as reported                                 $   370    $   720

Deduct: Stock-based compensation expense determined
under fair value based method                                4         --
                                                       -------    -------
Pro forma net income                                       366        720

Basic earnings per share as reported                       .32        .62

Pro forma basic earnings per shares                        .32        .62

Diluted earnings per share as reported                     .32        .62

Pro forma diluted earnings per share                       .32        .62

         The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.

                                                         2003       2002
                                                      --------    -------
Risk-free interest rate                                   3.91%        --%
Expected option life                                         8         --
Expected stock price volatility                           7.15%        --%
Dividend yield                                            3.01%        --%
Fair value of option                                  $   1.42   $     --

--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                    (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

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

Off Balance Sheet Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and lines of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

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

Adoption of New Accounting Standards: During 2003, the Company adopted FASB Statement 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, FASB Statement 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities, FASB Statement 132 (revised 2003), Employer's Disclosures about Pensions and Other Post retirement Benefits, FASB Interpretation 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, and FASB Interpretation 46, Consolidation of Variable Interest Entities. Adoption of the new standards did not materially affect the Company's operating results or financial condition.

--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                    (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

NOTE 2 - SECURITIES AVAILABLE-FOR-SALE

Year-end securities available-for-sale are as follows:

                                                       Gross         Gross
                                          Fair       Unrealized    Unrealized
                                         Value         Gains         Losses
2003
----
   U.S. Government agency securities    $ 4,922       $    19       $   (97)
   Mortgage-backed securities             9,574            42           (95)
   Mutual funds                           4,053            --           (44)
   Other                                     63            --            --
                                        -------       -------       -------
                                        $18,612       $    61       $  (236)
                                        =======       =======       =======
2002
----
   U.S. Government agency securities    $ 4,068       $    73       $    --
   Mortgage-backed securities            14,503           285           (32)
   Mutual funds                           8,252            77            --
   Other                                     52            --           (11)
                                        -------       -------       -------
                                        $26,875       $   435       $   (43)
                                        =======       =======       =======

The fair value of securities available-for-sale by contractual maturity at year end 2003 are shown below. Securities not due at a single maturity date, primarily mortgage-backed securities and mutual funds, are shown separately.

                                                                  Fair Value
        Due in one through five years                               $ 1,000
        Due in five thru ten years                                      975
        Due after ten years                                           2,947
        Mortgage-backed                                               9,574
        Mutual funds                                                  4,053
        Other                                                            63
                                                                    -------
                                                                    $18,612
                                                                    =======

Sale of securities available-for-sale were as follows:

                                                        2003          2002
                                                      -------       -------
        Proceeds                                      $11,201       $ 8,523
        Gross gains                                       103           181
        Gross losses                                        3            --

--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                    (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

NOTE 2 - SECURITIES AVAILABLE-FOR-SALE (CONTINUED)

Securities with unrealized losses at year end 2003 are presented below by length of time the securities have been in an unrealized position:

                               Less than 12 Months             12 Months or More                  Total
                             ----------------------         ----------------------         ----------------------
                               Fair        Unrealized         Fair        Unrealized         Fair        Unrealized
Description of Securities     Value           Loss           Value           Loss           Value           Loss
-------------------------    -------        -------         -------        -------         -------        -------
US Treasury                  $ 4,922        $   (97)             --             --         $ 4,922        $   (97)
Mortgage-backed                7,017            (63)          1,221            (32)          8,238            (95)
Mutual Funds                   4,053            (44)             --             --           4,053            (44)
Other                             --             --              --             --              --             --
                             ------------------------------------------------------------------------------------
Total                        $15,992        $  (204)        $ 1,221        $   (32)        $17,213        $  (236)
                             ====================================================================================

Unrealized losses have not been recognized into income as management believes that the losses are primarily due to increases in market rates and management has the intent and ability to hold the securities for the foreseeable future. The fair value is expected to recover as the securities approach their maturity date and/or market rates decline.

NOTE 3 - LOANS RECEIVABLE

Loans at year-end were as follows:

                                         2003         2002
                                       --------     --------
Mortgage loans:
     One-to four-family                $ 42,951     $ 46,912
     Multifamily                          1,891        2,761
     Commercial real estate              28,708       23,317
                                       --------     --------
           Total mortgage loans          73,550       72,990
Commercial loans                          1,509        1,562
Consumer loans                           20,713       12,474
                                       --------     --------
           Total loans receivable        95,772       87,026
Less:
    Deferred loan fees (costs), net         (46)         236
    Allowance for loan losses               347          326
                                       --------     --------
Total                                  $ 95,471     $ 86,464
                                       ========     ========

--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                    (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

Activity in the allowance for loan losses is summarized as follows:

                                              2003        2002
                                              ----        ----
              Balance at beginning of year    $326        $298
              Provision for loan losses         21          28
                                              ----        ----
              Balance at end of year          $347        $326
                                              ====        ====

The Company did not have any loans considered to be impaired during 2003 or 2002.

Mortgage loans serviced for others amounted to approximately $3,815 and $5,930 as of year- end 2003 and 2002, respectively.

            Servicing Rights                  2003        2002
                                              ----        ----
              Beginning of year               $ 57        $ 32
              Additions                         19          40
              Amortized to expense             (49)        (15)
                                              ----        ----
              End of year                     $ 27        $ 57
                                              ====        ====

NOTE 4 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

                                             2003        2002
                                           -------     -------
Land                                       $   100     $   100
Office building                              1,101       1,101
Furniture, fixtures and equipment            1,406       1,282
Leasehold improvement                           87          87
                                           -------     -------
                                             2,694       2,570
Accumulated depreciation                    (1,845)     (1,720)
                                           -------     -------
                                           $   849     $   850
                                           =======     =======

The Company currently leases space for its Wilmette branch. The lease expires September 30, 2004. Minimum future lease payments during 2004 will be $35.

--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                    (Dollars in thousands, except share data)

NOTE 5 - DEPOSIT ACCOUNTS

Scheduled maturities of time deposits for the next five years and thereafter were as follows:


                            2004                       $19,221
                            2005                        13,680
                            2006                         4,349
                            2007                         6,287
                            2008                         1,798
                      Thereafter                            55
                                                       -------
                                                       $45,390
                                                       -------

Certificates of deposit of $100 or more totaled $15,737 and $16,682 at year-end 2003 and 2002, respectively.

NOTE 6 - BORROWED FUNDS

Borrowed funds are summarized as follows at year-end 2003 and 2002:

FHLB Advances

                                             2003        2002
                                           -------     -------
Fixed terms, matures March 2003
  through January 2011; range of
  rates 2.90% to 6.65%; averaging
  5.36%                                    $    --     $31,000
Fixed terms, matures March 2004,
  through January, 2011; range of
  rates 4.30% to 6.65%; averaging
  5.41%                                     27,500          --
                                           -------     -------
                                           $27,500     $31,000
                                           =======     =======

Scheduled repayments and maturities of the borrowings at year-end 2003 are as follows:

                            2004                       $ 2,500
                            2005                         7,000
                            2006                         2,000
                            2008                         3,000
                      Thereafter                        13,000
                                                       -------
                                                       $27,500
                                                       =======

The Savings Bank maintains a collateral pledge agreement covering advances whereby the Savings Bank has agreed to at all times keep on hand, free of all other pledges, liens, and encumbrances, first mortgage loans on improved residential property not more than 90 days delinquent, aggregating no less than 167% of the outstanding advances from the Federal Home Loan Bank of Chicago. At December 31, 2003 the Company's collateral pledged to the FHLB was sufficient to collateralize the outstanding advances. At December 31, 2003, $21,000 of

--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                    (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

NOTE 6 - BORROWED FUNDS (CONTINUED)

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

NOTE 7 - INCOME TAXES

Income tax expense is comprised as follows for the years ended 2003 and 2002:

                                          2003           2002
                                         ------         ------
               Federal:
                     Current             $   10         $  428
                     Deferred               186             28
                                         ------         ------
                                            196            456
              State:
                    Current                  --              -
                    Deferred                 15              4
                                         ------         ------
                                             15              4
                                         $  211         $  460
                                         ======         ======

Income tax expense resulted in an effective tax rate of 36.3% and 39.0% for the years ended 2003 and 2002, respectively. The reasons for the difference between the effective tax rate and the statutory Federal income tax rate are shown below:

                                                     Years Ended December 31,
                                                         2003     2002
                                                         ----     ----
                                                  (Percentage of earnings before
                                                          income taxes)
Federal income tax rate                                  34.0%    34.0%
Items affecting federal income tax rate:
     State income tax, net of federal benefit             1.8       .3
     Non-deductible compensation expense                   --      2.2
     Other, net                                            .5      2.5
                                                         ----     ----
           Effective income tax rate                     36.3%    39.0%
                                                         ====     ====

--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                    (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

NOTE 7 - INCOME TAXES (CONTINUED)

The tax effects of existing temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets at year-end are:

                                                          2003    2002
                                                          ----    ----
Deferred tax assets:
   State net operating loss carryforwards                 $ 51    $ 35
   Unrealized loss on securities available-for-sale         59      --
   Allowance for loan losses                               135     126
   Other                                                    --      36
                                                          ----    ----
          Gross deferred tax assets                        245     197

Deferred tax liabilities:
      Dividends received in stock, not recognized for
         tax purposes                                     $319    $236
     Unrealized gains on securities available-for-sale      --     133
     Tax depreciation in excess of book depreciation       231     195
     Excess of tax bad debt reserved over base year         --      21
     Deferred loan fees                                     21       3
     Pension expense                                       225     160
     Other                                                  10       1
                                                          ----    ----
         Gross deferred tax liabilities                    806     749
                                                          ----    ----
            Net deferred tax liability                    $561    $552
                                                          ====    ====

Retained earnings as of year-end 2003 included $3,137 for which no provision for federal income tax had been made. This amount represents allocations of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subject to the then current corporate income tax rate.

--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                    (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

NOTE 8 - PENSION PLAN

The Company has a qualified non-contributory pension plan covering substantially all full-time employees employed more than six months and over 20-1/2 years of age, including part-time employees working over 1,000 hours per year. The Savings Bank's funding policy provides that payments to the plan shall be consistent with the Employee Retirement Income Security Act of 1974 using the frozen entry age actuarial cost method.

The Company's pension plan data for the years ended 2003 and 2002 is shown below:
                                                          2003       2002
                                                        -------     -------
Change in benefit obligation:
      Benefit obligation at beginning of year           $ 4,173     $ 3,729
      Service cost                                          102          94
      Interest cost                                         252         234
      Actuarial (gain) loss                                 319         357
      Benefits paid                                        (248)       (241)
                                                        -------     -------
           Benefit obligation at end of year            $ 4,598     $ 4,173
                                                        =======     =======
Change in plan assets:
      Fair value of plan assets at beginning of year    $ 4,393     $ 3,941
      Actual return on plan assets                          220         541
      Company contributions                                 155         152
      Benefits paid                                        (248)       (241)
                                                        -------     -------
            Fair value of plan assets at end of year    $ 4,520     $ 4,393
                                                        =======     =======
Reconciliation of funded status:
      Funded status                                     $   (79)    $   220
      Unrecognized net actuarial loss                       872         405
      Unrecognized transition asset                          --          --
      Unrecognized prior service cost                        (4)         (6)
                                                        -------     -------
            Prepaid benefit cost                        $   789     $   619
                                                        =======     =======

Net pension cost for the years ended 2003 and 2002 includes the following components:

                                                          2003        2002
                                                        -------     -------
Service cost benefits earned during the year            $   102     $    94
Interest cost on projected benefit obligation               252         234
Expected return on plan assets                             (368)       (341)
Net amortization and deferral                                (1)         (3)
                                                        -------     -------
                                                        $   (14)    $   (16)
                                                        =======     =======

--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                    (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

NOTE 8 - PENSION PLAN (CONTINUED)

                                                      2003     2002
                                                      ----     ----
Assumptions:
Weighted-average assumptions used to determine benefit obligation at

    Discount rate                                     6.00%    6.25%

    Rate of compensation increase                     5.00%    4.00%
Weighted-average assumptions used to determine net periodic benefit cost for years ending

    Discount rate                                     6.00%    6.50%

    Expected long-term return on plan assets          8.50%    8.75%

    Rate of compensation increase                     5.00%    4.00%

The expected long-term rate of return on plan assets was arrived at based on the types of investments in the plan and the historical rate of return the plan has provided.

The accumulated benefit obligation was $3,870 and $3,614 at year-end 2003 and 2002, respectively.

PLAN ASSETS

The Company's pension plan asset allocation and statistics are described below. The General Investment Fund consists primarily of intermediate-term, fixed-income investments such as public and private corporate bonds, commercial and residential mortgages, asset-backed securities, and U.S. government and agency-backed securities. The Separate Account consists of common stock of the Principal Financial Group, Inc. The Company expects to contribute $125 to its pension plan in 2004.

For the fiscal Year Ending                           2003     2002
                                                    ------   ------
Principal Life Insurance Company Accounts:
   General Investment Account                       $3,751   $3,702
Principal Separate Accounts:
   Principal Financial Group, Inc.                     769      691
                                                    ------   ------
Total Assets:                                       $4,520    4,393
                                                    ======   ======

--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                    (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

PLAN ASSETS (CONTINUED)

STATISTICS

  Average Effective Duration            5.3 Years
  Average Effective Maturity            8.3 years
  Average Credit Quality                A
  Average Weighted Coupon               7%
  Average Weighted Price                109% of Par

NOTE 9 - STOCK OPTION PLAN

In 1993, the Company adopted a stock option plan (the plan) pursuant to which the Company's Board of Directors may grant stock options to directors, officers, and employees of the Company and the Savings Bank. The number of common shares that were authorized under the plan was 208,294, equal to 10% of the total number of shares issued in the initial stock offering. The exercise price is equal to the fair value of the common stock at the date of grant. The option term cannot exceed ten years from the grant date. At December 31, 2003, there were no additional shares available for grant under the plan due to the expiration of the plan.

A summary of the status of the stock option plan for the years ended 2003 and 2002 is presented below:

                                                2003                    2002
                                        ----------------------   ---------------------
                                                      Weighted                Weighted
                                                      Average                 Average
                                                      Exercise                Exercise
                                         Shares        Price     Shares        Price
                                         ------       -------    ------       -------
Outstanding at beginning of year         50,622       $ 10.17    55,622       $  9.87
Granted                                   2,500         14.58        --            --
Exercised                               (18,120)      $  6.67    (5,000)         6.67
                                        -------       -------    ------       -------
Outstanding and exercisable at end
  of year                                35,002       $ 12.32    50,622       $10.17
                                        =======       =======   =======       ======

--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                    (Dollars in thousands, except share data)
--------------------------------------------------------------------------------


Options outstanding and exercisable at year-end 2003 were as follows:

                                                  Weighted
                                                   Average       Weighted
                                                  Remaining      Average
                                                 Contractual     Exercise
Range of exercise price              Number      Life (years)     Price
-----------------------              ------      ------------    ------
   $ 7.75                            10,004           1.1        $ 7.75
   $11.50-$11.69                      4,247           4.9         11.58
   $14.56-$14.83                     20,751           4.8         14.67
                                     ------        ------        ------
    Outstanding at year end          35,002           3.7        $12.32
                                     ======

NOTE 10 - EMPLOYEE STOCK OWNERSHIP PLAN

The Employee Stock Ownership Plan (ESOP) covers substantially all employees with more than six months of employment who have attained the age of 20-1/2. The plan was funded by a loan in the amount of $1,111 from the Company to the ESOP Trust at a rate of 8% with principal and interest payments due quarterly and which matured on December 31, 2002. The loan was secured by the shares of the Company purchased with the loan proceeds. The Savings Bank committed to make contributions to the ESOP sufficient to allow the ESOP to fund its debt service requirements on the loan. The ESOP purchased 166,635 common shares of the Company in the conversion with the loan proceeds. The balance of the ESOP loan was reported as a reduction in stockholders' equity. There were no contributions made to the ESOP in 2003 due to repayment of the loan. In 2002, contributions to the ESOP of $187 were used to fund principal and interest payments on the ESOP debt. The 2002 contribution resulted in the release of 13,102 shares in 2002. Dividends on allocated ESOP shares are reinvested in Company stock held by the ESOP.

The ESOP held 122,016 and 124,259 shares as of December 31, 2003 and 2002 respectively.

Distributions of ESOP shares were 5,169 shares and 3,819 shares in 2003 and 2002, respectively. Dividends were used to purchase 2,926 shares and 3,761 shares in 2003 and 2002.

NOTE 11 - 401-K PLAN

On January 1, 2003, the Bank initiated a 401-K plan for all employees who have completed 12 months of continuous employment and who have attained age 21. The plan allows participating employees to defer a certain percentage of their salary at each pay period with the Bank providing a safe harbor matching contribution of up to 100% of the first 3% of salary plus 50% of the next 2% of salary. The total employer matching contribution for the year 2003 amounted to $37.

--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                    (Dollars in thousands, except share data)
--------------------------------------------------------------------------------


NOTE 12 - COMPREHENSIVE INCOME

Other comprehensive income components and related taxes were as follows:

                                                2003      2002
                                               -----     -----
Unrealized holding gains and losses on
  available-for-sale securities                $(467)    $ 637
Less reclassification adjustments for gains
  recognized in income                          (100)     (181)
                                               -----     -----
    Net unrealized gains and losses             (567)      456
Tax effect                                       193      (155)
                                               -----     -----
Other comprehensive (loss) income              $(374)    $ 301
                                               =====     =====

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

As of year-end 2003, the most recent notification from the Office of Thrift Supervision categorized the Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Savings Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Savings Bank's category.

--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                    (Dollars in thousands, except share data)
--------------------------------------------------------------------------------


NOTE 13 - REGULATION AND SUPERVISION (CONTINUED)

The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                To be well capitalized
                                                                            For capital         Under prompt corrective
                                                                                                         Action
                                                      Actual             Adequacy Purposes             Provisions
                                              --------------------      --------------------      -------------------
                                               Amount       Ratio        Amount       Ratio        Amount       Ratio
                                              -------      -------      -------      -------      -------      -------
2003
------
     Total capital (to risk-weighted
       assets)                                $13,449        15.7%     $ 6,853          8.0%     $ 8,567         10.0%
     Tier 1 capital (to risk weighted
       assets)                                 13,102        15.3        3,427          4.0        5,140          6.0
     Tier 1 (core) capital (to adjusted
       total assets)                           13,102         9.8        5,363          4.0        6,703          5.0

2002
------
     Total capital (to risk-weighted
      assets)                                 $13,556        18.5%     $ 5,875          8.0%     $ 7,344         10.0%
     Tier 1 capital (to risk- weighted
      assets)                                  13,230        18.0        2,938          4.0        4,406          6.0
     Tier 1 (core) capital (to adjusted
      total assets)                            13,230         9.6        5,491          4.0        6,864          5.0

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

--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                    (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

NOTE 14 - OFF-BALANCE-SHEET ACTIVITIES (CONTINUED)

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

                                                 2003       2002
                                               -------    -------
Unused lines of credit                         $14,526    $ 9,660
Commitments to make loans (at market rates)      4,937      1,201
Construction loans in process                    1,431      1,019

Commitments to make loans are generally made for periods of 90 days or less. Fixed rate loan commitments at year-end 2003 totaled $4,737 and have interest rates ranging from 5.25% to 6.50% and maturities ranging from 3 years to 30 years. Commitments do not necessarily reflect the cash requirements of the Company due to the fact that the commitments may expire without being funded.

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

                                                               2003                      2002
                                                               ----                      ----
                                                      Carrying      Fair        Carrying      Fair
                                                       Amount       Value        Amount       Value
                                                      -------      -------      -------      -------
Financial assets:
      Cash and cash equivalents                       $13,031      $13,031      $18,303      $18,303
      Securities available-for-sale                    18,612       18,612       26,875       26,875
      Stock in Federal Home Loan Bank of Chicago        4,252        4,252        3,999        3,999
      Loans receivable, net                            95,471       95,916       86,464       87,477
      Accrued interest receivable                         558          558          503          503

Financial liabilities:
      Deposit accounts                                $90,952      $92,613      $90,150      $91,985
      Borrowed funds                                   27,500       29,938       31,000       34,391
      Accrued interest payable                            143          143          168          168

--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                    (Dollars in thousands, except share data)


NOTE 15 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The methods and assumptions used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, short-term borrowings, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, and variable rate loans or deposits that reprice frequently and fully. Security and investments in dollar denominated mutual funds fair values are based on dealer quotes and, if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. The fair value of debt is based on current rates for similar financing.

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


--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                    (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

NOTE 16 - PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS

Presented below are the condensed balance sheets, statements of operations, and statements of cash flows for North Bancshares, Inc.

                   CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                     2003       2002
                                                   -------    -------
ASSETS
Cash and cash equivalents                          $   188    $   136
Securities available-for-sale                           63         52
Accrued interest receivable and other assets           262        232
Investment in savings bank                          12,987     13,496
                                                   -------    -------
     Total assets                                  $13,500    $13,916
                                                   =======    =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Accrued expenses and other liabilities                   6         11
Stockholders' equity                                13,494     13,905
                                                   -------    -------
     Total liabilities and stockholders' equity    $13,500    $13,916
                                                   =======    =======


                       CONDENSED STATEMENTS OF OPERATIONS

                                                     2003       2002
                                                   -------    -------
Dividends from subsidiary                          $   528    $   500
Interest income                                          5         14
Other non-interest income                               46         --
Noninterest expense                                    (99)       (97)
                                                   -------    -------
Income before income taxes and equity in
  undistributed earnings of bank subsidiary            480        417
Income tax benefit                                      18         29
Equity in undistributed (over distributed)
 earnings of savings bank                             (128)       274
                                                   -------    -------
Net income                                         $   370    $   720
                                                   =======    =======

--------------------------------------------------------------------------------

                                   (Continued)

                      NORTH BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                    (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

NOTE 16 - PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS  (CONTINUED)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                         2003      2002
                                                        -----     -----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                              $ 370     $ 720
Adjustments to reconcile net income to net cash
   provided by operating activities
     ESOP and stock awards expense                         13       200
     Net change in accrued interest and other assets       14       (37)
     Net change in other liabilities                       (5)        5
     Equity in (undistributed) over-distributed
       earnings of the Savings Bank                       128      (274)
                                                        -----     -----
     Net cash provided by operating activities            520       614
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital contribution to Savings Bank                     --       (76)
                                                        -----     -----
     Net cash used in investing activities                 --       (76)
CASH FLOWS FROM FINANCING ACTIVITIES:
     Payment of cash dividend                            (435)     (508)
     Proceeds from stock options exercised                121        44
     Purchase of treasury stock                          (154)     (345)
                                                        -----     -----
          Net cash used in financing activities          (468)     (809)
Net change in cash and cash equivalents                    52      (271)
Cash and cash equivalents at beginning of year            136       407
                                                        -----     -----
Cash and cash equivalents at end of year                $ 188     $ 136
                                                        =====     =====

--------------------------------------------------------------------------------

                                   (Continued)

                               BOARD OF DIRECTORS

MARY ANN HASS              ELMER L. HASS                GREGORY W. ROSE
Chairman of the Board      Retired-Cragin Metals        Managing Partner
                             Products, Inc.             Monarch Tool & Die Co.

FRANK J. DONATI, CPA       JOSEPH A. GRABER             ROBERT H. RUSHER
President                  President and                Retired-President and
Donati Financial           Chief Executive Officer      Chief Operating Officer
  Services, Inc.

MARK W. FERSTEL
Director of Leasing
Logicalis, Inc.


                                CURRENT OFFICERS

JOSEPH A. GRABER           VICTOR E. CAPUTO             MARTIN W. TROFIMUK
President and              Executive Vice President     Vice President and
Chief Executive              and Secretary and Chief      Treasurer
  Officer                    Operating Officer

CATHERINE J. HARPER        EMILIE V. REITER             WARREN RIFE
Vice President             Assistant Secretary          Assistant Vice President
North Federal Savings                                   North Federal
  Bank                                                    Savings Bank

SUSAN L. RODRIGUEZ         D. ROBERT HARLESS            EIZABETH M. SIMON
Assistant Secretary        Assistant Vice President     Assistant Vice President
North Federal Savings      North Federal Savings        North Federal
Bank                         Bank                         Savings Bank


CORPORATE INFORMATION

STOCK PRICE INFORMATION
North Bancshares, Inc. common stock trades on The Nasdaq Stock Market(R) under the symbol "NBSI." The table below shows the high and low closing sales prices of the common stock during the periods indicated in fiscal 2003 and 2002. On March 1, 2004, North Bancshares, Inc. had approximately 325 shareholders of record and 250 beneficial shareholders. As of that date, there were 1,144,695 shares of common stock issued and outstanding.

--------------------------------------------------------------------------------
                                  2003                         2002
                          ------------------------------------------------------
                           High           Low          High           Low
--------------------------------------------------------------------------------
    First quarter         $15.11        $13.54        $13.00        $11.80
--------------------------------------------------------------------------------
    Second quarter         17.07         14.30         13.00         12.25
--------------------------------------------------------------------------------
    Third quarter          17.20         14.75         13.65         11.52
--------------------------------------------------------------------------------
    Fourth quarter         15.00         12.80         14.84         11.26
--------------------------------------------------------------------------------


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

ANNUAL MEETING OF SHAREHOLDERS
The Annual Meeting of the Shareholders of North Bancshares, Inc. will be held at 3:00 P.M., April 23, 2004, at the main office of the Company at 100 West North Avenue, Chicago, Illinois.

STOCK TRANSFER AGENT AND REGISTRAR
Inquiries regarding stock transfer, registration, lost certificate, lost dividend checks or changes in name and address should be directed to the stock transfer agent and registrar, LaSalle Bank, N. A., by calling 312-904-2584 or by writing:


LASALLE BANK, N.A.                              MARKET MAKERS
Trust and Asset Management                      Boston Stock Exchange
135 South LaSalle Street                        The Brut ECN, LLC
Chicago, IL 60603                               Friedman, Billings, Ramsey, Inc.
                                                Hill, Thompson, Magid and Co.
CORPORATE COUNSEL/WASHINGTON, D.C.              Keefe, Bruyette & Woods, Inc.
Silver, Freedman & Taff, L.L.P.                 Knight Equity Markets, L. P.
1700 Wisconsin Avenue, N.W.                     National Stock Exchange
Washington, D.C.  20007                         Sandler O'Neill and Partners
                                                Schwab Capital Markets
CORPORATE COUNSEL/CHICAGO, IL                   Trident Securities, Inc.
John P. Koch                                    RBC Dain Rauscher, Inc.
100 West North Avenue
Chicago, IL 60610-1399

INDEPENDENT AUDITORS
Crowe Chizek and Company  LLC
One Mid America Plaza
P.O. Box 3697 Oak Brook, IL 60522